Exhibit 99.40

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET S.p.A. - via Paleocapa, 3 - 20121 Milan

Share Capital Euros 614,238,333.28 fully paid up

Tax Code, VAT number and inscription number in the

Milan Enterprises Register: 09032310154

Website: www.mediaset.it

Table of Contents

Consolidated Financial Statements 2018

Directors’ report on operations

Corporate Boards	1

Financial Highlights	2

Directors’ Report on Operations	5

General economic trends	9
Development in the legislative framework in the television sector	10
Mediaset shares	13
Significant Events and Key Corporate Transaction for the year	15
The Main Group companies	20
Group Profile and Performance Review by Business Segment	21
Consolidated Performance by Geographical Area and Business Segment
Economic Results	57
Balance Sheet and Financial Position	65
Parent Company Performance
Economic Results	69
Balance Sheet and Financial Position	71
Reconciliation between Consolidated and Parent Company Net Profit and Shareholders’ Equity	73
Consolidated Non Financial Statement pursuant D.Lgs. 254/2016	74
Disclosure of the Main Risks and Uncertainties to which the Group is exposed	74
Human Resources:
Group	82
Parent Company	84
Environment	87
Disclosure Required by article 2428 of the Italian Civil Code	87
Other Information	92
Events after 31 December 2018	95
Forecast for the year	96

Draft resolution	97

Mediaset Group

2018 Consolidated Annual Report

Consolidated Financial Statements
Consolidated Statement of Financial Position	100
Consolidated Statement of Income	102
Consolidated Statement of Comprehensive Income	103
Consolidated Statement of Cash Flows	104
Consolidated Statement of Changes in Shareholders’ Equity	105
Consolidated Statement of Financial Position and Statement of Income according to Consob Resolution n. 15519 dated 27 July 2006	106

Explanatory Notes
General Information	109
Basis of Presentation and Accounting Policies for the preparation of the Financial Statements	109
Summary of the Accounting Standards and Measurement Criteria	110
Key Information relating to the scope of consolidation	132
Business Combination	136
Segment Reporting	137
Notes on main Asset Items	141
Notes on main Shareholders’ Equity and Liability Items	160
Notes on the main Items of the Statement of Income	174
Cash Flow Statement	184
Disclosures on Financial Instruments and Risk Management Policies	185
Government Funding	202
Share-based Payments	202
Related Party Transactions	205
Commitments	206
Subsequent Events	207
List of Equity Investments included in the Group’s Consolidated Financial Statements at 31December 2018	209

Certification on the Consolidated Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	211

Indipendent Auditors’ Report	215

Mediaset Group
Annual Report 2018

MEDIASET

MEDIASET GROUP

CORPORATE BOARDS

Board of Directors	Chairman
Fedele Confalonieri
Deputy Chairman and Chief Executive Officer
Pier Silvio Berlusconi
Directors
Marina Berlusconi
Marina Brogi
Andrea Canepa
Raffaele Cappiello
Costanza Esclapon de Villeneuve
Giulio Gallazzi
Marco Giordani
Francesca Mariotti
Gina Nieri
Danilo Pellegrino
Niccolo’ Querci
Stefano Sala
Carlo Secchi

Executive Committee	Fedele Confalonieri
Pier Silvio Berlusconi
Marco Giordani
Gina Nieri
Niccolo’ Querci
Stefano Sala

Risk and Control Committee	Carlo Secchi (Chairman)
Marina Brogi
Costanza Esclapon de Villeneuve

Compensation Committee	Andrea Canepa (Chairman)
Marina Brogi
Francesca Mariotti

Governance and Appointments Committee	Raffaele Cappiello (Chairman)
Francesca Mariotti
Carlo Secchi

Related Parties Committee	Marina Brogi (Chairman)
Giulio Gallazzi
Carlo Secchi

Board of Statutory Auditors	Mauro Lonardo (Chairman)
Francesca Meneghel (Regular Auditor)
Ezio Maria Simonelli (Regular Auditor)
Stefano Sarubbi (Alternate Auditor)
Flavia Daunia Minutillo (Alternate Auditor)
Riccardo Perotta (Alternate Auditor)

Independent Auditors	Deloitte & Touche S.p.A.

FINANCIAL HIGHLIGHTS

Net Consolidated Revenues

mio €

5,000
4,000
3,000
2,000
1,000
-
3,414.4
3,524.8
3,667.0
3,550.1
3,401.5
2014
2015
2016
2017
2018

EBIT

mio €

400
0
-400
248.7
230.7
-189.3
226.4
73.7
2014
2015
2017
2018

Net Result

mio €

250.0
100.0
-50.0
-200.0
-350.0
23.7
3.8
-294.5
90.5
2014
2015
2017
2018

Net Financial Position

2014
2015
2016
2017
2018
0.0
-750.0
-1,500.0
-861.3
-859.4
-1,162.4
-1,392.2
-736.4

Main Income Statement Data

€ mio

	2014	2015	2016	2017	2018

Net Consolidated Revenues (1)	3,414.4	3,524.8	3,667.0	3,550.1	3,401.5
Italy	2,483.4	2,554.2	2,675.9	2,555.3	2,421.4
Spain	932.1	971.9	992.0	996.3	981.6
EBIT (1)(2)	248.7	230.7	(189.3)	226.4	73.7
Italy	104.3	26.1	(413.7)	(19.1)	(182.9)
spain	144.8	205.2	224.4	245.3	256.9
EBT (1)	138.5	196.5	(274.5)	219.9	67.0
Net Result (3)	23.7	3.8	(294.5)	90.5	471.3

Main Balance Sheet and Financial Data

	2014	2015	2016	2017	2018

Net Invested Capital (2)	3,906.8	3,806.8	3,698.3	3,774.6	3,592.6
Total Net Shareholders’ Equity	3,045.5	2,947.4	2,535.9	2,382.5	2,856.2
Net Group shareholders’ Equity	2,322.8	2,293.8	1,947.7	1,916.6	2,412.4
Minorities Shareholders’ Equity	722.6	653.6	588.2	465.9	443.7
Net Financial Position (2)	(861.3)	(859.4)	(1,162.4)	(1,392.2)	(736.4)
Operating Cash Flow (1)(2)	1,226.5	1,282.3	1,140.7	1,189.9	1,026.1
Investments (1)	1,705.2	741.8	710.4	612.0	618.0
Dividens paid by the Parent Company	—	22.7	22.7	—	—
Dividens paid by Subsidiares	—	44.2	83.3	87.5	95.6

Personnel (4)

	2014	2015	2016	2017	2018

Mediaset Group Personnel (headcount)	5,559	5,484	5,519	5,470	4,760
Italy	4,299	4,210	4,245	4,197	3,502
Spain	1,260	1,274	1,274	1,273	1,258
Mediaset Group Personnel (average)	5,711	5,680	5,660	5,019	5,004
Italy	4,437	4,402	4,385	3,739	3,737
Spain	1,274	1,278	1,275	1,280	1,267

Main Indicators

	2014	2015	2016	2017 (1)	2018

EBIT/Net Revenues	7.3%	6.6%	n.a.	6.4%	2.2%
Italy	4.2%	1.0%	n.a.	-0.7%	-7.6%
Spain	15.5%	21.1%	22.6%	24.6%	26.2%
EBT/Net Revenues	4.1%	5.6%	n.a.	6.2%	2.0%
Net Result/Net Revenues	0.7%	0.1%	n.a.	2.6%	13.9%
ROI (5)	4.7%	4.4%	n.a.	3.9%	1.3%
ROE (6)	0.9%	0.1%	n.a.	4.7%	19.5%
Number of shares (7)	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064	1,137,142,325
EPS (euro)	0.02	0.00	n.a.	0.08	0.41
Dividend per share (euro)	0.02	0.02	—	—	—

(1) Figures from 2017 restated in accordance with IFRS 5 (discontinued operations)

(2) The figures refer to average economic results, as well as balance sheet and financial data. The recognition criteria (pursuant to CONSOB Resolution No. 6064293 of 28 July 2006 and the CESR Recommendation of 3 November 2005 concerning non GAAP measures) are described in the Directors’ Report on Operations.

(3) Net profit/(loss) from continuing and discontinued operations

(4) Includes temporary and permanent workforce

(5) Group EBIT / Average Net Capital Invested

(6) Group Net Profit/(Loss) / Group Average Net Equity

(7) Spot date at 31/12 net of treasury shares.

DIRECTORS’ REPORT ON OPERATIONS

Dear Shareholders,

In an increasingly dynamic and complex competitive scenario, and in the context of a further significant slowdown of the global economic environment, particularly so in Italy, during the past year the Mediaset Group operated in line with the 2020 Mediaset Plan guidelines, achieving the following results and objectives:

•                  in an advertising market that continues to be rather weak overall, market shares increased both in Italy and Spain, with the Group benefitting in particular from the excellent contribution made by revenues from the 2018 World Cup in Russia during the months of June and July, which the Group held exclusive rights to in both countries, including, for the first time ever, live free-to-air Italian broadcasting rights to the entire event. From an editorial standpoint, this event further consolidated the core position of Mediaset’s free-to-air model, reinforced by innovative broadcasting online and on mobile devices;

•                  the editorial focus continues to be on original entertainment content and self produced Italian films, accompanied by a programme of optimising and reviewing the related investments;

•                  continued platform expansion is enabling audiences to watch Mediaset channels on any device, which will help ensure stronger, higher-quality and higher-value scheduling. On the basis of significant agreements entered into in 2018, Mediaset content (general and thematic free-to-air channels, as well as the Cinema and Serie Premium channels) is continuing to grow its presence across all free-to-air and pay platforms: DTT, satellite and online streaming. In particular, with the launch of the new Mediaset Play online platform, all Mediaset TV content is now available from an online one-stop-shop, where viewers can watch programmes both live and on demand, through their TV screens, PCs and mobile devices;

•                  the digital transformation of the pay model is gathering pace, with a primary focus on providing exclusive film and series content, promotion of unique assets held (transmission band rental) and an exclusively non-linear supply model that is lighter, more flexible and more modern. From this perspective, during the fourth quarter of 2018, Mediaset exercised the options contained in the commercial agreements entered into with Sky in March, selling the latter to R2 Srl, to which the Operation Pay unit had been assigned, and exercising the option over the Cinema and Serie channels and over the service agreement, taking effect from mid 2019.

•                  obtaining further efficiencies connected with process organisation and optimisation.

By pursuing these lines of action, Mediaset was able in 2018 to progressively and decisively improve its consolidated financial statement and cash generation, thus reaping benefits despite the backdrop of a steeper-than-expected downward trend in the advertising market. a positive revenue generated by advertising revenues both in Italy and in Spain and of the significant reduction in operating costs, especially beginning the second half of the year due to the termination of the 2015/2018 multi-year agreements for Premium football content and the digital transformation of the Pay TV offering initiated during the year ended.

It is precisely in taking into account the strong strategic discontinuities connected with the the evolution of the Pay TV business model, which came into effect in the last part of the year, that the recoverable values of residual assets and exclusive-rights purchase obligations occur as part of the disbursement of

Consolidated Annual Report 2018 - Directors’ Report on Operations

the annual balance, as well as the alignment of their book values with the modification to their conditions of use, leading to writedowns and provisions totalling € 162.7 million.

On the other hand, in line with Mediaset’s objective of strengthening its strategy of focusing on the core business of free-to-view television, in 2018 Mediaset executed a major transaction enabling the value created created industrially through EI Towers to be materialised without giving up its key presence in the strategic sector of TV broadcast towers.

Following the voluntary takeover bid made on 16 July 2018 by 2iTowers S.p.A. and the subsequent sale of EI Towers at the beginning of the fourth quarter of the year-ended, this group was deconsolidated beginning the same fourth quarter. On the basis of the consideration of EUR 644.4 million paid to Mediaset by 2iTowers, this sale brought a net gain of EUR 498.2 million and an increase of EUR 496.8 million in the consolidated net financial position (EUR 179.1 million of which represented by the difference between the consideration from the sale of the stake in EI Towers upon the acceptance of the takeover bid and the reinvestment in 2iTowers, and EUR 317.7 of which relating to the deconsolidation of the net financial debt of EI Towers).

As a result of this transaction, and in accordance with IFRS 5 (Non-Current Assets Held for Sale and Discontinued Operations), the financial results and cash flows for the period question and those for the comparative period, duly restated, show separately and reclassify the net contribution generated by the the EI Towers Group, including the above mentioned capital gain.

Furthermore, the consolidated financial results at 31 December 2018 include the line-by-line consolidation of assets relating to the acquisition of RMC Italia S.p.A. from 1 September 2018.

The consolidated financial results for the year are summarised below:

•                  consolidated net revenues amounted to EUR 3,401.5 million (-4.2% compared to the previous year);

•                  Ebit was positive at EUR 73.7 million, compared to the EUR 226.4 million recorded in the previous year; the consolidated operating profit was 2.2%. Calculated net of the impact of the write-downs and provisions on pay assets, which were carried out as a result of the end-of-year assessment of recoverability, Ebit would amount to EUR 236.5 million, with an operating profit of 7.0%;

•                  the Group’s net profit/(loss) was positive at EUR 471.3 million, compared to the EUR 90.5 million profit recorded in 2017. Calculated net of (i) the capital gain generated by the sale of EI Towers, (ii) takeover bid-related costs reflected in the result of the subsidiary 21Towers and (iii) the net impacts of the write-downs of pay assets, the net profit would amount to EUR 97.3 million;

•                  consolidated net financial debt decreased considerably from EUR 1,392.2 million at 31 December 2017 to EUR 736.4 million at 31 December 2018. This figure was driven by the deconsolidation EI Towers, which had a total positive impact of EUR 496.8 million. The core cash flow from business in Italy and Spain was positive at EUR 211.7 million, a clear improvement on the EUR 58.8 million recorded in 2017.

•                  on 31 December 2018 the workforce of the Mediaset Group companies in the consolidation area totalled 4,760 employees (5,470 at 31 December 2017). The change is mainly connected with the deconsolidation of the EI Towers Group.

•                  the parent company Mediaset S.p.A., closed the year ending 31 December 2018 with a net result for the year of +EUR 111.8 million, compared to the profit of EUR 69.2 million recorded in 2017.

Breaking down consolidated performance by geographical area:

In Italy:

•                  consolidated net revenues from the Group’s Italian operations amounted to EUR 2,421.4 million, a reduction of -5.2% compared to 2017. This figure mainly reflects the reduction in Premium-specific revenues due to football content no longer being on offer during the second half of the year.

•                  gross advertising revenues, including free and pay-TV channels and the Group’s share of website revenues, and revenues from proprietary radio broadcasters managed under a sublicense from Mediamond amounted to EUR 2,112.2 million in 2018, an increase of +0.8% compared to 2017. Based on Nielsen data, in 2018 the overall advertising market contracted by 0.2% compared to 2017.

•                  in 2018 the total audience over the 24-hour period was 10 million viewers, an increase compared to 2017. Mediaset channels improved their audience figures compared to 2017, maintaining leadership on the commercial target with 34.8% of the early evening share and 33.5% over the 24-hour period. Canale 5 was the most watched Italian network by the commercial target audience both in the early evening slot (17.2%) and over the 24-hour period (16.1%);

•                  core revenues from the pay channels, comprising the sale of subscriptions, prepayment cards and the on-demand Infinity service amounted to EUR 366.0 million compared to the EUR 587.4 million recorded in 2017;

•                  Other revenues from television operations amounted to EUR 244.4 million, compared to the EUR 172.8 million for the same period the previous year. This figure is driven by the proceeds generated from the commercial agreements entered into with Sky in the first quarter of the financial year for the sub-licensing of free and pay-TV channels and for the use of the Premium technological platform, and from other agreements entered into with other parties for the sub-licensing of content.

•                  The negative Ebit for total Italian operations, at -EUR 182.9 million, reflects aforementioned write-downs of pay television rights, amounting to EUR 162.7 million. Net of this component, Ebit is equal to EUR -20.2 million, compared to the EUR -19.1 million recorded in 2017. Overall costs (personnel costs, purchases, services and other charges, amortisation and depreciation of rights and other fixed assets, excluding write-downs of pay assets), which for 2018 included costs associated with broadcasting the World Cup, decreased by EUR 132.8 million (-5.2% decrease).

•                  the net result shows a profit of EUR 367.9 million (compared to a loss of EUR -9.9 million in 2017).

In Spain:

•                  consolidated net revenues of the Mediaset España Group amounted to EUR 981.6 million, a decrease of -1.5% compared to 2017;

•                  gross advertising revenues amounted to EUR 963.6 million, a decrease of -0.6% compared to 2017. In a constantly recovering macroeconomic environment, Mediaset España maintained its leadership in its television market with a share of 43.3%, thus consolidating its position of leadership built up over the past few years, by diversifying and launching innovative publications and advertising products. Based on Infoadex data, conventional advertising investments in Spain increased by 2.9% in 2018;

•                  in 2018 the total free-to-air television offer of the Mediaset España Group, including not only the general-interest channels Telecinco and Cuatro but also the special-interest channels Factoria De Ficcion, Boing, Divinity, Energy and Be Mad (HD channel), obtained on average audience share out of total viewers, over the 24-hour period, of 28.8% and 30.9% on the commercial target;

•                  the total costs (personnel costs, other operating costs, amortisation, depreciation and write-downs) amounted to EUR 724.7 million, a decrease of -3,5% compared to the same period the previous year. This change was significant given that the costs associated with broadcasting matches at the 2018 FIFA World Cup in Russia were also recognised during the financial year;

•                  Ebit amounted to EUR 256.9 million, compared to the EUR 245.3 million recorded in 2017. This corresponds to an operating profit of 26.2% compared to the 24.6% of the previous year;

•                  net profit came to EUR 200.3 million, compared to the EUR 197.5 million recorded the previous year.

GENERAL ECONOMIC TREND

The latest available estimates show that the global economy recorded GDP growth of approximately +3% in 2018, thus signalling a slowdown in global expansion compared to the previous year. This slowdown can mainly be attributed to the trend in global trade that took hold following the talks between the United States and China.

The United States continued to experience a period of economic expansion, with a 2.9% increase in GDP driven by private household consumption as households benefited from a rosy labour market, with unemployment rates close to zero. Against the backdrop of a widespread European slowdown, and in spite of the uncertainty over the outcome of Brexit negotiations, the United Kingdom has maintained steady GDP growth overall at +1.3%. Of the major emerging economies, China experienced a slowdown in economic activity in 2018, despite the fiscal stimulus measures implemented by the government.

The economy in the euro area experienced a particularly sharp slowdown in the second half of the year due to temporary factors mainly attributable to the global introduction of light vehicle emission tests and restrictions in the automotive industry. Economic growth was further stymied by the declining expectations and order-taking of companies and weak foreign demand. In the second half of the year, industrial production fell significantly in all major economies in the area, leading to a year-on-year GDP increase of +1.9%, which is down on both 2017 (+2.5) and the forecasts from the beginning of the year.

The German economy, which was particularly hit hard by the trend in the automotive industry, experienced a marked slowdown in the second half of 2018 with half-year GDP growth of +1.5% (one percentage point down on 2017). In France, the increase in GDP (+1.5%) was underpinned by private consumption and exports. In Spain, which had the most dynamic of the euro area’s major economies, GDP growth (+2.5%) was underpinned by strong domestic demand, in turn positively influenced by favourable financial conditions, growth in employment and the measures contained in the 2018 Budget Law, which boosted consumption and provided regained momentum to residential real estate investments during the second half of the year.

In Italy, with the new government having taken office midway through the year, uncertainty among investors regarding the direction of economic policy led to strong pressure on the financial markets, with an increase in yields on government bonds (including short-term bonds), as well as an increase in the Italy-Germany 10-year government bond spread to 330 basis points by late November, which then fell back to 262 basis points in mid January 2019 after an agreement was reached with the European Commission. Against this background, there was a gradual slowdown in the already-weak process of economic growth, with a pronounced decline in domestic demand, which was been held back by both a lack of investment and a fall — albeit slight — in household spending. In particular, GDP declined during the last two consecutive quarters of 2018. According to the latest ISTAT data for the Italian economy in 2018, GDP grew by only + 0.8%, a significant decrease compared to the forecasts made at the beginning of the year. Household consumption remained weak, recording extremely low growth of +0.6%. In terms of domestic demand, the volume of total fixed investment grew by 3.4%, whereas foreign trade flows increased by 1.9% for exports of goods and services, compared to 1.3% for imports.

DEVELOPMENTS IN TELEVISION-SECTOR LEGISLATION

Refarming of 700 MHz Band

The Budget Law 2018 (Law No. 205/2017 of 27 December 2017) identified steps and procedures for transitioning to 5G technology as outlined in the Action Plan of the European Commission (COM-2016 588 final and Decision (EU) 2017/899 of the European Parliament and of the Council).

Among other things, the Law sets forth that rights of use over the 700 MHz (from 694 to 790 MHz) band, currently used for digital terrestrial television broadcasts, are to be re-modulated and intended for 5G broadband electronic communications services. To this end, television broadcasts on the 700 MHz band must end by 30 June 2022.

On 27 September 2018, the TV 4.0 Coordination Table - which brings together representatives of the competent broadcasting institutions, television operators and trade associations - was set up at the Ministry of Economic Development with the aim of introducing the legislative amendments necessary to be included in the imminent budget law and of coordinating activities concerning the release if the 700 MHz band.

The recent Budget Law 2019 (Act No. 145/2018) introduced a series of innovative innovations for the refarming of the 700 MHz band.

The main changes include the abolition of the requirement for one-third of transmission capacity to be in the hands of local broadcasters, leading to an increase in the number of networks allocated to nationwide network operators from 10 to 12 (out of a total of 14). The two new networks deriving from this abolition will be allocated by means of a no-raise competitive economic tendering procedure, with the frequencies divided into four lots equal to half of one multiplex, whereby the criteria and tender principles will be favourable to current corporation-sized nationwide network operators.

In the meantime, the Authority has launched the new procedure for issuing definitive securities, by means of Resolution 39/19/CONS of 7 February of last year, which provides an update of the National Frequency Allocation Plan in which 12 nationwide networks have been planned.

As regards subsequent timescales, by 31 March 2019 AGCom must outline the criteria for converting and allocating rights of use for planned nationwide frequencies; by 15 April 2019 the Ministry must update the Road Map decree, which sets out the staged local switch-off dates until 2022; and by 30 June 2019 the Ministry must issue rights of use for the first 10 nationwide networks (2.5 of which may be issued to Elettronica Industriale).

Finally, by 30 September 2019 AGCom must establish the procedures for tendering 4 multiplex vehicles, which must be called by the Ministry by 30 November 2019. Elettronica Industriale may take part in the tender and acquire a further multiplex vehicle, in addition to the 2.5 allocable above.

As regards the EUR 762 million total financing available for the refarming of the 700 MHz band under the Budget Law, EUR 272 million are allocated to the costs of upgrading transmission facilities, EUR 151 million are allocated as a contribution towards the purchase of new TV sets (of which 25 for 2019, 76 for 2020 and 25 for each of 2021 and 2022) and EUR 66 million are allocated for miscellaneous purposes including public information.

Programming and Investments in European Productions

In the wake of Italian Legislative Decree No. 204/2017 of 7 December 2017, which implements the cinema enabling act and amends the provisions of the consolidated audiovisual media services act, regarding investment and programming quotas in European audiovisual productions paid by editors of televisual content, Italian Act No. 145/2018, regarding the “Approval of the state budget forecast for the year 2019”, and subsequently the Agcom Regulations (Enabling Act No 595/18/CONS and Enabling Act No. 24/19/CONS) postponed the date on which the new system was due to enter into force and stipulated implementing rules.

In this respect, the programming shares in European productions have been raised from the current level of 50% of qualifiable programming hours to 53% beginning 1 July 2019, and subsequently to 56% in 2020 and 60% in 2021 and thereafter.

The quotas for investment in independently-produced European productions are being increased from their current level of 10% of the editor’s revenues, net of revenues deriving from pay-per-view sports programming, to 10.4% between 1 July and 31 December 2019, and 12.5% for 2020 and subsequent years.

Specific regulations are pending from MIBACT concerning investment in original, independently-produced Italian films.

Finally, new sub-quotas have been established for the programming of original Italian productions and other cinema productions of Italian origin, and a more restrictive and thorough system has been established for non-linear services.

Gambling Advertising with Cash Prizes

Italian Decree-Act No. 87/2018 of 2 July 2018, “Urgent provisions concerning the dignity of workers and enterprises” (also known as the Dignity Decree) has implemented some measures to combat gambling addiction, including a specific provision concerning a “Ban on gambling and betting advertising” in Art. 8.

This article bans any form of direct or indirect advertising relating to gambling or betting with cash prizes, irrespective of the advertising vehicle, which shall include sporting, cultural and artistic events, television and radio broadcasting, daily and periodical newspapers, publications generally, billboards and online advertising.

Advertising agreements will be exempt from this ban when their execution is already underway as of the date on which the Decree comes into force (14 July 2018), until 14 July 2019.

The Decree provides for a very severe penalisation mechanism, with failure to comply with its provisions giving rise to a fine payable by the customer and the owner of the vehicle of a sum equal to 5% of the value of the advertising; this fine will always be at least EUR 50,000 for each instance of non-compliance. Agcom is responsible for supervising compliance and imposing penalties.

AMS Directive

On 19 December 2018, Directive (EU) 2018/1808 amending Directive 2010/13/EU on the coordination of certain provisions laid down by law, regulation or administrative action in Member States concerning the provision of audiovisual media services (Audiovisual Media Services Directive) in view of changing market realities, came into force. The deadline for transposing the Directive into Italian law was set as 19 September 2020.

Ban on Press-TV Crossover

The Budget Law 2018 (Act 145/2018) re-introduced into Art. 43, paragraph 12 of Italian Legislative Decree No. 177/08 (TUSMAR) and rendered permanent a ban on any persons carrying out nationwide televisual activities on any platform, who have recorded revenues of more than 8% under the SIC (Total Communications System), from acquiring stakes in daily newspaper publishing houses.

Digital Services Tax

Act No. 145/2018 of 30 December 2018 on the “Approval of the state budget forecast for the year 2019” introduced a tax on digital services (also known as the Web Tax), payable by entities (companies or groups) whose total revenues irrespective of where the services were provided are at least EUR 750 million and by entities whose revenues from digital services provided in Italy are at least EUR 5.5 million. The rate of tax is 3%; all revenues from digital advertising, online supplies of goods and services, and user-generated data are subject to tax.

AGCOM PROCEDURES

Advertising - Radio Self-Advertising

In January 2018, Agcom warned R.T.I. against continuing a practice that it had lawfully been carrying out since March 2016; namely that of self-promoting our radio programs on television. The Authority’s stance, which is currently directed at our broadcasters only, prohibits cross-platform advertising beyond the crowding limits, which is a widespread physiological practice carried out by the various publishing groups operating in the Italian television market.

These resolutions were promptly appealed and an application for interim relief was filed by RTI with the competent administrative judge. The matter was discussed in the Council Chamber on 7 February 2018. Once concluded, the TAR scheduled a public appeals hearing for 28 November 2018; a decision is pending.

RTI promptly took it upon itself to bring its conduct in line with the new stance of Agcom outlined in the above mentioned resolutions. Specifically, RTI began to bring its conduct into line on 7 February 2018 (in the absence of a deadline set by the resolutions themselves), thus complying with the time limits for processing the application for interim relief. Nevertheless, in April 2018 Agcom challenged Italia1, Canale5 and Rete4 with regard to their advertising overcrowding during the months of January and February 2018 (despite the Council Chamber having met after those dates) for the tally of the Group’s radio self-advertising spots (Radio 105).

In November 2018, Agcom brought the proceedings to an end, imposing penalties of EUR 20,658 to Canale5, EUR 20,658 to Italia1 and EUR 20,658 to Rete4.

All penalties were appealed with the Regional Administrative Court (TAR) in January 2019.

Child Protection

In the course of 2018, the Authority:

•                  penalised Radio Studio 105 S.p.a. for having failed to comply with child protection measures on account of a swear word being uttered during the programme entitled “Lo zoo di 105” (of 20 October 2017), which was broadcast before the watershed (EUR 25,000);

•                  initiated proceedings against R.T.I. S.p.A. for having failed to comply with child protection measures in some broadcast episodes of “Grande Fratello 15” (Canale 5 on 26/30 April and 1/8/9 May, and Italia 1 on 26 April and 1 May, all 2018), on account of having disseminated content unsuitable for viewing by children in a universal programming slot and before the watershed. Two penalties were handed out on 30 January 2019, one to Canale 5 for EUR 62,500 and one to Italia 1 for EUR 62,500.

MEDIASET SHARES

Stock market performance

The Italian financial market experienced a trend of uncertainty in the first half of 2018 following the outcome of the March elections, with the markets subsequently taking a long time to settle due to the critical issues that emerged in forming a government, which was eventually installed in June of last year. Throughout this period and also in the second half of the year, a more prudent approach to the trading of Italian shares was adopted amidst concerns over a spread increase, deteriorating macroeconomic conditions in Italy and a fracturing of political relationships with major European countries.

The FTSE MIB closed the year with a negative performance of -16.12%. In 2018, the index fell to a minimum of 18,064.62 on 27 December and peaked at 24,544.26 on 7 May, averaging 21,546.90 for the year.

Mediaset shares experienced a similar trend to those of other European broadcasters over the year, even performing better than those of its peers, in particular during the final two months. This performance was primarily driven by Fininvest consolidating its position as main shareholder by boosting its equity investment to 43.74% of share capital and thus taking hold of 45.44% of voting rights. Performance was also influenced by the positive market reaction to the deals announced throughout the year (the EI TOWERS deal and the arrangements with Sky Italia and Telecom Italian) and by rumours of a potential Italian-led consolidation of the European media segment.

European-wide, the industry experienced a downward trend in 2018, with this trend sharpening during the second half of the year. In this respect, the sector was de-rated by some sector analysts during the period following a downward revision of domestic advertising market forecasts across the continent, combined with estimations concerning a potential risk of increased investment by incumbents to take into account new internationally-operating competitors.

The shares most affected by this derating were Atresmedia (-50.15%) and Prosieben (-46.38%), followed by TF1 (-43.59%) and Mediaset España (-42.17%). The shares of M6 (-35.20%) and ITV (-26.80%) also reacted negatively, albeit moderately so. On the other hand, Mediaset contained its negative share performance to -14.73% at the close of 2018.

In 2018, the average price of Mediaset shares was EUR 2.9, with a low of EUR 2.5 recorded on 6 September and a high of EUR 3.4 recorded on 7 May.

Mediaset share price	2018	2017	2016

Maximum Price (EUR)	3.4	4.4	4.6
	7th January	11st January	21st December
Minimum Price (EUR)	2.5	2.9	2.2
	6th November	10th November	28th November
Opening Price 1/1 (EUR)	3.2	4.2	3.7
Closing Price 31/12 (EUR)	2.7	3.2	4.1
Average Volume (m)	4.3	5.2	9.5
Maximum Volume (m)	30.8	29.0	140.0
	3th October	10th October	13th December
Minimum Volume (m)	0.9	1.4	1.3
	3th September	25th August	30th May
Number of ordinary shares (m) *	1,137.1	1,136.4	1,136.4

Capitalisation 31/12 (EUR m) *	3,120.3	3,670.6	4,670.6

* own share not included

Mediaset versus the FTSE MIB (2018)

* Following the quarterly FTSE MIB review carried out in December 2018, Mediaset shares where excluded from the reference index with effect from 27 December 2018 and automatically joined the reserve index.

Mediaset versus other major European broadcasters (2018)

SIGNIFICANT EVENTS AND KEY CORPORATE TRANSACTIONS FOR THE YEAR

On 20 February 2018, a deed was signed for the merger of Videotime S.p.A. into Mediaset S.p.A. The merger took legal effect from 1 March 2018, with fiscal and accounting effect from 1 January 2018. The following swap ratio applies to the merger: for each ordinary share in Videotime (nominal value EUR 0.52) 0.294 ordinary shares in Mediaset, each with a nominal value of EUR 0.52 is allocated. Videotime shareholders is allocated the Mediaset own shares, at the rate necessary to fulfil the swap ratio. The ordinary Mediaset shares are available to Videotime shareholders according to the procedure for centralised shares of Monte Titoli S.p.A. and will be dematerialised on the merger date.

On 30 March 2018, Mediaset and Sky Italia reached an agreement for a series of multi-year commercial contracts intended to expand the coverage of the Premium channels, and start a collaboration that extends Sky Italia’s use of the paid Premium platform on digital terrestrial. On the basis of this agreement, the Cinema and Serie Premium channels became part of the Sky Italia satellite bouquet in June 2018, increasing the audience numbers with positive repercussions on Mediaset advertising revenues. The satellite operator, on the other hand, has launched its own paid offer on DTT through a contract for Premium services. Overall, the agreement will allow Mediaset to broadcast on all channels including satellite pay and to create new value by allowing third parties to utilise its platform services, as part of the digital transformation of Premium as provided for in the 2020 Mediaset Plan. On 3 May 2018, as a result of the above agreements, the company R2 S.r.l. was formed, and was the recipient of the operations unit, covering technical maintenance, conditional access, customer service, commercial and other operations for the Premium platform On the basis of the agreements signed, Mediaset has obtained an option from Sky Italia to sell the satellite operator all of its stake in that company between November and December 2018; if Mediaset decided to exercise the option, the company would be transferred to Sky Italia immediately, and the operation would naturally be subject to approval by the regulators (AGCM and AGCOM). On 5 November 2018, Mediaset exercised this option provided for EUR 22.9 million. The transaction will be effective from the end of November and is subject to approval by the regulators (AGCM and AGCOM). As reported in the Events after 31 December 2018, AGCOM authorised the transfer of share capital in its resolition of 22 January. On 31 December 2018, Mediaset exercised its put option provided in the agreements signed on 30 March, which entitles Sky to distribute the Cinema and Serie Premium channels on digital terrestrial television from 1 June 2019. Mediaset will retain editorial responsibility and will continue to manage advertising sales for these channels.

On 16 March 2018, EI Towers S.p.A. and the Cairo Group finalised the previous agreements made on 27 January 2015, relating to the implementation and multi-year management in full service mode (hosting, service and maintenance, use of transmission infrastructure etc.), of the national digital terrestrial multiplex for which the Cairo Group holds the rights of use.

On 22 March 2018, Elettronica Industriale S.p.A. and the EI Towers Group renewed the multi-year contract for hosting, service and maintenance (full service) and use of broadcast infrastructure. The contract runs for 7 years starting from 1 July 2018, until 30 June 2025, and may be renewed for a further 7-year period after renegotiation of the new price, during the 12 months prior to expiry.

In March RTVE, Atresmedia and Mediaset España signed an agreement to launch a platform, open to all DTT operators, for the creation, development and distribution of audiovisual content of the three communications groups, in order to enhance the free TV offer and user experience, thanks to the services and functionalities available through HbbTV and internet technology. During the second phase of the project, this technology platform will be directed towards an extra OTT (Over The Top) content distribution service.

The free live broadcast of the 64 games of the 2018 World Cup in Russia was a major broadcasting and viewership success for Mediaset. In Italy, the final stage, broadcast from 6 to 15 July, received an average share of 43%. The most watched game - the final between France and Croatia - recorded an average share of 66.58% (11,688,000 viewers) despite being broadcast in the afternoon. The cumulative audience for all the matches was 297 million viewers, 49 million more (+19.7%) than at the previous “Brazil 2014” World Cup, when Italy was involved in the group stage and the tournament was broadcast by both Rai and Sky. Matches available live on the web and mobile devices received over 35,000,000 views, while about 20 million unique users accessed Mediaset digital content relating to Russia 2018 in Mediaset’s official FIFA World Cup 2018 app.

On 16 July 2018, Mediaset entered into a commercial agreement with Perform, which allows “Premium Calcio” customers to access sports events on the DAZN platform from 1 August without having to take out any additional subscriptions. DAZN is a new live and on-demand sports streaming service, available on all digital devices including smart TVs. It has exclusive rights to show three games in each weekly round of the Serie A Italian Championship, including the Saturday night game, for a total of 114 matches, as well as the highlights of all Serie A League Championship matches, exclusive rights to all Serie B pay-TV matches and additional content on top of DAZN’s football and sport offer.

On 16 July 2018, Mediaset signed a partnership agreement with the infrastructure fund F2i SGR, resulting in Mediaset taking a 40% minority equity interest in 2iTowers Holding, an indirect subsidiary of F2i. On the same date, 2iTowers (an SPV entirely owned by 2iTowers Holding) launched a voluntary takeover bid, subject to obtaining the required authorisations, for the entire share capital of Ei Towers S.p.A., in which Mediaset held a controlling interest of 40% via the subsidiary Elettronica Industriale (net of treasury shares, this interest amounts to 42.0%). The offer provided for a consideration equal to EUR 57.00 for each share, entailing a premium equal to 19.2% compared to the weighted average of the prices recorded during the six months preceding the announcement of the transaction. The closing of the deal was subject to 2iTowers achieving a stake in EI Towers’ capital in excess of 90% and the unconditional approval of the Antitrust Authority. On 5 October, the offer became fully effective after all the conditions were fulfilled. With reference to the final results of the takeover bid for the shares of EI Towers on 12 October 2018, 2iTowers S.p.A. provided for payment of the consideration upon the simultaneous transfer of ownership of the shares. As a result of this transaction, 2iTowers held 97.447% of EI Towers share capital on that date. In light of the outcome of the offer, a procedure was subsequently launched for the purchase of the remaining shares equal to 2.553% of the capital. This procedure was concluded on 19 October. Following the conclusion of the voluntary takeover bid the shares in EI Towers were delisted on the same date.

At the end of the transaction, Mediaset holds a minority interest amounting to 40% of the share capital of 2iTowers Holding S.p.A., which holds 100% of Ei Towers. The sale of the controlling interest in Ei Towers entails the deconsolidation of EI Towers and its subsidiaries from the Mediaset Group from the fourth quarter. The difference between the consideration of EUR 644.4 million paid to Mediaset by 2iTowers and the net asset value relating to the equity investment in EI Towers as at 30 September (including goodwill generated at a consolidated level) resulted in a gain, net of costs and direct taxes, of EUR 498.2 million being recognised in the consolidated financial statements, as well as a positive impact of EUR 496.8 million on the net financial position, EUR 179.1 million of which represented by the difference between the consideration from the sale of the stake in EI Towers upon the acceptance of the takeover bid and the reinvestment in 2iTowers, and EUR 317.7 of which relating to the deconsolidation of the net financial debt of EI Towers. In line with Mediaset’s objective of consolidating its strategy of focusing on its core free TV business, the transaction allows Mediaset to retain a minority stake in a business that has a structural role in its business through its investment in 2iTowers Holding. At the same time, in line with the trend already consolidated at international level, the deal facilitates the progressive separation and different ownership between infrastructural assets and broadcasting of television content. It also allows EI Towers - under the guidance of an institutional fund - to become an independent operator, which will allow it to participate more easily in the process of consolidating the broadcasting and telephone towers business, currently in progress at national and international level.

On 31 August 2018, RadioMediaset, a subsidiary of Mediaset S.p.A., acquired 100% of RMC Italia S.p.A., parent of the Radio MonteCarlo network, for EUR 3.3 million, paid on the basis of the contractual agreements in the following month of October. Radio MonteCarlo, a prestigious and elegant radio station, holds a unique position targeting educated high-profile adults with high-spending power. The issuer, whose acquisition does not change the economic scope already authorised by the Antitrust authority, is therefore a perfect fit with the Radiomediaset offer and will strengthen the editorial and commercial leadership of the group at national level. The transaction qualifies as a Business Combination and, in accordance with IFRS 3, has been recognised in accounts, as the final price allocation process, which in accordance with IFRS 3 can be performed within 12 months from the acquisition date, has already been completed by the reporting date of these Financial Statements. The accounting effects of the above are explained in Note 5 to the Consolidated Financial Statements.

From 5 September 2018, Canale 5 can also be viewed on Sky’s channel 105 in HD. From October, Italia 1 and Retequatro can be viewed on Sky’s channels 106 and 104, in keeping with its strategy to make Mediaset channels available on all free and pay platforms, whether terrestrial, satellite and online streaming, so that viewers are able to watch Mediaset channels on any device and to enhance the quality and value of Mediaset’s programme schedule and content.

On 11 September 2018, the Board of Directors of Mediaset, after consulting with the Remuneration Committee, identified the participants in the company’s Medium-Long Term Loyalty and Incentive Plan for the years 2018-2020 approved by a resolution of the Shareholders’ Meeting held on 27 June 2018. The Board attributed to the same participants their rights for the year 2018, basing the quantity on criteria established by the regulations governing the Plan approved by the Board of Directors at its meeting held on 27 July 2018. On the same date, the Board of Directors of Mediaset also completed the assessment of the conditions laid down in the regulations for the Medium-Long Term Loyalty and Incentive Plan for the years 2015-2017, with reference to the 2015 financial year.

Finally, a brief summary is provided below of the proceedings commenced and underway before the Court of Milan, to which Mediaset S.p.A. and R.T.I. Reti Televisive Italiane S.p.A., on the one part, and Vivendi S.A., on the other, are party, and which have been reported in the Financial Statements during the past two financial years, as well as the writ of summons filed by Simon Fiduciaria, which is reported in the supplementary periodic financial information for the year. The main developments during the last the financial year and during the first months of 2019 were as follows:

Proceedings before the Court of Milan - Companies Division B - Case No. 47205/2016

On 19 August 2016, Mediaset S.p.A. and R.T.I. S.p.A. brought an action against Vivendi S.A. seeking a declaration ordering the latter to perform the share purchase agreement (SPA) entered into on 8 April 2016, as well as the award of damages for the late performance of that agreement.

Vivendi S.A. entered an appearance calling for the action to be thrown out, for the agreement to be torn up and for Mediaset S.p.A. and R.T.I. to be ordered to pay damages.

At the preliminary hearing of 21 March 2017, the action was joined with Case No. 47575/2016, brought against Vivendi S.A. by Fininvest S.p.A. in a writ of of summons served on 23 August 2016. At the same hearing, the defence for Mediaset and RTI filed a “plea and counterclaim for damage to its image and reputation, to be compensated ex aequo et bono, in consideration of the gravity and repeated nature of the behaviour, which persisted until 20 March 2017”. Moreover, “for the purposes of a full decision being reached on the claims for damages already brought”, all plaintiffs (including Fininvest) denounced “the ‘takeover’ by Vivendi of Mediaset stock that has been occurring in recent months”. Finally, Mediaset and RTI filed a “claim for damages, the amount of which will be determined in the course of proceedings”, with reference to the unlawful transaction carried out by Vivendi,.

During the hearing on 4 December 2018, Mediaset and RTI amended their claim against Vivendi, from demanding the performance of the agreement to demanding its termination, together with a claim for damages, and proceeded to plead as follows:

“1)      that Viviandi be ascertained and declared to have committed a serious breach of the SPA, dated 8 April 2016, executed with RTI and Mediaset;

2)             that the SPA executed with RTI and Mediaset on 8 April 2016 be terminated on the grounds of serious breach;

3)             that Vivendi be ordered to pay compensation to Mediaset and RTI for all pecuniary and non-pecuniary damage actually incurred and expected, the amount of which to be determined in the course of proceedings, and which may be more precisely determined based on the outcome of the preliminary investigations, or, where appropriate, as settled by the Judge ex aequo et bono, in accordance with Article 1226 of the Italian Civil Code.

4)             that the following be ascertained and declared: (a) that Vivendi has breached its prohibition on acquiring shares in Mediaset under the Agreement; and/or (b) that the acquisitions of shares in Mediaset are null and void, due to Vivendi having breached Article 43 of the Consolidated Law on Audiovisual and Radio Media Service (TUSMAR); accordingly, that Vivendi be ordered to pay compensation to Mediaset and RTI for all pecuniary and non-pecuniary damage actually incurred and expected, the amount of which will be more precisely determined in the course of proceedings and, where appropriate, determined by the Judge ex aequo et bono, in accordance with Article 1226 of the Italian Civil Code.

5)    that the plaintiffs be awarded costs and lawyers’ fees”.

By writ dated 28 January 2019, Mediaset Premium also joined the action, filing a separate claim against Vivendi for compensation of pecuniary and non-pecuniary damage incurred as a result of the breach by Vivendi.

Proceedings before the Court of Milan - Companies Division B - Case No. 30071/2017:

In a writ of summons dated 30 May 2017 and served on 9 June 2017, Mediaset and RTI brought proceedings against Vivendi S.A. for it to be asserted that: (a) Vivendi breached certain of its commitments to Mediaset and RTI assumed in the agreement entered into with those parties on 8 April 2016; (b) Vivendi breached regulations pertaining to the public economic order contained in Article 43 of Italian Legislative Decree No. 177/2005 (the Consolidated Law on Audiovisual and Radio Media Service - TUSMAR); (c) Vivendi committed acts of unfair competition against Mediaset and Fininvest; further calling for Vivendi to be ordered to pay compensation for the damage incurred by Mediaset and RTI (and by Fininvest, a plaintiff alongside Mediaset and RTI), quantified at a total of at least EUR 3 billion.

To date, the case has not been joined with Case Nos. 47205/2016 and 47575/2016.

The defendant, Vivendi, entered an appearance, filing a statement of defence on 29 November 2017. In its statement of defence, Vivendi called on the Court to rule as inadmissible the claims made by the plaintiffs (entering a plea alleging, inter alia, a lack of jurisdiction and standing) and to “rule as unfounded and, therefore, to dismiss all claims made by Finanziaria di Investimento Fininvest S.p.A., Reti Televisive Italiane S.p.A. and Mediaset S.p.A.”.

At the hearing of 4 December 2018:

(a)         the plaintiffs amended their claims, supplementing the claims made in the writ of summons with a claim for the Agreement to be terminated on the grounds of breach by Vivendi, pursuant to Article 1453 of the Italian Civil Code;

(b)         the judgment was kept separate from the “joined judgments” (Case Nos. 47205/2016 + 47575/2016);

(c)          the parties were granted time limits by which to lodge any pleadings aimed at supplementing their preliminary petitions: (i) the plaintiffs lodged a pleading on 30 January 2019 (in which they produced two experts’ reports concerning the damage caused by the behaviour of Vivendi); (ii) Vivendi has until 28 February 2019 to lodge its pleading.

On 12 March 2019, a hearing took place to discuss the admission of the preliminary petitions.

Writ of Summons filed by Simon Fiduciaria with the Court of Milan concerning certain resolutions taken at Mediaset’s Shareholders’ Meeting of 27 June 2018

On 26 October 2018, Mediaset was served notice of a writ of summons filed by Simon Fiduciaria concerning Mediaset’s Shareholders’ Meeting held on 27 June 2018, in which the plaintiff called on the Court of Milan to order preventive measures and open substantive proceedings.

Pursuant to Article 669-sexies of the Italian Code of Civil Procedure, the plaintiff applied for preventive measures to suspend the execution of the resolutions taken at Mediaset’s Ordinary Shareholders’ Meeting held on 27 June 2018 in relation to items C.4 (Proposal for establishment of a medium/long-term incentive and retention plan; related resolutions) and F.10 (Authorisation for the Board of Directors to purchase and dispose of treasury shares, also to service stock option plans and other share-based medium/long-term incentive and retention plans; related resolutions) on the agenda.

With regard to substantive proceedings, Simon Fiduciaria pleaded:

1. that the above mentioned resolutions be repealed;

2. that Simon Fiduciaria be ascertained and declared as entitled to participate in ordinary and extraordinary meetings of the shareholders of Mediaset, with full participation and voting rights, and to exercise all participation and voting rights attached to its shares in Mediaset.

Mediaset received a favourable outcome to the application for preventive suspension. On 27 November 2018, the 15th Division of the Court of Milan ordered that the application for the suspension of the two resolutions of Mediaset’s Shareholders’ Meeting of 2018 contested by Simon Fiduciaria be thrown out. The case was made public in a press release issued by Mediaset on 26 October 26, entitled “Mediaset has received an appeal from Simon Fiduciaria relating to two resolutions of the 2018 Shareholders’ Meeting”.

On 25 January 2019, the Court of Milan threw out Simon Fiduciaria’s appeal against the order of 25 November 2018.

The substantive proceedings in the case are pending.

Moreover, on 5 November of last year, the Lazio Regional Administrative Court (Third Division) issued an order in which it declined to rule on Vivendi’s application to repeal AGCOM ruling 178/17/Cons of 18 April 2017, instead ordering that the administrative proceedings be stayed and that the decision on the question referred for a preliminary ruling by Vivendi in its application be referred to the Court of Justice of the European Union. More specifically, the Court of Justice was asked to assess whether the principles regarding freedom of establishment and freedom to provide services referred to in Articles 49 and 56 of the Treaty on the Functioning of the European Union, Articles 15 and 16 of Directive 2002/21/EC on electronic communications networks and services and the principles regarding the protection of media pluralism and competition in the broadcasting sector referred to in Directive 2010/13/EU on audiovisual media services are in contrast with the domestic legislation contained in Article 43, paragraph 11 of the Consolidated Law on Audiovisual and Radio Media Services (TUSMAR);

THE MAIN GROUP COMPANIES

MEDIASET S.p.A.
AUDITEL S.r.l.
6.45%
20.22%
RTI S.p.A.
100%
Publitalia '80 S.p.A.
Mediaset Investment N.V.
Mediaset Espana Comunication S.A.
51.63%
40%
2i Towers Holding S.p.A.
2i Towers S.p.A.
E.I. Tower S.P.A.
Towertel S.p.A.
E.I.T. Radio S.p.A.
Netttrotter S.r.l.
95%
Nessma Sa
34.12%
Nessma Broadcast S.r.l.
32.30%
Elettronica Industriale S.p.A.
Medusa Film S.p.A.
Taodue S.r.l.
MEDSET FILM S.a.s
Mediaset Premium S.p.A.
BOING S.p.A.
51%
Fascino Produzioni Gestione Teatro S.r.l.
50%
Titanus Elios S.p.A.
30%
Tivù S.r.l.
48.16%
Blasteem S.r.l.
40%
Studio 71 Italia S.r.l.
49%
Superguida TV S.r.l.
20.24%
Radio Mediaset S.p.A.
Radio Studio 105 S.p.A.
Radio 105 USA Corp
RMC Italia S.p.a.
MC Productions S.r.l.
Virgin Radio Italy S.p.A.
99.99%
Radio Subasio S.r.l.
Radio Aut S.r.l.
Radio Engineering CO S.r.l.
Monradio S.r.l.
80%
Digitalia '08 S.r.l.
Publieurope Ltd
Mediamond S.p.A.
Adtech Ventures S.p.A.
European Broadcaster Exchange EBX Limited
25%
Publiespana SAU
Concursos Multiplataforma SA
Publimedia Gestion SAU
CONNECTA 5 TELECINCO SAU
Netsonic S.L.
Megamedia Television SL
Netsonic S.A.C.
99.90%
Grupo Editorial Tele 5 SAU
Aunia Publicitad Interactiva SLU
Advertisement 4 Adventure SLU
Produccion y Distribucion de Contenidos Audiovisuales Mediterraneo SLU
Telecinco Cinema SAU
Alea Media SA
Melodia Producciones SL
Furia de Titanes II A.I.E.
34%
Pagoeta Media SA
Produciones Mandarina SL
Mediacinco Cartera SL
La Fabrica De La Tele SL
Supersport Television SL
Buldog TV Spain SL
Unicorn Content SL
Companies consolidated on a line-by-line basis
Companies consolidated using equity method

GROUP PROFILE AND PERFORMANCE REVIEW BY BUSINESS SEGMENT

Mediaset is a multinational media group, which has been listed on the Milan Stock Exchange since 1996, mainly operating in the television industry in Italy and Spain.

In Italy, Mediaset operates in the Integrated television operations sector, consisting of commercial television broadcasting over three of Italy’s biggest general interest networks and an extensive portfolio of thematic free-to-air and pay TV channels (linear, non-linear and OTTV), with a broad range of content also exclusively centred on sporting events, cinema, TV series, documentaries and children’s television channels. Over the last three years Mediaset has also set up its own radio segment through acquisitions, bringing together four of the largest national broadcasters.

In Spain, Mediaset is the main shareholder of Mediaset España, with an interest of 51.63% at 31 December 2018. Mediaset España is the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a range of free-to-air thematic channels. Mediaset España is listed on the Madrid stock exchange. Mediaset España is listed on the Madrid stock exchange.

ITALY

Media and distribution platforms are becoming more and more integrated in response to developments in the advertising market. In the television sector, in particular, competition has led to a proliferation of multichannel and multi-platform offerings, which has influenced advertising as much as production and editorial strategies.

For advertising, different media need to be managed jointly to maximise their viewer reach and leverage information profiling of the various target audience segments. Production and editorial operations, on the other hand, require coordination and synergy for content planning and strategies acquisition.

In this environment, the Mediaset Group has developed an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years from producing entertainment, news and analysis programmes, together with the distinctive expertise developed by the Medusa and Taodue subsidiaries in film distribution and the production of films and television dramas, in addition to the acquisition of sports, film and television series content from third-parties.

Also in keeping with this model is the development of web activities, increasingly oriented towards free online television-based video - with the capacity to rebroadcast and amplify content and supply, as well as launching original products - and the offering of pay videostreaming on demand.

The integrated television model consists of the following main activities:

•                  content production and acquisition;

•                  content distribution in linear and non-linear, and free-to-air and pay-per-view format;

•                  advertising sales through the Group’s concessionaires;

•                  other activities: radio stations, film production and distribution, teleshopping, publishing activities, licensing and merchandising, foreign advertising concessions under the umbrella of the subsidiary Publieurope.

CONTENT PRODUCTION AND ACQUISITION

Productions

In 2018, R.T.I. SpA produced 296 television programmes.

The following table shows the number of productions made in 2018 by type, split by general interest channels, thematic channels, semi-generalist channels and pay TV channels.

	Numbers of in-house productions
	2018			2017
	Prime	Day		Prime	Day
Types	Time	Time	Total	Time	Time	Total
Film	—	—	—	—	—	—
Fiction	2	—	2	7	—	7
Cartoon	—	—	—	—	—	—
News	9	30	39	7	35	42
Sport	4	13	17	2	10	12
Entertainment	38	79	117	35	89	124
Education	1	5	6	0	5	5
Teleshopping	4	18	22	4	17	21
Promotion	—	8	8	—	10	10

Total Generalist Networks	58	153	211	55	166	221

Film	—	—	—	—	—	—
Fiction	—	—	—	—	—	—
Cartoon	—	—	—	—	—	—
News	—	5	5	—	3	3
Sport	—	6	6	—	6	6
Entertainment	3	35	38	2	33	35
Education	—	3	3	—	0	0
Teleshopping	—	—	—	—	1	1
Promotion	—	7	7	—	5	5

Total Multi-Channel	3	56	59	2	48	50

Film	—	—	—	—	—	—
Fiction	—	—	—	—	0	0
Cartoon	—	—	—	—	—	—
News	—	—	—	—	0	0
Sport	2	19	21	6	32	38
Entertainment	—	3	3	—	5	5
Education	—	—	—	—	—	—
Teleshopping	—	—	—	—	—	—
Promotion	—	2	2	—	7	7

Total Pay-tv Networks	2	24	26	6	44	50

TOTAL	63	233	296	63	258	321

A total of 15,311 hours of final programme time was produced in 2018, compared to 18,096 hours in 2017, as detailed in the following table:

	Hours of finished products
Types	2018	% wheight	2017	% wheight
Film	—	—	—	—
Fiction	22	0.1%	86	0.5%
Cartoon	—	—	—	—
News	3,718	24.3%	3,730	20.6%
Sport	702	4.6%	406	2.2%
Entertainment	2,568	16.8%	2,489	13.8%
Education	52	0.3%	74	0.4%
Teleshopping	33	0.2%	35	0.2%
Promotion	36	0.2%	40	0.2%

Total Generalist Networks	7,131	46.6%	6,859	37.9%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	3,838	25.1%	3,802	21.0%
Sport	588	3.8%	211	1.2%
Entertainment	1,006	6.6%	1,139	6.3%
Education	9	0.1%	—	—
Teleshopping	—	—	19	0.1%
Promotion	11	0.1%	9	—

Total Multi-Channel	5,451	35.6%	5,180	28.6%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	—	—	—	—
Sport	2,720	17.8%	6,027	33.3%
Entertainment	4	—	19	0.1%
Education	—	—	—	—
Teleshopping	—	—	—	—
Promotion	6	—	11	0.1%

Total Pay-tv Networks	2,729	17.8%	6,057	33.5%

TOTAL	15,311	100.0%	18,096	100.0%

Entertainment Productions

In 2018, Mediaset entertainment aimed at the general public continued to be a solid performer: with significant audiences (often as sector leader) and managing to attract many different viewer types (consistently for the network core-target, but also reaching other audiences).

Moreover, in 2018 Mediaset exclusively broadcast World Cup matches for the first time in its history. This event exceptionally well received by the audience, with viewership increasing as the competition progressed (33.0% for the group stages, 39.2% for the round of 16, 44.4% for the quarter-finals, 47.0% for the semi-finals and 66.6% for the France-Croatia final).

The exclusive broadcast of the event also enabled Mediaset to expand its range of targeted programmes.

PRIME TIME

Canale5 maintained its lead for the 15-64 year-old commercial target in 2018, often commanding at least one in four viewers watching TV at any one time.

As always, Canale 5’s programming covered a diverse range of programme types (reality, talent, dating, talk, game shows; evergreen and new formats), an array of well-known celebrities and characters so as to attract various viewer types (especially younger and adult viewers, but also with a significant share of older viewers). In particular:

•                  Production company Fascino (Maria De Filippi) consistently produces successful programs (both daytime and prime time), with shows that continue to grow in viewer numbers year on year, such as:

•                  Tu si que vales, increasingly unbeatable with a 29.6% share of total individual viewers (best result since 2014) and peaks of 37.0% for young women;

•                  C’è posta per te, now in its 17th edition and still managing to grow its viewer share, reaching 28.0% of individual viewers, peaking at between 42.0% and 45.0% of women between 20-34;

•                  Amici, which has consolidated its average share of 21.5% (corresponding to 24.1% of the commercial target by taking a 30% share of younger viewers and peaking at 48.0% of very young viewers);

•                  Temptation Island, a genuine success story both in its traditional summer season (fifth edition), where it achieved its best result to date (22.6% of individual viewers and 26.0% of commercial target viewers), and in its new celebrity version launched in the Autumn (21.3% of Individuals and 24.8% of the commercial target), both reaching record figures among younger women at 52.0% and 53.0%, respectively.

•                  Continued positive results from reality shows (Isola dei Famosi and Grande fratello) and from programmes featuring the network’s leading personalities (Bonolis, Scotti, Hunziker). In particular:

•                  Isola dei Famosi improved over 2017 (24.1% vs. 21.0% of individual viewers), mainly among a female audience (peaking at 42.0% of women in their twenties), with catch-up episodes also offered for day time viewing on Mediaset Extra;

•                  Grande Fratello in turn grew compared to the final 2015 edition (23.3% vs. 18.8% of individual viewers), peaking at above 44.0% for young women. The celebrity edition also performed well (21.3% of the commercial target with a maximum of 37.0% of women in their twenties).

•                  The return of the celebrity pranking show was well received: Scherzi a parte (Bonolis) attracted almost 12 million viewers and nearly 23.0% of the commercial target (with peaks of 33.0% of men aged 20-24 and women between 25-34).

•                  The recovery of performance betting show Vuoi scommettere? was also positive: immediately gaining a high number of viewers (13.6 million), peaking at 41.0% of women in their twenties. Also positive was the relaunch of daytime game shows Avanti un altro! Pure di sera (especially amongst young people at 23.0%) and Chi vuol essere milionario (with 21.0% of older female viewers).

•                  Entertainment programming broadcast after each World Cup match (Balalaika). After the France-Croatia final, the first hour of the prime time programme was watched by about 20.0% of men aged 20-44. For the France-Croatia final, the first hour of the prime time programme was watched by about 20.0% of men aged 20-44.

Italia1 gained its largest audiences with its time-honoured, yet always up-to-date, brand Le iene; however, it hasn’t given up on lighter entertainment and the launch of new products.

Le Iene was confirmed as the network’s leading programme, with its strong-impact investigative journalism that has both a highly informative and exposé value. Typically targeted at audiences in the 15-34 age range, the programme enjoys an average share of 21.0%, rising to 25.0% among women in their twenties.

Emigratis’ irreverent comedy confirms his strong grip on younger viewers (peaking at 35% for 15-19 year olds); reaching an historical record for the entire network, with the show on 26 March exceeding 33.0% of 15-34 year olds.

Other comedians’ productions are also doing well: Big show and the Pintus special also reached 12.0% of the network’s target.

Rete4 continues to be mainly dedicated to information programming of various types (politics, current events, culture, news). Its historical programmes (Quinta Colonna, Quarto Grado, Il terzo indizio) have been joined by several new information, entertainment and news programmes (W I’ltalia oggi e domani, Quarta repubblica, Freedom, La repubblica delle donne), as well as new presenters, to bolster the channel’s editorial output.

DAYTIME

In 2018, Canale5 was the leading Italian network for individual viewers in the daytime slot between 12 pm and 6 pm.

Its leadership of the commercial target, that chooses it as the leading network from 12 pm until night time, is even stronger. In addition to infotainment shows (Mattino Cinque, Pomeriggio Cinque, Verissimo and Domenica Live), Canale5 enjoys the largest viewer share during broadcasts of Forum (18.0%, rising to 24.0% among older women) and Uomini e Donne (22.3%, peaking at 36.0% among women in their twenties). Saturdays remain as popular as ever with Amici at 22.0% (32.0% among 20-24 year olds). Canale5 consolidated its early evening offering, alternating between three game shows, each of which targeting specific audience categories: Avanti un altro! (22.0% of Individuals and 30.0% of young people), The Wall (20.0% of Individuals and 25.0% of adult women), Caduta Libera (19.5% of Individuals and 24.0% of women aged 45-54 years). Striscia la notizia once again confirmed itself as a television mainstay, particularly among the commercial target audience (21.5%).

In addition to the in-depth analysis of Maurizio Costanzo’s talk show interviews and alongside the informative nature of Matrix, Canale 5 lit up during the World Cup with Balalaika (12 episodes), which reached an average share of 19.0% from the quarter-finals to the semi-finals.

Italial stood out in the late-night slot as the third-placed general-interest choice for all Individuals, placing second among the 15-34 years target (12.5%).

The channel’s most popular programmes included: Mai dire isola (26.0% of 15-34 year olds), Mai dire Gf (23.0% of young men), Pregiudizio universale (24.0% of 15-34 year olds), as well its ad hoc productions broadcast throughout the World Cup: Tiki taka Russia and Road to Russia.

The product placement funded production line continued to perform well. After the initial years in which most of these types of productions were on La5, tailored areas of programming were also identified on the three general-interest channels: Canale5, Italia1 and Rete4; this allowed the needs of investors to be met and original programmes to be offered to the public. Its success has led to many shows being serialised: in 2018, 50% of branded productions were new editions of already successful programmes aired the previous year (including Street food battle, Giù in 60 secondi and Upgrade on Italia1, In forma on Canale5, and padre della sposa on La5). New titles continued to be offered during 2018, such as Canale5’s collaboration with the website Giallo Zafferano, and Rete4’s Grand Tour d’Italia, broadcasy in collaboration with Panorama and In viaggio con mia figlia. Brand integration is now part and parcel of the main general prime time shows (from Amici to Gf, from Tu si Que Vales to Le Iene...) without compromising quality or performance.

News and Sport productions

THE INTEGRATED INFORMATION SYSTEM

In 2018, Mediaset further developed and consolidated its integrated system model for News and Sports across its networks and multimedia platforms, comprising the following components:

Television news broadcasts:

•                  In 2018, Tg5, always a leader for the 15-64 commercial target with Prima Pagina morning news (18.4% share), in the morning editions (19.1% share), afternoon (18.6% share) and evening (19.9% share), saw a set redesign in its Palatine Studio in Rome;

•                  Studio Aperto, which successfully covers the young audiences (15-34) of Italia 1 in both the afternoon (16.0% share) and evening shows (8.6% share);

•                  Tg4 captures the core audience of Rete 4 (over 55), with a share of this target of 5.3% for the evening edition and 5.5% for the afternoon, which last Autumn moved from the 11.30 am slot to the wider and more visible 12 pm slot;

•                  Sport Mediaset, in addition to the traditional successful 1 pm slot (14.3% share of the 15-34 audience), this year launched a new free-to-air edition at 7 pm, gaining a 5.9% share of 15-34 year olds.

Infotainment and journalistic analysis, by Videonews

•                  Canale 5 daytime with Mattino 5, Pomeriggio 5, Verissimo and Domenica Live, all commercial target leaders in their own slots, respectively achieve a 15.0%, 18.7%, 19.5% and 18.4% share;

•                  Rete 4 prime time, new Group strategic information challenge: the traditional Quarto Grado shown on Fridays (8.6% over 55s), was joined by Stasera Italia every evening from 8.30 pm to 9.25 pm

(6.7% of the network target), Quarta Repubblica on Mondays (5.5% ), #CR4 La repubblica delle donne on Wednesdays (5.7%) and W UL’Italia on Thursdays (5.1%);

•                  late-evening, with Matrix on Canale 5 (7.3% share for the “hard news” edition presented by Nicola Porro and 8.9% for the “soft” edition presented by Piero Chiambretti), the production partnerships of Supercinema, X-style and #Hype, and Confessione Reporter on Rete 4;

•                  Rete 4 daytime, with Fuori dal Coro, a new daily show presented by Mario Giordano at 7.30 pm (4.6% of the network’s core audience) and Dalla parte degli animali, broadcast on weekends, which reaches 5.0% of the over 55s share.

Sports information on generalist and free-to-view channels

In 2018, for the first time in Italian television history, the Mediaset networks hosted the 2018 World Cup, Russia 2018, with 64 live matches broadcast on Canale 5, Italia1 and 20.

With studios in Moscow and the editing and TV production taking place at the International Broadcasting Center there, editorial coverage of all the games at all stadiums was guaranteed. In addition to the Buongiorno Mosca, Casa Russia and Tiki Taka Russia programmes, the Mediaset Extra channel was entirely dedicated to the World Cup for the duration of the event.

The World Cup was accompanied by the broadcast of Serie A matches on Premium, the broadcast of the Nations League matches between the most important European national teams and the broadcast of the knock-out stages of the Champions League final in Kiev.

All the main events related to the world of football were monitored, processed and analysed by Mediaset’s news, commentary and in-depth programmes. In particular, Tiki Taka on Italia 1 came close to taking 11% of the young audience and is now being promoted by Canale 5, in place of Pressing, which was aired in Autumn with a 7.2% share of the commercial target.

Football is flanked by a number of programmes related to the motoring world: 2018 is also the first year of the broadcast of Formula E Eprix races (10% share achieved during the Rome Eprix) and the creation of dedicated boundary magazines, in addition to the transmission of content on Superbike races and the transmission of the Drive Up magazine produced in collaboration with Quattroruote.

Journalistic event coverage on pay TV channels

Premium Sport News with 22 daily news editions broadcast on pay TV for a total of 4,664 editions from January to July 2018 and the Premium Weekend, Premium Monday and Speciale Calciomercato news commentary programmes.

The All News TGCOM24 system

In its various forms: including the television network (available on the DTT Channel 51 and SKY 509), “breaking news” on the free general and thematic networks, on the RadioMediaset radio network and on the main national radio stations, the website TGCOM24.it, apps for smartphones and tablets and official accounts on social media networks (Facebook, Twitter and also Instagram).

The performance of news and sports information multimedia is noteworthy for viewer numbers on the internet and mobile version of TGCOM24.it (7.8 million videos viewed per month by 2 million unique users). The multimedia offering of TGCOM24 is followed by over 40 +million unique users per month (+20% compared to 2017).

In relation to mobile use, there were over 5.8 million downloads of the TGCOM24 app, with an increase of 5% compared to 2017 (data updated to November 2018), SportMediaset app downloads amounted to 3,919,971 (November 2018) with an increase of 10% compared to November 2017.

DEVELOPMENT OF IN-HOUSE PRODUCTIONS

The development of the number of hours of in-house productions (in 2018 amounting to over 11,600 hours of in-house productions broadcast: about 7,600 hours of in-house produced News and about 4,000 hours of in-house produced Sport broadcast, including events, news and comment produced by both the Videonews Motor Team and the Premium Sport team) is the result of profound organisational, technological and logistical changes:

The News Mediaset agency

Established in March 2010, it brought together around 155 journalists from various company programmes within a single structure (39 journalists from the former Premium sports area joined in the last quarter of 2018). The agency provides a constant stream of news for Tgcom24 and supplies content to the three national television news broadcasts (Tg5, Tg4 and Studio Aperto) and for infotainment (Videonews). The four newsrooms ((Tg5, Tg4, Studio Aperto e TGCom24) have a combined total staff of around 100 journalists. During 2018, Mediaset News focused more on product quality and improved internal customer satisfaction; it produced approx. 35,000 content items for television, in addition to 929 breaking news items for free-to-air generalist and thematic TV channels. The amount of multimedia content produced is also impressive: around 13,046 videos and 8,452 photo galleries; over 655,000 text messages sent and 1,000 subscribers feeding into the new media platforms.

The Dalet digital production system.

First introduced into newsrooms as of 2011, with a view to integrating all news reporting programmes into a single digital environment, the Dalet system is today fully up and running on the News in the Cologno Monzese and Rome Palatino production centres and in the 9 regional newsrooms. The newsrooms of the 2 production centres are synchronised, allowing all users to access the same content, regardless of location. The digitalisation of TG5 has reduced both the use of post-production facilities and production costs. The extension of the digital system has made journalists even more autonomous in searching for video material, freeing up resources that are used more effectively in describing archive material. Thanks to the shared technology, the system enables real-time exchange of services and content without any physical transfer of materials, facilitating synergies between publications. In early 2017, the Dalet system was updated from version 3.5 to Galaxy. In 2018, the first structured approach to rights management was introduced, with the recognition of the REUTERS and APTN agencies WATERMARKS. The development of this part of material management will be one of the most important work strands of the coming years.

Logistics

As regards logistics, the production centre in Cologno Monzese houses TG4 and Studio Aperto at studio 4 (the only shared studio for two national news programmes), while TGCom24 is produced in the in futuristic studio 15. The newsrooms are located in the technologically advanced spaces of Viale Europa 44.

Improved productivity

Process innovations (organisational, technological and logistical) enabled a significant improvement in productivity compared to 2011, the year in which the Dalet production system was introduced: against a reduction of the total cost for News (approx. 10%), the number of hours produced in-house more than doubled from 3,767 to 7,593.

THE ALL NEWS TGCOM24 SYSTEM

TGCOM24’s multimedia nature takes full advantage of integrated digital information system potential, which centrally gathers all content produced daily, making it immediately available to all TGCOM24 brand platforms.

In 2018 the All News channel (51 DTT and 509 SKY), reaching 3 million people on an average day, was enhanced with new thematic programmes produced in-house (Soldi Nostri, Insieme/Juntos, Dig.it, Cavoletti da Bruxelles) completely doing away with editorial contributions from third parties. It also strengthened institutional visibility by setting up partnerships and collaborations with major European Union bodies. In line with editorial policy, there was a particular focus on finding new presenters that gave a fresher and more modern image of the channel. As part of the drive to consolidate editorial content, the educational programme on TG dei Ragazzi in collaboration with “la Città dei Bambini e dei Ragazzi”, at the Old Port of Genoa was a success and finished the end of its second year with a total of 109 original episodes.

The leading position of TGCOM24 on mobile (in 2018 the TgCom24 app had over 5.8 million downloads) and the growing website figures (10.1 billion page views in 2018) make the brand a central asset on the digital landscape. TGCOM24 is also very popular on social media networks, with 2.1 million likes for the official Facebook page (up 5% compared to 2017 - source: Insight Facebook) and a Twitter account with 951 thousand followers (an increase of 1% compared to 2017 - source: Twitter Insights). In 2018, the Instagram account was also launched, which at 31 December 2018 had 247 thousand followers (source: Facebook Insights).

The spread of Breaking News on the RadioMediaset network was also consolidated. TGCOM24 news shorts are broadcast simultaneously by 5 radio stations on the RadioMediaset and RadioNorba networks, at 5 peak audience periods, potentially reaching over 11 million listeners a day and over 26 million listeners a week.

To complete the picture of TgCOM24’s cross-media system, we also note breaking news items broadcast on the Mediaset Free Channels (generalist and thematic channels) that reach about 6 million people a day during the week and 8 million a day on weekends.

METEO.IT

The Mediaset brand meteo.it is the leading Italian weather forecasting system, spread across TV, online, mobile and radio, and is completely free of charge.

meteo.it is a highly renowned and authoritative national scientific leader, made up of a staff of specialists, journalists and meteorologists, as shown by over 10 million users who follow the Mediaset brand’s forecasts each day across the various multimedia platforms.

Some numbers:

25 different TV productions per day, 365 days a year, to meet all the needs of the different TV channels of the Mediaset universe, totalling about 9,200 productions per year.

in 2018, more than 200 special live events were broadcast during exceptional bad weather events, providing a public utility service;

•                  8 million viewers everyday (unique users, unique contacts) receive the TV information of meteo.it (cumulated data derived from the meteo.it windows on Mediaset networks);

•                  daily radio broadcasts, including Mediaset group radio and other national and regional radio stations;

•                  in 2018, monthly digital traffic for www.meteo.it on internet and mobile amounted to 314,000 unique visors a day, with 715,000 page views (daily average on a monthly basis - source: Audiweb), totalling 37 million unique users between the internet and App (source: Webtrekk);

•                  In relation to social media traffic, it has 1,175,808 Facebook likes, up 1.4% compared to the previous year (source: Facebook Insights), 102,000 followers on Twitter (source: Twitter Insights) and 35,600 followers on Instagram (source: Instagram).

•      In relation to the Chatbot service, unique users reached 375,485 (source: Facebook Analytics).

PRODUCTION PARTNERSHIPS

Partnership Coordination increased volume activity in 2018 with a total of 110 hours of finished product broadcast on general and thematic networks. The programmes were created in collaboration with the Publitalia agency, under the activities developed by Mediaset’s Branded Content Committee.

The Area also strengthened European Partnerships by producing the first transnational multi-partner production with European funding, in collaboration with Mediaset España and Ansa, and broadcast on the Italian and Spanish Mediaset networks. The partnership with Parliament was joined by a partnership with the European Commission, which created a new weekly editorial show broadcast on the TGCOM24 all news network and distributed by the European Union’s media networks, on the themes of innovation and new digital markets.

The Mediaset information system benefits from valuable original content: in 2018, the Mediaset and Mondadori Libri collaboration was consolidated, based on the synergistic exchange of editorial content its aim is to enhance new publications and give authors greater visibility.

TRAINING INITIATIVES

The process of training/updates on the Dalet Galaxy system, which began in 2011 and in 2018 involved 100 people (70 journalists and 30 technical production staff).

The entire newsroom staff of news programming (Tg5, Tg4, Studio Aperto e Tgcom24) and the Mediaset News agency are now able to fully use the new digital system: for visualising and selecting images, editing and voice-over tasks, and scheduling and airing news reports.

TECHNOLOGICAL INNOVATION IN THE NEWS PRODUCTION PROCESS

In 2018, the use of Net Videoboxes (known as Totem) became further consolidated in the 9 regional newsrooms. These enable the establishment of audio-video links, without the need for technical staff, helping journalists to operate more independently.

In addition, during 2018, the use of Videoboxes became standard in foreign editorial offices in London, Brussels, Jerusalem and New York (which has moved into the prestigious Reuters building). A double television set was created at the Brussels desk, to allow links with and without guests. In 2018, for the first time ever, the European Parliament granted permission for the installation of a fixed Videobox station in its Strasbourg building. In all foreign offices, journalists have web-based access to the same digital system used in the production centres of Milan and Rome. This has enabled better working integration and therefore more effective use of resources. At the end of 2018, the Dalet system hardware components of all 9 regional offices were updated and improved, making it possible to begin digitization of the archive of old beta content.

The use of Field Units (known as Zainetti) has also become systematic and has been improved thanks to broadband. These units allow audio video links to be established very rapidly, with a high degree of flexibility and cost effectiveness, significantly increasing coverage of exceptional events throughout Italy. The New York desk has also acquired 2 dedicated Field Units.

The use of the Network as a means of transmission makes it possible to reduce satellite costs and therefore to be able to manage more locations at the same cost.

Filming production equipment was further enhanced with drone-mounted cameras. These remote-control cameras can shoot high definition video, from angles otherwise unattainable using conventional filming equipment, allowing a significant improvement in the quality of live video news.

In-house Drama Productions

R.T.I. S.p.A. possess the know-how and the organisation to select projects and develop the production of highly popular drama series. These products are commissioned to major national partners and, in some cases, are sold abroad or leveraged via the web channel, thus contributing to covering production costs. As part of this strategy, RTI continued to film drama productions where possible in Italy, avoiding the use of de-localisation by investing in professional expertise in the Italian production chain.

In 2018, the drama line continued to be reviewed, which will have an increasing effect in the coming years both in terms of volumes and new titles New projects undertaken in 2018 included: The Non Mentire series produced by Indigo Film, the Il silenzio dell’acqua series produced by Vela Film, Amore strappato, a TV project with S. Ferilli produced by Jeky Production, the Il Processo series produced by Lucky Red and the Oltre la soglia series produced by Paypermoon. Production of the Isola di Pietro TV series with G. Morandi, produced by the Lux company, was also confirmed in the 2018 drama investment plan, following the excellent public success of the previous edition.

As part of its production relationship with its subsidiary Taodue S.r.l., the leading Italian producer of drama content, Taodue S.r.l. developed audiovisual content on an exclusive basis for R.T.I., to be used for television and/or cinema. The main drama productions during the year included the sequel to television drama Rosy Abate, whose first season was exceptionally received by audiences, and a new editorial project entitled Made in Italy about the birth of the fashion industry in Italy. The project, which is waiting to be scheduled for broadcast on Mediaset networks, has already been successfully placed on the international market.

CONTENT ACQUISITION

Acquisition of Broadcasting Rights (Movies, TV Series)

R.T.I. S.p.A. owns the biggest television rights library in Italy and one of the biggest in Europe.

The Company’s objective is to manage the Mediaset Group’s asset base of television broadcasting rights for Italy, by acquiring, developing and producing rights for domestic broadcasting on Free TV and Pay TV.

The following table provides a breakdown of the television broadcasting rights acquired for broadcast on free-to-air and pay TV channels by the Mediaset Group at 31 December 2018:

TV rights library breakdown at 31 December	Free Tv		Pay Tv-PPV
2018	No. of titles	Episodes	No. of titles	Episodes
Film	4,214	4,214	1,915	1,915
Telefilm	783	14,316	480	8,483
Telenovelas	57	4,516	—	—
Mini-series	283	1,229	56	306
Soap	8	1,514	2	60
Tv movies	641	671	144	168
Documentaries	190	839	38	491
Others (Musicals, Variety, Short, Docum., ecc.)	145	401	81	83
Total	6,321	27,700	2,716	11,506

The television broadcasting rights library is constantly being expanded through acquisitions from:

Major American film studios: R.T.I. S.p.A. has agreements with the main US producers and distributors (Universal, Warner Bros. International, Twentieth Century Fox, Paramount, Walt Disney and Sony), under which rights are acquired for an average duration of five years, with permission for five or six television showings. In particular, there are strategic multi-year agreements in place with Warner Bros International Television Distribution Inc. and Universal, which on the basis of the volume deals signed during 2015, ensure the Group has exclusive access for Italy for all television platforms and exploitation windows, both in linear (Free/Pay) and non-linear pay (SvoD, On Demand) mode, to movies and TV series (which together account for 40% and 50% of the majors’ global production output, respectively) distributed by the two US majors for the periods 2016-2020 and 2016-2018.

The following key agreements were reached in 2018:

•                  an important and strategic two-year package deal was agreed with Walt Disney, which provides for the exclusive Free purchase of both cinema and television product: the agreement will see some Disney and Pixar animation box office hits shown on Mediaset networks for the first time;

•                  the framework agreement with Universal for the acquisition of Free rights, again in relation to both cinema and television products, was also renewed from 2019 to 2022;

•                  negotiations for a new two-year package with Twentieth Century Fox, including cinema and television product for 2019 and 2020, were launched.

International television producers R.T.I. S.p.A. has long-standing and significant arrangements with U.S. and European producers for the acquisition of television rights to highly-popular productions such as television movies, soap operas, mini-series and television series. The serial nature of the majority of these works, produced in seasons, makes for a long-term producer/user relationship and enables audiences to be retained by the broadcasting network.

Italian film producers/distributors National operators provide packages consisting of both television broadcasting rights for self-produced films (which, together with European products, are particularly significant also in view of compliance with broadcasting and investment quotas established by the television broadcasting regulations) and broadcasting rights for international films. In 2018, current and library films were purchased from, amongst others, Eagle Pictures, under the three-year agreement for film purchases agreed in 2015, Vision Distribution under a two-year agreement to supply Italian films, Lucky Red for a biennial package of international films and Notorious Pictures for a family film and animation package. The owned film library was also boosted during the year with the definitive purchase of the Euro Immobilfin and Film & Video Italian film libraries, comprising around 850 films, including the works of many important directors such as Gabriele Salvatores, Giuseppe Tornatore, Carlo Verdone, Mario Monicelli and Vittorio De Sica. The Group’s library is also bolstered by free-to-air and pay-TV broadcasting rights available from the subsidiary Medusa Film S.p.A., a key player in the Italian film distribution market. Coinciding with the launch of Focus, a new free-to-air TV channel, the purchase of documentary and factual content also significantly increased, with access to a portfolio of approximately 40 independent Italian and international operators.

In 2018, R.T.I. S.p.A. strived to further strengthen its free TV and pay TV broadcasting rights library.

The many agreements signed and projects developed included:

•                  acquisition for free TV and pay TV networks, by virtue of existing agreements, of availability for films including: Mummy, Collateral Beauty, Dunkirk, Kong: Skull Island, Moglie e Marito, Get Out.

•                  acquisition for free TV networks of availability for the films: I Fantastici Quattro, Kung Fu Panda 3, Trolls, Inside Out, Il Libro Della Giungla 3D, Star Wars VII, Manchester By The Sea, Sing, Animali Notturni, Animali Fantastici e Dove Trovarli, Cafè Society, Che Vuoi Che Sia, Sully, War Dogs, Come un gatto in tangenziale, Hacksaw Ridge, Lion, John Wick 2.

•                  acquisition for Pay TV networks, by virtue of existing agreements, of availability films including: Cattivissimo Me 3, Cinquanta Sfumature di Rosso, Fortunata, Terapia Di Coppia per Amanti, Geostorm, It, Justice league.

•                  the acquisition of availability of free TV and pay TV first-run series: New Amsterdam, Young Sheldon, The Manifest, The Sinner, The Bold Type

•                  acquisition of free and pay TV rights for new episodes of the most successful TV series, such as: Riverdale, Will&Grace Il Ritorno, Law & Order: Special Victims Unit, Suits, Chicago Fire, Chicago PD, Shades Of Blue, Mr. Robot, The Goldbergs, The Big Bang Theory, Arrow, Flash, DC Legends OF Tomorrow.

•                  the acquisition of availability of free TV first-run series: Black-ish, Grown-ish, New Girl, Homeland, Guerra e Pace, Poldark, Piccole Donne

•                  acquisition of free TV rights for new episodes of the most successful TV series, such as: Simpsons, Last Man Standing; Victoria, Bosch

•                  acquisition of Pay TV rights for first-run series: American Woman, Splitting Up Together, Kripton

•                  acquisition of pay TV broadcasting rights for the new episodes of the series: Orange is The New Black, Claws, Famous In Love, Wrecked Animal Kingdom;

•                  availability, for the current TV season, of movies from Medusa Film S.p.A., including: Perfetti Sconosciuti, Indivisibili, Tiramisu’, Fuga da Reuma Park.

Acquisition of Sports Broadcasting Rights

On 18 September 2018, and R.T.I. SpA exercised the option granted by Formula E Operations Ltd to extend the contract for the audiovisual rights to the “FIA Formula E Championship” comprising specific live events (“Races”), highlights, previews, reviews and associated magazines, for the 3 seasons 2020-2021, 2021-2022, 2022-2023, to be exercised exclusively in Italy (only for live coverage) over free TV.

On 31 July 2018, LNP Serie A and R.T.I. SpA signed two contracts relating to the audiovisual rights of the Serie A football championship - Non-exclusive packages for the Italian sports seasons 2018-19, 2019-20, 2020-21, as per the tender published by LNP Serie A on 23 July 2018, respectively relating to: The National TV package B - audiovisual rights to match and Serie A football highlights and interviews, to be exercised only on free-to-air, through digital terrestrial and satellite platforms; and the Digital Gold package audiovisual rights to match and Serie A football highlights and interviews, to be exercised on internet and/or wireless mobile network platforms;.

On 12 September 2018, Infront Italy Spa and R.T.I. SpA signed a contract for the non-exclusive audiovisual rights to use the archive of home games of certain Serie A Football Championship clubs, images of training sessions and press conferences to be exercised in Italy only on free-to-air platforms for the duration of three 2018-19, 2019-20, 2020-21 seasons.

On 3 October 2018 UEFA - Union des Associations Europeennes de Football and R.T.I. Spa signed a contract relating to the exclusive audiovisual rights for the “UEFA Nations League 2018/2019 and 2020/2021”, as well as certain rights relating to the UEFA Euro 2020 and 2022 FIFA World Cup European Qualifiers (played by other non-Italian national teams) and other international matches, to be exercised in Italy exclusively on free TV and pay TV.

On 25 October 2018, FIFA-Federation Internationale de Football Associations and R.T.I. SpA signed a contract relating to the audiovisual rights of the “The Best FIFA Football Awards 2018” event, to be exercised exclusively for 30 days after the event, on free TV in Italy.

On 22 November 2018, FC Juventus Spa and R.T.I. SpA signed a contract for the non-exclusive audiovisual rights to use the archive of Juventus home games, images of training sessions and press conferences to be exercised in Italy, in any way and method, free-to-air and/or paid for the duration of three 2018-19, 2019-20, 2020-21 seasons.

LINEAR AND NON LINEAR, FREE-TO-AIR AND PAY PER VIEW CONTENT DISTRIBUTION

Free-to-air and pay linear offering

Mediaset Group’s free-to-air offering currently consists of 14 channels covering all major targets for advertisers, including three long-standing general interest channels (Canale 5, Italia 1 and Rete 4), and the thematic and semi-generalist channels Boing, Cartoonito, Iris, La 5, Mediaset Extra, Italia 2, Top Crime, TgCom 24, R101 TV, Canale 20 and Focus.

The Group’s general interest channels — Canale 5, Italia 1 and Rete 4 — are controlled by R.T.I. SpA, which is responsible for the creation and development of programme schedules, the production of original content and the acquisition of television rights. The Mediaset networks’ overall offering is designed to attract audiences between the ages of 15 and 64, which is the target audience of greatest interest for advertisers and a segment in which Mediaset is a strong market leader.

Canale 5 is the Group’s main network and is targeted at the modern Italian family.

Italia 1 is the leading Italian channel for younger viewers.

Rete 4 targets its scheduling at a more mature audience, in terms of age and income.

The free-to-air multichannel offering includes the following channels:

Boing, launched on 20 November 2004, was the first Italian free-to-air children’s channel. The channel was set up as a joint venture between R.T.I. SpA, which holds 51% of the share capital of Boing S.p.A., and Turner Broadcasting Systems Europe Limited, a Time Warner Group company, which owns the rights to some of the world’s most popular cartoons. Despite growing competition, the channel has capitalised on its strong position by promoting and boosting the fame and attractiveness of the brand.

Cartoonito, launched on 22 August 2011, is a channel aimed at pre-school-age children (up to 6 years old). Like Boing, it is a joint venture between Mediaset and Turner Broadcasting Systems Europe Limited. Cartoonito is targeted at a more specific audience than Boing.

Iris is a thematic channel focused on quality films. In addition to all the great movie classics, it also broadcasts programmes about cinema news, film stars and leading film festivals.

La 5 features programmes targeted at a modern female audience.

Mediaset Extra is a thematic channel that broadcasts a selection of the best in Mediaset entertainment programmes from the past and present. The channel also reruns the most interesting programmes aired on Mediaset channels the previous day, in a different time slot.

Italia 2 is targeted at younger male viewers, . featuring TV series, sitcoms, cult cartoons and sports and music programmes, in addition to live sports coverage of events such as world championship motorcycle racing.

Top Crime is the network dedicated to the investigation and police drama genre launched in June 2013.

Tgcom24 is Mediaset’s all-news channel. Broadcast free-to-air, 24-hours a day, it also online at Tgcom24.it and viewable on smart phones and tablets through free apps.

R101 TV is the thematic channel affiliated with R101, which covers music; it broadcasts music videos on rotation and some repeats of concerts already broadcast on Italia 1.

Canale 20, launched on 3 April 2018 with exclusive live broadcasting of the UEFA Champions League quarter-final match between Juventus and Real Madrid.

Focus, launched last May, is the TV version of Italy’s most read cultural and scientific magazine, covering science, nature, environment, animals, technology, history and current events with simple, clear and compelling language.

The linear pay per view Mediaset Premium guarantees cinema and TV series customers and to subscribers, also individual on-demand contents through the Premium Play service.

The Group’s free and pay linear TV offering is delivered through five digital multiplexes owned by the subsidiary Elettronica Industriale, which manages contribution traffic to and from the various production centres of the parent company R.T.I. SpA and Mediaset Premium SpA, using the infrastructure and services provided by the investee EI Towers SpA.

Elettronica Industriale continued in 2018 to improve multiplex coverage and the quality of the television signal was substantial and resulted in the submission of around 93 requests for authorisation to install new equipment, modify aerials or change broadcasting power to Municipalities and the Ministry. 74% of changes were authorised and implemented during the year. The authorisation process for the remainder of changes is still under way and is expected to be successfully completed in early 2019.

Programme Schedules and Audience Share

The following tables show details of the programme schedules for 2018 and 2017, for the different types of offerings (generalist, multi-channel, and pay TV networks), broken down by the main television genres attributable to in-house productions and purchased rights.

In particular, in 2018 each of the generalist networks broadcast 8,760 hours of scheduled programmes for a total of 26,280 hours of air time. A total 48,2% of those programmes were original in-house productions.

Mediaset Networks Shedule - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,142	15.8%	8,592	10.2%	48,009	38.9%	60,743	25.9%
Fiction	8,228	31.3%	22,100	26.1%	38,074	30.9%	68,402	29.2%
Cartoons	1,247	4.7%	17,608	20.8%	8,715	7.1%	27,570	11.8%

Total tv rights	13,617	51.8%	48,300	57.1%	94,798	76.9%	156,715	66.9%
News	5,783	22.0%	9,425	11.1%	2,770	2.2%	17,978	7.7%
Sport	658	2.5%	1,454	1.7%	18,203	14.8%	20,315	8.7%
Entertainment	5,005	19.0%	20,976	24.8%	7,214	5.8%	33,195	14.2%
Education	394	1.5%	443	0.5%	236	0.2%	1,073	0.5%
Teleshopping	823	3.1%	4,013	4.7%	96	0.1%	4,932	2.1%
Total in-house productions	12,663	48.2%	36,311	42.9%	28,519	23.1%	77,493	33.1%
Total	26,280	100.0%	84,611	100.0%	123,317	100.0%	234,208	100.0%

Mediaset Networks Shedule - Broadcasted Hours 2018

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	3,891	14.8%	10,034	10.7%	32,621	38.8%	46,546	22.8%
Fiction	8,271	31.5%	27,712	29.6%	29,241	34.8%	65,224	32.0%
Cartoons	1,180	4.5%	16,579	17.7%	3,608	4.3%	21,367	10.5%

Total tv rights	13,342	50.8%	54,325	58.1%	65,470	77.8%	133,137	65.3%
News	5,848	22.3%	8,910	9.5%	2,849	3.4%	17,607	8.6%
Sport	1,029	3.9%	2,113	2.3%	10,505	12.5%	13,647	6.7%
Entertainment	4,860	18.5%	20,259	21.7%	5,079	6.0%	30,198	14.8%
Education	382	1.5%	5,193	5.6%	191	0.2%	5,766	2.8%
Teleshopping	819	3.1%	2,760	2.9%	31	—	3,610	1.8%
Total in-house productions	12,938	49.2%	39,235	41.9%	18,655	22.2%	70,828	34.7%
Total	26,280	100.0%	93,560	100.0%	84,126	100.0%	203,966	100.0%

Total audience over the 24-hour period in 2018 amounted to an average 10 million and 39 thousand individuals, slightly up from 2017.

Mediaset channels closed 2018 with a 32.3% audience share in the prime time slot, a 31.4% share over the 24-hour period and a 31.3% share of daytime viewers.

Mediaset confirmed itself as ratings leader for the commercial target in all time slots; For this target segment, Canale 5 attracted the highest number of viewers in all the time slots and Italia 1 continued to be the third network.

Of particular note was the strong performance of the Multichannel Free and Pay networks, which together raised Mediaset’s total audience share by 7 points and its commercial target audience share by over 7 points.

	Individuals			Commercial Target
2018	24 hours	Prime Time	Day Time	24 hours	Prime Time	Day Time
	15.6%	15.6%	15.8%	16.1%	17.2%	16.1%
	5.0%	5.7%	4.9%	6.9%	7.3%	6.9%
	3.8%	4.1%	3.8%	2.9%	3.0%	2.9%
TOTAL GENERALIST NETWORKS	24.4%	25.4%	24.5%	25.9%	27.5%	25.9%

TOTAL MULTI CHANNEL AND PREMIUM CALCIO	7.0%	6.9%	6.8%	7.6%	7.3%	7.5%
	31.4%	32.3%	31.3%	33.5%	34.8%	33.4%

Peak Season Schedules

Mediaset’s spring and autumn schedules won a total audience share of 32.6% in the prime time slot: 32.1% over the 24-hour period and 32.1% in the daytime slot for all viewers; 32.5% over the 24-hour period and 32.7% in the daytime slot for all viewers. and ratings leader for the commercial target in all time slots.

Linear Pay TV offering

In 2018, the auction for the assignment of Serie A rights for the 2018/2021 three-year period ended following the publication of call for tenders in spring 2017.

The Mediaset Premium position during this process complied with the guidelines of the five-year plan presented in London in 2017, taking a prudent approach to offers that made the business pay sustainable over the years. During the process it was clear from the start of the year that the League wanted assign exclusive packages and not distribution platforms, as had been the case previously. This decision obviously excluded Mediaset Premium from the auction, following an assessment that the eventual assigned package would be non-sustainable.

In parallel with this process and, in light of the above, negotiations began with SKY who were interested in launching their own product on DTT. On 30 March 2018, an agreement was reached with SKY that provided for the creation of a single platform on DTT, managed by Premium, which could offer services to operators wishing to launch a product on the platform.

The agreement also provided for an option in favour of Premium to sell the platform to SKY during 2018, exercisable by October of the same year.

Therefore, a new company R2 Srl, 100% owned by Mediaset Premium, was created to undertake the necessary platform management activities and at the same time a service contract was signed for the emerging SKY offer on DTT.

The agreement with SKY also provided for both the exclusive distribution of the Premium cinema and series under Sky’s satellite offer and the non-exclusive distribution of those channels under the DTT offer, with an option in favour of Mediaset Premium for exclusive distribution rights to DTT.

In June, the Serie A auction ended with the assignment of the rights for exclusive packages, as expected, and with the assignment of these packages to two operators: SKY and DAZN.

Premium consequently did not hold onto Football rights for the next three years, having lost the rights competition for the UEFA Champions League in 2017.

Football has always been Premium’s strongest content and a central part of the offering since the launch of the Premium offering; therefore, the lack of football led to a rethink of the offer and an attempt at agreements with the package bid winners for redistribution rights.

In July 2018, Mediaset Premium reached a commercial agreement with DAZN which provided for the possibility of including this service within the Premium commercial offer. As a result, from 1 August 2018, Premium restructured its commercial offer, repositioning all customers on 2 packages: Cinema & TV Series and cinema & TV Series +DAZN.

Proper customer base management and keeping customer’s constantly informed as to the progress of all Premium activities and agreements resulted in a slowdown in expected customer cancellations, which had been expected to be much greater given the lack of a football offering compared to previous years. Retaining the customer base brought significant benefits in terms of revenues for the year.

In October 2018, Premium exercised the option in its favour and, with effect from 1 December 2018, R2 was sold to SKY. A service contract was signed between R2 and Mediaset Premium for the management of all necessary platform activities for the existing commercial offering. At the end of December 2018, the option on the Cinema and Serie channels was also exercised, with effect from June 2019. At the same time, SKY was also notified of the wish not to extend the service contract beyond 31 May 2019.

Non-linear free-to-air offering

R.T.I. S.p.A. oversees the digital activities of the Mediaset Group through the Digital Business Department, which aims to create services and content for non-linear use deployable across all the main connected digital platforms (desktop devices, mobile and wearable devices, tablets, smart TVs, etc.) and the promotion of digital extension initiatives for free to air programmes (Radio and TV).

In relation to audience surveys, in 2018, Audiweb research, which provides internet reference metrics, underwent an extensive transformation, resulting in the impossibility to compare data from previous years: for this reason the data given below refers to the second half of 2018 only and the comparison with the same period of the previous year is not shown.

In the second half of 2018, the set of Mediaset Internet Properties managed by RTI Business Digital, reached a monthly Total Digital Audience average of 19 million unique users, with an average of over 233 million page views per month (Source Audiweb 2.0 average July-December 2018)

The Mediaset digital product range is divided into two main thematic areas:

•                  Video Hub: the chosen location for video content consumption is the revamped Mediaset Play platform. Online since June 2018, the platform has been completely redesigned and is available on its own website, through its mobile apps (iOS and Android) and through an innovative TV app for hbbtv/mhp devices. The offering allows live streaming of TV channels, including the possibility to watch live programmes from the start (the Live Restart function), and catch-up on demand for most free-to-air television programming. Users can watch entire episodes or choose from hundreds of clips taken daily from TV programmes and ad hoc content created for mobile use. The integration of the Digital Content Factory with editorial programme offices has made it possible to achieve a wide range of various formats on the different digital platforms, fully in line with the editorial approach.

•                  Information Hub: the Information hub, under the TGCOM24 brand, is internally divided into News (under the TGCOM24 heading), Sports Information (under the Sportmediaset heading) and Weather Information (under the Meteo.it brand).

During the year, the Information hub audience saw significant growth, reaching a Total Audience of 2,215,000 unique users daily in the second half of 2018 (Source Audiweb 2.0, overall perimeter with TAL), under the TGCOM24 brand positioning itself in third place in the Italian digital information market, and in second place overall for unique mobile users (Source Audiweb 2.0 media July-December 2018)

In addition, the set of Mediaset Apps, with a monthly average of 4.0 million unique users registered in the second half of 2018, ranks first on the Italian publishing scene (Source Audiweb 2.0 media July-December 2018). In this context, the free Tgcom24 App exceeded 5.8 million downloads, the weather forecasting service (Meteo.it) reached 10.6 million downloads with its App and finally the Sportmediaset App reached 3.9 million downloads. (Source: App Annie at 31 December 2018)

The FIFA 2018 Football World Cup marked an important milestone: the creation of the Mediaset Play Main Screen application for Smart TVs, and the free mobile applications released at the same time, offered a completely innovative viewing experience to fans of TV football: in particular, viewers with a latest-generation TVs (HBBTV and MHP) were able to follow live matches with added enhanced match content which can be loaded in real time and selected with a simple button on the remote control so they can relive - in near live mode - match highlights in broadcast quality. All enhanced by an accurate statistics service and a wide range of in-depth content available from the group’s journalists.

As far as Radio is concerned, the year saw a revamping of some of our stations main digital destinations, with the creation in particular of the new Radio105 App and the new Virgin Radio website.

In 2018, syndication distribution agreements continue with the Italia on Line group (which combines the top two Italian internet portals: Libero and Virgilio), with Microsoft (msn.it) and, with the Citynews group (Today.it and vertical websites), agreements to which the Fanpage.it collaboration was added. From April, Video content was also available on Superguida TV, the main Italian digital TV guide. The aforementioned agreements allow Mediaset video content distribution on host websites with an embedded Mediaset Player. This promotes Mediaset brand exposure to a different and wider target audience than TV viewers, allowing for the increase in Publitalia’s advertising revenues.

In relation to Social Media Network presence, Mediaset confirmed itself as one of the leading European media companies in creating engagement with its communities: 41 million total likes on Mediaset network Facebook pages, over 8 million followers on Twitter accounts and more than 12 million followers on Instagram accounts. Social Media Network activity allows the attention of the active audience to be captured on various channels, differing by age and composition.

The distribution of exclusive content, previews and live streaming promotes the TV schedule and expands programme awareness to a digital audience, creating interaction opportunities. Short programme extracts accompanied by a direct link to our websites attracts traffic to Mediaset Play increasing the viewing numbers of videos on the platform

To increase focus on the customer and their journey around the different Group properties, all SVOD Infinity service business activities were merged into the Digital Business Department in December 2018. This merger served its purpose not only to define a joint commercial offering, and therefore create new revenue streams associated with the digital business world of free networks, but also and above all in organisational terms, to improve the “customer centric” approach, providing better touchpoint management, optimising communications and providing the end user with a new experience.

Non-linear pay offering - Infinity

In 2013, the Mediaset Group launched Infinity, the first on-demand streaming service in Italy, offering a rich catalogue of films, cartoons, TV series, programmes and drama, available to watch without advertising breaks, where and when the viewer wants and from any internet connected enabled device.

Through Infinity, the Mediaset Group aims to create a service that makes great cinema available to all, easily and without the limitations of traditional pay TV. With this objective in mind, four principles have been identified around which Infinity’s entire commercial offering has been built: thousands of content items always available; a simple, clear commercial offer and without constraints; available on a wide range of connected devices; and able to satisfy even the most technologically sophisticated customers through value-added features.

The content offered by Infinity mainly relates to movies. In particular, Infinity Premiere has become a weekly bouquet of great premiers offered to customers even before they hit pay-per-view, with a unique range of the highest-quality OTT services in 4k and HDR, with titles such as “A star is born”, “Aquaman”, “Animali fantastici - I crimini di Grindelwald”, “Ready player one”, “Rampage” and “Ocean’s 8”. The TV series catalogue has also been further enhanced with hit shows, including: The Big Bang Theory entire box set and Italian TV premières such as the new seasons of Will & Grace, Shameless, Riverdale and the acclaimed Young Sheldon.

A simple, clear commercial offer and without constraints: Infinity is offered at a monthly price of EUR 7.99. Customers who want to subscribe to the offer may do so in complete autonomy over the internet. There is a cooling-off period of one month for all new customers. The customer can suspend or resume the payment of the monthly price without penalty at any time. This sale offering is typical of over-the -

top services, and aims to attract customers who are not inclined to subscribe to the traditional subscription contracts because of the constraints they impose. During 2018, various partnership initiatives were launched whereby Infinity is offered bundled with other products and services provided by partner companies. In 2018, initiatives were launched with DAZN, Nestlé and Total Erg and renewed with Samsung, Playstation, Paypal and Vodafone, with the partnership also extended to Vodafone TV. With the Infinity + DAZN package at EUR 13.99 it is possible to have access both services, taking advantage of the great Infinity cinema and Dazn’s complete offering which includes: 114 exclusive Serie A TIM championship matches, all BKT Series matches and many other European and international sports.

Available on a wide range of connected devices: today Infinity is available on over 2.000 different device models, including: PC, Mac, Android tablet, iPad, smart TV, Smart phone, iPhone, Playstation, XBOX and digital terrestrial set-top boxes. In particular, the Vodafone TV box was added during 2018.

Able to satisfy even the most technologically sophisticated customers through value-added features: a range of features is available on Infinity that aim to enhance customer’s user experience. The content is available in high definition, 4K UHD and HDR, with subtitles and audio both in Italian and original language. Infinity features a recommendation engine for content which, analysing consumer habits, offers each customer content that is always new and in line with their preferences. In 2018, the number of supported devices was expanded further, with the release of the HBBTV application accessible directly from Mediaset channels, the integration of Vodafone TV and the certification of many new Android TV models. During the year, the possibility to directly register from First Screen devices (Samsung, LG, Hbbtv, Android TV, PlayStation, etc.) was also introduced. During the year, the possibility to directly register from First Screen devices (Samsung, LG, Hbbtv, Android TV, PlayStation...) was also introduced. In 2018, the new mobile app for iOS and Android was released, with a completely revamped design displaying contents in a more modern and pleasing to use graphic design and even simpler and more intuitive navigation thanks to the moving the menu to the lower part of the interface, allowing you to more easily find the right title for you. Furthermore, trailers of upcoming catalogue titles have been introduced, which can be added to the “My list” section, where the film will show up as soon as it is available on Infinity.

ADVERTISING

The Mediaset Group operates through two fully-owned advertising sales agencies in Italy: Publitalia ‘80, the exclusive sales agency for the free-to-air Mediaset networks; and Digitalia ‘08, which handles advertising sales for the pay TV platform.

The Group also owns a 50% interest together with Mondadori in Mediamond, which sells advertising space on Mediaset Group websites and radio and on the websites of the publications of the Mondadori Group and other publishers.

In 2018, Publitalia acquired 282 new clients, generating new revenues amounting to 3.4% of the total. Publitalia’s top 10 groups generated approximately 19.9% of its total commissions.

Italian advertising market

According to Nielsen date, the advertising market closed the year 2018 with total sales of EUR 6.2 billion, down 0.2% (+0.1% net of direct mail) with a loss in value of EUR 131 million.

The TV medium, confirmed its market centrality with a share of 63.7% (+0.3 points). Mediaset (+0,8%)

2018 saw continued difficulties for the Press, which saw advertising revenues fall -6.9%, with drops in all months of the year. Out of home continues to see varying performance in its various components: Billboards were at -8.6%, Transit was positive (+11.8%), Go Tv performed strongly (+16.1%). Cinema ended the year with 9.1% growth.

	2018		2017		%
Media	EUR m	% share	EUR m	% share	change
Press	992	16.6%	1,065	17.9%	-6.9%
Television	3,799	63.7%	3,776	63.3%	0.6%
Radio	428	7.2%	405	6.8%	5.5%
Outdoors	71	1.2%	78	1.3%	-8.6%
Cinema	22	0.4%	20	0.3%	9.1%
Internet	478	8.0%	456	7.6%	4.9%
Transit	153	2.6%	137	2.3%	11.8%
Out of home TV	21	0.4%	18	0.3%	16.1%

Total Market (classic area*)	5,964	100.0%	5,956	100.0%	0.1%

(*) Not including direct mail and Internet advertising for the FCP-Assointernet figures

OTHER OPERATIONS

Radio broadcasting

In the last three years, the Mediaset Group has established its commercial radio sector through a series of acquisitions made up of R101, Radio 105 and Virgin Radio Italy, Radio Subasio and RMC.

R101. In 2018, editorial activity aimed to consolidate the strictly musical positioning of the station, placing it within the music stations sector, with a purely adult target audience.

Music plays a dominant role in all programming.

Its distinctive feature compared to other music stations is the absolute centrality of the quality and attention to detail in the songs played. The type of tracks played are carefully selected, with a nod to an international and metropolitan ambience.

It has a team of professional presenters who add to the music with their high-quality presentation skills. The time slots allocated to the different hosts have been streamlined and reworked, with the addition of new and highly skilled hosts. The main addition to the schedule is the new R101 “strange couple” presenters, Alvin and Katia Follesa, that host guests and celebrities with their unique brand of comedy and chat from 12 pm to 1 pm every day. “La Banda di R101”, the station’s morning show with Cristiano Militello, Paolo Dini and Lester, Riccardo Russo and Chiara Tortorella, is enjoying great on-air success and also achieved significant levels of follow-up on radio social media networks. In 2018, the cast was joined by comedian and impersonator Leonardo Fiaschi, whose jokes and impersonations helps to bring cheer to R101 listeners’ mornings.

The R101 range represents a genuinely integrated system that focuses on music and entertainment across any channel a consumer wishes to use, embracing all types of media and various different touch points (TV, radio, digital and events).

The main values that distinguish the approach to the market are authoritativeness in the musical and content spheres, a measured tone: a sensible and never vulgar radio station, and positivity and sunny disposition: it entertains with its light approach, with some funny moments.

In 2018, an important communication plan was confirmed with the dual objective of increasing brand visibility and strengthening the station’s musical positioning.

In terms of major live music shows, R101 was the official radio station for Italian concerts by some of the greatest stars of international music, including Sam Smith, Katy Perry and the Imagine Dragons, a world-famous group that attracted over 60,000 people to their Milan concert.

Engagement with the community has been further improved: the station was an active participant in several important events in Italy, including Fuorisalone at the State University of Milan and the Focus Live Festival, held through a collaboration with the popular science magazine Focus at the Milan Science and Technology Museum.

From a technology point of view, a series of equipment improvements were implemented to maximise signal coverage, in addition to significant developmental maintenance activities also carried out on transmission equipment and systems.

The new Radio Ter survey recorded the following audience figures for R101 at the end of 2018: 2,039,000 average daily listeners and 11,005,000 listeners in 7 days.

Radio 105 is an entertainment radio station that is the leader for the “young adults” target.

Radio 105 has some of the most popular programs in Italy: “Tutto Esaurito”, the morning show with “Captain” Marco Galli and his crew and “Lo Zoo di 105”, the most irreverent programme in Italy, with Marco Mazzoli and friends. New entry in the autumn schedule: “A me mi piace”, with Barty Colucci, Lodovica Comello and Gibba, aims to accompany the listener on their way home in evening drive time. Besides these stand-out shows, the station constantly experiments with new formats and hosts.

Radio 105’s goal is to join in with the passions of its listeners, making every event an opportunity to involve the community and feel an active part of it. During the year various Backstage Experience format competitions were held, giving listeners and users the chance to win exclusive Artist meet & greets during live concerts.

Last year an important communication plan was developed with the dual objective of increasing brand visibility and strengthening the station’s positioning. An important brand campaign was launched that starts with the value of “diversity”: Radio 105 is a diverse station, characterised by a wide variety of styles, programmes and personalities aimed at an audience that is also diverse. The station’s Proud to be different slogan points to its positioning: unique because it’s different, because it’s goes against the norm, varied and original.

Local presence and contact with people is one of the station’s stand-out features.

Radio 105 actively participated in important events including Casa Sanremo during the Sanremo Festival, the Rome Marathon - promoting the non-competitive fun run, Gru Village 105 Music Festival - a environmentally sustainable festival of artists in Grugliasco, Nameless Music Festival - the most famous Italian electronic music festival, Milan Games Week - the Italian video games fair popular with millennials and many other events across the country.

Radio 105 is also the Official Radio Station of AC Milan and Monza Calcio in the football world and Olimpia Milano and NBA in the world of basketball.

Given its distinctive features, Radio 105 is able to participate in many television shows: Colorado, The Big Show and Summer Festival are just a few examples of programs where cross-promotion activities have been deployed. The partnership with the talent show Amici continues, developing ever stronger synergies every year.

From a musical point of view, Radio 105 has a pop, dance and urban profile with some features related to the world of electronic music and the new phenomenon Trap to which Radio 105 has dedicated a multiplatform project: a radio programme, an app and a social media account.

All Radio 105’s activities are designed for native cross-media exploitation; the station sees its community as a network that can be accessed through various touch points (radio, website, app, social).

From the technology point of view, signal coverage was improved during the year in Veneto, Emilia Romagna, Sicily, Marche, Piedmont and Lombardy, through the acquisition of new frequencies. Significant developmental maintenance activities were also carried out on transmission equipment and systems.

The new Radio Ter survey recorded the following audience figures at the end of 2018: 4,677,000 average daily listeners and 14,913,000 listeners in 7 days.

Virgin Radio is a true international Lovemark: its strong rock music positioning puts musical programming at its heart, featuring carefully selected songs and the right balance of current and classic songs.

Virgin Radio’s mission is to be the go-to station for the community of rock music fans in Italy. The station’s schedule features some of the leading talents in the world of rock music in Italy: DJ Ringo, Paola Maugeri, Dr. Feelgood, Massimo Cotto, Andrea Rock and Giulia Salvi are just some of the names that light up Virgin Radio’s daily schedule.

2018 was a fundamental year in the image strengthening process for the Virgin Radio brand: several world-famous rock stars lent their image in support of the Rock Ambassador campaign, a project that saw artists such as Dave Grohl, Noel Gallagher and Jared Leto come out in support of the station and the rock values it embodies.

Live music continues to represent one of the cornerstones of the station’s positioning: in 2018, Virgin Radio was involved in some of Italy’s most important Rock events: among those iDays Festival (with, amongst others, Pearl Jam and Noel Gallagher), Firenze Rocks (with Guns n’ Roses, Foo Fighters, Iron Maiden and Ozzy Osbourne) and Milano Rocks (with, amongst others, Thirty seconds to Mars)

Community engagement did not only take place through concerts but also through a series of on-field activities appropriate to the target audience and linked to the world of sport, especially in the motorbike and car racing sector: Virgin Radio participated actively in important events including the Formula 1 Milan Festival, Superbike World Championship and the Verona Motorbike Expo, and was the official radio station of the Virgin Obstacle Run in Milan, in collaboration with Virgin Active gyms.

Virgin Radio is also very active on the digital front, with a very large community on its website, social media channels and mobile app.

From the technology point of view, signal coverage was improved during the year, above all in Lombardy, through the acquisition of new frequencies. Significant developmental maintenance activities were also carried out on transmission equipment and systems.

The new Radio Ter survey recorded the following audience figures for Virgin Radio at the end of 2018: 2,623,000 average daily listeners and 7,379,000 listeners in 7 days.

Radio Monte Carlo is the Principality of Monaco’s Italian Radio station, an internationally recognised and highly prestigious brand.

Its sound is unmistakable, thanks to the passion and commitment that Radio Monte Carlo has always put into its musical research and its constant discovery of new sounds and talent. The refined musical selection, up-to-date information on Italian and international current events and new trends and a keen interest in its listeners’ passions make Radio Monte Carlo a must in terms of lifestyle, design, cinema, art, fashion, travel and sports.

The Radio Monte Carlo schedule lists some of the most loved presenters in Italy; Max Venegoni, Massimo Valli, Rosaria Renna, Kay Rush, Maurizio Di Maggio and Nick The Nightfly:

In 2019 Radio Monte Carlo celebrates 30 years of “Monte Carlo Nights”, the programme specialising in quality music, which brought new age, fusion, world music, Brazilian music, jazz, acid jazz to Italy and, in more recent years, the sounds of nujazz, lounge and chill out. Its guests have included Sting, Pat Metheny, Peter Gabriel, Ryuichi Sakamoto, Herbie Hancock, Miriam Makeba, Caetano Veloso, Enya, Donald Fagen, Pino Daniele, Annie Lennox and many others.

Radio Monte Carlo has partnerships with the country’s most important Italian jazz festivals. It is the Official Radio station of Umbria Jazz, which takes place annually in Perugia. 2019 will again see Nick the

Nightfly host a live broadcast every night from the heart of Perugia, with exclusive live shows and interviews with the great musical stars. In the jazz music genre, the partnership with the Milan Blue Note continues.

Great live events are an integral part of the editorial approach that has made Radio Monte Carlo a landmark station for many artists for years: this year, the Monegasque station will be the radio partner of at the concerts of Phil Collins, Dido, Ennio Morricone, Hooverphonic and Amy Macdonald in Italy

Major sporting events are another strong point, Radio Monte Carlo is in pole position at the Monte Carlo Rolex Tennis Masters and obviously during the Monaco Grand Prix. Radio Monte Carlo has also been confirmed as the official radio station of the Genoa Half Marathon and the Palermo “Per correre …l’Arte” Marathon for 2019.

Radio Monte Carlo is the Radio of Art and Great Exhibitions: over the past two years it has promoted over 50 of the most important Italian exhibitions, including Elliott Erwitt at Palazzo Ducale in Genoa, Carlo Carrà at Palazzo Reale in Milan, Escher at the Palazzo of Culture of Catania, Mirò at Palazzo Albergati in Bologna and the impressive Caravaggio Experience video installation at Reggia Venaria in Turin and again Picasso at the Scuderie del Quirinale in Rome and Monet at the Vittoriano Complex in Rome.

The partnerships with the FAI, Fondo Ambiente Italiano, SIAS Group, the leading North-West motorway operator, the Reggia di Venaria (TO), the Forte di Bard (AO), the Manzoni Theatre in Milan and the City of Genoa have all been confirmed.

The new Radio Ter survey recorded the following audience figures at the end of 2018: 1,392,000 average daily listeners and 6,187,000 listeners in 7 days.

Radio Subasio is the local radio station with network numbers. It has been the leader in broadcasting in Central Italy (Umbria, Marche, Lazio, Tuscany and Campania) for over 40 years. After joining the Radio Mediaset Group, the station’s coverage was increased in the last year thanks to the activation of a new channel in Milan.

The proposed broadcasting of Radio Subasio is oriented towards a predominantly family based target and is structured on the distinctive elements of tradition, brightness and interactivity, with pop music that offers great space for Italian music without neglecting the huge international hits. The interviews and live appointments with the presence of the public, together with the main stars of Italian music all play a very important role in the programming of the station.

Radio Subasio is very active in Central Italy and supports all kinds of initiatives and territorial events, not just musical ones: the station is an official media partner of Eurochocolate in Perugia and, from this year, the official radio of the Zoomarine water park near in Rome to name but a few.

From the technology point of view, during the year the transmitter park underwent a great deal of modernisation and evolutionary maintenance, to ensure equipment performed better from an energy point of view, and was equipped with the most modern safety, telemetry and telecontrol systems.

At the end of 2018, the new Radio Ter survey recorded the following listening data for Radio Subasio: 1,871,000 average daily listeners and 5,289,000 listeners in 7 days.

Film distribution

Medusa Film S.p.A. is a major film distribution company in Italy. The company mainly produces and distributes Italian and foreign films in Italy, throughout the life-cycle of the product: from cinema releases to the sale of television rights in all their various forms.

In terms of box-office takings from the sale of cinema tickets, Medusa, with a market share of 4.3% in 2018 (source: Cinetel), was 7th in the ranking of distributors, behind the four American majors and the Italian companies 01 Distribution and Lucky Red Distribution.

In line with its editorial approach, the company, as always, stood out for its focus on Italian cinema: the third largest Italian film by box-office takings was from Medusa. broadcasting rightsOut of a total of 10 films, for which the Company acquired the rights and distributed in the year, 6 took more than EUR 2 million: it should be remembered that overall, only 19 Italian products were distributed above this threshold.

The highest box-office takings were for income was “Amici come prima” (EUR 6.9 million in the year; 8.2 in total) which sealed the reunion of Boldi and De Sica, the most popular comic duo of the last thirty years; followed, in terms of box-office takings, “by Se son rose ...” (EUR 4.3 million) by and with Leonardo Pieraccioni and “Made in Italy”, seeing L. Ligabue return to directing with two big stars, S. Accorsi and K. Smutiniak.

In 2018, total box-office takings came to EUR 555 million, equivalent to 86 million cinema tickets, compared with EUR 585 million and 92 million cinema tickets in the previous year.

After a 2017 marked by excellent growth (-11.6% takings and -12.4% audience numbers), the cinema market has seen a significant decline (-5% takings and -6.9% audience numbers). The number of films distributed in the year was basically stable in relation to 2017: 528 compared with 536 in the previous year. The decrease in terms of collection is entirely attributable to the negative performance of American cinema (-EUR 54 million; -14%) whose market share dropped from 66 to 60%, although still remained the undisputed leader (nine of the top 10 box-office performers were from the United States). Italian cinema partially compensated for the American cinema decline with revenue growth of around EUR 25 million (+24%), reaching a market share of 23% against 18% in the previous year.

The successes achieved in a particularly difficult year nevertheless confirm that Medusa plays a fundamental role, again underscoring the correct strategic positioning of the company, which has always been a landmark in this nation’s cinema.

Media4Commerce

The Media4Commerce Business Unit manages commercial activities related to the Group’s core business and is divided between three different brands:

•                  Mediashopping, a multi-channel sales platform for home, kitchen and personal products, engaged in distance selling following the Direct Response TV model;

•                  Fivestore, the brand that pursues exploitation of television content brands through licensing, production and sale of editorial products;

•                  Aroma Vero, vertical multi-channel sales platform for coffee segment products, launched in 2017.

Each brand’s products are distributed by leveraging the multi-channel approach, using call centres, online, and telesales for Business to Consumer sales and distribution and the press for Business to Business.

International advertising

Publieurope Ltd. is the Mediaset Group company responsible for managing the Group’s strategy on the European advertising market. Its mission is to raise Group revenue through advertising sales to international investors by means of ongoing liaison with headquarters of multinational companies and by sourcing new licences and new products in other countries.

These activities are conducted from offices in London, Munich and Paris, and in cooperation with partners located in Milan (Publitalia ‘80) and Madrid (Publiespaña).

Publieurope’s portfolio has expanded and grown more varied over the years, ensuring a cross-media commercial offering consisting of:

•                  all the italian tv networks - generalist, theme, free and pay channels - of the Mediaset Group;

•                  Mediaset España’s TV networks, internet sites and outdoor TV;

•                  Mediamond’s magazines, internet sits and radio channels;

•                  traditional and thematic TV channels as well as websites of the German group ProSiebenSat1;

•                  the main multichannel network in Europe, Studio 71, controlled by the German group ProSiebenSat.1 Media, which operates on the main free video distribution platforms;

•                  the SBS group of commercial television channels that broadcast in Flanders (Belgium);

•                  the TV channels, websites and radio stations of Talpa TV in the Netherlands;

•                  all the TV networks and websites of the British Channel 4 group;

•                  the TV channels, websites and radio stations of the French group TF1;

•                  advertising spaces situated on luxury buildings in London and in the most important Italian cities;

•                  the various media operated by Rotana Media Services, a media group working in the Middle East and North Africa.

Since Publieurope acts as an advertising sales house, its contribution to Group earnings needs to be considered in terms of commission income generated, which totalled EUR 292 million, of which EUR 218 million related to Group media.

SPAIN

Mediaset has a controlling interest in Mediaset España Comunicación S.A., the holding company of the Spanish television group that owns the Telecinco television network, which began broadcasting in 1990.

Mediaset España is the leading broadcaster in Spain in terms of viewers and advertising share, and one of the most profitable groups in the sector in Europe.

The company is listed on the stock exchange of Madrid, Barcelona, Bilbao and Valencia. It was first included in the Ibex 35 index on 3 January 2005, where it still remains one of the thirty five biggest companies in Spain.

Mediaset España Group’s mission is to consolidate its leadership of the commercial television market in Spain. Its strategic approach reflects that of Mediaset Group in Italy, operating as an integrated broadcasting group in the following key business areas:

•                  Advertising (Publiespaña)

•                  Advertising on non-television media, both Group-owned and third-party

•                  General interest television broadcasting (Telecinco, Cuatro)

•                  Multichannel broadcasting: Free thematic channels (Divinity, Factoria de Ficcion, Boing, Energy, and Be Mad - which is HD)

•                  Internet (through the company Conecta 5)

The Advertising Market

Spain’s television advertising market is the fifth-biggest in Europe and is second only to Italy’s in terms of television’s share of all advertising on mainstream media. According to Infoadex data, the percentage of that market in 2018 stood at 38.6%.

In 2018 the macro-economic data for the Spanish economy - one of the most severely hit by the global crisis in recent years - confirmed its continued excellent recovery (+2.4% compared to the previous year), with lower registered growth than in the previous two years (3.2% and 3%, respectively), but with GDP growth figures that are among the most dynamic of the leading EU countries. Against this background, advertising investments also remain an upward trend. In 2018, conventional advertising investment grew by 2.9%, whilst television advertising investment decreased slightly (0.8% compared to the previous year). The market share for the Mediaset España Group was 43.3%, in line with the previous year but with an advantage of additional 2.8 percentage points over the major private competitor.

	2018		2017		Change
Media	€ million	% share	€ million	% share	%
Press	563	10.5%	598	13.0%	-5.9%
Television	1,915	34.7%	1,932	36.5%	-0.9%
Local Television	105	1.9%	117	2.5%	-10.3%
Magazine	228	4.1%	240	4.8%	-5.0%
Radio	481	8.7%	466	8.7%	3.2%
Outdoor	336	6.1%	327	6.1%	2.8%
Cinema	35	0.6%	34	0.4%	2.9%
Tematic channels	107	1.9%	95	1.6%	12.6%
Internet	1,743	31.6%	1,548	26.9%	12.6%

Total Market	5,513	100.0%	5,357	100.0%	2.9%

Other domestic market players, besides Mediaset España, include:

•                  the Atresmedia Group (established in 2012 with the merger of Antena3 and Sexta);

•                  a federation of independent local broadcasters, operating under the name La Forta;

•                  the digital satellite Pay TV platform Moviestar Fusion and Vodafone cable television.

Broadcasting and Audience Share

With respect to viewing figures, the Mediaset España Group continued to be the leader in terms of total viewers over the 24-hour period, with a share of 28.8%, with a gap of 2.0 percentage points from its main competitor, the Atresmedia Group.

With respect to the commercial target audience, the Mediaset España Group achieved a share of 30.9%, with 2.6 percentage points more than its main competitor.

As for the main channel, in 2018 Telecinco achieved a 14.1% audience share of all viewers over the 24-hour period, ranking as the most viewed Spanish channel for the sixth consecutive year. It also captured an average of 13.4% of the commercial target.

With regard to Prime Time, Telecinco was the leader in the all viewers total with an average of 15.0%.

Cuatro was the third most viewed channel by millennials (16-34 years) and reached an audience share of 6.0% of the average share for all viewers in the 24-hour period and 7.4% for the commercial target audience.

The FDF, Divinity and Energy channels continued to post excellent results in terms of viewing figures in 2018.

Results for the commercial target audience are detailed below:

•                  Boing, the thematic channel dedicated to children from 4 to 12 years, achieved an audience share of 10.9%;

•                  FDF reached a share of 8.3% on the commercial target audience (13-24 age range);

•                  Divinity, a channel dedicated to the female audience, achieved a share of 3.2% of its commercial target audience (16-44 age range);

•                  Energy, a channel dedicated to a male audience, achieved a share of 1.6% of the commercial target audience (men between 25 and -44 years).

•                  Be Mad, an HD channel, achieved a share of 1.0% of its commercial target audience (men between 16 and 44 years).

	Individuals			Commercial Target
Audience share 2018	24 hours	Prime Time	Day Time 7:00-2:00	24 ore	Prime Time	Day Time
	14.1%	15.0%	13.7%	13.4%	14.0%	13.1%
	6.0%	6.2%	6.0%	7.4%	7.8%	7.2%
TOTAL GENERALIST NETWORKS	20.1%	21.1%	19.7%	20.8%	21.8%	20.3%

TOTAL MULTI CHANNEL	8.7%	8.0%	9.1%	10.1%	8.7%	10.8%
	28.8%	29.1%	28.8%	30.9%	30.5%	31.1%

2018- 24 Hours
INDIVIDUALS
28.8
26.8
16.5
27.9
Mediaset Esp.
Atresmedia
TVE
Other

2018 - 24 Hours
Individuals % Share
14.1
12.3
6.0
10.5
Telecinco
Antena 3
Cuatro
TVE-1

As the following table shows, in 2018, Mediaset España devoted significant air time on the general interest networks Telecinco and Cuatro to its in-house productions, which accounted for 80% of scheduling (79.8% in 2017), with just 20% of air time left for external acquisitions and productions (20.2% in 2017).

Mediaset España schedules - Broadcasted Hours 2018

Types	Generalist Networks		Multi-Crannel		Total Mediaset Networks
Film	1,447	8.3%	2,684	6.1%	4,131	6.7%
Fiction	2,047	11.7%	21,030	48.0%	23,077	37.6%
Cartoons	—	—	7,943	18.1%	7,943	13.0%
Total tv rights	3,494	20.0%	31,657	72.2%	35,151	57.3%
News	2,320	13.2%	694	1.6%	3,014	4.9%
Sport	269	1.5%	352	0.8%	621	1.0%
Entertainment	3,134	17.9%	4,090	9.3%	7,224	11.8%
Education	8,302	47.4%	7,007	16.0%	15,309	25.0%
Total in-house productions	14,025	80.0%	12,143	27.7%	26,168	42.7%

Total	17,520	100.0%	43,800	100.0%	61,320	100.0%

Mediaset España schedules - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,481	8.5%	2,564	5.9%	4,045	6.6%
Fiction	2,042	11.7%	20,494	46.8%	22,536	36.8%
Cartoons	—	—	8,142	18.6%	8,142	13.3%
Total tv rights	3,523	20.2%	31,200	71.3%	34,723	56.7%
News	2,472	14.1%	889	2.0%	3,361	5.5%
Sport	128	0.7%	380	0.9%	508	0.8%
Entertainment	3,022	17.2%	3,638	8.3%	6,660	10.9%
Education	8,374	47.8%	7,692	17.6%	16,066	26.2%
Total in-house productions	13,996	79.8%	12,599	28.8%	26,595	43.4%

Total	17,519	100.0%	43,799	100.0%	61,318	100.0%

Multichannel Broadcasting

Mediaset España’s Broadcasting Centre is a digital platform fully equipped to broadcast and receive audiovisual transmissions via satellite, optical fibre, the mobile network and ADSL.

In 2018, the Mediaset España Group continued to consolidate its multi-channel diversification strategy. In fact, in addition to Telecinco and Cuatro, the Mediaset España Group’s generalist networks, the offering is completed by firmly established thematic channels:

•                  Energy, thematic channel with sport content targeted at a young male audience;

•      FDF (Factoría de Ficción), featuring Spanish and international drama series;

•      Boing, dedicated to children’s entertainment;

•      Divinity, targeted at a young female audience;

•      Be Mad, an HD channel targeted at a male audience (men between 16 and 44 years).

TV rights investments

In 2018, Mediaset España continued to invest in television broadcasting rights. Investment policy was focused not only on consolidating Spanish drama series, as well as on providing a stream of high-quality content both for the main channel and for new thematic channels, with a view to building up its television rights library and defending audience share in the future, and with it the Spanish group’s advertising revenues.

Spanish television broadcasters are required by law to invest at least 3% of their operating revenues in Spanish and European film productions. At Mediaset España, this legal obligation has been taken up as a business opportunity, and through the subsidiary Telecinco Cinema SAU the group has been producing quality feature films for some years.

Following the excellent results of recent years, the year in review was also an extremely positive year in terms of film production. Four productions were released, all of which entered the top 10 list of the most-watched movies in Spain. In particular: El cuaderno de Sara, a thriller that premiered in cinemas at the beginning of the year, grossed EUR 5.2 million; Yucata, a comedy directed by Daniel Monzón, the director behind blockbusters such as “Cell 211” and “El Niño”, and which had its preview screening in August, grossed EUR 5 million; Ola de crimenes, a comedy released in early October, grossed EUR 3 million, with spectator numbers of over half a million; Superlópez, a film adapted from a well-known Spanish comic book, premiered in cinemas in late November and was watched by more than 2.5 million television viewers, grossing more than EUR 12.5 million, making it the second most-watched film in 2018 and earning it three nominations at the 2019 Goya Awards, where it won the award for best special effects; and, finally, Sanz, a feature-length documentary based on the life and musical work of Alejandro Sanz, was shown at the Malaga Film Festival and became the most-watched documentary of the year.

In 2018, Mediaset España established “Mediterráneo Audiovisual SLU”, a company formed with the intention of bringing all of the Group’s existing producers of audiovisual, movie and digital content under the same organisational structure. The new structure will allow for strengthened access to international markets with the aim of acquiring and developing international formats. This goal may also be achieved by entering into agreements with other independent producers. Mediterráneo will also play a key role in distribution by engaging in the sale of content (drama) to leading SVOD platforms.

Internet

The Mediaset España Group considers its Internet business a strategic factor for the group’s success, enabling the diversification of business both now and in the future. The Group’s websites include the web channels Mitele.es (live online streaming platform), Mtmad.es (exclusive online video platform), Eltiempohoy.es (weather page), Yasss.es (website with content aimed at millennials) and Mediaset.es (website presenting the Group’s corporate content), in addition to apps broadcasting the Group’s main content (Mitele, Mediaset Sport, Gran Hermano) and the social media accounts of each channel, program or series (Facebook, Twitter and Instagram).

In 2018, Mediaset España consolidated its leadership in terms of consumption of digital videos based on Comscore figures, with 2,471 million video clicks from January to December. The Group’s websites consolidated their leadership in terms of videos/minutes consumed, with an average of 852 million minutes viewed per month. This placed Mediaset España in fifth place for website visits in Spain, behind only Google, Broadband TV, VEVO and Webmedia sites. On the other hand, Mediaset España was ranked in first place in the new Comscore category for broadcasters. with an average of 11.7 million unique users per month in 2018, (+2.4% on the previous year).

During 2018, Mitele.es strengthened its leading position in video consumption, with 57 million views on the Mtmad platform.

KEY EQUITY INVESTMENTS AND JOINT VENTURES

2iTowers Holding is a subsidiary of the F2iSGR private equity fund, which is 40%-owned by Mediaset. EI Towers SpA became the holding company of EI Towers Group at the beginning of the fourth quarter of 2018, following the completion of the Public Purchase Offer initiated in July 2018. The EI Towers Group is one of the biggest operators of electronic communications networks in Italy, serving radio and television broadcasters and mobile telecommunications providers under long-term agreements. In particular, the Group provides hosting on its infrastructure (transmission “towers” or “stations”) as well as a range of related services such as technical assistance, ordinary and extraordinary maintenance, logistics, planning. In addition, the Group manages “broadcast contribution links” for the Mediaset Group and other national operators’ television productions in the sports events and news sectors through its own operations centres and network infrastructure.

Mediamond S.p.A. is an equal joint venture between Publitalia’80 and Mondadori Pubblicità. Mediamond is the Mediaset Group’s advertising sales house, specialised in selling advertising space on the Group’s television and video websites and websites linked to Mondadori Group publications, as well as space on third-party websites.

Boing S.p.A. is a joint venture between R.T.I. SpA (51%) and Turner Broadcasting System Europe (49%), which produces and manages the two free-to-air children’s channels Boing and Cartoonito, broadcast respectively since 2004 and 2011 on the digital terrestrial platform.

Fascino Produzione Gestione Teatro Srl is an equal joint venture between R.T.I. SpA and Maria De Filippi. Thanks to the exclusive artistic and creative contribution of the partner, it develops, plans and executes television programmes mainly shown during Canale 5’s prime-time and day-time slots, including C’è Posta per te, Amici, Uomini e Donne.

Tivù Srl is a company formed in 2008 whose shareholders are R.T.I. SpA, Rai Radiotelevisione Italiana S.p.A. (each holding 48.16%), La7 Srl (3.49%) and other members, which performs promotional and planned communication activities for users of the free digital terrestrial and satellite platform, and in particular manages the services linked to the satellite platform for the free digital TV offering called “TivùSat”, which supplements the digital terrestrial platform for users of some regions and autonomous provinces that this signal does not reach.

Nessma S.A. is a company 34.12%-owned by the subsidiary Mediaset Investment S.A., which manages the freesat TV channel broadcast in Tunisia and the countries of North Africa.

CONSOLIDATED PERFORMANCE BY GEOGRAPHICAL AREA AND BUSINESS SEGMENT

In this section we give a breakdown of the consolidated income statement, balance sheet and cash flow statement to show the contribution to Group performance of the two geographical areas of business, Italy and Spain, as well as a breakdown of revenues by revenue type.

The income, balance sheet and cash flow figures shown below have been restated, with respect to the Group financial statements, in order to highlight the intermediate aggregates considered most significant for understanding the performance of the Group and of the individual business units. Although not required by law, the criteria adopted in preparing the aggregates and notes referring the reader to the relevant statutory financial statement items have been disclosed in accordance with guidance provided by Consob Communication no. 6064293 of 28 July 2006 and the CESR Recommendation on alternative performance measures (or non-GAAP measures) dated 3 November 2005 (CESR/o5-178b).

Group Performance

The consolidated income statement reported below shows the intermediate aggregates making up earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT).

EBITDA measures the difference between consolidated net revenues and operating costs, including costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

EBIT is measured by deducting from EBITDA costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

As outlined at the beginning of this Report, following the voluntary takeover bid made on 16 July 2018 by 2iTowers S.p.A. and the subsequent sale of EI Towers at the beginning of the fourth quarter of the year-ended, this group was deconsolidated beginning the same fourth quarter. As a result of this transaction, and in accordance with IFRS 5 (Non-Current Assets Held for Sale and Discontinued Operations), the financial results for 2018 and those for the comparative year, duly restated, show separately and reclassify under the item Net profit/(loss) from discontinued operations the net financial contribution for the Group’s interest generated by the EI Towers Group in the first nine months of 2018 and for the entirety of the 2017 financial year, and also include the consolidated net gains made following the sale of the equity investment.

Furthermore, since 1 January 2019 the Group has been applying the new IFRS 15 (Revenues) and IFRS 9 (Financial Instruments) accounting standards retrospectively with adjustments, without restating comparative data. Moreover, the application of these standards has not had material impacts, with only the application of IFRS 9 leading to the reclassification of some non-material cost items that were previously included in the financial expenses and since 2018 have been classified as operational costs.

(values in EUR million)

MEDIASET GROUP Income Statement	2018	2017
Total consolidated net revenues	3,401.5	3,550.1
Personnel expenses	(497.0)	(487.2)

Purchases, services, other costs	(1,838.4)	(1,781.4)
Operating costs	(2,335.4)	(2,268.6)

EBITDA	1,066.1	1,281.5
Rights amortization	(884.2)	(954.3)
Other amortization and depreciation	(108.2)	(100.8)
Amortization and depreciation	(992.4)	(1,055.0)

EBIT	73.7	226.4
Financial income/(losses)	(16.2)	(15.3)
Income/(expenses) from equity investments	9.5	8.8
EBT	67.0	219.9
Income taxes	(19.3)	(60.5)
Minority interests in net result	(96.5)	(91.5)

Net result from continuing operations	(48.7)	67.9
Net profit from discontinued operations	520.0	22.7

Group net result	471.3	90.5

The following table shows key Group income statement figures stated as a percentage of consolidated net revenues.

MEDIASET GROUP	2018	2017

Total consolidated net revenues	100.0%	100.0%

Operating costs	-68.7%	-63.9%

EBITDA	31.3%	36.1%

Amortization and depreciation	-29.2%	-29.7%

EBIT	2.2%	6.4%

EBT	2.0%	6.2%

Group net result	13.9%	2.6%

Below we look at the breakdown of the income statement by geographical area to report the contribution to performance of the Group’s Italian and Spanish operations. For the purpose, the income statements of the two business units are stated net of any dividends received by Mediaset España.

Breakdown by geographical area: Italy

The following is a condensed income statement of Mediaset Group’s domestic business:

(values in EUR million)

ITALY
Income Statement	2018	2017

Consolidated net revenues	2,421.4	2,555.3
Personnel expenses	(389.2)	(381.5)
Purchases, services, other costs	(1,392.5)	(1,341.2)
Operating costs	(1,781.7)	(1,722.7)

EBITDA	639.7	832.6
Rights amortization	(731.5)	(767.8)
Other amortization and depreciation	(91.1)	(83.9)
Amortization and depreciation	(822.6)	(851.7)

EBIT	(182.9)	(19.1)
Financial income/(losses)	(14.6)	(14.1)
Income/(expenses) from equity investments	(1.0)	5.5
EBT	(198.4)	(27.7)
Income taxes	45.9	(10.4)
Minority interests in net result	0.4	5.5
Net result from continuing operations	(152.1)	(32.6)
Net result from discontinued operations	520.0	22.7
Net result	367.9	(9.9)

The following table shows key income statement figures stated as a percentage of consolidated net revenues.

ITALY	2018	2017

Total consolidated net revenues	100.0%	100.0%
Operating costs	-73.6%	-67.4%
EBITDA	26.4%	32.6%
Amortization and depreciation	-34.0%	-33.3%
EBIT	-7.6%	-0.7%

EBT	-8.2%	-1.1%

Group net result	15.2%	-0.4%

Below is a summary of the main types of revenue. The performance of these revenue types has already been described in this Report.

ITALY			change
Breakdown Consolidated Revenues	2018	2017	€ million	% change
Gross advertising revenues	2,112.2	2,095.4	16.8	0.8%
Agency discounts	(301.2)	(300.3)	(0.9)	-0.3%
Total net advertising revenues	1,811.0	1,795.1	15.9	0.9%

Pay Tv revenues	366.0	587.4	(221.4)	-37.7%
Other revenues/Eliminations	244.4	172.8	71.6	41.4%
Total Consolidated Revenues	2,421.4	2,555.3	(133.9)	-5.2%

Advertising revenues, including free and pay-TV channels managed by the Group’s concessionaires and the Group’s share of website revenues, and revenues from proprietary radio broadcasters managed under a sublicense from the investee Mediamond.

Pay TV revenues, including the sale of subscriptions, prepayment cards and proceeds from the Infinity on-demand service.

Other revenues include the proceeds generated in 2018 from the commencement of the commercial agreements entered into with Sky in the first quarter for the sub-licensing of free and pay-TV channels and for the use of the Premium technological platform, and other agreements entered into with other party for the sub-licensing of content, and includes capital gains of EUR 10.9 million from the sale of R2 Srl to Sky at the end of November. This item also includes proceeds from publishing, licensing and merchandising, and movie distribution.

Finally, as regards the financial impact determined during the recoverability assessments on assets and purchase commitments relating to Pay-TV rights, conducted upon the presentation of the consolidated financial statements at 31 December 2018, the item Amortisation, depreciation and write-downs of television broadcasting rights includes a EUR 128.3 million write-down, carried out in accordance with IAS 36, of the residual value of the Pay-TV rights library, whereas the provisions of EUR 34.3 million, allocated in light of the recoverability assessment on Pay-TV rights purchase commitments, are recognised in the item Purchases, services and other costs in accordance with IAS 37.

Breakdown by geographical area: Spain

The following is an abridged income statement of the Group’s Spanish business; figures are those of the Mediaset España Group (consolidated figures).

(values in EUR million)

SPAIN
Income Statement	2018	2017
Total consolidated net revenues	981.6	996.3
Personnel expenses	(107.8)	(105.6)

Purchases, services, other costs	(446.6)	(441.5)
Operating costs	(554.5)	(547.2)

EBITDA	427.1	449.1

Rights amortization	(153.1)	(186.8)
Other amortization and depreciation	(17.1)	(16.9)
Amortization and depreciation	(170.2)	(203.8)

EBIT	256.9	245.3

Financial income/(losses)	(1.6)	(1.2)
Income/(expenses) from equity investments	10.3	3.3
EBT	265.6	247.4

Income taxes	(65.3)	(50.1)
Net profit from continuing operations	200.3	197.3

Minority interests in net profit	—	0.2

Net profit	200.3	197.5

The following table shows key income statement figures stated as a percentage of consolidated net revenues from Spanish operations.

SPAIN	2018	2017

Total consolidated net revenues	100.0%	100.0%

Operating costs	-56.5%	-54.9%

EBITDA	43.5%	45.1%

Amortization and depreciation	-17.3%	-20.5%

EBIT	26.2%	24.6%

EBT	27.1%	24.8%

Group net result	20.4%	19.8%
Tax rate (EBT %)	-24.6%	-20.2%

The table below provides the breakdown of revenues and costs of the Mediaset España Group showing the most significant items:

(values in EUR million)

SPAIN			change €
Breakdown Consolidated Revenues	2018	2017	million	% change
Gross advertising revenues	963.6	969.7	(6.1)	-0.6%
Agency discounts	(42.1)	(41.0)	(1.2)	2.9%
Net advertising revenues	921.4	928.7	(7.3)	-0.8%
Other revenues	60.2	67.6	(7.4)	-11.0%
Total net consolidated revenues	981.6	996.3	(14.7)	-1.5%

Other revenues mainly includes income from the distribution of movie co-productions, agreements entered into with other parties for the sub-licensing of content, and income from online operations. The change compared to 2017 is mainly due to the decrease in revenues from movie distribution.

The total costs of the Mediaset España Group decreased by EUR 26.2 million (-3,5%) compared to the same period the previous year, a significant decrease given that the costs associated with broadcasting matches at the 2018 FIFA World Cup in Russia were also recognised during the period. Thanks to the optimization policies in place, when this component is not included, the costs were substantially lower than for the same period the previous year.

On 31 December 2018, EBIT for the Group’s Spanish business totalled EUR 256.9 million, compared with EUR 245.3 million in 2017.

Other income statement components for the Mediaset Group as a whole are shown below.

			change €
	2018	2017	million

Financial (income)/losses	(16.2)	(15.3)	(0.8)

			change €
	2018	2017	million

Result from equity investments	9.5	8.8	0.7

Income/(expenses) from equity investments includes income from measurement at equity of investments where the Group has significant influence over the investee, value adjustments to the financial assets connected with those or other equity investments, and gains/losses generated from the disposal of those assets.

	2018	2017

EBT	67.0	219.9
Income taxes	(19.3)	(60.5)
Tax Rate (%)	28.8%	27.5%
Minority interests in net result	(96.5)	(91.5)

Net result from continuing operations	(48.7)	67.9
Net profit from discontinued operations	520.0	22.7

Group Net Result	471.3	90.5

The Group’s tax rate reflects the combined effect of the different tax bases in the Group’s two main geographical areas of operation.

Minority interests refer to interests held in the consolidated earnings of Mediaset España (48.37%) and Monradio (20%).

In accordance with IFRS 5, Net profit/(loss) from discontinued operations includes the consolidated net result of EI Towers for the Group’s interest, totalling EUR 21.8 million in the first nine months of 2018, with the capital gains made from the sale of the controlling interest in EI Towers, net of costs and direct taxes, totalling EUR 498.2 million.

Balance Sheet and Financial Position

The Group’s balance sheet and its breakdown by geographical area are reported below in abridged form, restated to show the two main aggregates: Net invested capital and Net financial position, the latter consisting of Total Financial Debt less Cash and Other Cash Equivalents and Other Financial Assets. Details of the items making up the net financial position are provided in Note 11.7.

The following tables therefore differ in their layout from the statutory balance sheet, which primarily distinguishes current from non-current assets and liabilities.

Equity Investments and Other Financial Assets include assets recognised in the Consolidated statement of financial position as Equity investments in associates and joint ventures, and Other Financial Assets recognised in the consolidated statement of financial position as equity investments and non-current financial receivables (thus excluding hedging derivatives, which are included as Net Working Capital and Other Assets/Liabilities).

Net Working Capital and Other Assets/Liabilities include current assets (apart from cash and cash equivalents and current financial assets included in the Net Financial Position), deferred tax assets and liabilities, non-current assets held for sale, provisions for risks and charges, trade payables and tax liabilities.

(values in EUR million)

MEDIASET GROUP
Balance Sheet Summary	31-Dec-18	31-Dec-17
TV and movie rights	972.2	1,273.2
Goodwill	794.1	968.5
Other tangible and intangible non current assets	822.5	1,272.7
Equity investments and other financial assets	571.9	117.8
Net working capital and other assets/(liabilities)	500.9	227.9
Post-employment benefit plans	(68.9)	(85.5)
Net invested capital	3,592.6	3,774.6
Group shareholders’ equity	2,412.4	1,916.6
Minority interests	443.7	465.9
Total Shareholders’ equity	2,856.2	2,382.5

Net financial position
Debt/(Liquidity)	736.4	1,392.2

The breakdown of the balance sheet by geographical area (Italy and Spain) is shown below.

(values in EUR million)

Balance Sheet Summary	Italy		Spain
(geographical breakdown)	31-Dec-18	31-Dec-17	31-Dec-18	31-Dec-17

TV and movie rights	846.0	1,131.5	127.4	142.7
Goodwill	142.8	317.2	288.1	288.1
Other tangible and intangible non current assets	566.8	1,004.2	255.7	268.5
Equity investments and other financial assets	1,393.0	936.8	24.4	26.5
Net working capital and other assets/liabilities	459.1	188.7	41.4	39.0
Post-employment benefit plans	(68.9)	(85.5)	—	—

Net invested capital	3,338.8	3,493.0	737.0	764.8

Group shareholders’ equity	2,428.5	1,935.0	904.8	900.1
Minority interests	6.1	30.5	—	—

Total Shareholders’ equity	2,434.6	1,965.5	904.8	900.1

Net financial position
Debt/(Liquidity)	904.3	1,527.5	(167.8)	(135.3)

In the table below, the Group’s summary balance sheet as at 31 December 2018 is broken to show the effects of the line-by-line consolidation of Mediaset España.

(values in EUR million)

Balance Sheet Summary			Eliminations/	Mediaset
(geographical breakdown)	Italy	Spain	Adjustments	Group

TV and movie rights	846.0	127.4	(1.2)	972.2
Goodwill	142.8	288.1	363.2	794.1
Other tangible and intangible non current assets	566.8	255.7	—	822.5
Equity investments and other financial assets	1,393.0	24.4	(845.6)	571.9
Net working capital and other assets/liabilities	459.1	41.4	0.4	500.9
Post-employment benefit plans	(68.9)	—	—	(68.9)

Net invested capital	3,338.8	737.0	(483.2)	3,592.6

Group shareholders’ equity	2,428.5	904.8	(920.9)	2,412.4
Minority interests	6.1	—	437.6	443.7

Total Shareholders’ equity	2,434.6	904.8	(483.2)	2,856.2

Net financial position
Debt/(Liquidity)	904.3	(167.8)	—	736.4

The table below is a summary cash flow statement broken down by geographical area, showing cash flows over the two periods. Unlike the standard IAS 7 layout used to prepare the statutory cash flow statement, the table shows changes in Net Financial Position, considered the most significant indicator of the Group’s ability to meet its financial obligations. For the purposes of comparing the two periods, the net cash flows generated by the EI Towers Group during the first nine months of 2018 and in the 2017 financial year, recognised in the item Financial Surplus/(Deficit) of discontinued operations, are shown separately. The financial impacts of the EI Towers transaction, totalling EUR 496.8 million, are shown in the table below: the receipts of EUR 644.4 million from the sale of the equity investment in EI Towers are included in the item Changes in scope of consolidation, the reinvestment in the equity investment in 2iTowers Holding of EUR 465.3 million is included in the item Equity investments/Investment in other financial assets. The deconsolidation of the net financial position of EI Towers as at 30 September 2018 is stated in the item Net financial position of sold assets.

(values in EUR million)

MEDIASET GROUP
Summery Cash Flow Statement	2018	2017
Net Financial Position at the beginning of the year
(Debt)/Liquidity	(1,392.2)	(1,162.4)

Free Cash Flow	211.7	116.9
Cash Flow from operating activities (*)	1,026.1	1,189.9
Investments in fixed assets	(618.0)	(612.0)
Disposals of fixed assets	19.0	8.9
Changes in net working capital and other current assets/liabilities	(215.4)	(469.8)

Change in the consolidation area	671.2	(22.9)
Own share’s (sale)/buyback of the parent company and subsidiaries	(0.0)	(100.5)
Equity investments/Investment in other financial assets	(479.0)	(29.0)
Cashed-in dividends	29.7	68.4
Dividends paid	(95.6)	(87.5)

Financial Surplus/(Deficit) from continuing operations	338.0	(54.6)

Financial Surplus/(Deficit) from discontinued operations	(40.1)	(175.1)

Net Financial Position of discontinued operations	357.8	—
Net Financial Position at the end of the year
(Debt)/Liquidity)	(736.4)	(1,392.2)

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method - gains/losses on equity investments +/- deferred tax

Cash Flow Statement	Italy		Spain
(geographical breakdown)	2018	2017	2018	2017
Net Financial Position at the beginning of the year
(Debt)/Liquidity	(1,527.5)	(1,339.8)	135.3	177.4
				—

Free Cash Flow	(11.9)	(112.5)	223.6	229.3
Cash Flow from operating activities (*)	627.0	743.2	399.6	424.2
Investments in fixed assets	(469.4)	(424.8)	(149.2)	(187.4)
Disposals of fixed assets	14.7	7.0	4.2	1.9
Changes in net working capital and other current assets/liabilities	(184.1)	(437.9)	(31.0)	(9.3)

Change in the consolidation area	671.2	(22.9)	—	—
Own share’s sale/(buyback) of the parent company and subsidiaries	—	—	(0.0)	(100.5)
Equity investments/Investments in other financial assets and change of stake in subsidiaries	(483.1)	(31.4)	4.1	2.4
Cashed-in dividends	129.3	154.2	2.4	2.3
Dividends paid	(0.0)	—	(197.5)	(175.7)

Financial Surplus/(Deficit) from continuing operations	305.5	(12.5)	32.5	(42.1)

Financial Surplus/(Deficit) from discontinued operations	(40.1)	(175.1)	—	—
Net Financial Position of discontinued operations	357.8	—	—	—

Net Financial Position at the end of the period
(Debt)/Liquidity	(904.3)	(1,527.5)	167.8	135.3

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method -gains/losses on equity investments +/- deferred tax

The table below shows the increase of fixed assets reported in the cash flow statement.

(values in EUR million)

	Italy		Spain
Increased in fixed assets	2018	2017	2018	2017

Investments in TV and movie rights	(448.7)	(429.9)	(142.0)	(177.2)
Changes in advances on TV rights	22.3	35.0	2.8	4.0

TV and movie rights: investments and advances	(426.4)	(394.8)	(139.2)	(173.2)

Investments in other fixed assets	(43.0)	(30.0)	(10.0)	(14.2)

Total investments in fixed assets	(469.4)	(424.8)	(149.2)	(187.4)

In addition to the receipts from the sale of the equity investment in EI Towers, the cash flow related to the item Change to the scope of consolidation in 2018 incorporates the positive impact of EUR 30 million relating to the sale of the company R2 Srl and outgoings of EUR 3.3 million relating to the acquisition of Radio Monte Carlo

The dividends distributed in 2018 relate to the EUR 95.6 million distributed by Mediaset España S.A.

PARENT COMPANY PERFORMANCE

We now turn to the earnings performance and financial results of the Company during the year.

An abridged income statement is reported below, with commentary and comparative data for the previous year provided.

(values in EUR million)

	2018	2017
Total revenues	5.5	6.5

Personnel expenses	24.6	19.0
Purchases, services, other costs	23.8	16.0
Sundry operating costs	3.7	1.3
Amortisation, depreciation and write downs	0.1	0.1

Impairment losses and reversal of impairment on fixed assets	—	—
Total costs	52.0	36.4
Gain/losses from disposal of non-current assets	—	—
EBIT	(46.5)	(29.9)

Dividends and other income/(losses) from equity investments	140.8	87.0
Financial income/(losses)	10.8	8.0
Total income/(losses) from financial activities and equity investments	151.6	95.0

EBT	105.1	65.1

Income taxes for the year	6.7	4.1
Net Gains/(Losses) from discontinued operations	—	—

Net profit/(loss)	111.8	69.2

Total Revenues

Revenues show a decrease of EUR 1 million, down from EUR 6.5 million in 2017 to EUR 5.5 million in 2018.

The change was mainly attributable to:

•      +EUR 0.4 million from increased revenues for intercompany staff services;

•      -EUR -1.7 million from reduced revenues from bank guarantees granted to the subsidiaries;

•      +EUR 0.3 million from increased other net revenues and income.

Total Costs

Costs show an increase of EUR 15.6 million, up from EUR 36.4 million in 2017 to EUR 52.0 million in 2018.

The change was mainly attributable to:

•      +EUR 9.2 million from increased directors’ fees;

•      +EUR 5.7 million from increased personnel costs;

•      +EUR 2.0 million from increased consultancy and collaboration service costs;

•      -EUR -1.5 million from reduced costs for intercompany staff services;

•      -EUR -1.4 million from reduced bank charges and commissions;

•      +EUR 1.6 million from higher other net costs.

EBIT

As a result of the decrease in revenues and the increase in costs, a negative EBIT of -EUR 46.5 million was obtained, falling by EUR 16.6 million compared to the negative figure of -EUR 29.9 million for 2017.

Financial Assets and Equity Investments

A positive result of EUR 151.6 million was obtained for the management of financial assets and equity investments, an increase of EUR 56.6 million compared to the EUR 95.0 obtained in 2017. This result was generated by the:

•                 earnings from investments of EUR 140.0 million, down by EUR 53.8 million on the previous year, as a result of:

•                  increased dividends received from subsidiaries of EUR 54.7 million;

•                  increased equity investment charges of EUR 0.9 million;

•                 positive net financial income of EUR 10.8 million, increasing by EUR 2.8 million on the previous year, as a result of:

•                  +EUR 2.5 million from reduced income net of financial charges, towards subsidiaries, affiliates and jointly controlled entities. This item includes the interest income and expenses on the intercompany current account: income increased by EUR 2.3 million, from EUR 37.2 million in 2017 to EUR 39.5 million in 2018, while expenses decreased by EUR 0.2 million compared to the previous year, standing at EUR 0.5 million;

•                  +EUR 0.3 million from reduced other net charges, which fell from -EUR 24.8 million in 2017 to -EUR 28.2 million in 2018. This item was composed of:

•                  EUR 20.3 million of interest payable on the bond issued on 24 October 2013 for a nominal amount of EUR 375 million, with a 5.125% gross annual coupon, payable on 23 January each year. This bond matured on 24 January 2019;

•      IRR interests of EUR 6.2 million;

•      transaction costs on loans of EUR 1.2 million;

•      other net financial charges of EUR 0.5 million;

•                  the net result for sales and purchases of securities was unchanged compared to the previous year.

EBT and Income Taxes

The pre-tax result was positive at EUR 105.1 million, an improvement of EUR 40.0 million compared to the previous year.

The income statement was positively impacted by a tax income of EUR 6.7 million mainly due to IRES income from tax consolidation.

Profit for the Year

The year ended with a profit of EUR 111.8 million compared to the profit of EUR 69.2 million for 2017, an improvement of EUR 42.6 million.

Balance Sheet and Financial Position

An abridged balance sheet is reported below. Items have been restated with respect to the statutory balance sheet, which states assets and liabilities as current and non-current, in order to show the two main aggregates Net Invested Capital and Net Financial Position; the latter consisting of Cash and Cash Equivalents and Other Financial Assets, minus Total Financial Debt and Other Current Liabilities.

Equity Investments and Other Non-Current Financial Assets include assets recognised in the statement of financial position as Investments in Subsidiaries and in Other Companies, and as Receivables and Financial Assets. Net Working Capital and Other Assets/(Liabilities) include current assets (excluding cash and cash equivalents and current financial assets included in the Net Financial Position), provisions for current risks and charges, trade payables and taxes payable.

A detailed breakdown of the main components of the Net Financial Position is provided in the Notes.

(values in EUR million)

	31/12/18	31/12/17
Equity Investments	2,652.0	2,287.8
Other financial non-current financial assets	740.0	(1,036.5)
Tangible and intangible assets	4.5	4.6
Advanced/(deferred) tax assets	231.0	205.0
Non-current financial liabilities	—	(0.1)
Provision for non-current risks and charges	1.0	(1.2)
Total non-current assets/(liabilities)	2,146.5	1,459.6

Net working capital and other current financial assets/(liabilities)	544.0	851.3

Net invested capital	2,690.5	2,310.9

Shareholders’ equity	1,897.9	1,783.3

Net financial position	792.6	527.6

The main changes in the balance sheet at 31 December 2018 compared to positions at 31 December 2017 are summarised below.

The value of Equity investments, at EUR 2,652.0 million, increased by EUR 364.2 million compared to 2017, as a result of the following:

•                 EUR 97.2 million decrease due to the merger of the subsidiary Videotime SpA on 20 February 2018, with the statutory effects of this merger taking force on 1 March 2018 and its fiscal effects taking force on 1 January 2018.

•                 EUR 465.3 million increase due to the acquisition of a 40% stake in 2ITowers Holding SpA.

Receivables for deferred tax assets net of payables for deferred tax liabilities increased mainly as a result of the provision for tax losses generated in relation to the Italian tax consolidation arrangement.

Net Working Capital totalled EUR 543.8 million, a decrease of EUR 307.5 million. The change can mainly be explained by the reclassification of the “non-current” portion of the bond issue to “current”, a sum equal to EUR 372.7 million.

The Net Financial Position decreased by EUR 265.0 million, falling from -EUR 527.6 million in 2017 to - EUR 792.6 million in 2018.

Net equity, standing at EUR 1,897.9 million, increased by EUR 114.6 million compared to the previous year, mainly as a result of the profit for the year.

The following table is an abridged cash flow statement showing cash flows over the two periods. Items have been restated with respect to the standard IAS 7 layout used to prepare the statutory cash flow statement in order to show changes in Net Financial Position, considered the most significant indicator of the company’s ability to meet its financial obligations.

(values in EUR million)

	2018	2017
Net financial position at the beginning of the year	(527.6)	(529.1)

Free cash flow	(408.0)	(86.7)
- Cash flow from operating activities	(210.7)	(106.1)
- Equity investments and other current financial assets	(189.9)	(34.5)
- Change in working capital and other assets/liabilities	(7.4)	53.9

Dividends received	143.0	88.2

Financial surplus/deficit	(265.0)	1.5

Net financial position at the end of the year	(792.6)	(527.6)

RECONCILIATION BETWEEN CONSOLIDATED AND PARENT COMPANY NET PROFIT AND SHAREHOLDERS’ EQUITY

(CONSOB Communication No. 6064293 of 27 July 2006)

	Shareholders’		Shareholders’
	equity at	Net result	equity at	Net result
	31/12/2018	2018	31/12/2017	2017

As per balance sheet and income statement of Mediaset S.p.A.	1,897.9	111.8	1,783.3	69.2

Excess of shareholders’ equity, including gross income for the period over book value of investments in subsidiary ad affiliated companies	1,015.9	584.8	928.6	291.5

Consolidation adjustmens arising from:

Eliminations of unrealised intra-group gains/losses	(89.5)	1.9	(360.9)	1.5

Dividend eliminations	—	(223.0)	—	(140.5)

Other consolidatio adjustment	31.9	122.2	31.4	(7.8)

Total	2,856.2	597.7	2,382.5	213.9

Minority interest	(443.7)	(126.5)	(465.9)	(123.3)
As per consolidated financial statements	2,412.4	471.3	1,916.6	90.5

CONSOLIDATED NON-FINANCIAL REPORT (LEGISLATIVE DECREE NO. 254/2016)

The consolidated non-financial report (“Consolidated NFR”) of Mediaset S.p.A., prepared in accordance with Legislative Decree No. 254/2016 consists of a Sustainability Report, separate from this report, as required by Article 5, paragraph 3, letter b) of Legislative Decree No. 254/16, and is available at www.mediaset.it, in the section “Corporate/Sustainability”.

For more information on the subsequent sections of this Report on Operations regarding “Disclosure of the main risks and uncertainties to which the Group is exposed”, “Human resources”, “Environment”, “Social initiatives” and “Protection of children”, please see the sustainability report (Consolidated NFD).

DISCLOSURE OF THE MAIN RISKS AND UNCERTAINTIES TO WHICH THE GROUP IS EXPOSED

The Enterprise Risk Management system in the Mediaset Group

As an integral part of its Internal Controls and Risks Management System, the Mediaset Group has adopted a Risk Management model, both in Italy and in Spain, in order to be able to respond better to the risks to which it is structurally exposed.

The Internal Controls and Risks Management System, as defined by the Corporate Governance Code, is “the set of rules, procedures and the organisational structures designed to enable a business to be performed in a healthy and proper manner in accordance with pre-set objectives, through an adequate process of identification, measurement, management and monitoring of the main risks. An effective system of internal controls contributes to ensuring the protection of company assets, the efficiency and effectiveness of the business operations, the reliability of the financial information, and compliance with applicable laws and regulations”.

The Group has adopted the ERM (Enterprise Risk Management) methodology, already identified as the reference methodology in the Guidelines on the Internal Control and Risk Management System issued by the Board and updated periodically from 2008 onwards.

The Guidelines have been implemented by establishing a series of operational measures aimed at identifying and regulating the activities, the responsibilities and the information flows necessary for the management of risks (“Policy of the Internal Controls System”).

The periodic risk identification and assessment process found that the control of company risks is being managed adequately overall. In recent years, the Group has demonstrated a willingness and ability to progressively adapt the methods of control of strategic and process risks, both in relation to developments in the competitive environment and to the growth opportunities offered by the market, in the knowledge that the current economic situation and the major changes in market and industry sector trends generate high levels of uncertainty and therefore require continuous monitoring and a high degree of attention.

The main risks and uncertainties

The pursuit of strategic objectives, as well as the operating, equity and financial performance of the Mediaset Group, are influenced by various contingent risk factors and uncertainties that are mainly of the following types:

•                  External and industry sector risks, which are mainly linked to the economic cycle, to the evolution of the intermediate and end markets of reference (consisting of the demand for the consumption of audio-visual content and entertainment and demand for advertising slots) and to the evolution of the competition and regulatory environment.

•                  The risks connected with the strategic approaches and policies adopted and the management of the main “operational” processes linked to the management, also on a progressive basis (for example through partnerships and alliances) of the broadcasting, commercial, technical and infrastructure models used to coordinate and manage the production inputs and strategic assets (managerial personnel, content and distribution network) employed in the core business of producing and broadcasting the television offering, also in relation to aspects of risk linked to the Company’s reputation and social responsibility;

•                  financial risks connected to the management of financing needs and interest and exchange rate fluctuations;

•                  risks connected to the management of legal disputes;

•                  risks connected to environmental policies;

•                  risks connected to Corporate Governance.

A description is provided below, for each of the main sources of risk and uncertainty, of their nature and the related main management and mitigation measures put in place by the management.

External and industry sector risks

Risks linked to the performance of the economy

The core business of the Mediaset Group depends to a large extent on the performance of advertising investments, which are structurally cyclical and very closely related - albeit with differences between the various product sectors - to the general performance of the economy and the growth of end markets, where customer companies operate. After the extended economic crisis that affected the global economy and 2008 onwards and was subsequently aggravated following the sovereign debt crisis in Europe, with regard to which Italy and Spain were among the worst-exposed countries, over the past two years in both these areas, which are a reference for the Group’s activities, there has been a recovery. The situation is still extremely uncertain in Italy but was more buoyant in Spain. Positive factors have been the accommodating monetary policy of the ECB and the trend in oil prices, conditions that should not necessarily be considered as structural.

In both of these markets, the impact of the recession on the advertising market has been highly negative in recent years, although the traditional trend for advertising investment to be concentrated in times of crisis on general interest television, guaranting greater visibility on the mass market, has allowed the Group to consolidate its respective market shares, both in Italy and in Spain.

In this context, Mediaset’s market leadership, in terms of advertising share and editorial results in its reference markets, together with a strong focus (especially in Italy) on cost-cutting, has consolidated the Group’s medium-term financial equilibrium and has laid the foundations for recovering margins with greater efficiency, as well as dynamism, were general market conditions are stable. Although the correlation between macroeconomic trends and advertising investment is inherently predictable over the long term, in recent years there has been a lower correlation between the trend of the economic cycle (trend in gross domestic product and private consumption) and the trend in all major European markets.

More details on the analysis of the general economic trend and the main economic and financial indicators during 2018 can be found in “The General Economic Trend” section earlier in this document.

Risks connected to the development of the media & communications market

Technological changes, audience fragmentation and the increase in competition

The traditional broadcaster models are now constantly exposed to the process of enlargement of the traditional competitive scenario, mainly driven by the technological progress. The advent of innovative new distribution platforms is gradually modifying the way consumers approach media, guiding them towards more customised, less standardised models with services, content and advertising that responds to the demands of technologically involved viewers and increasingly demanding, sophisticated investors.

The main market trends that represent new competitive forces may be summarised as follows:

•                  technological progress has steadily changed methods of usage of content, towards more interactive/on demand media, which specifically favour the migration of younger members of the public towards more “customised” forms;

•                  demand for entertainment content continues to record rates of growth, both in traditional media and on new platforms;

•                  for the general commercial television sector, the convergence of broadcasting platforms is, on the one hand, creating growth opportunities (multi-channel offers and Pay TV) but, on the other hand, is posing potential threats such as audience fragmentation and an increase in the total overall number of available platforms for accessing television content (satellite, internet, mobile, etc.), resulting in greater complexity in the competitive environment;

•                  the multiplication of broadcasting platforms is increasing the value of broadcasting content and strengthening the competitive advantage of “traditional” operators who have the know how for the conception, development and packaging of content and the building of programme schedules;

•                  the absence of technological barriers is increasing the risk of traditional broadcasters being bypassed by groups that own original content and formats, or by Internet operators, some of whom are beginning to move towards purchasing content on the market, in an attempt to duplicate offering models that compete with those of broadcasters;

•                  In Spain, on the other hand, the competitive scenario appears to be less fragmented, with a television market consolidated around the two main private hubs, consisting of Mediaset España and Atresmedia.

The situation described above could result in the risk of less interest in the free-to-air generalist television by the TV viewing public, part of which has been made more sophisticated and demanding by new communication media and, consequently, there may be the risk for the Group of not adequately covering opportunities resulting from new emerging businesses. Mediaset’s strategic approach to the principal risk of these competitive dynamics is to consolidate its current model of aggregator and multiplatform distributor, which for the Is the best way to face the challenges of the market and the evolving consumer models by defining an integrated editorial system in which the various components (free generalist, free multichannel, pay non-linear and web) have a position that is coherent with the market, and structuring business mechanisms that can guarantee effective coordination in operational terms, and also in terms of the production/purchasing strategies for content and sales. This approach will maintain for both the general-interest and special interest channels which are most important for free-to-air, control over the more concentrated audience and also, using the model mainly based on OTT television, control over the more diversified audience.

In implementing this strategy, Mediaset has a competitive advantage, in terms of its long established culture in the general life interest TV business and its unique know-how as a general broadcaster which was the first to develop innovative models (prepaid pay-per-view model). Along with the activation of TGCom 24, 2013 saw the addition of the innovative offering of Infinity on-demand content, while in 2018 the new Mediaset Play online platform was launched.

The Group is drawing on highly-trained personnel with consolidated experience in various areas of the free TV business. In recent years it has also acquired new professional roles to strengthen its internal know-how in the areas of innovation and development.

Coverage of the content market

A further element that characterises the evolution of the media & communications sector is the growing value of the content.

Mediaset, through its subsidiary R.T.I. SpA owns the biggest Italian library of television broadcasting rights and one of the biggest in Europe, thanks to long-term agreements with the leading American major studios and distributors and independent American and European producers (TV movies, soap operas, miniseries and TV serials), which ensure coverage of the needs of the Group’s Free TV and Pay TV businesses.

The Mediaset Group, through its investments in the companies Medusa Film and Taodue, leading companies in the distribution and in-house production of television and movie content and products, has control and access to the best domestic movie and television products.

The coverage of the risks connected to control of the content market also means greater attention to content produced in markets that are constantly monitored to seek innovative content and through the continuous effort by the Group in conjunction with other international players before the competent bodies to safeguard the industrial model of the broadcasters, ensuring protection of copyright on the web.

Risks connected to the development of the advertising market

TV advertising receipts are still the Group’s main source of revenue although in recent years it has diverted by into additional income streams consisting of pay-TV operations, establishing a presence in complementary businesses such as the sale of multiplatform content, teleshopping and film distribution.

In the current general and industry sector environment, advertising sales are subject to shorter economic cycles and to the evolution of the markets where its customers operate and are structurally impacted by the expansion of the competitive environment due to continuous technological progress. This, in turn, generates structural processes of fragmentation and diversification in the consumption of products and multi-platform audio-visual media.

In this scenario, the data on total television viewing in Italy show an essentially stable trend in television consumption. However, this growth is spread across a greater variety and number of channels, which has accompanied the increase in recent years in the penetration of the digital terrestrial platform, resulting in the steady and natural erosion of the television viewing share held by the historical and generalist TV channels.

The general-interest free to air TV model will still be the main channel through which a high number of contacts can be made over the next few years but it is clear that particularly in the current scenario, the attraction of and hence competition among, semi-generalist channels with a greater ability to profile specific targets, has also increased.

For this reason, the Group’s current commercial strategy is focusing on maintaining and consolidating the overall audience shares provided through its editorial offer as a whole, which in the presence of a growing total audience assures in itself a greater number of advertising contacts. In particular it is aiming to make the most of these contacts commercially by optimising the mix and leveraging the integrated multiplatform cross-media offer which is unique in Italy.

Mediaset pursues this strategy both in Italy and in Spain, where the Group operates with its own exclusive internal advertising sales houses Publitalia ‘80 and Publiespaña. Over the years, these firms have consolidated their market leadership, by developing operational and management models able to rapidly respond to the changing needs of advertising investors and market developments, by attracting new investors, and by developing commercial policies designed to maximise the television broadcaster’s ability to segment the most commercially attractive targets and to optimise the positioning of advertising slots within programme schedules.

Using this know how, the Group, through the creation of highly specialised agents - Digitalia ‘08 in Italy, specialised in advertising sales for digital Pay TV channels, and Publimedia Gestión in Spain, and the fifty-fifty equity investment with Mondadori in the Mediamond joint venture - also controls advertising sales in other media developed by the Group. In particular from 2014 Mediamond has been strengthened by the transfer from the Mondadori Group of the activities and the licence contracts over the media previously managed by Mondadori Pubblicità. The Group, internal advertising sales houses aims to focus on cross-media sales, leveraging advertising sales on television, the web, printed media and radio with unrivalled coverage across the national scene. The figures for market shares achieved by the Group’s agents, within their respective advertising markets, are shown in the specific sections of this Report that analyse the Group’s business activities. Those relating to customer concentration are presented in the section on the management financial risks in the Explanatory Notes to the Financial Statements.

Risks related to regulatory changes

The Mediaset Group operates in various business areas that are governed by strict regulations. Any failure to comply with regulations therefore constitutes a risk factor for its core business and a possible source of financial (application of administrative sanctions), image and reputational damage.

Compliance risks refer to the expansion of the business areas governed by regulations, or the introduction of regulations that are stricter than existing regulations on antitrust limits, the protection of minors from listening to and viewing certain types of content, overcrowding, slots, advertising breaks, safeguarding pluralism and equal treatment, quotas for European works, the limitation of electromagnetic emissions and urban planning restrictions on infrastructure construction; the regulatory review process arising from the need to take action concerning regulatory asymmetry between the TV sector and new services, particularly services that may be used via the Internet; stabilisation of the reference infrastructure scenario, i.e. the identification, at least for a suitable period of time, of digital terrestrial as the platform of choice for broadcasting TV channels and in particular free channels; and from the management of the refarming of 700 Mhz frequencies; from the reform of the public broadcaster in terms of governance and operating configurations.

The diversity of the production and managerial processes, the multiplicity of actors involved in each of these, the complexity and high number of regulations applicable to the various processes and the wide margins for interpreting the various regulations mean that, in order to limit risks, it is fundamentally important to monitor the development of regulations and ensure that they are adhered to.

The research, disclosure and operational monitoring is, as whole, well-established and effective in managing the risks of non-compliance with the applicable regulations, also thanks to the creation of specific company functions.

No matter how effective the monitoring is, there may still be certain non-governable elements and situations or for which it is difficult to predict the effects on operations or the impact on the public.

A more detailed explanation of the regulatory scenario is given in the section “Development of legislative situation in the television sector”.

Risks related to the implementation of strategies and the main operating processes

Risks related to business interruption

The risk of interruption or reduction of the business can be classified into three categories:

•                  risk that network infrastructure is not adequate to ensure the level of service in terms of availability;

•                  risks of a partial local area coverage failure due to limitations imposed by international coordination;

•                  risks of a partial local area coverage failure due to the assignment of part of the frequencies, currently by broadcast, to other services.

Elettronica Industriale SpA holds a network operator license and the rights to use the frequencies necessary to transmit 5 multiplexes with national coverage.

The transmitters of the transmission and broadcasting frequencies, for which Elettronica Industriale SpA holds the rights of use, are owned by it and are attached to 1,700 technological towers operated by the investee EI Towers SpA, under a full service agreement renewed in 2018. The towers of EI Towers SpA cover on average 95% of the Italian population.

The signal transmission and broadcasting systems meet the requirements for high availability levels using equipment that ensures a high level of reliability (high availability or fault tolerance systems). In addition, the main signal distribution systems are equipped with backup systems.

The design process for the network infrastructure is well-established and is based on an architecture that uses various alternative resources (radio bridge networks, satellites, fibre optics), thereby guaranteeing greater security in signal transport and optimal infrastructure in terms of reliability.

Through its local centres, EI Towers SpA performs continuous monitoring in accordance with the terms of the Agreement, in order to ensure the quality and availability of the television signal broadcast by Elettronica Industriale SpA (remote monitoring is provided on a 24-hour basis for the main locations, and 19 out of 24 hours for the others). In addition, the signal control station (MCR) at Cologno Monzese performs specific checks, also in response to alerts from external clients who rent the network.

EI Towers SpA performs preventive maintenance on the various items of equipment in accordance with the terms of the Agreement.

In Italy, since mid-2012, all television broadcasts have been made exclusively using digital technology. The Mediaset Group, which has believed in this new technology since its birth in 2003, has taken on a decisive role in the conversion of the Italian television system to digital technology, thanks to its expertise (also recognised by the competent authorities) and knowledge of the overall framework of reference.

Through Elettronica Industriale SpA, the Group has made significant efforts to ensure growth in coverage, which now reaches 95% of the population for the Mediaset 1, 2, 3 and 5 multiplexes, and 96% for the Mediaset 4 multiplex.

The Group belongs to Confindustria Radio TV, together with RAI and other national and local operators whose objectives include safeguarding the frequencies currently reserved for broadcasting.

Financial risks

In 2018 the global economy recorded an average growth of around 3%. Eurozone GDP rose by 1.9%, signalling a slowdown compared to the previous year. However there are significant differences between the Euro area economies, with Italy recording the lowest rate of growth of the euro area countries (+0.8%).

In this economic context the Mediaset Group has continued to implement a policy of containing and carefully monitoring its costs and investments.

Thanks to the cash flows generated by extraordinary transactions, the Group also kept the lines of credit agreed with the banking industry in 2018 unchanged, including as regards the repayment of the EUR 375 million corporate bond scheduled for January 2019 . Nevertheless, during the first months of 2019, the consolidation of committed lines of credit continued, and their maturities were extended, with new loans being extended for a total of EUR 350 million. Therefore, in accordance with the Group’s policy on liquidity (Policy on Financial Risks, latest version May 2015), the average financial exposure does not exceed 80% of the total amount currently provided by lenders. The presence of variable rate debt and the acquisition of television and movie broadcasting rights in currencies other than the euro (mainly the US dollar) clearly exposes the Group to risks related to fluctuations in interest and exchange rates. In accordance with its financial risk management policies, the Group, through derivative contracts entered into with third parties, has adopted a management approach for such risks aimed at eliminating the effect of the exchange rate fluctuations by establishing in advance the value at which such rights will be recognised once acquired, and setting or limiting the free cash flow differences due to market changes in interest rates on medium/long-term debt.

More detailed information regarding financial risk management policies, including those relative to sensitivity analyses on exchange rates can be found in the specific section of the Explanatory Notes in the Group’s Consolidated Financial Statements under “Additional disclosures about financial instruments and risk management policies”.

Risks connected with the management of legal disputes

Due to the nature of its business, the Group is subject to the risk of legal litigation in the performance of its activities. In view of current obligations relating to past events of a legal or contractual nature or deriving from statements or actions taken by the company that could give rise to well-founded expectations by third parties that the company is responsible for or has to accept responsibility regarding the fulfilment of an obligation, the Group has made appropriate allocations to risk provisions, recognised under liabilities in the Group’s Financial Statements.

More detailed information regarding the main legal disputes that are currently pending can be found in the comments contained in the specific section of the Explanatory Notes.

HUMAN RESOURCES

The complex macroeconomic scenario of recent years has not prevented the Mediaset Group from continuing its policy of investing in its employees, which it considers to be a precious and essential asset for the future development of the enterprise.

In fact, ensuring the welfare of its human resources and appreciating their talents are core components of the Mediaset Group’s strategy, fully aware that this is the factor on which the pursuit of corporate objectives depends.

Employee commitment and motivation are important ingredients for the Group’s success, and the Group continues to provide its staff career development opportunities that take account of the benefits offered by their diverse backgrounds, skills and experience.

With that in mind, tools and processes are designed and supervised with a view to ensuring that staff are properly assessed and their careers in the Group constantly monitored right from the initial selection stage, by designing pathways of professional and managerial training that will develop its hallmark characteristics of behaviour.

In carrying out these activities and initiatives the Mediaset Group respects its employees rights, safeguards the their health and safety at work, guarantees equal opportunities, and fosters the career development of all staff whatever their gender, category or grade within the organization.

Staff composition

On 31 December 2018, the Mediaset Group had 4,760 employees (of whom 4,625 in permanent posts), a decrease compared to 2017 (5,470, of whom 5,331 in permanent posts), mainly resulting from the deconsolidation of the the EI Towers Group.

Number of employees (including temporary	ITALY		SPAIN
staff)	31/12/2018	31/12/2017	31/12/2018	31/12/2017
Managers	234	267	115	114
Journalists	347	337	144	144
Middle managers	723	844	84	84
Office workers	2,186	2,735	894	908
Industry workers	12	14	21	23
Total	3,502	4,197	1,258	1,273

Average workforce (including temporary	ITALY		SPAIN
staff)	10/07/1905	09/07/1905	10/07/1905	08/07/1905
Managers	247	252	116	117
Journalists	346	342	143	141
Middle managers	778	790	85	82
Office workers	2,316	2,312	901	917
Industry workers	50	43	22	23
Total	3,737	3,739	1,267	1,280

In 2018, the Italian Group companies had 3,502 employees (of whom 3,378 in permanent posts), compared to a 2017 figure of 4,197 (of whom 4,080 in permanent posts).

The Italian segment also includes a further 26 employees of Publieurope International Ltd., mainly operating in its London office, and one employee of the company Medset S.A.S

Staff are located throughout Italy, concentrated primarily in the Milan area, where 74% of all employees work in the Cologno Monzese, Segrate and Lissone offices.

It is worth highlighting that employees in the Spanish segment also include staff based in non-EU overseas subsidiaries (Mexico, Peru, Colombia and the United States).

Selection and recruitment

The Mediaset Group pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

Training initiatives

In 2018, managerial, professional and compulsory training initiatives continued on a regular basis.

Public initiatives

Education programmes for non-employees, designed to develop skills linked with the world of commercial TV, continued in 2018 as in earlier years.

Services for employees

Mediacentre has long been a well-established company facility, offering a number of services to improve employee quality of life and enable a better work/life balance.

Occupational health and safety; accident prevention

The main actions taken during 2018 aimed at pursuing health and safety objectives were the implementation throughout the Mediaset Group companies of an Occupational Health and Safety System compliant with British Standard OHSAS 18001:2007 and certified by the DNV GL (Det Norske Veritas) Certification Body for the parent company Mediaset SpA and the subsidiaries R.T.I. SpA, Elettronica Industriale SpA, Publitalia’80 SpA, Digitalia’08 Srl and TAO DUE Srl, and the performance of system audits for all Group companies.

HUMAN RESOURCES (MEDIASET SPA)

STAFF COMPOSITION

Staff numbers and geographical distribution

At the end of 2018, Mediaset’s permanent employees numbered 57, 55 of whom permanent, which is a slight decrease on the figure of 64 at the end of 2017.

These employees are mainly concentrated in the Milan area, where 89% of the staff work.

Geographical distribution of permanent employees in Italy (FTE)

Headquarters	2018	%	2017	%

Milan	49	89.1%	56	87.5%
Rome	6	10.9%	8	12.5%

Total	55	100.0%	64	100.0%

Age and length of service

The employee average age and length of service demonstrate the firm’s commitment to staff retention and the care it takes not to lose the professional expertise built up over time, especially in those jobs where skill depends largely on experience.

Average age of permanent employees by grade

Age	2018	2017

Excutives	54	55
Journalists	58	56
Middle managers	46	46
Office-workers	47	45

Total	49	49

Permanent employees by age group

Age	2018	2017

Up to 30 years old	—	1
between 30 and 45 years old	17	21
more then 45 years old	38	42

Total	55	64

Average length of service of permanent employees by grade

Seniority	2018	2017

Excutives	22	21
Journalists	18	17
Middle managers	17	16
Office-workers	20	17

Total	19	18

Equal opportunities

Mediaset S.p.A. also places great importance on its Equal Opportunities Policy, as shown by the significant proportion of women at all levels of responsibility; women account for 62% of total staff numbers.

Permanent employees by category and gender

		%		%
Category	2018	female	2017	female

Excutives	16	56.0%	19	42.0%
Journalists	2	—	2	0.0%
Middle managers	21	52.0%	19	47.0%
Office-workers	16	88.0%	24	75.0%

Total	55	62.0%	64	55.0%

Selection

Mediaset pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

The Group has always enjoyed great visibility and attractiveness, as witnessed by the number of unprompted applications received through the Working with us section of the Corporate website, revamped in 2018 and linked to the websites of Group companies.

Mediaset’s constant and ongoing collaboration with leading Italian universities has enabled a number of young people to undertake internships at the company within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

Training Initiatives

During 2018, the training activities continued on a largely regular basis.

The main training initiatives carried out during 2018 are listed below:

Employee-hours for each type of training

Training	2018	2017

Managerial Skills Development	80	140
Professional Skills Update	233	224
Foreign Language training	132	142
Compliance	214	235

Total	659	741

Occupational health and safety; accident prevention

The main occupational health and safety (OHS) initiatives carried out in 2018 are as follows:

•                  implementation throughout all Mediaset Group companies of an OHS Management System compliant with British Standard OHSAS 18001:2007 and the performance of relevant system audits throughout all Group companies;

•                  implementation of IT arrangements to support the “Occupational Health and Safety Compliance” system for “Accident Management” and “Health Monitoring” and to manage other activities such as those for “Non-compliance”, “Audits”, “Legal obligations”, etc., and the updating of the corporate Health & Safety Intranet site;

•                  activation of an IT platform to manage OHS compliance for “tender contracts” and the preparation of interference risk assessment reports;

•                  implementation of the Healthcare Plan by means of 12 medical check-ups, specialist investigations and eye/limb examinations for workers using display screen equipment, and other tasks with particular risks;

•                  influenza vaccinations for all Group employees, free of charge;

•                  on-site and employee equipment inspections carried out by the Group’s OHS Officers and occupational medicine specialists;

•                  participation in the Working Groups held by the General Confederation of Italian Industry (Confindustria) for the Lombard provinces of Milan, Monza and Brianza, attended by the HSE Managers/OH&S Officers of leading Italian companies;

•                  participation in the “Workplace Health Promotion — WHP Lombardia” programme, and attainment of European certification as a “workplace that promotes health” from the European Network for Workplace Health Promotion (ENWHP) for the Cologno Monzese campus, with extension of the WHP programme to the Segrate T.O.C. Production Centre;

•                  continuation of the “BENESSERE AL LAVORO” programme, involving specific training courses held by corporate training specialists on topics connected with “well-being at work”, ranging from ergonomics in the workplace, and correct posture, to the importance of movement and stress management; the programme also involves specific distance training courses to combat alcohol, drugs and gambling addictions;

•                  promotion of general and specific non-smoking initiatives (promotion of the free “Quanto Fumi” (How much do you smoke) app, sign-up to the Italian Ministry of Health’s 2018 anti-smoking campaign, the “No Smoking” campaign on the Company’s intranet site, online course to combat smoking additions and the roll-out of “kick the habit” programmes with specialists from San Raffaele Hospital);

•                  special training and fire drills/evacuation exercises at the Group’s offices;

•                  regular safety meetings (Article 35), consulting and engaging workers’ representatives regarding the assessment of risks and the update of the related document, identifying, planning, implementing and verifying prevention within the company;

•                  a continuing focus on safety and the monitoring of protection in all workplaces, including those of outside contractors, with the issuance of specific Procedures - Operational Instructions;

•                  tests for checks on the quality of the working environment, measuring levels of chemical and biological pollutants and physical agents, such as:

ENVIRONMENT

Although it is not an industrial processing company, the Mediaset Group believes it is important to provide information that increasingly meets stakeholder needs, through the reporting of certain environmental performance indicators.

The figures on energy consumption and the Group’s principal CO2 emissions during 2018 and 2017 are shown in the relevant section of the Consolidated Non-Financial Report.

DISCLOSURE REQUIRED BY ARTICLE 2428 OF THE ITALIAN CIVIL CODE

Technological innovation and development

R.T.I.’s Technological Innovation and Research Department consists of two areas:

the “Research and Development” area, which engages in:

•                  defining technical specifications and commercial requirements with international standardisation bodies

•                  collaborating with association head offices in drafting and publishing technical specifications for TV receivers

•                  prototyping and disseminating innovative technologies and applications useful for the Company’s core business development strategies

•                  participating at institutional and international round tables for the development of digital television in Italy and Europe

•                  providing technological support for training, information-gathering and dissemination concerning the company’s primary trends in technological innovation.

the “Technological Innovation” area, which engages in:

•                  researching the technological context of the media world

•                  proposing innovation projects

•                  implementing Mediaset’s in-house innovation projects

•                  implementing projects funded by the European Commission.

In 2018, the “Research and Development” area continued its research activities, the principal results of which were technical publications on some specific areas in the first part of the year:

UltraHDBook 1.0.1 Project Update: technical standards for TV receivers for the Italian market across multiple platforms - DTT(1), SAT(2) and OTT(3), published in version 1.0 in December 2017 and significantly updated during 2018, culminating in the release of version 1.0.1, which contains content protection and digital rights management (DRM) features for the development of OTT services.

The UltraHD Book collection is published by HD Forum Italia, of which Mediaset has been a founding partner since 2006 and in which it holds a Vice Presidency position with responsibility for developing Italian technical specification for TV receivers.,

UltraHD Book collection sets out the most advanced technological standards available in Europe for the creation of multiplatform, ultra-high definition (UHD or 4K) ready television receivers, including new specifications for high dynamic range (HDR) imaging, next-generation audio (NGA) and hybrid broadcast broadband TV (HbbTV 2). The contents of the Ultra HD Book 1.01 were also developed in view of the refarming of the UHF 700 MHz band spectrum in Italy by June 2022. Volume 1.01 was published in December 2018.

HbbTV project(4): as part of promotion and endorsement of technological standards, development continued on new technical specifications as part of the European HbbTV Association, of which Mediaset is a member and in which it plays an active governance role. With the publication of the updated HbbTV 2.0.2 standard in February 2018, following updates to the technical specifications, new assertion tests were introduced for the certification during coming years of new TV receivers with HbbTV 2.0.2 middleware, which will be released on the Italian market in April 2020.

Furthermore, in 2018 the Research area of the Technology Innovation & Research Department contributed to identifying and developing new user requirements. Part of that work was incorporated into the development of the HbbTV OpApp standard, a kind of “Operator Profile”, which enables broadcasters to use specific control functions and tools to obtain a User Interface resident in TV receivers — portal or EPG(5) — capable of offering a distinctive and tailored user experience in the interactive services offered on HbbTV 2 receivers. The area also contributed to identifying new commercial requirements, including: Ad Replacement, support for the dynamic management of HDR(6) metadata, management and control of NGA(7) multi-channel audio functionality and much more.

As a result of this work, the Research & Development Department helped set up a demonstration stand in the exhibition area of the Annual Conference of HD Forum Italia, held in Milan in October 2018, showcasing the possibilities offered by the new technical standards, in particular the new HbbTV 2 interactivity system.

The international Annual Conference of HD Forum Italia, taking place in Milan in October 2018, was attended by experts from the Media and Broadcasting sector and speakers of international renown. Also taking part were key representatives of Italian institutions such as the Italian media authority AGCOM and the Italian Ministry of Economic Development, Italian associations such as Confindustria RadioTV and the Italian ICT Association (ANITEC) and European associations such as the EBU(8). Dozens of demonstration stands were also set up at the venue. In the technology exhibition area, Mediaset’s stand

(1) DTT: Digital Terrestrial Television platform

(2) SAT: Satellite platform

(3) OTT: Over The Top (Broadband IP) platform

(4) HbbTV: (hybrid broadcast broadband TV) advanced interactive TV software installed in TV receivers that have been developed for the European market over the last five years.

(5) EPG: Electronic Program Guide

(6) HDR: High Dynamic Range

(7) NGA: New Generation Audio

(8) EBU: European Broadcasting Union

demonstrated services for obtaining an enhanced user experience in navigating content filmed using 360° video techniques, Hybrid TV services that tailor advertising to each user through user profiling, and how Google’s Alexa Voice Assistant can integrate with HbbTV’s interactive services to control the services offered by the broadcaster by voice command.

These services, some of which were actually aired by Mediaset networks, proved a success for the spread of HbbTV sets and services, while also attracting a certain media interest concerning developments in ADTech and Addressable Advertisement in newspapers and industry journals.

In 2018, the following project was launched in full: Mediaset Play, the successor to the Mediaset Enabler 2.0 project, which in 2017 incorporated the operations and solutions which R.T.I.’s Research and Development Department have contributed to developing and implementing.

“Mediaset Play”, the successor to Enabler 2.0, is a cross-functional project for Mediaset, involving various organisational units and business systems. The Research & Innovation Area was responsible for coordinating the first implementation stage of the project.

Mediaset Play, an OTT service designed as a new portal for catch-up TV on Mediaset networks. It is also the main vehicle for AD+, the interactive advertising system by Publitalia, which in 2018 was enhanced with new features such as “Restart”, which enables users to go back to the start of an aired programme with the touch of a button on their remote controls. Fine-tuning was also carried out on the management, profiling, sale and navigation of advertising space on advertising websites through HbbTV 2 receivers connected to the Internet.

The Enabler 2.0 service, launched on 2 April 2017 on a growing base of more than 3 million interactive TVs whose MHP and HbbTV platforms have been certified by Mediaset Lab, enjoyed notable success during 2018, recording significant growth in its unique registered users. The number of people using the service increased to 2.4 million, reaching the monthly targets of 70 million display impressions and over 2 million video ad views.

In 2018, the “Technology Innovation” Department engaged in innovation projects, with the main activities pursued having been applied to various fields and sectors of interest, including artificial intelligence applied to a variety of contexts, interactive television technologies, and virtual reality.

Some of these activities are conducted as part of European-wide projects funded under the Horizon 2020 framework programme, together with major international partners. Those partners include: the German research institute Fokus Fraunhofer, IRT, RBB, ULANC - LancasterUniversity , Leadin OY, Fincons, Telecom Paris Tech, the Greek research institute ICCS, Flying Eye, Hypertech Innovation, Domino Production and Engineering.

The projects in which RTI was involved in 2018 are described below.

ART Project - The ART (Audience in Real Time) project is aimed at estimating the real-time audience shares determined by Audtel for Mediaset’s general-content television channels, based on the historical data from Auditel contained in the Mediaset database and various other real-time audience data sources.

Currently, the project consists of a Machine Learning engine for analysing and predicting data, certain APIs for receiving and sending data, a web interface for mobile application view and an HbbTV application. Specifically, the core recovers historical data from two sources (Auditel and Enabler), using a different method for each. The data are then stored in a database and used for real-time modelling and estimates. The results are then saved and displayed on the various applications using purpose-designed APIs.

Deliqo Project - The Deligo project comprises a system to support programme scheduling, which uses an AI algorithm to process a series of input data using an AI algorithm. by preparing a series of input data (such as content identification details, rights, past broadcasts, audience, etc.).

During the year of the project, a prototype of this tool was developed and a field trial was carried out in which the tool was used to support prime-time broadcasting of the Mediaset Iris TV channel.

#AUTOTAG Project - The #AUTOTAG project, launched in November 2018, aims to develop a prototypal platform able to automatically extract metadata from Mediaset’s video content using machine-learning technology.

The solution developed has enabled us to test the potential of automatic tagging technologies and to evaluate the maturity and accuracy of the computer vision and natural language processing services provided by the following cloud providers: Google Cloud Platform, Amazon Web Service, Microsoft Azure.

Ad-hoc algorithms have also been developed to meet needs specific to Mediaset’s situation.

The European projects in which RTI was involved in 2018 are described below:

European “PRODUCER” project - This second European project, after MPAT, was launched in January 2017, when it won funding, and lasted 18 months, with Mediaset taking part in the role of Project Coordinator. The project came to an end in June 2018.

The aim of PRODUCER is to develop an IT toolset to help optimise and support the video content production process. That process begins with the identification of popular subjects through the observation of social media and the monitoring of a community audience. The tools then enable the organisation of content in an efficient way through the use of automatic, traceable annotations, and propose new ways of using a product through innovative technologies such as 360° videos and enhanced content with interactive elements, on the basis of the user profile.

Mediaset, as a leading European broadcaster, contributed various proprietary content for the creation of a demonstration video to be presented at the various dissemination events of the project using the enabling technology provided by MPAT. Thanks to the contribution of MPAT it was possible to demonstrate the functionality of the interactive documentaries from PRODUCER in the HbbTV area.

European “HYPER 360” project - This was the last of the European projects launched (in October 2017), which is running for 36 months. The objective is to offer a complete toolkit for the production of virtual reality (VR) videos using 360° technology, which can be enhanced with 3D storytelling elements - such as a mentor to guide users in their experience of the video - or targeted and interactive advertising content.

Mediaset, together with the German broadcaster RBB, is participating in the project and is responsible for implementing and producting pilots. Mediaset will specifically deal with advertising contexts, whereas RBB will deal with journalism contexts.

During the first year of the project, requirements were identified and the first scenarios were defined, with the acquisition of 360° video content.

Dealings with companies: subsidiaries, associates, holding companies, affiliates and related parties

Dealings with companies: subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors adopted the “Procedure for related-party transactions” conducted directly by Mediaset S.p.A. or through subsidiaries, drawn up according to the principles set forth in the “Regulations enacting provisions on related-party transactions” adopted by Consob with resolution no. 17221 of 12 March 2010. On 17 December 2013, the Board of Directors amended Article 7, letter a) of the “Procedure for related-party transactions”.

The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases for exclusionfrom these rules.

With reference to the periodic information provided to issuers by Consob Resolution no. 17221 of March 12, 2010 (article 5 paragraph 8 of the Regulation containing provisions on related party transactions), it should be noted that on March 22, 2018, Elettronica Industriale S.p.A. and the EI Towers Group have signed the renewal of the multi-year contract for the supply of hospitality services, assistance and maintenance (full service) and use of the transmission infrastructure. The contract runs for 7 years starting from 1 July 2018, until 30 June 2025, and may be renewed for a further 7-year period after renegotiation of the new price, during the 12 months prior to expiry.

Right to opt-out of the obligation to publish reports in the event of significant transactions

Pursuant to Article 3 of Consob Resolution No. 18079 of 20 January 2012, on 13 November 2012 the Board of Directors decided to apply the opt-out mechanism established in Article 70, paragraph 8 and Article 71, paragraph 1-bis of Consob Regulation No. 11971/99, as amended, thereby taking advantage of the right to opt-out of obligations to publish the reports required in the event of significant transactions such as mergers, spin-offs, and share capital issues through the transfer of assets in kind, acquisitions and disposals.

Treasury shares held by subsidiaries

No subsidiary holds any treasury shares of the issuer.

OTHER INFORMATION

Privacy: protection and supervision measures

With regard to data protection, due to the issue of EU Regulation No. 679, effective from 25 May 2018, and following the preliminary analysis and audits on the Privacy Management System adopted by the Mediaset Group on 21 March 2013, this system was reviewed and amended to bring it into line with the new regulations and statutory modifications. All necessary technical, organisational and business measures have been implemented.

Supervision and control

The Company has followed up on the enacting of Legislative Decree 231/2001 concerning the criminal liability of companies. In 2003 it set up an internal “Supervisory and Control Body”, which, with full autonomy and the support of company department and external consultants, where necessary, is tasked with supervising the full application of the “compliance programme” adopted, by updating its contents and reporting any violations or breaches to the Company’s Board of Directors.

Management and coordination activities

Mediaset SpA is subject to the de facto control of Fininvest S.p.A. as at 31 December 2018, as the latter owns 43.74% of the share capital. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 et seq of the Italian Civil Code, Mediaset S.p.A. currently manages and coordinates the following Mediaset Group companies:

Digitalia ‘08 Srl

Elettronica Industriale SpA

Mediaset Premium SpA

Medusa Film SpA

Monradio Srl

Publitalia ‘80 SpA

Radio Aut Srl

RadioMediaset SpA

Radio Studio 105 SpA

Radio Subasio Srl

RMC Italia SpA

R.T.I. SpA

Taodue Srl

Virgin Radio Italy SpA

Consob Communication DAC/RM97001574 of 20 February 1997

In relation to the Consob recommendation (Communication dated 20/02/1997, ref. DAC/RM97001574) below is a list of directors and their mandates:

The Chairman

Fedele Confalonieri with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Chairman represents the Company.

Deputy Chairman and Chief Executive Officer

Pier Silvio Berlusconi with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Deputy Chairman and Chief Executive Officer represents the Company. The Deputy Chairman and Chief Executive Officer replaces the Chairman, representing the Company, in his absence or impediment. The actual exercising of the power of representation by the Deputy Chairman and Chief Executive Officer indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

Directors

Marina Berlusconi

Marina Brogi

Andrea Canepa

Raffaele Cappiello

Costanza Esclapon de Villeneuve

Giulio Gallazzi

Marco Giordani

Francesca Mariotti

Gina Nieri

Danilo Pellegrino

Niccolo’ Querci

Stefano Sala

Carlo Secchi

Executive Committee

Fedele Confalonieri

Pier Silvio Berlusconi

Marco Giordani

Gina Nieri

Niccolo’ Querci

Stefano Sala

Risk, Control and Sustainability Committee

Carlo Secchi (Chairman)

Marina Brogi

Costanza Esclapon de Villeneuve

Compensation Committee

Andrea Canepa (Chairman)

Marina Brogi

Francesca Mariotti

Governance and Appointments Committee

Raffaele Cappiello (Chairman)

Francesca Mariotti

Carlo Secchi

Related Parties Committee

Marina Brogi (Chairman)

Giulio Gallazzi

Carlo Secchi

EVENTS AFTER 31 DECEMBER 2018

On 22 January 2019, AGCOM (the Italian Media Authority) authorised the transfer of a controlling interest in the company R2 Srl from Mediaset Premium SpA to Sky Holding SpA, which occurred on 30 November 2018. On 8 March 2019, the AGCM notified the parties that an investigation had been opened into this transaction.

In January 2019, the Group repaid the EUR 375 million corporate bond and during the next two months proceeded to consolidate and prolong committed lines of credit by entering into new loans with four and five-year maturity periods, for a total amount of EUR 350 million.

On 23 January 2019, the Board of Directors of the subsidiary Mediaset España authorised the commencement of a share buy-back plan up to a maximum of 9.9% of current share capital, with the total maximum disbursement limited to a maximum of EUR 200 million, to be concluded by 20 February 2020, and the proposal for the distribution of dividends in 2019, equal to 50% of consolidated net profit.

On 1 March 2019, as part of the ongoing enhancement of Mediaset’s free thematic channels, the thematic network “Mediaset Italia 2”, aimed at a young male target audience and offering an increasingly fine-tuned selection of movies, cult cartoons and TV series, including television premieres, doubled-down on broadcasting and will also now be broadcast on Canale 66, while also continuing to be broadcast on Channel 120. Also worthy of note is the channel’s new music programming, which will broadcast the best video clips from R101 TV. Remote-control channel 120 will clearly be made available again in future for any new television projects of the Mediaset Group.

FORECAST FOR THE FULL YEAR

The trend in key macroeconomic indicators confirms that the economic slowdown already evident in the second half of 2018 is continuing. This places a limitation on how the possible trends in the advertising market over the coming months can be viewed, with the general environment also due to be shaped by the outcome of the European elections at the end of May.

Overall, the trend in Mediaset’s advertising revenues in 2019 — net of one-off events (the FIFA World Cup) and the end of the football pay-TV deal — should remain in line with the market trend, as the Group consolidates, due also to the strengthening of its radio and digital offering, its market shares already achieved at the end of 2018, two years earlier than the objective of 2020 set in the Guidelines.

The financial results will derive benefits from the actions taken as part of the market-announced plans (in particular, Premium’s digital transformation). Therefore, Ebit, consolidated net profit (except where compared against the impact of the net gain made in 2018 from the consolidation of EI Towers and the write-downs of Pay assets) and consolidated free cash flow are expected to improve in 2019 compared to the previous year.

DRAFT RESOLUTION

Dear Shareholders,

We trust that you agree to the approach and criteria adopted in preparing the Statement of Financial Position, the Income Statement, Statement of Comprehensive Income, Cash Flow Statement, Statement of Changes in Shareholders’ Equity and the Notes to the Accounts for the period ended 31 December 2018, which we ask that you approve, along with this Directors’ Report on Operations.

In order to further strengthen the balance sheet and financial position of the Group and to ensure that we have all adequate funds with which to seize all international market opportunities, the Board of Directors has decided to put forward to the Shareholders’ Meeting that the profit for the year of Mediaset S.p.A., amounting to EUR 111,843,478.68, be carried forward, while also reserving the right to review the decision during the Meeting of the Board of Directors of 25th July 2019 and, if necessary, to submit a proposal for the distribution of dividends against available reserves for approval at a possible extraordinary Shareholders’ Meeting.

For the Board of Directors

the Chairman

Consolidated Annual Report 2018

Consolidated Financial Statements and Explanatory Notes

MEDIASET

MEDIASET GROUP

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL

POSITION (*)

(values in EUR million)

ASSETS	Notes	31/12/2018	31/12/2017

Non current assets
Property, plant and equipment	7.1	216.9	412.3
Television and movie rights	7.2	972.2	1,273.2
Goodwill	7.3	794.1	968.5
Other intangible assets	7.5	605.5	860.4
Investments in associates and joint ventures	7.6	501.0	41.4
Other financial assets	7.7	75.1	76.7
Deferred tax assets	7.8	520.1	512.7

TOTAL NON CURRENT ASSETS		3,684.9	4,145.2

Current assets
Inventories	8.1	41.2	33.5
Trade receivables	8.2	891.2	1,138.0
Tax receivables	8.3	48.8	55.4
Other receivables and current assets	8.3	170.2	214.8
Current financial assets	8.4	26.1	20.3
Cash and cash equivalents	8.5	389.8	172.7

TOTAL CURRENT ASSETS		1,567.2	1,634.7

Non current assets held for sale		—	0.9

TOTAL ASSETS		5,252.1	5,780.8

(*) Pursuant to Consob Resolution No. 15519 dated 27th July 2006, the effects of related-party transactions on the Consolidated Balance Sheet items are shown in the Balance Sheet table presented on the following pages and are further described in Explanatory Note 16.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in EUR million)

SHAREHOLDERS’ EQUITY AND
LIABILITIES	Notes	31/12/2018	31/12/2017

Share capital and reserves
Share capital	9.1	614.2	614.2
Share premium reserve	9.2	275.2	275.2
Treasury shares	9.3	(408.6)	(416.7)
Other reserves	9.4	594.6	808.0
Valuation reserve	9.5	(32.6)	(54.0)
Retained earnings	9.6	898.3	599.3
Net profit for the year		471.3	90.5

Group Shareholders’ Equity		2,412.4	1,916.6
Minority interests in net profit		96.5	123.3
Minority interests in share capital, reserves and retained earnings		347.3	342.6
Minority interests		443.7	465.9

TOTAL SHAREHOLDERS’ EQUITY		2,856.2	2,382.5

Non current liabilities
Post-employment benefit plans	10.1	68.9	85.5
Deferred tax liabilities	7.8	86.5	133.2
Financial liabilities and payables	10.2	745.6	1,339.1
Provisions for non current risks and charges	10.3	61.7	49.4

TOTAL NON CURRENT LIABILITIES		962.7	1,607.1

Current liabilities
Financial payables	11.1	6.7	221.3
Trade and other payables	11.2	720.6	1,138.5
Provisions for current risks and charges	10.3	101.1	131.9
Current tax liabilities	11.3	3.2	2.8
Other financial liabilities	11.4	406.9	71.8
Other current liabilities	11.6	194.9	224.9

TOTAL CURRENT LIABILITIES		1,433.3	1,791.2

Liabilities related to non current assets held for sale		—	—

TOTAL LIABILITIES		2,396.0	3,398.3

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,252.1	5,780.8

(*) Pursuant to Consob Resolution No. 15519 dated 27th July 2006, the effects of related-party transactions on the Consolidated Balance Sheet items are shown in the Balance Sheet table presented on the following pages and are further described in Explanatory Note 16.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME (*)

(values in EUR million)

STATEMENT OF INCOME	Notes	FY 2018	FY 2017

Revenues from sales of goods and services	12.1	3,352.0	3,505.3
Other revenues and income	12.2	49.6	44.7

TOTAL NET CONSOLIDATED REVENUES		3,401.5	3,550.1

Personnel expenses	12.3	497.0	487.2
Purchases, services, other costs	12.4	1,838.4	1,781.4
Amortisation, depreciation and write-downs	12.5	992.4	1,055.0

TOTAL COSTS		3,327.8	3,323.6

EBIT		73.7	226.4

Financial expenses	12.6	(88.0)	(71.0)
Financial income	12.7	71.8	55.7
Income/(expenses) from equity investments	12.8	9.5	8.8

EBT		67.0	219.9

Income taxes	12.10	(19.3)	(60.5)

NET PROFIT FROM CONTINUING OPERATIONS		47.7	159.4

Net profit from discontinued operations	12.11	550.0	54.5

NET PROFIT FOR THE YEAR	12.12	597.7	213.9

Attributable to:
- owners of parent company		471.3	90.5
from continuing operations		(48.7)	67.9
from discontinued operations		520.0	22.7
- non controlling interest		126.4	123.3
from continuing operations		96.5	91.5
from discontinued operations		30.0	31.9

Earnings per share	12.13
- Basic		0.41	0.08
- Diluted		0.41	0.08

(*) Pursuant to Consob Resolution No. 15519 dated 27th July 2006, the effects of related-party transactions on the Consolidated Balance Sheet items are shown in the Balance Sheet table presented on the following pages and are further described in Explanatory Note 16.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(values in EUR million)

	Notes	FY 2018		FY 2017
PROFIT OR (LOSS) FOR THE PERIOD			597.7		213.9

OTHER COMPREHENSIVE INCOME RECYCLED TO PROFIT AND LOSS			25.1		(46.5)

Effective portion of gains and losses on hedging instruments (cash flow hedge)	9.5	33.8		(61.5)

Gains and losses on available-for-sale financial assets	9.4	—		0.4

Other gains and losses of associates valued by equity method	9.4	(0.4)		(0.1)

Tax effects		(8.3)		14.7
OTHER COMPREHENSIVE INCOME NOT RECYCLED TO PROFIT AND LOSS			(3.8)		(0.4)

Actuarial gains and losses on defined benefit plans	9.5	0.2		(0.5)

Other gains and losses of associate valued by equity method		(3.5)		—

Tax effects		(0.5)		0.1

TOTAL OTHER COMPREHENSIVE INCOME FOR THE YEAR NET OF TAX EFFECTS (B)			21.3		(46.8)

TOTAL COMPREHENSIVE INCOME (A)+(B)			619.0		167.1

attributable to:
- owners of parent company			492.0		43.6
- from continuing operations		(27.7)		20.8
- from discontinued operations		519.7		22.8
- non controlling interests			127.0		123.5
- from continuing operations		97.3		91.6
- from discontinued operations		29.6		31.9

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

(values in EUR million)

	Notes	2018	2017

CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit		73.7	226.4
+ Depreciation and amortisation		992.4	1,055.0
+ Other provisions and non-cash movements		42.4	40.8
+ Change in trade receivables		80.2	(143.8)
+ Change in trade payables		57.1	133.4
+ Change in other assets and liabilities		(26.4)	(35.1)
- Interests (paid)/received		1.4	(1.2)
- Income tax paid		(51.5)	(40.1)
Net cash flow from discontinued operations		72.4	90.0

Net cash flow from operating activities [A]		1,241.7	1,325.6

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets		16.8	9.2
Proceeds from the sale of equity investments		—	15.6
Interests (paid)/received		—	0.0
Purchases in television rights		(590.1)	(606.8)
Changes in advances for television rights		25.0	39.0
Purchases of other fixed assets		(53.0)	(59.4)
Equity investments	13.1	(465.6)	(1.9)
Changes in payables for investing activities	13.2	(303.5)	(503.8)
Proceeds/(Payments) for hedging derivatives		0.8	(9.6)
Changes in other financial assets		4.6	(6.9)
Loans to other companies (granted)/repaid		8.2	—
Dividends received		29.7	68.3
Business Combinations net of cash acquired	13.3	(3.3)	(23.7)
Changes in consolidation area	13.4	648.4	(0.5)
Net cash flow from discontinued operations		(56.5)	(54.0)

Net cash flow from investing activities [B]		(738.6)	(1,134.5)

CASH FLOW FROM FINANCING ACTIVITIES:

Parent company and subsidiaries changes in treasury shares		—	(100.8)
Changes in financial liabilities	13.5	(156.9)	534.3
Corporate bond	13.5	0.0	(530.0)
Dividends paid		(95.5)	(87.5)
Changes in other financial assets/liabilities	13.5	(0.0)	(0.2)
Interests (paid)/received		(28.3)	(41.2)
Net cash flow from discontinued operations		(5.2)	(121.8)

Net cash flow from financing activities [C]		(286.0)	(347.1)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]		217.1	(156.0)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD [E]		172.7	328.8

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD [F=D+E]		389.8	172.7

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(values in EUR million)

	Share capital	Share premium reserve	Legal reserve and other reserves	Company’s treasury shares	Valuation reserve	Retained earnings/(accumulate losses)	Profit/(loss) for the period	Total Group shareholders’equity	Total shareholder Equity attribtable to minority interests	TOTAL SHARE HOLDERS’ EQUITY
Balance at 1/1/2017	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.1	2,535.9
Allocation of the parent company’s 2016 net profit	—	—	—	—	—	(294.5)	294.5	—	—	—
Dividends paid by the parent company	—	—	—	—	—	—	—	—	(175.6)	(175.6)
Share based payment reserve evaluation	—	—	—	—	3.0	—	—	3.0	—	3.0
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	(20.1)	—	—	(58.6)	—	(78.7)	(71.1)	(149.8)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other changes	—	—	—	—	—	1.0	—	1.0	0.9	1.9
Comprehensive income/(loss) from discontinued
operations	—	—	—	—	0.2	—	22.7	22.8	31.9	54.7
Comprehensive income/(loss) from continuing
operations	—	—	0.1	—	(47.2)	—	67.9	20.8	91.6	112.4

Balance at 31/12/2017	614.2	275.2	808.0	(416.7)	(54.0)	599.3	90.5	1,916.6	465.9	2,382.5
Adoption of new accounting standards						(1.8)	—	(1.8)	(1.8)	(3.6)

Balance as 1/1/2018	614.2	275.2	808.0	(416.7)	(54.0)	597.5	90.5	1,914.8	464.1	2,378.9

Allocation of the parent company’s 2017 net profit	—	—	—	—	—	90.5	(90.5)	—	—	—
Dividends paid by the parent company	—	—	—	—	—	—	—	—	(127.5)	(127.5)
Share based payment reserve evaluation	—	—	—	—	0.3	—	—	0.3	—	0.3
(Purchase)/sale of treasury shares	—	—	—	8.1	—	—	—	8.1	—	8.1
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	(3.2)	—	(3.2)	—	(3.2)
Changes in controlling stake on subsidiaries	—	—	(1.3)	—	—	—	—	(1.3)	(0.8)	(2.1)
Business Combinations	—	—	—	—	(0.1)	—	—	(0.1)	(19.9)	(20.0)
Other changes	—	—	(211.6)	—	—	213.3	—	1.7	0.8	2.5
Comprehensive income/(loss) from discontinued
operations	—	—	—	—	(0.3)	—	520.0	519.7	29.6	549.3
Comprehensive income/(loss) from continuing
operations	—	—	(0.4)	—	21.5	—	(48.7)	(27.7)	97.3	69.6

Balance at 31/12/2018	614.2	275.2	594.6	(408.6)	(32.6)	898.3	471.3	2,412.4	443.7	2,856.2

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION PURSUANT TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
			parties			parties
ASSETS	Notes	31/12/2018	(note 16)	% weight	31/12/2017	(note 16)	% weight

Non current assets
Property, plant and equipment	7.1	216.9			412.3
Television and movie rights	7.2	972.2	1.2	0%	1,273.2	—	0%
Goodwill	7.3	794.1			968.5
Other intangible assets	7.5	605.5	0.1	0%	860.4	—	0%
Investments in associates and joint ventures	7.6	501.0			41.4
Other financial assets	7.7	75.1	4.7	6%	76.7	11.4	18%
Deferred tax assets	7.8	520.1			512.7

TOTAL NON CURRENT ASSETS		3,684.9			4,145.2

Current assets		—			—
Inventories	8.1	41.2			33.5
Trade receivables	8.2	891.2	82.0	9%	1,138.0	56.9	5%
Tax receivables	8.3	48.8	—	0%	55.4	1.9	4%
Other receivables and current assets	8.3	170.2	1.2	1%	214.8	2.0	2%
Current financial assets	8.4	26.1	5.4	21%	20.3	4.0	13%
Cash and cash equivalents	8.5	389.8			172.7

TOTAL CURRENT ASSETS		1,567.2			1,634.7

Non current assets held for sale		—			0.9

TOTAL ASSETS		5,252.1			5,780.8

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION PURSUANT TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
SHAREHOLDERS’ EQUITY AND			parties			parties
LIABILITIES	Notes	31/12/2018	(note 16)	% weight	31/12/2017	(note 16)	% weight

Share capital and reserves
Share capital	9.1	614.2			614.2
Share premium reserve	9.2	275.2			275.2
Treasury shares	9.3	(408.6)			(416.7)
Other reserves	9.4	594.6			808.0
Valuation reserve	9.5	(32.6)			(54.0)
Retained earnings	9.6	898.3			599.3
Net profit for the period		471.3			90.5

Group Shareholders’ Equity		2,412.4			1,916.6
Minority interests in net profit		96.5			123.3
Minority interests in share capital, reserves and retained earnings		347.3			342.6
Minority interests		443.7			465.9

TOTAL SHAREHOLDERS’ EQUITY		2,856.2			2,382.5

Non current liabilities
Post-employment benefit plans	10.1	68.9			85.5
Deferred tax liabilities	7.8	86.5			133.2
Financial liabilities and payables	10.2	745.6	99.9	13%	1,339.1	99.8	7%
Provisions for non current risks and charges	10.3	61.7			49.4

TOTAL NON CURRENT LIABILITIES		962.7			1,607.1

Current liabilities
Financial payables	11.1	6.7			221.3
Trade and other payables	11.2	720.6	78.8	11%	1,138.5	54.3	5%
Provisions for current risks and charges	10.3	101.1	—	0%	131.9
Current tax liabilities	11.3	3.2	0.4	13%	2.8	—	0%
Other financial liabilities	11.4	406.9	5.5	1%	71.8	28.1	39%
Other current liabilities	11.6	194.9	9.9	5%	224.9	2.1	1%

TOTAL CURRENT LIABILITIES		1,433.3			1,791.2
Liabilities related to non current assets held for sale		—			—

TOTAL LIABILITIES		2,396.0			3,398.3
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,252.1			5,780.8

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME PURSUANT TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR million)

			of which vs.			of which vs.
			related			related
			parties			parties
STATEMENT OF INCOME	Notes	FY 2018	(note 16)	% weight	76(*)	(note 16)	% weight

Revenues from sales of goods and services	12.1	3,352.0	120.2	4%	3,505.3	109.9	3%
Other revenues and income	12.2	49.6	3.1	6%	44.7	3.5	8%

TOTAL NET CONSOLIDATED REVENUES		3,401.5			3,550.1

Personnel expenses	12.3	497.0			487.2
Purchases, services, other costs	12.4	1,838.4	248.4	14%	1,781.4	174.9	10%
Amortisation, depreciation and write-downs	12.5	992.4	0.1	0%	1,055.0	0.1	0%

TOTAL COSTS		3,327.8			3,323.6

EBIT		73.7			226.4

Financial expenses	12.6	(88.0)	(1.6)	2%	(71.0)	(6.9)	10%
Financial income	12.7	71.8	0.2	0%	55.7	1.8	3%
Income/(expenses) from equity investments	12.8	9.5			8.8

EBT		67.0			219.9

Income taxes		(19.3)			(60.5)
NET PROFIT FROM CONTINUING OPERATIONS		47.7			159.4

Net profit from discontinued operations	12.11	550.0			54.5

NET PROFIT FOR THE PERIOD	12.12	597.7			213.9

Attributable to:
• Equity shareholders of the parent company		471.3			90.5
from continuing operations		(48.7)			67.9
from discontinued operations		520.0			22.7
• Minority Interests		126.4			123.3
from continuing operations		96.5			91.5
from discontinued operations		30.0			31.9

Earnings per share	12.13
• Basic		0.41			0.08
• Diluted		0.41			0.08
					—

EXPLANATORY NOTES

1. GENERAL INFORMATION

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located at Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A.. The main business activities of the company and its subsidiaries are described in the opening section of the Report on Operations.

These Financial Statements contained herein are presented in Euro, as this is the currency used for the majority of the Group’s operations.

For comparability purposes, the financial data for the year 2017 have been restated in accordance with IFRS 5 (Non current assets held for sale and Discontinued operations), with the net profit/(loss) of the EI Towers Group recognised in the item Net profit/(loss) of discontinued operations.

2. PRESENTATION BASES AND ACCOUNTING STANDARDS FOR THE PREPARATION OF THE FINANCIAL STATEMENTS

These Financial Statements herein have been prepared on a going-concern basis, with the Directors having verified that there are no financial, operational or other indicators of any problem issues that could affect the Group’s ability to meet its obligations in the foreseeable future. The risks and uncertainties regarding the business are described in the Report on Operations. The manner in which the Group manages its financial risks, including liquidity and capital risk, is described in the section entitled “Additional information on financial instruments and risk management policies” in these Explanatory Notes.

The Consolidated Financial Statements as of 31 December 2018 have been prepared in accordance with the IAS/IFRS (International Accounting Standards/International Financial Reporting Standards) and in accordance with the related principles for interpretation issued by the SIC/IFRIC (Standards Interpretation Committee/International Financial Reporting Interpretation Committee), as endorsed by the European Commission and in force as at the reporting date.

The general basis for the presentation of assets and liabilities is historical cost, with the exception of certain financial instruments which have been designated at fair value in accordance with IFRS 9 (IAS 39 for derivatives) and IFRS 13.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution No. 15519 of 27 July 2006 and by Consob Communication No. 6064293 of 28 July 2006.

The values of the items in the Consolidated Financial Statements, in view of their size, are stated in millions of Euro.

The preparation of the Consolidated Financial Statements and the Explanatory Notes has required estimates and assumptions to be used both in determining certain assets and liabilities and measuring contingent assets and liabilities.

2.1 Use of Estimates

The main estimates relate to the calculation of the recoverable amount of the cash generating units to which goodwill or other assets with indefinite useful lives are allocated for the purposes of periodic testing as required by IAS 36. In accordance with IAS 36, such assets should be measured at the higher of (i) their value in use or (ii) their fair value, net of disposal costs. To calculate the value in use, the expected future cash flows that each asset or cash generating unit (CGU) will produce in its current condition must be estimated as at the measurement date, based on the five-year plans (2019-2023) drawn up on the basis of the guidelines approved by the Board of Directors on 19 February 2019, and an appropriate discount rate must be determined. The main uncertainties that could influence this estimate relate to determining the Weighted Average Cost of Capital (WACC) and the growth rate (g-rate) of the cash flows beyond the forecast period, the evolution of the industry markets and, therefore, the assumptions made in developing the expected cash flows for the years explicitly forecast and the cash flows used to determine the Terminal Value. Calculating fair value, on the other hand, involves applying the measurement criteria and techniques envisaged by IFRS 13 to maximise the observable inputs used to estimate the price that would be received at the measurement date to sell an asset or a group of assets in an orderly transaction between market participants on the main market for those assets.

The impairment and recoverability testing of the deferred tax assets posted in the financial statements as at 31 December 2018, with particular reference to the tax losses generated in the Italian consolidated tax return, took into consideration the taxable income on the basis of the five-year plans (2019-2023) used for impairment testing for the explicit forecast period and, through extrapolation from the latter of the expected taxable income for the subsequent periods. The impairment test also takes into consideration the effects of the temporary differences on which deferred tax liabilities are recorded.

In addition to the above, the main forecast data refer to the provisions for risks and charges and bad debt provisions.

The estimates and assumptions above are periodically revised and the impacts of each change are recognised in profit and loss.

3. SUMMARY OF ACCOUNTING STANDARDS AND MEASUREMENT BASES

Accounting standards, amendments and interpretations applied since 1 January 2018

Since 1 January 2018, a number of new accounting standards and/or amendments and interpretations of standards previously in force have become applicable.

IFRS 15 - Revenue from Contracts with Customers

On 28 May 2014, the IASB published the IFRS 15 - Revenue from Contracts with Customers standard, which will replace the IAS 18 - Revenue and IAS 11 - Construction Contracts standards, as well as the following interpretations: IFRIC 13 - Customer Loyalty Programmes, IFRIC 15 - Agreements for the Construction of Real Estate, IFRIC 18 - Transfers of Assets from Customers, and SIC 31 - Revenues-Barter Transactions Involving Advertising Services. The standard establishes a new model for revenue recognition, which will apply to all contracts with customers, except those within the scope of other IAS/IFRS standards such as leases, financial instruments and insurance contracts. The core steps for recognising revenue under the new model are as follows:

•                  Identifying the contract with the customer;

•                  Identifying the performance obligations in the contract;

•                  Determining the transaction price;

•                  Allocating the transaction price to the performance obligations in the contract;

•                  Recognising revenue when (or as) the entity satisfies a performance obligation.

The Group has applied the standard retrospectively with adjustments since 1 January 2018. On the basis of the activity carried out, the Group has not detected any impact on consolidated shareholders’ equity from the application of this principle as at the transaction date.

IFRS 9 Financial Instruments

On 22 November 2016, the European Union endorsed the final version of IFRS 9, replacing IAS 39 “Financial Instruments: Recognition and measurement”. The new standard introduces a new accounting framework for the classification and measurement of financial instruments, impairment of financial assets and hedge accounting. With the exception of the latter (which will apply from 2021), the Group has applied the standard retrospectively with adjustments since 1 January 2018.

Final Provisions

Comparative data for the first year of application have not been restated in line with the simplified approach provided for in IFRS 9. Consequently:

•                  All discrepancies between the carrying amount of financial assets and liabilities at December 31, 2017 and those at January 1, 2018 are entered in opening shareholders’ equity;

•                  In comparative periods, financial instruments retain their prior classification;

•                  The effects of financial asset write-downs have not been calculated with respect to the comparative period;

•                  The provisions of IFRS 9 regarding hedge accounting have not been applied as the Group has chosen to continue to apply the hedge accounting requirements of IAS 39 based on the specific power to do so stipulated in IFRS 9.

IFRS 9 introduces new requirements for:

•                 The classification and measurement of financial assets;

•                  Impairment of financial assets;

•                  Hedge accounting.

Classification and Measurement

The impacts from the new classification and assessment requirements chiefly concern:

•                  Trade receivables and financial receivables: classified into the “held to collect” and “held to collect and sell” categories provided for in IFRS 9. Under these two categories, financial assets are held as part of a business model geared towards either possessing such assets with a view to collecting contractual cash flows or selling the assets;

•                  Equity investments categorised as “financial assets available for sale” according to IAS 39 are reclassified under the new category, as provided for in IFRS 9, of “financial assets measured at fair value”, with all changes recorded in the statement of comprehensive income without recycling to profit and loss (this option was chosen by the Group for current portfolio assets as an alternative to recording changes through profit and loss).

The main impacts are summarised below:

	Classification under IFRS 9
Classification under	Balance Sheet		Held to collect		fair value	Gross FTA	Net FTA
IAS 39	31.12.2017	Held to collect	and sell	Other	through OCI	effect	effect
Financial assets AFS	61.4				60.9	(0.5)	(0.4)

Loans and receivable	1,366.5	1,299.9	62.3			(4.3)	(3.2)

Impairment

IFRS 9 introduces a model based on the expected credit loss (ECL) model to measure the credit risk of financial assets. The new model applies to assets measured at amortised cost, assets recognised at fair value through comprehensive income other than equity investments, loan commitments and financial guarantees, which under IAS 39 were scoped into IAS 37, and contract assets that fall within the scope of application of IFRS 15 “Revenue from Contracts with Customers”.

The Group has reviewed its rules for identifying any deterioration in the credit standing of counterparties and measuring expected losses, using a time horizon of 12 months where there is no evidence of a significant increase in credit risk.

In application of the new rule, the carrying amount of trade receivables and other loans and receivables claimed by the various companies of the Group at the transition date were lower than those entered in the consolidated financial statements at 31 December 2017, by EUR 3.7 million and EUR 0.6 million, respectively.

Hedge Accounting

IFRS 9 introduces greater flexibility by expanding the types of instruments eligible for hedge accounting. Moreover, the effectiveness test has been replaced by an “economic relationship” rule, and there is no longer a requirement for hedge effectiveness to be determined retrospectively. Greater disclosure has been introduced concerning the risk management activities carried out by the Group. Under IAS 39, fair value changes to the time value of an option (the non-designated part) were immediately recognised in profit (loss) for the year; with the introduction of IFRS 9, changes in the time value of options over the hedged item are recognised elsewhere in comprehensive income and are accumulated in the hedge reserve in equity.

As stated above, the Group has not applied the hedge accounting rules provided for in IFRS 9 and has instead decided to continue to apply the hedging methods provided for in IAS 39.

Impact Summary on the Shareholders’ Equity of the Group (after tax) as at 1 January 2018

Equity as of 31 December 2017	1,916.6
Other financial assets	(0.5)
Trade and financial receivables	(1.3)
Equity adjusted as of 1 January 2018	1,914.8

IFRIC 22 - Foreign Currency Transactions and Advance Consideration (published on 8 December 2016).

This interpretation provides guidelines for foreign currency transactions where non-monetary prepayments or advances are recorded in the financial statements, before the recognition of the related asset, cost or revenue. It provides guidance on how an entity must determine the date of a transaction and, consequently, the spot exchange rate to be used for foreign currency transactions in which payment is made or received in advance. IFRIC 22 has been in application since 1 January 2018. This standard has not had any impact on the Group.

IFRS 2 Classification and Measurement of Share-based Payment Transactions — Amendments to IFRS 2

The IASB has issued amendments to IFRS 2 Share-based payments that relate to three main areas: (a) the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; (b) the classification of share-based payment transactions with a net settlement feature for withholding tax obligations; (c) accounting modifying the terms and conditions of a share-based payment, which changes the classification of the transaction from cash-settled to equity-settled.

Despite these amendments being effective for annual periods beginning on or after 1 January 2018, they have not had an impact on the Group’s financial statements.

Annual Improvements to IFRSs: 2014-2016 Cycle,

This document published on 8 December 2016 partially incorporates the pre-existing standards. In particular:

•                  IFRS 1 First-Time Adoption of International Financial Reporting Standards - Deletion of short-term exemptions for first-time adopters removes the exemptions provided for in paragraphs E3 — E7 of IFRS 1, as their purpose has been served. This amendment has no impact on the Group’s consolidated financial statements.

•                  IAS 28 Investments in Associates and Joint Ventures — Measuring investees at fair value through profit or loss: an investment-by-investment choice or a consistent policy choice. The amendments clarify that, when initially recognising each investment, a venture capital entity may measure its own equity investments in associates and joint ventures at the fair value recognised in profit and loss. If an entity that does not qualify as an investment entity has an equity investment in an associate or joint venture that is an investment entity, that entity, when applying the equity method, may choose to use the fair value measurement applied by the investment entity (whether it is an associate or a joint venture) when measuring its own equity investments in associates or joint ventures. This choice is made separately for each associate or joint venture. These amendments have no impact on the Group’s consolidated financial statements.

Financial statement tables and formats

The Consolidated Statement of Financial Position has been prepared according to the convention of presenting current and non-current assets and liabilities as separate classifications. An asset or liability is classified as current when it meets one of the following criteria:

•                  It is expected to be realised or settled, or is expected to be sold or used during the Group’s normal business cycle;

•                  It is mainly held for trading; or

•                  It is expected to be realised or settled within the 12 months following the reporting date.

•                  If none of the above conditions are met, the assets and liabilities are classified as non-current.

The Income Statement has been prepared on the basis of allocating costs by type, using the same methodology as the Group’s internal reporting and in line with the prevailing international practices in the industry, with a breakdown that shows Earnings Before Interest and Tax (EBIT) and Earnings Before Tax (EBT). The EBIT is the difference between net revenues and operating costs (the latter of which include non-monetary costs relating to amortisation, depreciation and write-downs of current and non-current assets, net of any write-backs).

To enable better measurement of the actual performance of ordinary operations, cost and revenue items may be shown within the EBIT section, resulting from events or operations that, due to their nature or size, are considered non-recurring. These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication No. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the subject-matter of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

The Comprehensive Income Statement shows the cost and revenue items, after tax, which are posted directly to shareholders’ equity reserves as required or allowed by the various International Accounting Standards. These items are split to show those that may be reclassified to the income statement in the future and those that cannot be reclassified. Each type of significant shareholders’ equity reserve shown in the statement is accompanied by a reference to the explanatory notes below, which contain related information and breakdowns, and changes on the previous financial year.

The Cash Flow statement has been prepared using the indirect method, whereby EBIT is adjusted for the effects of transactions of a non-monetary nature, any deferrals or accruals of past or future operating cash receipts or payments, and income or expense items associated with investing or financing cash flows. Investments in television broadcasting rights, as well as changes in advances paid for future purchases of rights, are included under investment activities. Changes in payables to suppliers for investments are included in the cash flows from investment activities. Similarly, receipts and payments from the hedging of cash flows for foreign currency payments of television broadcasting rights are recognised in the same way as the hedged item under cash flow from investments activities. Income and expenses relating to medium/long-term financing transactions and related hedges, as well as dividends paid, are included under financial activities.

The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in the Shareholders’ Equity items for the following:

•                  Allocation of the profit of the Group Parent and subsidiaries for the period to minority shareholders;

•                  Breakdown of comprehensive income/loss;

•                  Amounts relating to transactions with shareholders;

•                  Purchases and sales of treasury shares;

•                  Impact from any changes to accounting standards.

To meet the requirements of Consob Resolution No. 15519 of 27 July 2006 entitled “Provisions regarding the structure of financial statements”, specific consolidated statements of income and financial position are presented, in addition to the obligatory statements, showing the significant amounts of related-party positions or transactions separately from the related items.

Principles and Scope of Consolidation

The Consolidated Financial Statements include the Financial Statements of Mediaset S.p.A. and of the Italian and foreign companies over which Mediaset S.p.A. is entitled to exercise direct or indirect control, meaning that the investor is able to influence its returns (exposure or rights to variable returns) by exercising power, meaning that it is able to direct the relevant activities of the controlled entity - i.e. the activities that significantly affect the investee’s returns.

Generally, the majority of the voting rights entails control. In support of this presumption and when the Group holds less than a majority of the voting rights (or similar rights), the Group considers other relevant facts and circumstances to determine whether it controls the investee, including:

•                  contractual agreements with other holders of voting rights;

•                  rights arising from contractual agreements;

•                 voting rights and potential voting rights held by the Group.

The assets and liabilities, and the expenses and income of the subsidiary companies are consolidated on a line-by-line basis, meaning that they are included in their entirety in the consolidated financial statements. The carrying amount of these equity investments is offset against the corresponding portion of equity of the investee companies, giving each individual asset and liability item its current value at the date of acquisition of control (Purchase Method), or when the Full Goodwill Method is applied (an option that can be exercised separately for each individual business combination) by also recognising the amount of goodwill not belonging to the Group with an offsetting entry of the minority interest in equity. Any remaining difference, if positive, is recorded under the non-current asset item “Goodwill” and, if negative, is recognised as income in profit and loss.

In the case of acquisitions of equity investments by a common holding company (business combination under common control), which are excluded from the scope of obligatory application of IFRS 3, and in the absence of specific IAS/IFRS standards or interpretations for these types of operations, the principle of pooling of interests is generally considered to apply, taking into account the provisions of IAS 8. According to that principle, the assets and liabilities must be transferred to the acquirer’s financial statements for the amounts shown in the consolidated financial statements as at the date of the transfer of the common entity controlling the parties that carry out the business combination, with any difference between the consideration paid for the equity investment and the net book value of the assets recorded recognised in the relevant Group shareholders’ equity reserve.

In preparing the consolidated financial statements, all receivables, payables, costs and revenues between consolidated companies, as well as unrealised profits on intercompany operations, have been removed.

The amounts of shareholders’ equity and income for the period of the consolidated companies belonging to minority shareholders are identified and shown separately in the Consolidated Statement of Financial Position and the Consolidated Statement of Income.

In the event of a loss of control, the difference between the fair value of consideration received and the carrying amount of consolidated net assets is recognised in profit and loss. If the set of activities discontinued constitutes a material business (a business sector or a business unit), this difference is posted to Net profit/(loss) from discontinued operations., together with the profit or loss generated by the discontinued activities up until the date of deconsolidation. Changes resulting from purchases or sales of minority interests held in subsidiary companies are treated as transactions with shareholders, as long as they do not result in a loss of control. Consequently, the difference between the fair value of the consideration paid or received for these transactions and the adjustment made to minority interests is recognised under the item Reserves for minority transactions of the shareholders’ equity of the holding company. Likewise, in accordance with IAS 32, transaction costs must also be recognised in shareholders’ equity.

The assets and liabilities of foreign companies that fall within the scope of consolidation and that originate in currencies other than the Euro, including goodwill and fair value adjustments of the assets and liabilities identified at the time of allocation of the price paid in a business combination, are translated using the spot exchange rates at the financial statement reporting date; income and costs, on the other hand, are translated at the average exchange rate for the year. Any translation differences that arise from applying these methods are recognised under a special shareholders’ equity reserve until the equity investment is sold.

The accounting balances of associates and of companies subject to joint control are recognised in the consolidated financial statements using the equity method, as described in the Equity Investments item below.

Pursuant to IAS 28, an associate is a company in which the Group is able to exert significant influence, but not control or joint control, by participating in decisions regarding the financial and operational policies of the investee.

On the other hand, with reference to IFRS 11, a joint venture is an arrangement whereby the parties that have joint control have rights to the net assets of the arrangement (shareholders’ equity).

Joint control is defined as the contractually agreed sharing of control of an arrangement, which exists only when the significant decisions relating to the activity require the unanimous consent of all parties sharing control.

Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction costs, any dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis in each financial year using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets, net of any residual values (where significant), according to their estimated useful lives, with the following rates applied:

•	Buildings	2%-3%

•	Towers 5%

•	Plant and equipment	10% - 20%

•	Light constructions and equipment	5% - 16%

•	Office furniture and machines	8% - 20%

•	Motor vehicles and other means of transport	10% - 25%

The recoverable amount of the above is calculated based on the criteria laid down in IAS 36, described in the “Impairment of assets” section below.

Ordinary maintenance costs are recognised in full in profit and loss. Incremental maintenance costs are allocated to each asset and depreciated over its remaining useful life.

Leasehold improvements are allocated to each class of assets and depreciated at the residual life of the lease contract or the residual useful life of the type of asset improved, whichever is lower.

Whenever individual components of a complex tangible fixed asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are kept separate, and only the buildings are depreciated.

Gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net book value of the asset, and are posted to the income statement.

Leased-in assets

Assets acquired through lease agreements are recognised under property, plant and equipment, with a financial payable for the same amount recognised under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contractual instalments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset or, if shorter, on the basis of the expiry date of the lease agreement.

Rental costs relating to operating leases are posted on a straight-line basis over the duration of the lease.

Intangible fixed assets

Intangible fixed assets are assets without an identifiable physically form, which are controlled by the company and able to generate future economic benefits. They also include goodwill when acquired against consideration.

These assets are recorded at purchase or production cost, including transaction costs, according to the criteria described above for tangible fixed assets.

For purchased intangible assets whose availability for use and related payments are deferred beyond ordinary periods, the purchase value and the related payable are discounted by recognising the financial expenses implicit in the original price.

Internally generated intangible assets, where relating to research costs, are recognised in the income statement during the period in which they are incurred. Development costs, which mainly relate to software, are capitalised and amortised on a straight-line basis over their estimated useful lives (three years on average), provided they can be identified, that their cost can be reliably calculated, and that the asset is likely to generate future economic benefits.

Intangible assets with finite useful lives are amortised on a straight-line basis, starting from the time when the asset is available for use and throughout the period of its expected usefulness. The recoverable value of such assets is assessed according to the criteria established in IAS 36, as described in the Impairment of assets section below.

The principle is also applied to long-term licences on television broadcasting rights, for which the amortisation method is required to provide a reasonable and reliable reflection of the relationship between the various broadcasting opportunities available, the number of screenings permitted by contract and their actual broadcast. Based on the respective business models, straight-line amortisation is generally applied for the Italian television library, whereas reducing balance amortisation is used for the Spanish television library. This different accounting reflects the different contractual conditions and the consequent methods of exploitation of the two main countries in which the Group operates.

When, irrespective of the amortisation already posted, all showings made available under the related television broadcasting rights contracts have been completed, the residual value is expensed in full.

The rights for sporting events to be transmitted in Pay or Pay Per View mode by DTT technology are amortised at 100% when the event is broadcast.

Rights to sports, news and entertainment programmes are amortised entirely (100%) in the year when the right commences. Rights to long-running TV drama series are 70% amortised during the first twelve months after their availability date, with the remaining 30% amortised during the following twelve months.

Rights available for multiple means of use, to be utilised in distribution activities, are amortised according to international accounting best practice based on the ratio between the actual revenues achieved and the total overall revenues from use of the right.

Costs relating to rights of use to television frequencies, to be used for setting up digital terrestrial networks acquired from third parties in accordance with applicable legislation, are amortised on a straight-line basis according to the expected duration of their use, beginning the moment the service is activated and ending 30 June 2032, based on the validity period of the definitive assignment order of right of use in Italy dated 28 June 2012.

The television broadcasting license to the “Cuatro multiplex” held by Mediaset España is considered an intangible asset with an indefinite useful life; accordingly, it is not systematically amortised, but is subject to impairment testing, at least every year.

As of 1 January 2016, rights of use to radio frequencies are amortised on a straight-line basis over a period of 25 years. The useful life of these rights was estimated as part of the evaluation processes for business combinations concerning the Group’s radio broadcasting operations.

Goodwill and the other non-current assets with indefinite useful lives or not available for use are not systematically amortised, but are subject to impairment testing, at least yearly, carried out at the level of each Cash Generating Unit, or groups of Cash Generating Units to which Management allocates goodwill.

Any write-downs of these assets cannot be subsequently written back.

The goodwill resulting from the acquisition of control of an equity investment or of a business unit is the excess of the acquisition cost, understood as being the consideration transferred in the business combination, plus the fair value of any equity investment that was previously owned in the acquired enterprise, over the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

For the purposes of calculating goodwill, the consideration transferred in the business combination is calculated as the sum of the fair values of the assets transferred and the liabilities assumed by the Group at the date of acquisition and of the equity instruments issued in exchange for the control of the acquired entity, also including the fair value of any contingent considerations subject to conditions established in the acquisition agreement.

Any goodwill adjustments may be recognised in the measurement period (which cannot be more than one year from the date of acquisition) that are due to either subsequent changes in the fair value of the contingent considerations or to the calculation of the current value of the assets and liabilities acquired, if recognised only provisionally at the date of acquisition and when these changes are calculated as adjustments based on additional information regarding facts and circumstances existing at the date of the combination.

Any subsequent differences compared to the initial estimate of the fair value of liabilities for contingent considerations are recognised in the income statement, unless they derive from additional information existing at the acquisition date (in which case they can be adjusted within 12 months from the acquisition date). Likewise, any rights to receive back some parts of the consideration paid if certain conditions arise must be classified as assets by the acquirer.

The transaction costs for business combinations are recognised in the accounting period when they are incurred, with the exception of those incurred for issuances of debt securities or shares that must be recognised in accordance with IAS 32 and 39.

In the case of acquisition of controlling interests of less than 100%, the goodwill and the corresponding minority interest in the goodwill can be calculated at the acquisition date either with respect to the percentage control acquired (partial goodwill) or by measuring the fair value of the minority interests in equity (full goodwill method).

The measurement method can be chosen from time to time for each transaction.

For step acquisitions of controlling interests the acquirer must recalculate the fair value of the previously held interest, up till that time, recognised, depending on the case, in accordance with IFRS 9 - Financial Instruments, in accordance with IAS 28 - Investments in Associates and Joint Ventures or in

accordance with IFRS 11 - Joint arrangements, as if it had been sold and reacquired at the date when control was acquired, recognising any gains or losses resulting from that measurement in the income statement. In addition, in these circumstances any amount previously recognised in shareholders’ equity as Other comprehensive income and losses must be reclassified to the income statement, except where the investment is designated as a financial asset measured at FVOCI without recycling to profit and loss.

In the case of disposal of controlling interests, the remaining amount of goodwill attributable to the interests is included in the calculation of the gain or loss from disposal.

The goodwill recognised as a result of business combinations taking place before 1 January 2010 has been treated in accordance with the criteria laid down in the previous version of IFRS 3, which required:

• for acquisition of controlling interests of less than 100%, calculation of goodwill based on the proportional amount of the fair value of the identifiable net assets acquired;

• for step acquisitions of controlling interests, the calculation of goodwill as the sum of the fair values generated separately with each transaction;

• the inclusion of transaction costs in the amount of the acquisition cost;

• the recognition of contingent considerations at the acquisition date only if their payment was considered probable and their amount could be reliably determined;

Impairment of assets

The carrying amounts of tangible and intangible fixed assets are periodically reviewed in accordance with IAS 36, which requires the assessment of the existence of any losses in value, where indicators suggest that impairment may exist. In the case of goodwill, intangible assets with indefinite useful lives and assets not available for use, impairment testing is carried out at least yearly, normally at the time of the preparation of the annual financial statements, but also at any time when there is an indication of possible impairment.

The recoverability of the carrying amounts is assessed by comparing them to the higher of their value in use in their current condition or the fair value of the assets (the price that would be received from their sale) less disposal costs.

Value in use is measured by discounting the future cash flows expected from the use of the individual asset or the cash generating unit to which the asset belongs and from its disposal at the end of its useful life.

The cash generating units are identified, in line with the organisational and business structures of the Group, as homogeneous aggregations that generate autonomous incoming cash flows from the continuous use of the assets attributable to them.

Fair value (less costs to sell) is measured in accordance with IFRS 13 (Fair value measurement) by quantifying the price that would be received to sell the asset or group of assets in an orderly transaction between market participants at the measurement date, taking into account any restrictions on the sale or use of the asset that such market participants would take into consideration.

In the case of impairment, the cost is charged to the Statement of Income, first by reducing goodwill and then recognizing any excess amounts, proportionally to the value of the other assets of the CGU concerned. With the exception of goodwill and assets with indefinite useful lives, impairment can be reversed for other assets when the conditions that resulted in the impairment write-down have changed.

In such case, the carrying amount of the asset can be increased within the limits of the new estimated recoverable amount, but no more than the value that would have been calculated if there had been no previous write-downs.

Equity investments in associates and joint ventures

These equity investments are recognised at equity in the consolidated financial statements. At the time of acquisition, the difference between the cost of the equity investment, including any transaction costs, and the acquirer’s interest in the net fair value of the assets, liabilities and identifiable contingent liabilities of the investee is accounted for according to IFRS 3, with the recognition of goodwill if it is positive (included in the carrying amount of the equity investment) or of income in the consolidated income statement if it is negative.

The carrying amounts of these equity investments are adjusted after initial recognition, based on the pro-rata changes in the equity of the investee appearing in accounting statements prepared by those companies, available at the time of preparation of the consolidated financial statements.

When there are losses attributable to the Group that are higher than the carrying amount of the equity investment, the carrying amount is written off and appropriate provisions or liabilities are recognised for the amount of any additional losses, but only if the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses. If no further losses are identified and the investee subsequently realises gains, the investor will only recognise the amount of the gains attributable to it after these have offset the losses not recognised.

After measurement at equity, the carrying amount of these equity investments, also including any goodwill, if the conditions established by IAS 39 apply, must be tested for impairment, in accordance with the criteria and methods established in IAS 36.

In the case of impairment write-downs the related cost is charged to the income statement. The original value can be reinstated in the following financial years if the conditions for the write-down no longer apply.

Non-current financial assets

Equity investments other than investments in associates or joint ventures are posted to the “other financial assets” item in non-current assets, are measured pursuant to IFRS 9 and are designated to the category of financial assets measured at fair value with changes in fair value recognised through other comprehensive income without recycling to profit and loss

The risk resulting from any losses exceeding the shareholders’ equity value is recognised in a specific risk provision to the extent that the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses.

Dividends relating to equity investments are recognised in profit and loss.

This category also includes non-controlling interests acquired by the Group within “Ad4Ventures”, a venture capital with the aim of making medium-term non-speculative investments in new Italian businesses with high growth potential, operating in the technology and digital field. The fair value of these investments can be determined based on special valuation models, by taking account of the prices of recent transactions on the capital of those companies or by referring to market valuation in the event of investments in listed companies.

The receivables are recognised at their amortised cost, using the actual interest rate method.

Non-current assets available for sale

Non-current assets available for sale are measured at the lower of their previous net book value and their market value minus cost of sales. Non-current assets are classified as available for sale when their carrying amount is expected to be recovered by means of a sale rather than through their use in company operations. This condition is only satisfied when the sale is considered highly likely and the asset is available for immediate sale in its current condition. For this purpose, Management must be committed to the sale, which must take place within 12 months from the date of classification of the item.

Current assets

Inventories

The inventories of raw materials, semi-finished and finished products are measured at the acquisition or production cost, including transaction charges (FIFO method), or their estimated net realisable value based on market conditions, whichever is lower. Finished products relating to teleshopping activities are measured at weighted average cost. Inventories also include television broadcasting rights acquired for use periods of less than 12 months and the costs of already completed television productions. These inventories are stated at actual cost of purchase or production.

Trade receivables

Receivables are posted at their fair value, which — except where customers have been granted significantly extended payment terms — is the same as the value calculated using the amortised cost method. Their value at year-end is adjusted to their estimated realisable value and written down in the event of impairment, with expected losses measured using a time horizon of 12 months in the absence of any evidence of a significant increase in credit risk. Receivables originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Sale of receivables

The recognition of the sale of receivables is subject to the requirements laid down by IFRS 9 regarding the derecognition of financial assets. As a result, all receivables sold to factoring companies, with or without recourse, if the latter include clauses that entail maintaining a significant exposure to the performance of the cash flows from the receivables sold, remain in the financial statements, even if they have been legally sold, with a corresponding recognition of a financial liability for the same amount. Factoring fees are classified as operating costs.

Current financial assets

Financial assets are recognised and reversed in the financial statements based on their transaction date and they are initially measured at cost, including the expenses directly connected with their acquisition.

At subsequent reporting dates, the financial assets to be held until maturity are recognised at amortised cost, according to the actual interest rate method, net of write-downs made to reflect their impairment.

Financial assets other than those held until maturity are measured at fair value in each accounting period with their impacts recognised in profit and loss under the item “Financial (Expenses)/Income” or to a specific shareholders’ equity reserve and, in this latter case, until they are realised or have suffered an impairment.

The fair value of securities listed on an active market is based on market prices at the reporting date.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

Cash and cash equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

Employee benefits

Post-employment benefit plans

The Employee Leaving Indemnity (ELI), which is obligatory for Italian companies pursuant to article 2120 of the Italian Civil Code, is a type of deferred remuneration and is related to the length of the working lives of the employees and the remuneration received.

As a result of the Supplementary Pension Reform, amounts of ELI accrued up to 31 December 2006 will continue to remain within the company as a defined benefit plan (with the obligation of actuarial valuation of the accrued benefits). Amounts accruing from 1 January 2007 (except for employees in companies with less than 50 employees), according to the choice made by the employees, are either allocated to supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and, from the time when the employees make their choice, shall constitute defined contribution plans no longer subject to actuarial valuation.

For the benefits subject to actuarial valuation, the ELI liability must be calculated by projecting forward the already accrued amount up to the future date of dissolution of the employment relationship and then discounting the amount to its present value, at the reporting date, using the actuarial “Projected Unit Credit Method”. The discount rate used to determine the liability is the “Composite” interest rate curve for securities issued by corporate issuers with an AA rating.

From an accounting perspective, the actuarial valuation results in recognition in profit and loss under the item “Financial Expenses/Income”, which represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the ELI, and a current service cost under the item “personnel expenses”, which establishes the amount of the benefits accrued by the employees during the financial year, but only for companies of the Group with less than 50 employees that, consequently, have not transferred the amounts accrued from 1 January 2007 to supplementary pension schemes. The actuarial gains and losses that reflect the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through profit and loss and they are shown in the comprehensive income statement.

Share-based payments

In accordance with IFRS 2, the Group classifies stock option plans and medium/long-term incentive plans as “share-based payments”. Those that are “equity-settled”, i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights (which is calculated on the basis of the share price) assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights.

At the end of the exercise period the related shareholders’ equity reserve is reclassified under reserves available for use.

Trade Payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost; those originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Provisions for risk and charges

Provisions for risks and charges are costs and charges whose existence is either certain or probable, whose amount or date of occurrence cannot be determined as at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations). The provisions are recorded at the value that represents the best possible estimate of the amount that the enterprise would have to pay in order to settle its obligation. When they are significant, and the payment dates can be reliably estimated, the provisions are recognised at present values with the charges resulting from the passage of time recognised in profit and loss under the item “Financial (Expenses)/Income”.

Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the actual interest rate method.

Financial derivatives and hedge accounting

The Mediaset Group is exposed to financial risks that are mainly linked to exchange rate fluctuations in relation to the acquisition of television broadcasting rights in currencies other than the Euro and changes in interest rates on long-term variable-rate loans.

The Group uses financial derivatives (mainly currency futures and options) to hedge risks arising from foreign currency fluctuations both for highly probable future commitments and for payables relating to purchases already made.

As mentioned on the section on Accounting standards, amendments and interpretations applied from 1 January 2018, the provisions of IFRS 9 regarding hedge accounting have not been applied as the Group has chosen to continue to apply the hedge accounting requirements of IAS 39 based on the specific entitlement to do so stipulated in IFRS 9.

For the Mediaset Group, the exchange risk is linked to the possibility that the currency rates change during the period between the time when the acquisition of assets in foreign currency has become highly probable, i.e. an authorised purchase negotiation, and the time when those assets are recorded in the financial statements and, therefore, the hedging goal is to set the exchange rate of the price in Euro at the approval date of the transaction, i.e. hedge accounting according to the IAS/IFRS. On the other hand, starting from the time when the assets are recorded in the financial statements, the hedging goals are pursued through a natural hedge where the hedges (option derivatives) and the underlyings (payables for acquisition of rights) are measured according to the reference standards in an independent manner and are therefore not treated under hedge accounting. Specifically, the derivatives, in accordance with IAS 39, are measured at the fair value with posting of the changes in value to the income statement, while the payables for acquisition of the rights, representing monetary items in accordance with IAS 21, are adjusted at the end-of-period exchange rate.

The derivatives are current financial assets and liabilities, recognised at fair value.

The fair value of the currency futures contracts is calculated as the discounting to present value of the difference between the notional amount measured at the forward contract rate and the notional amount measured at the fair forward rate (the end exchange rate calculated at the reporting date).

The fair value of the exchange rate and interest rate options is calculated using the Black & Scholes formula for plain-vanilla options, while for the Single Barrier Options, with the barrier based on discrete events, the binomial method is used.

For derivatives used to hedge interest rate risk, the fair value of the interest rate swaps is calculated based on the current value of the expected future cash flows and the fair value of collar derivatives is calculated using the Black & Scholes formula.

Regardless of the measurement technique used, the fair value is adjusted to take account of the creditworthiness of the counterparty risk in the event of positive fair value and of the creditworthiness of Mediaset S.p.A. and Mediaset España S.A. in the event of negative fair value. Lastly, please note that the adjustment for creditworthiness is only calculated for derivatives with maturity more than 4 months from the measurement date.

The methodologies and the accounting entries vary according to whether or not they are designated as hedging instruments, pursuant to the conditions established by IAS 39.

Specifically, for the purposes of hedge accounting, Mediaset designates hedging instruments as those related to the hedging of currency exposures linked to commitments for future purchases of television broadcasting rights to be made in foreign currency (forecast transactions) and those for hedging interest rates for which the relationship between the derivative and the hedged item, as well as the high level of probability/effectiveness connected to the actual occurrence of the hedged event is formally documented.

The effective portion of the fair value adjustment of the derivative that has been designated and that can be qualified as a hedging instrument is recognised directly in shareholders’ equity, while the ineffective part is recognised in profit and loss.

The accounting treatment of these operations takes place through the activating of a cash flow hedge. According to this rule, the effective portion of the change in value of the derivative impacts a shareholders’ equity reserve. In the case of hedging of commitments for the purchase of rights, this reserve is used to subsequently adjust the carrying amount of the asset (basis adjustment). In the case of the hedging of exchange rate risk this reserve generates an impact on profit and loss that is proportional and concurrent to materialisation of the cash flows.

The changes in the fair value of derivatives activated for the purpose of financial hedging that hedge the risk of changes in the fair value of the financial statement items, in particular foreign currency payables and receivables, or of derivatives that do not satisfy the necessary conditions to qualify as hedging derivatives are recognised in profit and loss as “financial expenses and/or income”.

Revenue recognition

The revenues from sales and services are recognised, respectively, when control is actually transferred as a result of the transfer of ownership or provision of the service. For all main types of revenues, the accounting methods, shown below, have been left unchanged following the adoption of international accounting standard IFRS 15 (Revenue from Contracts with Customers) on 1 January 2018.

Specifically, for the main revenue stream of the Group, revenues are recognised according to the following criteria:

•                  Revenues from the sale of advertising space, at the time of the appearance of the advertisement, or of the advertising spot. Revenues from the sale of advertising under barter transactions and, correspondingly, the costs of the merchandise, are adjusted to take into account the estimated realisable value of the merchandise.

•      Sale of goods, when they are shipped or delivered.

•                  Revenues from the rental or sub-licensing of rights, even for limited periods of use, which result in the transfer of control of the asset to the customer, they are fully recognised at the time the assets is made available for use.

•                  Revenues from pay TV subscriptions are recognised on a straight-line basis starting from the contract activation date.

•                  Fees invoiced to distributors for the sale of prepaid cards and recharges that enable the watching of pay per view events, are recognised according to the remaining period of validity of the cards and recharges sold. The direct costs are also recognised over that period.

•                  Government grants obtained for investments in cinema installations and productions are recognised in the financial statements when there is reasonable certainty that the company will satisfy all the conditions required to obtain them and that they will actually be received. The grants are recognised in the income statement over the same period in which the related costs are recognised.

•                  Revenues are shown net of returns, discounts, allowances and bonuses, as well as any directly linked tax charges.

•      Cost recoveries are shown as a direct reduction of the related costs.

Income taxes

Current income taxes are posted, for each company, on the basis of the taxable income determined in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the accounting period in the various countries, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the values assigned to the assets and liabilities in the financial statements for statutory accounting purposes and the corresponding values recognised for tax purposes, on the basis of the tax rates that will be in force at the time when the temporary differences reverse. When the results are posted directly to shareholders’ equity, the current taxes, the deferred taxes assets and the deferred taxes liabilities are also posted to shareholders’ equity.

The accounting treatment of deferred tax assets is based on the forecasts of expected taxable income for future years.

The impairment and recoverability testing of the deferred tax assets posted in the financial statements as at 31 December 2018, with particular reference to the tax losses generated in the Italian consolidated tax return, took into consideration the taxable income on the basis of the five-year plans (2019-2023) used for impairment testing for the explicit forecast period and, through extrapolation from the latter of the expected taxable income for the subsequent periods.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity. The deferred taxes assets and liabilities are offset when there is a legal right to offset the current tax assets and liabilities and when they refer to taxes due to the same Tax Authority and the Group intends to settle the current assets and liabilities on a net basis.

Dividends

The dividends are recognised in the accounting period in which the resolution approving their distribution is passed.

Earnings per share

Earnings per share are calculated by dividing the Group net profit by the weighted average of the number of outstanding shares, net of the treasury shares. The diluted earnings per share are determined by taking account in the calculation of the number of outstanding shares and the potential diluting effect from the allocation of treasury shares to the beneficiaries of stock option and incentive plans already vested.

Changes in accounting estimates

In accordance with IAS 8, these items are recognised in profit and loss on a prospective basis starting from the accounting period in which they are adopted.

New accounting standards, interpretations and amendments not yet applicable and not adopted in advance by the Group

Standards issued but not yet effective at the date of preparation of the Group’s financial statements are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IFRS 16 leases

On 13 January 2016, the IASB published standard IFRS 16 - Leases, which replaces IAS 17 Leasing, as well as the interpretations IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15

Operating Leases - Incentives, and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

The new standard provides a new definition of a lease and introduces a right of use approach to distinguishing between lease contracts and provision of services contracts, identifying as discriminatory:

•      the identification of the asset;

•      the right to its replacement;

•      the right to obtain substantially all the economic benefits deriving from the use of the asset; and

•      the right to direct the use of the asset underlying the contract.

The standard establishes a single model for the recognition and measurement of leases for the lessee, which provides for the recognition of the leased asset, including operating leases, under assets, with a contra-entry of a financial payable. By contrast, the standard does not include significant changes for lessors.

The standard is effective from 1 January 2019, but early adoption is permitted.

The Company has completed its preliminary assessment of the potential impacts of adopting the new standard on the transition date (1 January 2019). This process was completed over several stages and involved mapping all arrangements eligible for containing a lease and analysing those contracts with a view to understanding the main clauses affected by IFRS 16.

The Company opted to adopt the the modified retrospective method by posting the cumulative effect of applying the standard to shareholders’ equity as at 1 January 2019, in accordance with IFRS 16:C7-C13. In particular, for leases previously classified as operating leases, the Company will recognise:

•                  a financial liability equal to the current value of outstanding considerations as at the transaction date, discounted at the incremental borrowing rate applicable on the transition date for each lease. Based on the documentation currently available, the financial liabilities as at the transition date should amount to between EUR 130 and 140 million;

•                  a right of use equal to the value of the financial liability as at the transition date, net of any accruals and deferrals related to the lease and recognised in the statement of financial position as at the date of the financial statements.

These effects are determined by the arrangements in place at 1 January 2019 and particularly concern long-term leaseholds on office buildings and televisions studios and rentals of staff company cars and production facilities.

These items refer to future commitments amounting to EUR 74,5 million and EUR 8 million. The difference compared to the financial liability recorded at 1 January 2019 is attributable to discounting and renewal

IFRS 9 - Prepayment Features with Negative Compensation

In accordance with IFRS 9, a debt instrument can be recognised in the comprehensive income statement at amortised cost or at fair value, provided that the contractual cash flows are “solely payments of principal and interest on the principal amount outstanding” (the SPPI test) and that the instrument is classified under the appropriate business model. The amendments to IFRS 9 clarify that a financial asset meets the SPPI test regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for early termination of the contract. The amendments must be adopted retrospectively and are effective from 1 January 2019, with early adoption permitted. These amendments have no impact on the Group’s consolidated financial statements.

IFRIC 23 - Uncertainty over Income Tax Treatments (published on 7 June 2017)

This document addresses the matter of uncertainties regarding the tax treatment to be adopted for income tax and specifies that uncertainties in determining tax liabilities or assets should only be reflected in the financial statements when it is likely that the entity will pay or receive the amount in question. In addition, the document does not contain any new disclosure requirement, but emphasises that the entity must establish whether it is necessary to provide information regarding the considerations made by management concerning the uncertainty in the accounting for taxes, in accordance with IAS 1. The new interpretation applies from 1 January 2019, but early adoption is permitted.

Accounting standards, amendments and IFRS interpretations not yet endorsed by the European Union

Standards already issued, but for which the endorsement process required for their adoption has not been completed at the date of preparation of these consolidated financial statements, are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IAS 28: Long-term interests in associates and joint ventures

The amendments (which are yet endorsed by the EFRAG) specify that an entity applies IFRS 9 to long-term investments in an associate or joint venture that form part of the net investment in the associate or joint venture (long-term interests) but to which the equity method is not applied. This clarification is significant because it implies that the expected credit loss model under IFRS 9 applies to such long-term investments. The amendments also clarify that an entity adopting IFRS 9 is not required to take into account any losses of the associate or joint venture or any impairment losses, recognised as adjustments to the net investment in the associate or joint venture, as a result of adopting IAS 28 Investments in Associates and Joint Ventures. The amendments must be adopted retrospectively and are effective from 1 January 2019, with early adoption permitted.

On 12 December 2017, the IASB published the document “Annual Improvements to IFRSs 2015-2017 Cycle” which incorporates the amendments to some standards as part of the annual improvement process. The main amendments concern:

IFRS 3 Business Combinations and IFRS 11 Joint Arrangements: the amendment clarifies that when an entity obtains control of a business that is a joint operation, it must remeasure the interest previously held in that business. This process is not, however, provided for in the event of obtaining joint control.

IAS 12 Income Taxes: the amendment clarifies that all tax effects related to dividends (including payments on financial instruments classified within equity) should be accounted for in a manner consistent with the transaction that generated those profits (income statement, OCI or equity).

IAS 23 Borrowing costs: the amendment clarifies that in the case of loans that remain in place even after the qualifying asset is ready for use or sale, these become part of the total loans used to calculate the borrowing costs.

The amendments apply from 1 January 2019, but early adoption is permitted.

IAS 19: Plan Amendment, Curtailment or Settlement

The amendments to IAS 19 (which are yet to be endorsed by the EFRAG) address the accounting rules when a plan amendment, curtailment or settlement occurs during the reporting period. The amendments specify that when a plan amendment, curtailment or settlement occurs during the annual reporting period, an entity must:

•                  Determine the service cost for the remainder of the period after the plan amendment, curtailment or settlement using the actuarial assumptions used to remeasure the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event;

•                  Determine net interest for the remainder of the period after the plan amendment, curtailment or settlement using: (i) the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event; and (ii) the discount rate used to remeasure that net defined benefit liability (asset).

The amendments also clarify that an entity must first determine any past service cost, or a gain or loss on settlement, without considering the effect of the asset ceiling. This amount is recognised in profit or loss for the annual reporting period. An entity then determines the effect of the asset ceiling after the plan amendment, curtailment or settlement. Any change in that effect, excluding amounts included in net interest, is recognised in other comprehensive income. The amendments are effective for plan amendments, curtailments or settlements occurring on or after the beginning of the first annual reporting period beginning on or after 1 January 2019. Earlier application is permitted.

On 22 October 2018, the IASB published the document “Definition of a Business (Amendments to IFRS 3)”. The document offers some clarification on the definition of a business in order for IFRS 3 to be applied correctly. In particular, the amendment clarifies that whereas a business usually produces outputs, an entity is not strictly required to have outputs for it to be considered a business as long as it has an integrated set of activities and assets. Nevertheless, to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. For this purpose, the IASB has replaced the term “ability to create outputs” with “ability to contribute to the creation of outputs” so as to clarify that a business can also exist even if it does not have all inputs and processes necessary to create an output.

The amendment also introduced an optional concentration test for entities so as to determine whether an acquired set of activities and assets is not a business. If the test is met, the set of acquired activities and assets is determined not to be a business and no further assessment is needed. If the test is not met, the acquired activities and assets of the entity must ne analysed further to determine whether it is a business. For this purpose, the amendment has added several illustrative examples to IFRS 3 to enable an understanding of how the new definition of a business applies to specific situations in practical terms. The amendments apply to all business applications and acquisitions of assets subsequent to 1 January 2020, but early adoption is permitted.

On 31 October 2018, the IASB published the document “Definition of Material (Amendments to IAS 1 and IAS 8)”. This document introduced an amendment to the definition of “material” as contained in standards IAS 1 - Presentation of Financial Statements and IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors. The purpose of this amendment to clarify the definition of “material” and to introduce the concept of “obscured information” alongside the concepts of omitted and misstated, which were already present in the two standards amended. The amendment clarifies that information is “obscured” if it is communicated in a way that would have a similar effect on the primary users of financial statements as omitting or misstating the information.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments address the conflict between IFRS 10 and IAS 28 in relation to the loss of control of a subsidiary through the sale or contribution of such subsidiary to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or transfer of assets constituting a business as defined in IFRS 3, between an investor and its associate or joint venture should be fully recognised. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, is also recognised only within the limits of the amount held by third-party investors in the associate or joint venture. The IASB has indefinitely postponed the effective date of these changes, but if an entity decides to apply them in advance it should do so on a prospective basis.

4. KEY INFORMATION RELATING TO THE SCOPE OF CONSOLIDATION

As required by IFRS 10 paragraph B80 et seq., in 2016 the control requirement was assessed to verify the conditions that resulted in the classification of subsidiaries and joint ventures.

IFRS 10 particularly requires an investor, when assessing whether it controls an investee, to focus on the activities that significantly affect the investee’s returns and to take into account substantial rights only, i.e. rights that give the ability to influence the company’s material decision-making.

No events or circumstances occurred in 2018 that would alter the conclusions reached in previous financial years as regards the following companies:

•                  The companies Boing S.p.A. (51% shareholding), Mediamond S.p.A. (50% shareholding), Fascino S.r.l. (50% shareholding) and European Broadcaster Exchange Ltd (EBX) (25% shareholding) represent joint ventures for the Group, namely arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement, and are therefore recognised at equity.

The main transactions regarding the scope of consolidation are listed below.

Incorporation, acquisition of new companies, capital increases and sale of subsidiaries or interests in subsidiaries

The most important transaction affecting the Group’s scope of consolidation was the lost of control over EI Towers following the completion of the voluntary takeover bid on company’s entire share capital. As part of this deal (the “EI Towers Operation”), Mediaset took over an associate interest in 2i Towers Holding SpA, an indirect subsidiary of infrastructure fund F2i. The various phases of the Transaction are analysed below:

•                  on 16 July 2018, Mediaset signed a partnership agreement with the infrastructure fund F2i SGR, resulting in Mediaset taking a 40% minority interest in 2iTowers Holding S.p.A.

•                  On the same date, 2iTowers (an SPV entirely owned by 2i Towers Holding) launched a voluntary take-over bid, subject to obtaining the required authorisations, on the entire share capital of EI Towers SpA (in which Group at the date held a controlling interest of 40.001% through Elettronica Industriale S.p.A.). The bid price of EUR 57.00 per share represents a premium equal to 19.2% compared to the weighted average of the prices recorded during the six months preceding the announcement of the transaction.

•                  On 5 October, the bid became fully effective after all the conditions were fulfilled and the Transaction was completed with the payment of the price on 12 October 2018. On 19 October, the shares in EI Towers S.p.A. were delisted. As a result of this Operation, Mediaset lost the control over EI Towers S.p.A., which holds 100% of the EI Towers Group, which was therefore deconsolidated from the beginning of the fourth quarter.

•                  Following this Operation, Mediaset holds an associate interest of 40% of the share capital of 2i Towers Holding S.p.A., which holds 100% the EI Towers Group.

Other transactions regarding the scope of consolidation during the period are listed below.

•                  On 20 February 2018, a deed was signed for the merger of Videotime S.p.A. into Mediaset S.p.A. The merger took legal effect from 1 March 2018, with fiscal and accounting effect from 1 January 2018.

•                  On 18 April 2018, the Shareholders’ Meeting of Mediaset España authorised a reduction in share capital by cancelling 9,282,275 treasury shares, corresponding to 2.756% of the capital. As a result of this reduction the Group’s stake in Mediaset España increased from 50.21% at 31 December 2017 to 51.63% at 30 June 2018.

•                  On 3 May 2018, the subsidiary Mediaset Premium S.p.A. formed the company R2 S.r.l., to which the “operation pay” unit was transferred. This relates to technical maintenance, conditional access, customer service, the commercial activities and other operations for the Premium platform. Then, on 30 November 2018, with the exercising of the put option envisaged in the arrangements entered into with Sky Italia S.r.l. on 30 March of last year, the entire share capital of the company was sold to the counterparty. Since that date, the company has been outside the scope of consolidation.

•                  On 11 June 2018, a deed was signed for the merger of the company Videotime Produzioni S.p.A. into RTI S.p.A. The merger took legal effect from 1 July 2018, and took fiscal and accounting effect from 1 January 2018.

•                  On 31 August 2018, RadioMediaset, a subsidiary of RTI S.p.A., acquired - with effect from 1 September - a 100% stake in the share capital of RMC Italia S.p.A., which is also the holding company of the Radio MonteCarlo network. That company, in turn, holds a 100% stake in the share capital of the company MC PRODUCTIONS S.r.l.. Since that date, these companies have been consolidated on a line-by-line basis;

•                  On 27 September 2018, following the conclusion of the liquidation process of the subsidiary Mediaset Investment S.a.r.l., the subsidiary was removed from the Luxembourg Companies Register;

Incorporation, acquisition of new companies, capital increases and sale of associates

•                  On 5 February 2018, the subsidiary Mediaset España Comunicacion S.A. acquired a 30% stake in the share capital of Bulldog TV Spain S.L. This investment has been consolidated using the equity method.

•                  On 15 March 2018, Channel 4 subscribed an increase in the share capital of the company EBX (European broadcaster Exchange Limited), with a consequent dilution of other shareholders. Therefore, the Group’s stake in that company’s share capital increased from 33.3% at 31 December 2017 to 25% at 30 June 2018;

•                  On 24 April 2018, Mediaset España Comunicación S.A. sold its investment, equal to 43.71% of share capital, in the company Pegaso Television INC.;

•                  On 3 May 2018, the subsidiary RadioMediaset S.p.A. sold its investment, equal to 30% of share capital, in the company Publisa S.r.l.;

•                  On 16 July 2018, as part of the above mentioned EI Towers Transaction, Mediaset S.p.A. acquired a 40% minority interest in 2iTowers Holding S.p.A., an indirect subsidiary of infrastructural fund F2i. This company has been consolidated using the equity method;

•                  On 19 October 2018, Produccion y distribucion de contenidos audiovisuales Mediterraneo S.L.U. (formerly Sogecable Editorial, SLU and a subsidiary 100% owned by Mediaset España SA) acquired a 30% stake in the share capital of Unicorn Content S.L.. This company has been valued using the equity method;

Incorporation, acquisition of new companies, capital increases and sale of minority interests

The following transactions were carried out as part of the AD4Venture equity investment framework:

•                  on 29 January 2018, following agreements signed during December, Mediaset España completed its sale of a 2.56% stake in the share capital of iSalud Health Service S.L..

•                  On 14 May 2018, the subsidiary RTI S.p.A. acquired a 6% stake in the share capital of Style Remain GmbH, an online retailer of luxury second-hand women’s clothing;

•                  On 3 August 2018, the subsidiary RTI S.p.A. acquired a 16.67% stake in the share capital of Spotted GMBH, a developer and retailer of a mobile dating app;

The table below shows the main income statement - balance sheet figures for the year for the subsidiaries that have material non-controlling interests as required by IFRS 12 paragraph 12 and paragraph B10 of the Operating Guide.

Mediaset
España Group

Minorities stake	48.4%
Minority interests in net profit	96.9
Minority interests in share capital, reserves and retained earnings	437.6
Current Assets	421.0
Non Current assets	775.2
Current Liabilities	254.1
Non Current Liabilities	37.3
Revenues	981.6
Profit or (loss) for the year	200.3
Other Comprehensive Income Statement items	1.8
Comprehensive Statement of Income	202.1
Cash flow from operating activities	364.7
Cash flow from investing activities	(132.8)
Cash flow from financing activities	(200.6)
Dividends Cash-Out	(197.5)

The table below shows the main significant income statement — balance sheet figures for the year for the significant jointly controlled entities, as required by IFRS 12 paragraph 20 and paragraph B12 and B13 of the Operating Guide.

		Mediamond	Fascino P.G.T
Joint Ventures	Boing S.p.A.	S.p.A.	S.rl. (*)

Current Assets	23.3	0.1	43.6
Cash and Cash Equivalents	—	—	—
Non Current Assets	5.8	0.6	1.3
Current Liabilities	14.0	111.2	14.6
Current Financial Liabilities	—	0.2	—
Non Current Liabilities	0.2	4.4	5.3
Non Current Financial Liabilities	0.2	—	—
Revenues	36.6	233.0	65.4
Profit or (loss) for the period	(0.3)	0.2	3.4
Other Comprehensive Income Statement items	—	—	—
Comprehensive Income	(0.3)	0.2	3.4
Amortisation and Depreciation	3.2	0.5	0.1
Income Taxes	(0.1)	(0.2)	1.9
Dividends Cash-Out	5.0	0	2.0

(*) Italian GAAP financial statements reclassified to IAS/IFRS for disclosure purposes

5. BUSINESS COMBINATIONS

On 31 August 2018, RadioMediaset, a subsidiary of Mediaset S.p.A., acquired a 100% stake in the share capital of RMC Italia S.p.A. which is the holding company of the Radio MonteCarlo network, at a purchase price of EUR 3.3 million. In this respect, the assets (radio transmission frequencies) and liabilities acquired were recognised at fair value (as supported by an independent expert’s report). In accordance with IFRS 3, the negative difference between the purchase price paid and the above assets acquired, amounting to EUR 8.7 million, was recognised as income in profit and loss, under EBIT.

The following table shows the purchase price paid, the fair value of the assets and liabilities acquired at the date of acquisition and the purchase price allocation. The purchase price allocation process for the net assets acquired was completed at the date of publication of these consolidated financial statements on the basis of independent expert assessments.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date

Radio frequency user rights	7.7	14.5	22.1
Intangible assets	0.3	—	0.3
Tangible assets	0.9	—	0.9
Deferred tax assets/liabilities	(0.2)	(4.0)	(4.2)
Trade receivables/payables	(5.5)	—	(5.5)
Post employment benefit plans	(1.2)	—	(1.2)
Other assets/(liabilities)	(0.9)	—	(0.9)
Financial assets/(liabilities)	0.5	—	0.5
Cash and cash equivalent	—	—	—

Total net acquired assets	1.6	10.4	12.0
			—
Net acquisition price	3.3	—	3.3
			—
Goodwill/(Badwill)	1.7	(10.4)	(8.7)

6. SEGMENT REPORTING

As required under IFRS 8, the following information relates to the operating segments identified on the basis of the Group’s present organisational structure and internal reporting system.

The Group’s main operating segments, already included in the analysis of results contained in the Report on Operations, are the same as the geographical area (Italy and Spain) identified according to the location of operations. In relation to Spain, which corresponds to the Mediaset España Group, no relevant activities have been identified other than the core business of television, which is therefore the same as that entity.

The following paragraphs contain the information and reconciliations required under IFRS 8 in relation to profits, losses, assets and liabilities, based on this segmentation process. The information can be extrapolated from the two sub-consolidated financial statements prepared at that level, while the information provided for the three operating segments based in Italy has been given with reference to the earnings and operational activities directly attributable to them.

Geographical sectors

The following tables report key financial information for the two geographical operational areas of Italy and Spain, as at 31 December 2018 and 2017 respectively.

The tables have been prepared on the basis of specific sub-consolidated financial statements in which the carrying amount of the equity investments held by companies belonging to a segment in companies belonging to another segment have been kept at their respective purchase cost and eliminated upon consolidation. Likewise, in the sector income statement, income and expenses (relating to any dividends received from these investments) have been included under Income from other equity investments.

In particular, the inter-segment assets figures relate to the elimination of equity investments recognised under the assets of the Italy geographic sector in Mediaset España.

Non-monetary costs relate to the provisions for risks and charges and the costs of medium/long-term incentive plans.

			Eliminations/	MEDIASET
2018	ITALY	SPAIN	Adjustments	GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,420.0	981.6	—	3,401.5
Inter-segment revenues	1.4	—	(1.4)	—
Consolidated net revenues	2,421.4	981.6	(1.4)	3,401.5
	71%	29%	0%	100%

EBIT	(182.9)	256.9	(0.3)	73.7
Financial income/(losses)	(14.6)	(1.6)	—	(16.2)

Income/(expenses) from equity investments valued with the equity method	(1.0)	5.8	0.1	4.9
Income/(expenses) from other equity investments	102.0	4.5	(102.0)	4.6
EBT	(96.5)	265.6	(102.1)	67.0

Income taxes	45.9	(65.3)	0.1	(19.3)
NET PROFIT FROM CONTINUING OPERATIONS	(50.6)	200.3	(102.0)	47.7

Net profit from discontinued operations	550.0	—	—	550.0

NET PROFIT FOR THE PERIOD	499.4	200.3	(102.0)	597.7
Attributable to:
- Equity shareholders of the parent company	469.9	200.3	(198.9)	471.3
- Minority Interests	29.5	—	96.9	126.4

OTHER INFORMATION
Assets	4,542.4	1,196.2	(486.5)	5,252.1
Liabilities	2,107.9	291.4	(3.3)	2,396.0
Investments in tangible and intangible non current assets	469.4	149.2	(0.6)	618.0
Amortization	822.6	170.2	(0.4)	992.4
Other non monetary expenses	50.9	3.7	—	54.6

(*) Includes the change in “Advances for the purchase of broadcasting rights”

			Eliminations/	MEDIASET
2017	ITALY	SPAIN	Adjustments	GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,553.8	996.3	—	3,550.1
Inter-segment revenues	1.4	—	(1.4)	—
Consolidated net revenues	2,555.3	996.3	(1.4)	3,550.1
	72%	28%	0%	100%
EBIT	(19.1)	245.3	0.2	226.4
Financial income/(losses)	(14.1)	(1.2)	—	(15.3)
Income/(expenses) from equity investments valued with the equity method	5.6	3.1	—	8.7
Income/(expenses) from other equity investments	88.1	0.2	(88.2)	0.1
EBT	60.5	247.4	(88.0)	219.9

Income taxes	(10.4)	(50.1)	(0.0)	(60.5)
NET PROFIT FROM CONTINUING OPERATIONS	50.2	197.3	(88.1)	159.4

Net Gains/(Losses) from discontinued operations	54.5	—	—	54.5

NET PROFIT FOR THE PERIOD	104.6	197.3	(88.1)	213.9
Attributable to:
- Equity shareholders of the parent
company	78.3	197.5	(185.3)	90.5
- Minority Interests	26.3	(0.2)	97.2	123.3

OTHER INFORMATION
Assets	5,031.8	1,235.0	(486.1)	5,780.7
Liabilities	3,066.3	334.9	(2.9)	3,398.3
Investments in tangible and intangible non current assets	424.8	187.4	(0.2)	612.0
Amortization	851.7	203.8	(0.4)	1,055.0
Other non monetary expenses	35.4	3.5	—	39.0

(*) Includes the change in “Advances for the purchase of broadcasting rights”

The following table shows the cash flow statement for each geographical area.

CASH FLOW STATEMENT -	ITALY		SPAIN
GEOGRAPHICAL DETAIL	2018	2017	2018	2017

Operating profit	(182.9)	(19.1)	256.9	245.3
+ Depreciation and amortisation	822.6	851.6	170.2	203.8
+ Other provisions and non-cash movements	34.4	36.4	7.9	4.5
+ Change in working capital/ other assets and liabilities	134.8	(22.4)	(24.0)	(12.0)
- Interests paid/received	(0.2)	(2.4)	1.6	1.2
- Income tax paid	(7.8)	(7.9)	(43.7)	(33.1)
net cash flow from discontinued operations	72.4	79.7	—	—
Net cash flow from operating activities [A]	873.4	916.0	368.9	409.6

CASH FLOW FROM INVESTING ACTIVITIES:

Proceeds from the sale of fixed assets	16.8	7.5	—	1.9
Proceeds from the sale of equity investments	—	6.8	—	8.8
Interests and other financial income received	—	—	—	0.0
Purchases in television rights	(448.7)	(429.9)	(142.0)	(177.3)
Changes in advances for television rights	22.2	35.0	2.8	4.1
Purchases of other fixed assets	(43.0)	(65.9)	(10.0)	(14.2)
Changes in debt for investment (including hedging operations)	(298.1)	(497.2)	(4.6)	(12.5)
Equity investments	(465.3)	(1.5)	(0.3)	(0.4)
Changes in other financial assets	(1.9)	6.9	6.4	(1.9)
Loans to other companies (granted)/repaid	—	—	8.2	—
Dividends received	129.3	154.2	2.4	2.3
Business combination net of cash acquired	(3.3)	(47.3)	—	—
Changes in the consolidation area	648.4	(0.5)	—	—
net cash flow from discontinued operations	(56.5)	(25.1)	—	—
Net cash flow from investing activities [B]	(500.2)	(857.0)	(137.0)	(189.2)

CASH FLOW FROM INVESTING ACTIVITIES:
Parent company and subsidiaries changes in treasury shares	—	—	(0.3)	(100.8)
Net changes in financial liabilities	—	532.6	—	0.3
Corporate Bond	(156.2)	(530.0)	—	—
Dividends paid	0.0	—	(197.5)	(175.7)
Net changes in other financial assets/liabilities	0.3	(0.2)	(0.7)	—
Interests (paid)/received	(26.6)	(40.4)	(1.7)	(0.8)
net cash flow from discontinued operations	(5.2)	(120.3)	—	—
Net cash flow from financing activities [C]	(187.6)	(158.3)	(200.3)	(277.1)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	185.5	(99.3)	31.6	(56.6)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR [E]	38.6	138.0	134.1	190.8

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR [F=D+E]	224.0	38.6	165.7	134.1

NOTES ON MAIN ASSET ITEMS

7. NON CURRENT ASSET

Below are tables showing the changes over the last two years in the original cost, accumulated amortisation and depreciation, write-downs and the net carrying amount of all the main non-current assets.

The changes relating to the EI Towers Group, which — as mentioned in the section entitled Key transactions and change in the scope of consolidation — was deconsolidated from the fourth quarter, are shown separately (for this purpose, the tables for the 2017 financial year are also shown).

7.1. Property, plant and equipment

						Tangible
						assets
						under
				Technical and	Other	formation	Total assets	Total assets
	Land and		Plant and	commercial	tangible	and	continuing	discontinued
HISTORICAL COST	building	Towers	machinery	equipment	assets	advances	operations	operations	Total assets

Balance at 1/1/2017	280.9	178.2	1,024.1	118.9	141.7	39.2	1,783.0		1,783.0

Discontinued operations reclassification	(51.8)	(178.5)	(273.8)	(45.4)	(27.7)	(18.6)	(595.9)	595.9	—
Changes in the consolidation area	0.4	—	16.6	0.3	1.0	1.3	19.7	6.2	25.9
Additions	3.3	—	12.1	1.2	2.0	14.1	32.8	15.1	47.9
Other changes	6.0	0.3	15.9	0.8	3.0	(23.3)	2.7	(1.2)	1.5
Disposals	(5.6)	—	(4.7)	(0.1)	(1.0)	(3.0)	(14.3)	(4.4)	(18.8)

Balance at 31/12/2017	233.1	0.0	790.3	75.8	119.2	9.7	1,228.0	611.5	1,839.6
Changes in the consolidation area	—	—	5.0	0.0	0.2	—	5.2	2.5	7.7
Additions	0.8	—	11.5	0.7	2.5	22.2	37.6	11.0	48.7
Other changes	(7.0)		(1.0)	0.3	(3.9)	(11.7)	(23.2)	(0.4)	(23.6)
Disposals	—	—	(46.0)	(0.1)	(1.5)	—	(47.5)	(6.2)	(53.7)
Disposal from discontinued operations								(618.5)	(618.5)

Balance at 31/12/2018	227.0	0.0	759.8	76.7	116.5	20.2	1,200.1	—	1,200.1

						Tangible
						assets
						under
				Technical and	Other	formation	Total assets	Total assets
	Land and		Plant and	commercial	tangible	and	continuing	discontinued
AMORTISATION AND DEPRECIATION	building	Towers	machinery	equipment	assets	advances	operations	operations	Total assets

Balance at 1/1/2017	(153.6)	(105.5)	(850.0)	(99.8)	(129.1)	—	(1,337.9)		(1,337.9)

Discontinued operations reclassification	20.5	105.5	217.4	39.6	24.8		407.8	(407.8)	—
Changes in the consolidation area	—	—	(14.7)	(0.3)	(1.0)	—	(16.0)	(3.6)	(19.7)
Other changes	(4.6)	—	—	(0.1)	(0.3)	—	(5.0)		(5.0)
Disposals	1.6	—	4.6	0.1	0.9	—	7.2	4.3	11.5
Amortisation	(5.3)	0.0	(37.4)	(3.4)	(3.4)	—	(49.5)	(26.6)	(76.0)
Depreciation and write-downs	—	—		—	—	—	—	(0.1)	(0.1)

Balance at 31/12/2017	(141.3)	—	(680.0)	(63.9)	(108.1)	—	(993.5)	(433.8)	(1,427.3)
Changes in the consolidation area	—	—	(4.1)	(0.0)	(0.1)		(4.2)	(0.7)	(4.9)
Other changes	8.6	—	12.0	0.3	4.6	—	25.5	0.0	25.6
Disposals	—	—	34.0	0.1	1.4	—	35.5	5.9	41.3
Amortisation	(4.7)	—	(35.4)	(3.0)	(3.4)	—	(46.5)	(17.4)	(63.9)
Depreciation and write-downs									—
Disposal from discontinued operations								445.9	445.9

Balance at 31/12/2018	(137.4)	0.0	(673.5)	(66.6)	(105.7)	—	(983.4)	—	(983.4)

						Tangible
						assets
						under
				Technical and	Other	formation	Total assets	Total assets
	Land and		Plant and	commercial	tangible	and	continuing	discontinued
NET BOOK VALUE	building	Towers	machinery	equipment	assets	advances	operations	operations	Total assets

Balance at 1/1/2017	128.4	72.7	173.9	19.0	12.5	39.2	445.7	—	445.7

Discontinued operations reclassification	(31.3)	(73.0)	(56.4)	(5.8)	(2.9)	(18.6)	(188.1)	188.1	—
Changes in the consolidation area	0.4	—	1.9	0.0	0.0	1.3	3.7	2.5	6.2
Additions	3.3	—	12.1	1.2	2.0	14.1	32.8	15.1	47.9
Other changes	0.8	0.3	15.9	0.7	2.7	(23.3)	(2.9)	(1.2)	(4.2)
Disposals	(3.9)	—	(0.0)	(0.0)	(0.1)	(3.0)	(7.1)	(0.1)	(7.2)
Amortisation	(5.3)	0.0	(37.4)	(3.4)	(3.4)	—	(49.5)	(26.6)	(76.0)
Depreciation and write-downs	—	—	—	—	—	—	—	(0.1)	(0.1)

Balance at 31/12/2017	92.3	(0.0)	110.0	11.9	10.9	9.8	234.7	177.7	412.3
Changes in the consolidation area	—	—	0.9	—	0.1	—	1.0	1.8	2.8
Additions	0.8	—	11.5	0.7	2.5	22.2	37.6	11.1	48.7
Other changes	1.2	—	11.2	0.6	0.7	(11.7)	2.0	(0.3)	1.7
Disposals	—	—	(12.0)	—	(0.1)	—	(12.1)	(0.3)	(12.3)
Amortisation	(4.7)	—	(35.4)	(3.0)	(3.4)	—	(46.5)	(17.4)	(63.9)
Depreciation and write-downs							—		—
Disposal from discontinued operations							—	(172.6)	(172.6)

Balance at 31/12/2018	89.6	(0.0)	86.2	10.1	10.7	20.3	216.9	0.0	216.9

Additions for the period to the item property, plant and equipment, amounting to EUR 30.1 million, included EUR 1.0 million for business combinations, EUR 15.5 million relating to purchases for the year and EUR 13.7 million to prepayments classified as assets in progress and advances.

The main categories of additions, inclusive of the capitalisation of advances, can be summarised as follows:

•                 EUR 2.0 million referred to land and buildings, mainly in relation to construction work on production centres; EUR 23.6 million referred to plant and equipment; EUR 1.8 million of capital expenditure on communications systems and radio bridges to improve radio signal transmission across the nation; and EUR 20.9 million mainly relating to technology upgrades for obsolescence and compliance work on fire safety systems, electrical and mechanical safety systems and work relating to the relocation of the news area from MilanoDue to Cologno Monzese. The item also included EUR 0.9 million of additions resulting from changes in the scope of consolidation. Additions resulting from the reclassification of advances totalled EUR 11.2 million and referred to the completion during the year of assets in progress and installation and maintenance work on sites, consisting of extraordinary maintenance on safety systems and obsolete emissions systems, and and previous year purchases of television broadcasting and recording facilities and radio bridges relating to the new Digital Multiplex technology;

•                 Additions to the item Tangible assets in progress and advances amounted to EUR 22.2 million, of which EUR 5.0 million referred to Mediaset España Group. They consisted mainly of capital expenditure on towers and equipment and the development of radio signal control infrastructure.

•      Decreases for the year can mainly be attributed to the sale of the “Operation Pay” unit.

7.2 Television and movie rights

	HISTORICAL COST	AMORTISATION	DEPRECIATION	NET BOOK VALUE

Balance at 1/1/2017	9,415.8	(7,574.9)	(211.2)	1,629.7
Changes in the consolidation area	—	—	—	—
Additions	517.5	—	—	517.5
from Intangible assets under formation and advances	89.4	—	—	89.4
Other changes	(336.3)	333.3	(1.6)	(4.6)
Disposals	(140.9)	139.1	—	(1.9)
Amortisation	—	(954.3)	—	(954.3)
(Write-offs)/Write-ups	—	—	(2.7)	(2.7)

Balance at 31/12/2017	9,545.4	(8,056.8)	(215.5)	1,273.2
Changes in the consolidation area	—	—	—	—
Additions	527.0	—	—	527.0
from Intangible assets under formation and advances	63.1	—	—	63.1
Other changes	(1,567.0)	1,430.5	133.8	(2.7)
Disposals	(116.2)	112.1	—	(4.1)
Amortisation	—	(753.3)	—	(753.3)
(Write-offs)/Write-ups	—	—	(130.9)	(130.9)

Balance at 31/12/2018	8,452.3	(7,267.5)	(212.6)	972.2

Additions for 2018 totalled EUR 590.1 million (EUR 606.9 million in 2017) and consisted of EUR 527.0 million of purchases for the year (EUR 517.5 million at 31 December 2017) and EUR 63.1 million (EUR 89.4 million as at 31 December 2017) of capitalisations of advances paid to suppliers (recognised as assets in progress and advances at 31 December 2017). Italian sector investments accounted for EUR 400.1 million of all purchases. The remaining EUR 126.9 million referred to purchases made by the Mediaset España Group.

The Write-downs and write-backs item includes EUR 128.3 million of write-downs on the residual value of movie and pay-TV series rights carried out at the year end as part of the impairment process described in section 7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

Other changes includes rights expired under contracts and contract cancellations.

Purchases for the year included EUR 59.5 million for broadcasting rights that will commence after 31 December. At 31 December 2018, broadcasting rights that had yet to commence totalled approximately EUR 63.3 million (EUR 242.8 million at 31 December 2017) and mainly consisted of free-to-air and pay television rights to broadcast fiction and cinema and entertainment productions.

7.3 Goodwill

Total

Balance at 1/1/2017	949.3
Additions from business combinations	19.2

Balance at 31/12/2017	968.6
Additions from business combinations (discontinued operations)	9.5
Disposal (discontinued operations)	(176.8)
write-downs	(7.2)

Final balance at 31/12/2018	794.1

The additions of EUR 9.5 million are attributable to acquisitions made by EI Towers Group up to the date of sale. The decrease of EUR 176.8 million, relates to the deconsolidation of EI Towers Group assets following the sale of the controlling interest.

At 31 December 2018, goodwill was tested for impairment, as required on at least an annual basis by IAS 36, as reported in Note 7.4 Assessment of recoverability of goodwill and other assets, as a result of which the goodwill of the radio CGU was written down entirely by EUR 7.2 million.

7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

As at 31 December 2018, in accordance with IAS 36, goodwill, intangible assets with an indefinite useful life or not yet available for use, and other non current assets for which indicators or evidence of impairment have been identified at the reporting date, had been subject to impairment testing.

This testing was carried out on the cash-generating units (CGU) to which goodwill and the other assets are allocated, by assuming the higher between fair value (net of disposal costs), where available or determinable, and value in use determined from multi-year plans based on the assumptions and guidelines approved by Mediaset S.p.A. Board of Directors on 19 February 2019.

The CGUs are identified taking into account how goodwill is monitored for internal purposes, and include assets or groups of assets, where the recoverable amount of assets or groups of asset can be directly correlated with and measured from cash flows that are specific and separable from other cash flows. In line with the Group’s organisational and business structure at 31 December 2018, the CGUs are aligned with the operating segments set forth in IFRS 8 (Mediaset Espana) or with business lines that can be identified within the Italian segment (Free-to-Air TV, Pay TV and Radio sector activities).

The following table shows the amounts and the allocation of goodwill to each CGU (for 2018 prior to impairment testing). The variation in this item in the last two years is shown in Note 7.3.

CGU	31/12/2018 (*)	31/12/2017

Mediaset España	651.3	651.3
EI Towers	—	167.2
Italian free-to-air TV	142.8	142.8
Radio	7.2	7.2

Total	801.2	968.5

(*) Values before impairment testing, which led to a zeroing of the goodwill of the Radio CGU.

The testing carried out as at 31 December 2018 confirmed the recoverability of carrying amounts for the Mediaset España CGU and the Free TV Italia CGU, and prudentially set the total write-down of the goodwill of the Radio CGU (EUR 7.2 million, mainly connected with the increase in the discount rate) and the write-downs and provisions in relation to the residual value of pay/SVoD series and movie rights and connected future purchase commitments, amounting to EUR 162.7 million.

Goodwill allocated to the Mediaset España CGU, amounting to EUR 651,3 million, has been generated, for EUR 363.2 million by the purchase price allocation performed at the control acquisition process of the subsidiary by Mediaset Group; the remaining EUR 288.1 million was generated by business combinations completed by the Spanish Group in the following period. The recoverable amount of goodwill allocated to the Mediaset España CGU also includes assets with an indefinite useful life amounting to EUR 85.2 million (relating to the value allocated to “Cuatro multiplex” by the subsidiary Mediaset España in 2010, during purchase price allocation process subsequent to the acquisition of television operations from Prisa Group). These amounts were confirmed at the reporting date based on its Fair Value assumed to be the market capitalisation of the Mediaset España Group, measured on the basis of the share price at 31 December 2018.

Goodwill and other activities relating to the Free TV Italia CGU, (mainly consisting of the residual carrying amount of television and cinema rights at 31 December 2018 and rights of use to television frequencies), the Radio CGU (mainly consisting of rights of use to radio frequencies — where the carrying amount as at 31 December 2018 has been confirmed based on independent experts’ opinions — and brand rights) and the Pay TV CGU (exclusively relating to pay/SVoD movie and series rights), have been tested for impairment by estimating the value in use based on the discounted cash flows derived from the five-years plans (2019-2023) drawn up using the assumptions and guidelines approved by the Board of Directors of Mediaset S.p.A. on 19 February 2019.

The forecasts included in the plans represent Management’s best estimate, also taking into account information available from the main external sources consisting of performance of the shares on the stock exchange and forecasts of developments in the Group’s markets from the main specialist observers. Mediaset’s market capitalisation at the reporting date was higher than the Group’s shareholders’ equity reported in the last approved consolidated financial statements. The main operating assumptions used to produce the long-term forecasts relate to the expected performance of advertising revenues, also in view of the various scenarios provided by the main external forecasts available at the measurement date and the most recent forecasts regarding the economic trends expected within the planning horizon.

The rate used to discount future cash flows for the different CGUs was set at 6.9% (5.6% in December 2017). The rate was estimated by calculating the weighted average cost of capital, after tax, based on the financial structure determined on an aggregate basis for these operations, taking into account the current market valuation of the cost of money, and assuming a risk-free rate equal to the average annual return on ten-year government bonds in Italy, with a long-term equity risk premium of 5.96%. The calculation of the cost of equity also included an additional prudential component amounting to 1% in order to reflect difficulties in forecasting, also resulting from the historical comparison between actual and estimated cash flows.

The growth rate used to extrapolate the financial flows beyond the explicit periods, was assumed to be equal to 1.5%, in line with the most recent medium/long-term inflation forecast produced by the International Monetary Fund.

As mentioned above, the recoverability of Pay TV CGU-related assets was tested with regard to the residual value of intangible assets with an indefinite useful life in relation to pay/SVoD cinema and series rights, amounting to EUR 235 million, and mainly related to the exclusive multi-annual framework agreements for the various broadcasting platforms In the context where the Group’s Pay TV offering model was undergoing transition just after the signing of the agreement with Sky, the analysis of the Pay TV Library at 31 December 2017 had confirmed that there were no indicators of impairment based on the Fair Value identifiable from transactions involving similar share packages.

In light of Mediaset’s strategic decision to digitally transform the Pay TV business, which it also consolidated during the final months of the year by exercising the options contained in the Sky agreement, the above mentioned Cinema and Series broadcasting rights were evaluated with consideration to the consequent constraints on their use, thus indicating possible impairment, with existing commitments to future investments also taken into account. Based on the above, it was deemed appropriate to carry out a recoverability test, using as the test unit the entire Pay TV Library over a limited timeframe equal to the duration of the agreement to licence Premium channels to Sky (June 2021).

On this assumption, an estimate was made based on the value in use model envisaged by IAS 36, where the predictable cash flows over the aforementioned time horizon were discounted and a write-down of

EUR 128.3 million was subsequently ascertained. A provision for risk and charges amounting to EUR 34.4 million was then allocated, pursuant to IAS 37, with existing contractual commitments tied to future investments also taken into account.

The testing was carried out with the support of an independent expert, who prepared a fairness opinion on the reasonableness and sufficiency of the methodological choices made.

Sensitivity analyses were also carried out on the financial parameters adopted in determining the recoverable value of CGUs, with residual goodwill included (Free TV Italia, Medisaset España). With reference to the sensitivity analysis carried out on the Free TV CGU, a correspondence emerges between the recoverable value and the carrying amount when considering a WACC of 10.57%, on the basis of a g-rate equal to 1.5%, For the Mediaset España CGU (fair value method based on the market capitalisation), a correspondence emerges between the recoverable value and the carrying amount when the reduction in the most recent share price, of approximately 25%, is taken into account. These analyses show that, when assuming scenarios that are more prudential than the base case, the excess of recoverable values compared to the carrying values of reference is nil.

7.5 Other Intangible Assets

					Intangible
	Patents and				assets in	Other	Total assets	Total assets
	intellectual			Customer	progress and	intangible	continuing	discontinued
HISTORICAL COST	property rights	Trademarks	Licences	relations	advances	assets	operations	operations	Total assets
Balance at 1/1/2017	274.6	339.5	669.9	240.8	151.6	90.4	1,766.6		1,766.6
Discontinued operations reclassification	(11.2)		(13.2)	(240.1)	(0.2)	(0.0)	(265.3)	265.3	—
Changes in the consolidation area	0.0	5.0	21.9	—	0.1	0.5	27.5	7.3	34.9
Additions	4.0	—	16.2	—	56.6	0.2	76.9	18.0	94.9
Other changes	5.8	(13.7)	(0.5)	(0.7)	(98.9)	(4.9)	(112.3)	1.2	(111.1)
Disposals	(0.6)	—	(0.0)	—	(0.1)	(0.0)	(0.7)	(0.0)	(0.7)
Balance at 31/12/2017	272.6	330.8	694.3	—	109.1	86.1	1,492.7	291.9	1,784.6
Discontinued operations reclassification	0.1	—	36.6	—	—	0.3	36.9		36.9
Changes in the consolidation area	4.7	—	8.1	—	40.5	0.0	53.4	15.2	68.6
Additions	4.0	(0.2)			(70.6)	(0.6)	(67.3)	0.3	(67.0)
Other changes	(49.7)	—	(4.5)	—	—	—	(54.2)	(0.0)	(54.2)

Disposal from discontinued operations							—	(307.5)	(307.5)
Balance at 31/12/2018	231.7	330.6	734.5	—	79.0	85.8	1,461.5	—	1,461.5

					Intangible
	Patents and				assets in	Other	Total assets	Total assets
AMORTISATION AND	intellectual			Customer	progress and	intangible	continuing	discontinued
DEPRECIATION	property rights	Trademarks	Licences	relations	advances	assets	operations	operations	Total assets
Balance at 1/1/2017	(252.9)	(184.4)	(287.9)	(48.3)	(28.5)	(89.7)	(891.6)		(891.6)
Discontinued operations reclassification	10.4		6.1	47.6		0.0	64.2	(64.2)	—
Changes in the consolidation area	(0.0)	—	—	—	—	—	(0.0)		(0.0)
Other changes	(0.2)	13.4	0.5	0.7	0.4	5.3	20.1		20.1
Disposals	0.6	—	0.0	—	—	—	0.7		0.7
Amortisation	(10.9)	(9.9)	(17.4)	0.0	—	(0.4)	(38.7)	(14.2)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)		(0.2)
Balance at 31/12/2017	(253.0)	(180.9)	(298.7)	0.0	(28.3)	(84.8)	(845.5)	(78.5)	(923.9)
Changes in the consolidation area	(0.1)		(14.5)			(0.1)	(14.7)		(14.7)
Other changes	1.2	0.4			0.1	(0.1)	1.7		1.7
Disposals	48.4	—	3.1		—	—	51.5	(0.0)	51.5
Amortisation	(12.4)	(10.0)	(18.9)		—	(0.2)	(41.6)	(11.5)	(53.1)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(7.2)		(7.2)		(7.2)

Disposal from discontinued operations								90.0	90.0
Balance at 31/12/2018	(215.9)	(190.6)	(329.0)	0.0	(35.4)	(85.1)	(855.9)	—	(855.9)

					Intangible
	Patents and				assets in	Other	Total assets	Total assets
	intellectual			Customer	progress and	intangible	continuing	discontinued
NET BOOK VALUE	property rights	Trademarks	Licences	relations	advances	assets	operations	operations	Total assets
Saldo iniziale 1/1/2017	21.7	155.0	382.0	193.1	123.1	0.4	875.6		875.6
Discontinued operations reclassification	(0.8)	—	(7.1)	(193.1)	(0.2)	(0.0)	(201.2)	201.2	—
Changes in the consolidation area	—	5.0	21.8	—	(0.0)	0.5	27.2	7.3	34.6
Additions	4.0	—	16.2	—	56.6	0.2	76.9	18.0	94.9
Other changes	5.5	(0.4)	(0.1)		(98.8)	0.2	(93.5)	1.2	(92.3)
Disposals	(0.0)	—	(0.0)	—	(0.1)	(0.0)	(0.1)	(0.0)	(0.1)
Amortisation	(10.9)	(9.9)	(17.4)	0.0	—	(0.4)	(38.7)	(14.2)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)	—	(0.2)
Balance at 31/12/2017	19.5	149.7	395.4	0.0	80.5	0.8	646.7	213.5	860.4
Changes in the consolidation area	(0.0)	—	22.1	—	—	0.2	22.3	—	22.3
Additions	4.7	—	8.1	—	40.5	0.0	53.4	15.2	68.6
Other changes	5.3	0.2	0.1	—	(70.3)	(0.7)	(65.4)	0.3	(65.0)
Disposals	(1.3)	—	(1.4)	—	—	—	(2.7)	(0.0)	(2.7)
Amortisation	(12.4)	(10.0)	(18.9)	—	—	(0.2)	(41.6)	(11.5)	(53.1)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(7.2)	—	(7.2)		(7.2)

Disposal from discontinued operations		—	—	—	—	—	—	(217.5)	(217.5)
Balance at 31/12/2018	15.8	139.9	405.5	0.0	43.6	0.1	605.5	—	605.5

Additions to the item Patents and intellectual property rights totalled EUR 9.5 million. The figure includes EUR 5.5 million relating mainly to the purchase and upgrade of existing software, which in the previous year was recognised under Intangible assets in progress and advances.

The Trademarks item includes:

•                  the trademark of Spanish radio broadcaster Cuatro, valued at EUR 96.0 million. This asset was recorded as a result of the Purchase Price Allocation process carried out by Mediaset España Comunication S.A. during the 2011 financial year. The amortisation period has been estimated at 20 years;

•                  the trademark of the radio broadcaster Radio 105, valued at EUR 38.7 million. This asset was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the Finelco Group in 2016. The amortisation period has been estimated at 25 years;

•                  the trademark of the radio broadcaster Radio Subasio, for a residual value of EUR 4.8 million, which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the companies Radio Subasio and Radio Aut. The amortisation period has been estimated at 25 years, starting from the effective date of acquisition.

Rights/Licences of use includes rights to use television frequencies held by the subsidiary Elettronica Industriale S.p.A. used in Italy for the operation of domestic channels using digital terrestrial technology, as well as the television broadcasting license of the Cuatro Multiplex, valued at EUR 85.2 million during the allocation of the purchase price paid by the subsidiary Mediaset España in 2010, in relation to the acquisition of Prisa Group’s television operations. The residual carrying amount of the rights to use frequencies held by Elettronica Industriale S.p.A. was confirmed in the impairment testing on the Free TV Italy CGU, as reported in Note 7.4 above. The recoverability of the carrying amount of the television broadcasting licence for the Cuatro Spanish Multiplex was determined in the impairment testing on the Mediaset España CGU, as also reported in Note 7.4.

The item also includes EUR 148.2 million in rights of use to radio broadcasting frequencies held by Mediaset Group radio broadcasters (Monradio S.r.l., Radio Studio 105, Virgin Radio, Radio Subasio and Radio Aut). That amount also includes EUR 22.1 million which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the company RMC Italia S.p.A., as reported in the Business combinations section.

Additions for the year, for EUR 5.6 million, referred to the value recognised for the authorisation to provide audiovisual services in Italy and the accompanying allocation of the automatic numeration of the general-interest digital terrestrial channel “Canale 66” associated with LCN 66, and LCN 566 (HD version). Based on the remaining life, and the procedures and requirements for the renewal of the authorisation, this intangible asset’s remaining useful life is estimated to be until the end of 2034.

The decrease in the item Customer relations is related to the deconsolidation of assets relating to the EI Towers Group.

Intangible assets in progress and advances refer mainly to advance payments made to suppliers for the acquisition of broadcasting rights, for dubbing services and for options on programme production and to the launch of production. Additions for the period mainly included advances paid to broadcasting rights owners and advances paid in relation to the production of long-running TV drama series.

7.6 Investments in associates and joint ventures

The following is a breakdown of equity investments, showing the ownership interest held and the carrying amounts of the equity investments measured with the equity method for the two years compared. The measurements did not reveal any indicators of impairment. Reference should be made to Note 12.8 Result from equity investments for details on the financial impacts for the period on equity investments.

	31/12/2018		31/12/2017
		Book Value		Book Value
	Stake %	(EUR million)	Stake %	(EUR million)
Associated companies

2i Towers Holding S.p.a.	40.0%	461.2	—	—
Alma Productora Audiovisual S.L.	30.0%	0.4	—	—
Blasteem S.r.l.	40.0%	1.1	40.0%	1.1
Bulldog Tv Spain S.L.	30.0%	1.3	—	—
La Fabrica De La Tele SL	30.0%	2.8	30.0%	2.4
MegaMedia Televisión SL	30.0%	0.8	30.0%	0.6
Pegaso Television INC	—	—	43.7%	1.9
Producciones Mandarina S.L.	30.0%	1.9	30.0%	2.1
Società Funivie Maddalena S.p.A.	—	—	31.0%	0.7
Studio 71 Italia S.r.l.	49.0%	0.4	49.0%	0.6
Supersport Television S.L.	30.0%	0.8	30.0%	0.9
Superguida Tv S.r.l.	20.2%	0.4	20.2%	0.2
Titanus Elios S.p.A.	30.0%	2.3	30.0%	2.1
Unicorn Content S.L.	30.0%	0.7	—	—
Other	—	0.3	—	0.4

Total		474.4		13.0

Joint Ventures

Boing S.p.A.	51.0%	7.5	51.0%	10.2
European Broadcaster Exchange
(EBX) Ltd.	25.0%	0.3	33.3%	0.6
Fascino P.G.T. S.r.l.	50.0%	13.6	50.0%	12.8
Mediamond S.p.a.	50.0%	2.8	50.0%	2.8
Tivù S.r.l.	48.2%	2.4	48.2%	2.0

Total		26.6	—	28.4

Total Associated and Joint Ventures		501.0	—	41.4

The main acquisitions that occurred during the period were:

•      the acquisition of a 40% equity interest in the company 2i Towers Holding S.p.A., for a total of EUR

465.3 million;

•                 the acquisition of a 30% equity interest in the company Bulldog TV Spain S.L., for a total of EUR 1.1 million;

•                 the acquisition of a 30% equity interest in the company Unicorn Content S.L., for a total of EUR 0.7 million;

Year-on-year decreases mainly relate to the sale of the entire shareholding held in the company Pegaso Television Inc..

With reference to the associate interest in the company 2i Towers Holding S.p.A., and to the EI Towers Operation more in general, reference should be made to Note 4 Key information relating to the scope of consolidation.

The following table provides key income statement and balance sheet figures for associates and joint ventures.

		Shareholders’	Liabilities and
2018 FY	Assets	Equity	minorities	Revenues	Net Result

2i Towers Holding S.p.a. (*)	2,059.5	1,152.9	906.6	70.5	(9.1)
Alea Media S.A.	3.7	(0.2)	3.9	7.3	(0.2)
Alma Productora Audiovisual S.L.	1.4	0.5	0.9	1.6	0.3
Blasteem S.r.l.	2.0	0.1	1.9	2.3	0.5
Bulldog Tv Spain S.L.	5.3	0.1	5.2	22.4	3.1
LaFabrica De La Tele SL	13.8	9.2	4.6	26.5	4.2
Megamedia Television SL	4.3	2.6	1.7	12.2	1.4
Titanus Elios S.p.A.	52.5	5.8	46.7	4.7	1.7
Studio 71 Italia S.r.l.	2.1	1.2	0.9		(1.1)
Superguida Tv S.r.l.	1.7	1.7	—	0.4	(0.2)
Supersport Television S.L.	3.7	2.6	1.1	10.4	1.0
Producciones Mandarina S.L.	7.5	6.2	1.3	8.9	(0.5)
Unicorn Content S.L.	7.3	2.2	5.1	19.5	2.3
			—
Total	2,164.8	1,184.9	979.9	186.7	3.4

(*) consolidated values

		Shareholders’	Liabilities and
2017 FY	Assets	Equity	minorities	Revenues	Net Result

Alea Media S.A.	2.9	0.1	2.8	7.8	—
Aunia Publicidad Interactiva S.L.U.	0.9		0.9	1.4
Blasteem S.r.l.	2.2	0.6	1.6	1.3	(0.2)
LaFabrica De La Tele SL	13.5	7.8	5.7	28.8	4.3
Megamedia Television SL	3.8	2.1	1.7	10.5	1.3
Melodia Producciones S.L.	2.2	(0.2)	2.4	7.8
Producciones Mandarina S.L.	7.6	7.0	0.6	6.8	0.2
Titanus Elios S.p.A.	21.6	7.0	14.6	4.5	1.2
Studio 71 Italia S.r.l.	1.4	1.2	0.2		(0.3)
Supersport Television S.L.	5.7	3.0	2.7	14.2	1.5

Total	61.8	28.6	33.2	83.1	8.0

7.7 Other financial assets

						Fair Value
	Balance at	Changes in the				Adjustments /	discontinued		Balance at
	31/12/2017	consolidation area	Increases	Decreases	Financial income	Impairment	operations	Other changes	31/12/2018

Equity Investments	61.4	—	5.1	(0.1)	—	(5.0)	—	—	61.4
Financial receivable (due over 12 months)	14.8	—	4.8	(5.2)	—	(0.0)	(1.8)	(3.2)	9.6

Hedging derivatives	0.4	—	3.8	—	—	—	—	—	4.2
TOTAL	76.6	—	13.8	(5.2)	—	(5.0)	(1.8)	(3.2)	75.1

Additions to the item Investments relate to both the equity investments that form part of the AD4Venture equity investment operation, totalling EUR 5.1 million. The item Fair value adjustments/impairments mainly relates to the valuation of FVOCI financial assets. As envisaged by IFRS 9, fair value changes in these financial assets are recognised in a specific net equity reserve, without recycling to profit and loss.

The main changes in the item Financial receivables relate to decreases mainly attributable to the loss of the receivable due from the company Pegaso Television following the sale of the equity investment held by Mediaset España; the reclassification, under the item Financial receivables (maturing within twelve months), of the portion falling due under one year of the receivable from the associate Boing S.p.A., and of the receivable from the company Nessma Broadcast S.A.; and the deconsolidation of receivables concerning the EI Towers Group following the sale of the controlling interest.

The item Hedging derivatives mainly refers to the non-current portion of the fair value of derivatives used to hedge the foreign exchange and interest rates.

7.8 Deferred Tax Assets and Liabilities

	31/12/2018	31/12/2017

Deferred tax assets	520.1	512.7
Deferred tax liabilities	(86.5)	(133.2)

Net position	433.6	379.4

The deferred tax assets and liabilities shown above are calculated on the basis of temporary differences between the carrying amounts of on-balance assets and financial assets and the corresponding values for tax purposes.

Deferred tax assets and liabilities are measured on the basis of the current tax rates applicable at the time the differences are offset.

Tax assets and liabilities arising from actuarial valuations of defined benefit plans, movements in hedging reserves for future cash flows and the effects of consolidation adjustments recognised at equity are recognised directly through shareholders’ equity.

The following tables show the breakdown of changes in deferred tax assets and deferred tax liabilities for the two years.

			Through
	Balance at	Through Income	Shareholders’	Business	Discontinued		Balance at
DEFERRED TAX ASSETS	1/1	Statement	Equity	combinations	operations	Other changes	31/12
2017	518.3	(21.9)	10.5	0.5	—	5.3	512.7
2018	512.7	22.1	(7.6)	0.1	(6.0)	(1.1)	520.1

DEFERRED TAX	Balance at	Through Income	Through Shareholders’	Business	discontinued		Balance at
LIABILITIES	1/1	Statement	Equity	combinations	operations	Other changes	31/12
2017	(124.4)	4.1	4.4	(10.3)	—	(7.0)	(133.2)
2018	(133.2)	(12.1)	(0.2)	(4.2)	62.5	0.6	(86.5)

Tax recognised through profit or loss, relating to Deferred tax assets, relates to the recognition of EUR 23.5 million in income generated by companies scoped into the Italian tax consolidation arrangement on account of not having generated taxable income in the reporting year, in addition to the activations and releases carried out during the period for temporary differences determined.

This item includes EUR 12.3 million in taxes on the gains generated following the disposal of the EI Towers Group, which is recognised in the income statement under the item Net profit/(loss) from discontinued operations.

The item Tax charged to equity includes the changes in deferred tax assets and liabilities relating to the valuation reserve for cash flow hedging derivatives and reserves for actuarial gains and losses.

The item business combinations refers to the recognition of deferred tax assets and liabilities relating to the acquisition by Radiomediaset, on 31 August, of 100% of the share capital of RMC Italia S.p.A., including the deferred tax liabilities posted upon the final purchase price allocation, as reported in Note 5 Business combinations.

With regard to deferred tax assets, Other changes mainly included reclassifications of deferred tax assets and deferred tax liabilities.

The tables below provide details of the temporary differences giving rise to deferred tax assets and liabilities for the last 2 years.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2018	differences	31/12/2017

Deferred tax assets related to:

Property, plant and equipment	11.6	1.9	8.1	3.0
Non current intangible assets	72.5	18.7	61.5	19.8
Television and movie rights	344.9	88.5	243.0	59.0
Provision for receivables write-off	38.3	9.2	51.3	12.3
Provisions for risks and charges	107.1	29.4	130.0	34.1
Post-employment benefit plans	42.9	10.3	40.6	9.7
Provisions for equity investments write-off	92.6	23.2	158.0	39.5
Inventories	3.3	0.9	6.9	1.9
Hedging derivatives	8.5	2.0	43.6	10.5
Tax losses that can be brought forward	953.2	228.8	855.1	205.2
Other temporary differences	187.1	46.7	210.8	52.6
Consolidation adjustments	216.6	60.4	233.1	65.0

Total	2,078.6	520.1	2,041.9	512.7

Deferred tax assets amount to EUR 520.1 million and, in addition to the tax effects relating to consolidation adjustments, include EUR 79.6 million for temporary differences generated within the Mediaset España Group, EUR 1.4 million for Radiomediaset and its subsidiaries and EUR 380.3 million for the Italian tax consolidation area, including EUR 228.8 million for the totality of IRES tax losses that can be carried forward indefinitely within the tax consolidation area (EUR 953.2 million).

The recognition of deferred tax assets is based on the forecasts of expected taxable income for future years. With particular reference to deferred tax assets in relation to the Italian tax consolidation arrangement in which IRES tax losses exist, the recognisability and recoverability of the value of those deferred tax assets as at 31 December was tested based on estimated future taxable income on the basis of the most recent five-year plans (2019-2023) prepared on the basis of the assumptions and guidelines approved by the Board of Directors of Mediaset S.p.A on 19 February 2019 for the explicit period and, through extrapolation from the latter, of the expected taxable income for the subsequent periods.

Deferred tax assets relating to the item Provisions for equity investment write-downs are attributable to the tax effect resulting from the write-down for impairment in previous years by Mediaset España of the investment held in Edam Acquisition Holding I Cooperatief U.A.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2018	differences	31/12/2017

Deferred tax liabilities related to:

Non current tangible assets	3.0	0.9	22.2	6.1
Non current intangible assets	304.1	72.7	405.8	118.3
Television and movie rights	—	—	—	—
Provision for receivables write-off	0.6	0.1	1.2	0.3
Post-employment benefit plans	27.9	6.7	30.8	7.4
Hedging derivatives	1.3	0.3	2.0	0.5
Other temporary differences	17.8	5.5	2.0	0.5
Consolidation adjustments	0.9	0.2	0.5	0.1

Total	355.5	86.5	464.4	133.2

The item intangible assets also includes the EUR 19.3 million tax effect resulting from the final allocation of the purchase price paid for the acquisition of the Finelco Group (now Radiomediaset) in 2016; EUR 7.1 million arising from final allocation of the purchase price paid for the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l.; and EUR 4.0 million relating to the acquisition of RMC Italia S.p.A., as reported in the section Business combinations.

8 CURRENT ASSETS

8.1 Inventories

The item at the reporting date breaks down as follows:

			31/12/2018 Net	31/12/2017 Net
	Gross	Write-downs	value	value

Raw and ancillary materials, consumables	0.1	—	0.1	2.6
Work in progress and semi-finished products	1.7	—	1.7	2.2
Finished goods and products	42.5	(3.1)	39.4	28.8

Total	44.3	(3.1)	41.2	33.5

Raw materials, ancillary materials and consumables mainly include replacement parts for radio and television equipment. The write-down reported was for materials with slow turnover, which were written down to bring them into line with their estimated net realisable value.

Work in progress and semi-finished goods mainly include production sets and television productions in the making.

Finished goods and products mainly include:

•                  television productions mainly attributable to R.T.I. S.p.A. totalling EUR 20.5 million (EUR 19.9 million at 31 December 2017) and to the Mediaset España Group for a total of EUR 9.8 million;

•                  television broadcasting rights expiring within one year, for the residual amount until their expiry, totalling EUR 1.1 million (EUR 1.6 million at 31 December 2017);

•                  products held for sale to large-scale retailers and B2C customers for a total of EUR 2.4 million (EUR 3.6 million at 31 December 2017)

8.2 Trade receivables

The item at the reporting date breaks down as follows:

	Balance at 31/12/2018 Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2017

Receivables from customers	809.1	802.3	6.8	1,081.0
Receivables from related parties	82.1	82.1	—	57.0

Total	891.2	884.4	6.8	1,138.0

At 31 December 2017, the Receivables from customers item included EUR 118.6 million relating the sub-licensing of Serie A broadcasting rights to Sky (this contract expired on 30 June 2018) and EUR 46.9 million in receivables from third-parties in relation to the EI Towers Group.

The breakdown by type, risk class, concentration and maturity is reported in Note 14 below.

The breakdown of receivables from related parties is reported in Note 17 below (Related-Party Transactions).

8.3 Tax Credits, Other Receivables and Current Assets

8.3.1 Tax credits

This item, amounting to EUR 48.8 million (EUR 55.4 million at 31 December 2017) includes EUR 30.8 million relating to net credits due from the tax authorities to the Group’s Italian companies scoped into the Italian tax consolidation arrangement (EUR 31.4 million at 31 December 2017).

In addition, this item included EUR 7.3 million (EUR 8.2 million at 31 December 2017) representing the net IRAP tax position for Group companies with respect to advances paid, and EUR 10.4 million (EUR 15.2 million at 31 December 2017) for the tax credits of the subsidiary Mediaset España S.A..

8.3.2 Other receivables and current assets

	31/12/2018	31/12/2017

Other receivables	133.5	101.9
Prepayments and accrued income	36.7	112.9

Total	170.2	214.8

Other receivables mainly include:

•                  advances totalling EUR 39.0 million to suppliers, contractors and agents, paid to advertising professionals and suppliers, and to suppliers, artists and professionals involved in television productions (EUR 40.1 million at 31 December 2017);

•                  receivables totalling EUR 56.9 million due from factoring companies for the transfer of trade receivables without recourse, for which settlement by the factor had not occurred at the reporting date. During the year a total of EUR 753.3 million (EUR 514.0 million at 31 December 2017) of receivables were sold without recourse to factoring companies;

•                  the current portion, amounting to EUR 0.6 million, of the receivable from the associate Boing relating to the sale of the business unit on 1 April 2013.

Accrued income and prepayments, of which EUR 8.6 million relating to the Mediaset España Group, mainly consist of costs attributable to future years relating to:

•                  EUR 9.6 million in costs connected with the DVB-T 2 reconfiguration of digital networks;

•                  EUR 4.9 million in costs connected with the UEFA-Nations League 2018/2019 and 6 Matchdays due to the Union des Associations Européennes de Football.

At 31 December 2017, the item included EUR 56.7 million in prepayments on broadcasting rights for yet-to-be-played UEFA Champions League matches for the 2017/2018 season.

8.4. Current financial assets

	31/12/2018	31/12/2017

Financial receivables (due within 12 months)	20.8	20.0
Financial assets for hedging derivatives (cash flow hedge)	2.9	0.2
Financial assets for derivatives with no hedging purpose	2.3	0.1

Total	26.1	20.3

Current financial receivables mainly include EUR 7.7 million (EUR 15.8 million at 31 December 2017) in government subsidies for movie productions made by Medusa Film S.p.A. and Taodue, which had been approved but not paid at the reporting date; EUR 0.5 million in relation to current accounts managed by Mediaset S.p.A. on behalf of associates and joint ventures; EUR 4.9 million in receivables due from associates; and receivables from the company R2 collected during the month of January.

Financial assets for hedging derivatives consisted almost exclusively of the current portion of the fair value of foreign exchange derivatives.

Financial assets for derivatives with no hedging purpose show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

8.5 Cash and Cash Equivalents

Below is a breakdown of the item:

	31/12/2018	31/12/2017

Bank and postal deposits	389.7	172.6
Cash in hand and cash equivalents	0.1	0.1

Total	389.8	172.7

Of the total amount, EUR 165.7 million referred to Mediaset España Group. A more detailed breakdown of changes in cash and cash equivalents is reported in the consolidated cash flow statement.

NOTES ON MAIN SHAREHOLDERS’ EQUITY AND LIABILITY ITEMS

9 SHARE CAPITAL AND RESERVES

Main items composing the Shareholders’ Equity and relevant changes are:

9.1 Share Capital

At 31 December 2018 the share capital of the Mediaset Group, issued by the Parent, was fully subscribed and paid up. It is made up of 1,181,227,564 ordinary shares with a par value of EUR 0.52 each, for a total value of EUR 614.2 million. No changes occurred during the year.

9.2 Share Premium Reserve

At 31 December 2018, the share premium reserve amounted to EUR 275.2 million. No changes occurred during the year.

9.3 Treasury Shares

This item includes shares of Mediaset S.p.A. that were purchased pursuant to resolutions of ordinary shareholders’ meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, which provided authorisation to the Board of Directors for purchases of up to 118,122,756 shares (10% of share capital).

	2018		2017
	Number of shares	Book value	Number of shares	Book value

Balance at 1/1	44,825,500	416.7	44,825,500	416.7
Additions	—	—	—	—
Disposals	(740,261.0)	(8.1)	—	—

Balance at 31/12	44,085,239	408.6	44,825,500	416.7

The year-on-year decrease relates to the assignment of treasury shares to employees following the accrual of rights under the medium-long term incentive plan of Mediaset S.p.A., issued in 2015, and to the availability of shares in Mediaset held in treasury to third-party shareholders of Videotime following the merger of Videotime S.p.A. into Mediaset S.p.A.

9.4 Other reserves

	31/12/2018	31/12/2017

Legal reserve	122.8	122.8
Equity investment evaluation reserve	(6.6)	(6.2)
Consolidation reserve	(79.1)	(79.1)
Reserves for minority transaction	233.2	446.1
Other reserves	324.3	324.4

TOTAL	594.6	808.0

The change in the item Reserves for minority transactions comprises:

•                  the reclassification under the item Profit/(loss) brought forward of the effects recognised in previous periods concerning the impacts on shareholders’ equity arising in 2012, following the purchase of a 5% stake in the share capital of EI Towers by the subsidiary Elettronica industriale S.p.A. during the 2014 financial year, which in turn followed the market placement of 25% of the share capital of EI Towers;

•                  the effects of the merger of Videotime S.p.A. into Mediaset S.p.A; the merger was carried out by assigning shares in Mediaset S.p.A. held in treasury to third-party shareholders of Videotime, as described in the section Key information relating to the scope of consolidation. This assignment of shares is determined as a transaction with minority shareholders and is therefore recognised as an equity transaction.

The item Reserve for measurement at equity refers to the components directly recognised in the investee’s shareholders’ equity within measurements of equity investments measured at equity.

9.5 Valuation reserves

	31/12/2018	31/12/2017

Cash flow hedge reserve	(5.7)	(31.5)
Stock option plans	6.1	5.8
FVOCI equity investments	(4.8)	—
Actuarial Gains/(Losses)	(28.2)	(28.3)

TOTAL	(32.6)	(54.0)

The table below shows the changes in these reserves over the year.

		Stock option
	Cash flow	and incentive	Actuarial	FVOCI equity	Total valuation
	hedge reserve	plans	Gains/(Losses)	investments	reserves

Balance at 31/12/2017	(31.5)	5.8	(28.3)	—	(54.0)
Increase/(decrease)	(2.5)	3.5	0.2	(4.8)	(3.6)
Through Profit and Loss account	(0.7)	—	—	—	(0.7)
Opening balance adjustment of the hedged item	18.2	—	—	—	18.2
Fair value adjustments	19.1	—	—	—	19.1
Deferred tax effects	(8.3)	—	(0.0)	—	(8.3)
Other changes	—	(3.2)	(0.1)	—	(3.3)

Balance at 31/12/2018	(5.7)	6.1	(28.2)	(4.8)	(32.6)

The Valuation reserve for financial assets for cash flow hedging purposes is connected with valuations of derivative instruments designated as hedges against the foreign exchange risk associated with the acquisition of television and movie broadcasting rights in foreign currencies, or as hedges against the interest rate risk associated with medium and long-term financial liabilities.

The Reserve for incentive plans at 31 December 2018 consisted of the contra-entries for costs accrued, measured in accordance with IFRS 2, relating to medium-long term incentive plans adopted by Mediaset S.p.A. The change for the year was driven by year-on-year additions of EUR 3.5 million for costs accruing under incentive plans issued by the Mediaset Group in 2016, 2017 and 2015, and decreases relating to the reclassification of the reserve following the assignment of treasury shares under the 2015 incentive plan following the accrual of assignment rights.

The Reserve for actuarial gains/(losses) consists of components arising from the actuarial valuation of defined benefit plans, recognised directly through shareholders’ equity.

The change in the Valuation reserve for financial assets for cash flow hedging purposes and the Valuation reserve for actuarial gains/(losses), before tax, is shown in the Comprehensive Income Statement.

The Valuation reserve for FVOCI (fair value to other comprehensive income) equity investments consists of the fair value measurement of equity investments posted to the item “Other financial assets” in non-current assets and registered as “FVOCI financial assets”, as provided for in IFRS 9. This valuation is entered with changes recognised in the other comprehensive income statement items without without recycling to profit and loss.

9.6 Profits/(loss) brought forward

The change compared to 31 December 2017 mainly relates to the recognition of the net result for the previous period and the reclassification, following the sale of the EI Towers Group, of the effects recognised in previous periods concerning the acquisition of a 5% stake in the share capital of EI Towers by the subsidiary Elettronica industriale S.p.A. in the 2012 financial year, and the impacts posted in 2014 following the placement of a 25% stake in the share capital of EI Towers S.p.A.

10 NON CURRENT LIABILITIES

10.1 Post-employment Benefits Plans

Employee leaving indemnities due to eligible workers under Italian legislation qualify as post-employment benefits for the purposes of IAS 19 and must therefore be recognised in the financial statements on the basis of actuarial valuations.

The valuations of the Group’s obligations to its employees were carried out by an independent actuary, according to the following steps:

•                  projected estimate of the cost of employee leaving indemnities already accrued at the valuation date up to the future point in time when employment contracts will terminate, or when the accrued amounts may be paid in part as advances on the entitlement;

•                  discounting, at the valuation date, of the expected cash flows the Group will pay to its employees in the future;

•                  Re-proportioning of the allocation of the discounted benefits on the basis of employee length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by the Group.

The actuarial valuation of employee leaving indemnities in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. specific calculations were made for each Mediaset Group employee at the valuation date, without taking into account any future hires.

The actuarial valuation model is based on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters.

The assumptions are summarised below:

Demographic assumptions
Death probability	ISTAT survival table, divided by age and gender, 2017

Probability of leaving the Group

Retirement, resignation, termination and contract expiration percentages were taken from the observation of the company’s historical data. The employee attrition probabilities used were broken down by age, sex and contractual job title (office workers, managers and executives/journalists). For staff on temporary contracts, the development time horizon was taken to the expiration date set in the contract, and it was assumed that there were no departures before the expiration date. The actuarial valuations took account of start dates for pension benefits specified by Decree Law 201 of 6 December 2011 “Urgent Provisions for the Growth, Fairness and Consolidation of the State Budget,” (converted with amendments by Law 214 of 22 December 2011) and the regulations governing adjustment of requirements to access the pension system for increases in life expectancy pursuant to Article 12 of Decree Law 78 of 31 May 2010 converted, with amendments, by Law 122 of 30 July 2012.

TFR advance	Frequencies of advances and average percentage of TFR requested in advance have been taken from the observation of historical data for each company of the Group

Supplementary retirement schemes

Those who fully transfer their TFR to supplementary pensions release the company from TFR obligations, and thus, are not the subject of valuation. On the other hand, for other employees, valuations were done taking into account the decisions actually made by employees updated to 31 December 2018.

Economic-financial assumptions
Inflation rate

Inflation trends were taken from the document “Update of 2018 Economic and Financial Document” with the rate set to the planned inflation rate of 1.5% for the next years as a weighted planned inflaction scenario.

Discount rates

Pursuant to IAS 19, the discount rate used was determined in relation to market returns on prime corporate bonds on the valuation date. In this regard, the “Composite” interest rate curve was used for securities issued by corporate issues with an AA rating in the “Investment Grade” category in the eurozone as of 31 December 2018 (source: Bloomberg).

Changes in provisions for employee leaving benefits are summarised in the following table:

	2018	2017

Balance at 1/1	85.5	91.8
Service Cost	0.3	0.4
Actuarial (gains)/losses	(0.2)	0.4
Interest Cost	(0.2)	(0.2)
Indemnities paid	(5.7)	(7.5)
Business Combination	1.2	0.6
Discontinued operations	(11.1)
Other changes	(0.9)	—

Balance at 31/12	68.9	85.5

The table below shows the amount of the liability in response to changes in the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Sensitivity Analysis

Economic and financial assumptions		DBO	Service cost
	+50 b.p.	66.6	0.3
Discount rate curve
	-50 b.p.	71.3	0.3

	+50 b.p.	70.4	0.3
Inflation rate
	-50 b.p.	67.4	0.3

Demographic/Actuarial assumptions		DBO	Service cost
	+50 b.p.	69.0	0.3
Wage increases
	-50 b.p.	68.8	0.3

	+50%	68.4	0.3
Probability of termination of the employment relationship
	-50%	69.6	0.3

	+50%	69.0	0.3
Change in TFR accrued
	-50%	68.8	0.3

10.2 Financial liabilities and payables

	31/12/2018	31/12/2017

Due to banks	743.1	949.6
Corporate bond	—	372.7
Due to other financial institutions	1.1	1.3
Financial liabilities on hedging derivatives (non current stake)	1.3	15.3
Other financial liabilities	0.1	0.3

Total	745.6	1,339.1

Financial payables (non-current) refer to the portion of committed credit facilities maturing beyond 12 months held by Mediaset S.p.A. These payables are recognised in the financial statements using the amortised cost method.

A breakdown of the change of EUR 206.5 million for the year is provided below:

•                  drawdown of the committed credit facility agreed with UniCredit S.p.A. last year for a total nominal amount of EUR 80 million;

•                  deconsolidation of the financial liabilities of the EITowers Group, amounting to EUR 285.4 million at 31 December 2017, following the sale of the equity investment on 12 October 2018.

Existing loans and credit facilities are subject to financial covenants on a consolidated basis as summarised below:

financing counterpart	covenant	checking period
Intesa - S.Paolo	Net Financial Position/EBITDA less than 2	6 months

Net Financial Position/EBITDA less than 2
Unicredit		6 months
Net Financial Position/Equity less than 2

Net Financial Position/EBITDA less than 2
Mediobanca		6 months
EBITDA/Net Financial Charges equal or more than 10

Net Financial Position/EBITDA less than 2
BNL		6 months
Net Financial Position/Equity less than 2

Net Financial Position/EBITDA less than 2
U.B.I.		12 months
Net Financial Position/Equity less than 2

Any breach of financial covenants, both for the loans and credit facilities, will require Mediaset S.p.A. to repay all amounts drawn. To date these parameters have been met.

At 31 December 2018, approximately 62.7% of all approved credit facilities were committed facilities.

The following table shows the effective interest rates and financial charges expensed in profit and loss for loans recognised using the amortised cost method and the fair value calculated on the basis of year-end markets rates.

		Financial
	IRR	Charges	Fair Value
Intesa - S.Paolo	0.84%	1.2	151.8
Unicredit 2016.9.29	0.84%	1.7	204.2
Unicredit 2017.7.18	0.99%	0.9	103.3
Mediobanca	1.38%	1.4	104.2
BNL	0.39%	0.4	100.5
UBI 2017.2.8	0.62%	0.3	50.5
UBI 2017.12.4	0.63%	0.3	51.1

The change in the item Corporate bonds refers to the reclassification in the item Other financial assets of the EUR 375.0 million in corporate bonds issued by Mediaset S.p.A., maturing in January 2019 and recognised in the financial statements at amortised cost.

The following table shows the key details of the corporate bonds issued by the Mediaset Group.

		Notional
Issuer	Issuing date	Value	Duration	Notional rate	IRR	amortized cost

Mediaset S.p.A.	24th October 2013	375.0	5 years	5.125%	5.42%	392.9

Payables due to other financial institutions mainly refer to loans received to finance co-production and movie distribution activities totalling EUR 1.0 million (EUR 1.0 million at 31 December 2017).

Other financial liabilities refers to loans payable by the subsidiary Mediaset España.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of derivatives hedging interest rate risk and derivatives hedging foreign currency risk.

10.3 Provisions for risks and charges and contingent liabilities

The following is a breakdown of the provisions and their changes:

	31/12/2018	31/12/2017
Balance at 1/1	181.3	250.7
Provisions made during the period	99.8	88.5
Provisions used during the period	(113.3)	(158.1)
Financial charges	0.2	0.2
Changes in consolidation area	(5.2)	—
Balance at 31/12	162.8	181.2
Of which:
current	101.1	131.9
non current	61.7	49.4
Total	162.8	181.2

Risk provisions at 31 December 2018 mainly refer to legal proceedings totalling EUR 19.5 million (EUR 24.7 million at 31 December 2017), staff disputes totalling EUR 5.9 million (EUR 8.0 million at 31 December 2017) and contractual risks totalling EUR 96.8 million (EUR 100.0 million at 31 December 2017), of which risks relative to the under-utilisation of artistic resources compared to contractual agreements totalling EUR 35.8 million (EUR 35.1 million at 31 December 2017).

The change for the year includes a provision of EUR 34.4 million for impairment, to reflect the burden (in accordance with IAS 37) of future pay movie and TV series rights commitments. The main reductions relate to the use of EUR 41.2 million of the provisions allocated in 2016 upon the impairment testing of certain long-term contracts for broadcasting rights to sports events, as well as reductions of EUR 9.0 million concerning the Mediaset España Group for the completion of the “Tasa juegos, suerte, envite y azar: Rifas y tombola y Tasa de juego” case, as reported in the financial statements for previous years.

Below is an update at 31 December 2018 of the main lawsuits pending and contingent liabilities associated with them, which were also reported in the financial statements of previous years and the interim statements for the year.

As reported in the consolidated financial statements for the previous year, by order no. 25462 of 13 May 2015, the Italian Antitrust Authority approved the commencement of the Proceedings against Lega Nazionale Professionisti Serie A, Infront Italy S.r.l., Sky Italia S.r.l., RTI - Reti Televisive Italiane S.p.A. and Mediaset Premium S.p.A. for alleged violation of Article 101, paragraph 1, of the Treaty on the Functioning of the European Union (TFEU). On 14 April 2016, the AGCM sentenced RTI and Mediaset Premium to a fine of EUR 51.4 million. With a ruling of 23 December 2016, the Lazio Regional Administrative Court upheld the companies’ appeal and annulled the fine. The AGCM challenged the ruling in the State Council. The public appeals hearing was scheduled for 12 December 2019.

On 2 January 2018, RTI S.p.A. received a notice of assessment for the 2012 financial year in relation to IRES, in which the Italian Tax Authority challenged the non-accounting of certain items that should have been recognised in profit and loss under the reconstruction of the office. On 16 February 2018, Mediaset S.p.A., as the consolidating entity, submitted the IPEC Form to request a deduction of the consolidated tax losses from the higher taxable income ascertained of 13 million euros. The notice of assessment was challenged in accordance with the law before the Provincial Tax Commission.

Regarding Mediaset España, an update of the main lawsuits pending and contingent liabilities associated with those reported in the financial statements at 31 December 2017 is provided below.

In February 2018, Mediaset España was notified by the Comision Nacional de los Mercados y Competencia (CNMC) of the initiation of an assessment procedure (in parallel with one on Atres Medias) relating to a possible infringement of Article 1 of the Ley de Defensa de la Competencia (LDC) due to alleged restrictive practices of the Spanish advertising market undertaken by Mediaset and Atres Media. On 4 January 2019, the CNMC served on Mediaset España a document containing details relating to the assessment underway. Subsequently, on 6 February 2019, Mediaset España submitted a written statement to the CNMV in which it highlighted that the accusations are entirely baseless in fact and in law. On those grounds, Mediaset España is confident of a favourable resolution of the dispute.

With reference to the resolutions of the Comisión Nacional de los Mercados y Competencia (CNMC), which handed down a fine of EUR 3.6 million on Mediaset España on 2 August 2011 for the late submission of the Development Plan concerning the Telecinco/Cuatro transaction (this fine was revised to EUR 1.7 million by a subsequent CNMC resolution of 12 May 2016 on appeal from Mediaset España and subsequent Supreme Court judgement of 21 September 2015), on 23 April 2018 the “Audiencia Nacional” issued a ruling dismissing the appeal filed by Mediaset España, which argued that the fine was not duly substantiated and was not proportional to the alleged infraction. A further appeal against that ruling was filed with the Supreme Court on 19 November 2018, on which no judgment has been passed as at the date of these financial statements. Considering that the contested judgment has the same defects as that already annulled by the Supreme Court in 2015, the directors of Mediaset España have not decided to allocate any provision in these financial statements in relation to the dispute.

11 CURRENT LIABILITIES

11.1 Financial payables

	31/12/2018	31/12/2017

Loans	6.7	18.3
Credit lines	—	203.0

Total	6.7	221.3

Loans refer to the current portion of committed credit facilities. The change compared to the previous year can mainly be attributed to the deconsolidation of the EITowers Group.

All credit facilities are subject to floating interest rates and refer to short-term advances with a due date set formally at one year and are renewable. The fair value of credit facilities is the same as their carrying amount. The change for the period of EUR 218.1 million was driven by the reduced use of short-term financing and the deconsolidation of the EITowers Group.

11.2 Trade and other payables

	Balance at 31/12/2018
	Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2017

Due to suppliers	641.8	623.5	18.3	1,084.2
Due to related parties	78.8	78.8	—	54.4

Total	720.6	702.3	18.3	1,138.6

This item mainly included trade payables for the licensing of television and movie broadcasting rights for EUR 249.3 million (EUR 625.6 million at 31 December 2017) and payables for the purchase and production of TV programmes and amounts due to television artists and professionals for EUR 366.2 million (EUR 338.1 million). The decrease on the previous year was mainly due to the settlement of remaining payables relating to Serie A and UEFA Champions League broadcasting rights.

Amounts due to related parties include payables to associates, affiliates and the parent company. Details of these payables are provided in Note 17 below (Related-Party Transactions).

11.3 Current tax payables

This item, amounting to EUR 3.2 million (EUR 2.8 million at 31 December 2017) includes payables to the tax authorities for companies not scoped into the tax consolidation arrangement, and taxes payable by foreign companies.

11.4 Other Financial Liabilities

	31/12/2018	31/12/2017

Corporate bond	392.9	19.2
Due to other financial institutions	12.4	33.7
Financial liabilities on derivatives with no hedging purpose	0.6	4.1
Financial liabilities on hedging derivatives	0.9	14.9

Total	406.9	71.8

Corporate Bonds refers to the corporate bond issued by Mediaset S.p.A., maturing in January 2019. The change compared to 2017 refers to the payment of interest accrued in the month of January and the bond’s reclassification in the item Financial liabilities and payables.

Payables to other financial institutions mainly consist of payables to factoring companies totalling EUR 3.9 million (EUR 0.2 million at 31 December 2017); current account facilities with associates and joint ventures totalling EUR 5.5 million (EUR 28.1 million at 31 December 2017); and loans totalling EUR 2.7 million (EUR 4.7 million at 31 December 2017) received to finance movie development, distribution and production operations.

Financial liabilities on non-hedging derivatives show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of IRS derivatives hedging the interest rate risk associated with medium/long-term financial liabilities and derivatives hedging foreign currency risk.

11.5 Hedging Derivatives

The following is a breakdown of the financial assets and liabilities relating to hedging derivatives, reported earlier in Notes 7.7 (Other Financial Assets), 8.4 (Current Financial Assets), 10.2 (Financial Liabilities and Payables) and 11.4 (Other Financial Liabilities), showing the Group’s net position.

	Assets	Liabilities

Foreign currency forward contracts	9.3	(2.1)
Exchange rate collars contracts	0.1	(0.7)

Total	9.4	(2.9)

The table below shows the notional amount of derivatives designated as hedges against foreign exchange risk associated with future commitments for the acquisition of broadcasting rights and existing contracts.

	31/12/2018	31/12/2017

United States Dollars (USD)	611.3	653.8

Total	611.3	653.8

With reference to the hedging of future commitments for the acquisition of broadcasting rights, the derivative contracts held at 31 December 2018 were made with maturities that reflect the expected time horizon within which these fixed assets will be formalised by contract and recognised in the financial statements. The income statement effect will be reflected in the amortisation of the assets as of the commencement date of the rights.

The following table states the horizon for the reference currency (US dollars), when cash flows are expected to appear.

	within 12 months	12-24 months	after 24 months	Total

2018	200.7	166	82.4	449.1

2017	242.3	122.1	124.5	488.9

11.6 Other Current Liabilities

	31/12/2018	31/12/2017

Due to social security institutions	20.5	22.8
Withholding tax on employees’ wages and salaries	14.0	15.9
VAT payables	12.5	7.5
Other tax payables	11.6	12.3
Advances	11.1	21.4
Other payables	84.0	91.8
Accrued and deferred income	41.3	53.3

Total	194.9	224.9

Other tax payables include EUR 9.1 million (EUR 6.4 million at 31 December 2017) in allocations by the subsidiary Mediaset España, representing 3% of its gross advertising revenues, as per Spanish Law 8/2009 on the funding of the Spanish Radio and Television Corporation (RTVE).

Other payables consist primarily of amounts due to personnel.

Accrued and other deferred income includes EUR 27.0 million of deferred income from penalty charges invoiced for the non-payment of subscription fees (these revenues will be recorded at the time of collection).

11.7 Net Financial Position

In accordance with Consob Communication 6064293 of 28 July 2006, here we report the breakdown of the consolidated net financial position, showing the Group’s current and non-current net financial debt. For each of the items reported, reference is given to the relative explanatory note. For a breakdown of changes in the net financial position over the year, see the section on the Group’s balance sheet and financial structure in the Report on Operations.

	31/12/2018	31/12/2017

Cash in hand and cash equivalents	0.1	0.1
Bank and postal deposits	389.7	172.6

Liquidity	389.8	172.7

Current financial assets and receivables	30.7	33.2

Due to banks	(0.2)	(216.2)
Current portion of non current debt	(7.3)	(24.9)
Other current payables and financial liabilities	(405.3)	(33.6)

Current Net Financial Debt	(412.8)	(274.7)

Current Net Financial Position	7.7	(68.7)

Due to banks	(743.1)	(949.6)
Corporate bond	—	(372.7)
Other non current payables and financial liabilities	(1.0)	(1.2)

Non current financial debt	(744.1)	(1,323.4)

Net Financial Position	(736.4)	(1,392.2)

Below is a breakdown of certain financial position items; please refer as required to individual financial statement items for comments on the main changes in figures.

Receivables and other current financial assets include the fair value of derivatives hedging against foreign exchange risk exceeding the change in the foreign-currency payables hedged and the fair value of the derivatives designated as hedges against interest-rate risk.

Other current financial liabilities and payables include payables to factoring companies, current account arrangements with associates and joint venture and loans received to finance movie development, distribution and production operations, and the corporate bond maturing in January 2019, as reported in Note 10.4.

Other non-current financial payables and liabilities include non-current amounts of the fair value of derivatives held to hedge against interest rate risk and payables due to leasing companies.

Current amounts of non-current financial debt includes the current portion of medium/long-term bank loans, equal to EUR 6.5 million (EUR 5.1 million at 31 December 2017); the current portion of finance leases, equal to EUR 0.2 million; and the current portion of the fair value of derivatives held to hedge against interest rate fluctuations, equal to EUR 0.6 million (EUR 0.3 million at 31 December 2017).

NOTES ON THE MAIN ITEMS OF THE STATEMENT OF INCOME

The statement of income does not show the contribution made by the consolidation of the EI Towers Group, in accordance with IFRS 5, for the 2017 financial year and the nine months of 2018. The net balance of these impacts, including the net gain generated from the sale of these assets at the beginning of the fourth quarter of 2018, are shown in the item Net profit from discontinued operations

12.1 Revenues from sales of goods and services

Below is a breakdown of the main revenue streams:

	2018	2017

Television advertising revenues	2,587.6	2,587.6
Other advertising revenues	151.8	130.1
Trading of TV rights and television production	65.5	41.9
Pay-tv subscriptions and sales of pre-paid cards	359.1	579.3
Sales of goods	14.4	18.0
Construction and maintenance of television equipment	94.7	72.2
Movie distribution	41.6	36.7
Other revenues	37.3	39.6

TOTAL	3,352.0	3,505.3

Television advertising revenues include revenues, net of agency commissions, from the sale of advertising space on free-to-air channels broadcast by Publitalia ‘80 S.p.A.; revenues from the sale of advertising space on pay TV channels broadcast via digital terrestrial technology by Digitalia ‘08 S.r.l. and revenues from the sale of advertising space on Spanish broadcasters of the Mediaset España Group by Publiespaña S.A. and Publimedia S.A..

Other advertising revenues relate to amounts due to the Group relating to revenues from radio advertising on proprietary websites under the exclusive agency of associated Mediamond, as well as revenues for teletext commercial services and advertising revenues from non-TV media, earned by Publieurope Ltd. and Publimedia S.A.. The change mainly relates to the increase in radio advertising sales.

Revenues from the sale of TV rights and television productions mainly include revenues from the multi-platform sale of premium content and the sale of movie rights for home video and television. The year-on-year increase is mainly due to the arrangements to sub-license the Cinema and Series pay-TV channels as part of the agreements entered into with Sky in the first half of the year.

Revenues from Pay-TV subscriptions are mainly generated by the sale of subscriptions and pre-paid cards relative to the Mediaset Premium offer and the Infinity offer.

The revenues from the sales of goods relate to teleshopping operations and advertising bartering transactions.

Revenues from construction and maintenance of television equipment mainly relate to the income granted in return for the use of transmission capacity on digital terrestrial television networks. This item also includes revenues from the sale of equipment by Elettronica Industriale S.p.A. to external customers. The year-on-year increase is mainly due to the arrangements to lease transmission capacity as part of the agreements entered into with Sky in the first half of the year.

Movie distribution revenues include the movie distribution revenues of Mediaset España and rental of movies to cinema operators throughout Italy by Medusa Film.

Other revenues mainly includes royalties relating to merchandising, income from telephone traffic originating from the interaction of various TV productions on the Mediaset and Mediaset España networks, and the sale of multimedia content and services to telephone service providers.

Revenue breakdown by geographical area

Below is a breakdown of revenues by geographical area, according to the customer’s country of residence:

	2018	2017

Italy	2,305.1	2,409.8
Spain	946.8	961.9
Other EU Countries	65.1	81.3
North America	21.9	24.7
Other Countries	13.1	27.6

TOTAL	3,352.0	3,505.3

Concentration of revenues

None of the income receivable from individual customers amounts to or exceeds 10% of the net consolidated revenues.

12.2 Other revenues and income

This item mainly includes non-core revenues and income, revenues from property rents and leases and contingent assets.

12.3 Personnel expenses

	2018	2017

Ordinary pay	263.3	259.6
Overtime	12.5	13.4
Special benefits	27.9	25.3
Additional salary period (13th and 14th salary period)	36.7	37.0
Accrued holiday pay	0.5	0.1

Total wages and salary	340.9	335.3

Social security contributions	98.7	95.5
Employee severence indemnity	0.3	0.4
M/L Incentive plans	3.5	3.4
Other expenses and layoff	53.6	52.7

Total personnel expenses	497.0	487.2

The item MLT incentives plans includes expenses accruing to the year 2018 for medium/long-term incentive plans allocated by Mediaset S.p.A. in 2016, 2017 and 2018.

Other expenses include leaving incentives and short-term benefits for employees (other than wages, salaries, contributions and paid leave), such as medical assistance, company cars, meal services and other free or subsidised goods and services. The item also includes compensation paid to salaried directors of Group companies, totalling EUR 6.1 million (EUR 6.8 million at 31 December 2017), of which EUR 4.3 million relating to the Mediaset España Group (EUR 4.2 million at 31 December 2017).

12.4 Purchases, services and other costs

	2018	2017
Purchases	116.0	107.8

Change in the inventories of raw materials, work in progress, semi-finished and finished goods	(24.2)	(39.6)
Consultants, temporary staff and services	250.1	222.3
Production services and purchase of television products	596.7	602.5
Publisher’s fees and other fixed fees (“minimi garantiti”)	35.3	42.0
Advertising spaces and public relations	28.0	29.7
EDP	25.3	23.2
Personnell search, training and other costs	12.1	9.9
Other services	432.8	458.9
Total services	1,380.3	1,388.5

Leasing and rentals	225.8	227.0

Provisions for risks	51.1	35.6

Other operating costs	89.3	62.1

Total purchases, service and other costs	1,838.4	1,781.4

Purchases include EUR 64.6 million relating to the acquisition of broadcasting rights with a term of less than 12 months (EUR 50.3 million at 31 December 2017).

Other services mainly refer to trade association costs for the use of intellectual property rights of EUR 98.9 million (EUR 102.1 million at 31 December 2017); costs for customer care activities primarily relating to Premium of EUR 13.8 million (EUR 28.1 million at 31 December 2017); and EUR 72.9 million of maintenance costs (EUR 70.4 million at 31 December 2017). The item also includes costs for commissions, utilities, and banking and insurance fees.

Leasing and rentals includes EUR 157.5 million in costs relating to television signal transmission and the rental of posts and pylons for the two geographical areas of business (EUR 151.8 million at 31 December 2017), EUR 15.5 million in royalties (EUR 13.8 million at 31 December 2017) and EUR 37.5 million relating to rents and leases, mainly for television studios and equipment and office space (EUR 38.8 million at 31 December 2017).

Provisions for risks includes a provision of EUR 34.4 million for impairment, to reflect the burden (in accordance with IAS 37) of future pay movie and TV series rights commitments.

Other operating costs include costs relating to the contribution of 3% of the gross advertising sales of the Mediaset España Group in accordance with the industry sector law on funding public television.

12.5 Amortisation, depreciation and write-downs

	2018	2017

Amortisation of TV and movie rights	753.3	954.3
Amortisation of other intangible assets	41.2	38.7
Amortisation of tangible assets	46.5	49.5
Write-downs/(Reversal) of TV and movies rights	130.9	2.9
Write-downs/(Reversal) of fixed assets	7.4	0.0
Impairment of goodwill/badwill from business combination	(1.5)	—
Write downs of receivables	14.6	9.7

Total amortisation, depreciation and write-downs	992.4	1,055.0

The reduction in Amortisation of television broadcasting rights mainly refers to the amortisation of Serie A pay-TV rights recognised for the first six months of 2018 only.

Write-downs/(write-backs) of television broadcasting rights includes a EUR 128.3 million impairment loss recognised on the basis of assessments conducted on the recoverability at 31 December 2018 concerning Pay CGU related assets connected with long-term movie and TV series broadcasting rights contracts.

Write-downs/(write-backs) of fixed assets includes write-downs for some movie productions that will not be brought to completion.

Write-downs of goodwill/(income) from business combinations refers to EUR 7.2 million for the write-down of goodwill relating to CGU Radio, as mentioned in section 7.4, and EUR 8.7 million in income for business combinations from the Purchase Price Allocation for the acquisition of RMC Italia S.p.A. in accordance with IFRS 3.

12.6 Financial expenses

	2018	2017
Interests on financial liabilities	(27.2)	(27.5)
Financial expenses on securities	—	(0.6)
From derivative instruments	—	(0.0)
Other financial losses	(4.0)	(5.1)
Foreign exchange losses	(56.8)	(37.8)

Total financial losses	(88.0)	(71.0)

Interest expense on financial liabilities includes the interest expense for the period on the corporate bond issued by Mediaset Group S.p.A. totalling EUR 20.2 million (EUR 21.6 million at 31 December 2017).

12.7 Financial income

	2018	2017

Interests on financial assets	0.8	2.6
From derivative instruments	0.0	—
Other financial income	1.2	1.1
Foreign exchange gains	69.8	52.0

Total financial income	71.8	55.7

Foreign exchange gains include the effects of derivatives relating to the hedging of foreign currency exposure connected to commitments for the future acquisition of rights, and the effect of derivatives used to hedge against fluctuations in the exchange rates on financial statement items.

12.7.1 Financial income/expenses recognised according to IFRS 9

The table below summarises the income and expenses recognised in profit and loss, classified according to the IFRS 9 categories. For more details see Note 13, which contains additional information on financial instruments and risk management policies.

	2018	2017
Financial instruments FVTPL	23.0	(1.2)
Liabilities at amortizated cost	(38.3)	(12.8)
Finacial activities at amortized cost	0.9	(0.2)
Other financial income/(losses)	(1.8)	(1.1)

Total financial income/(losses)	(16.2)	(15.3)

Trading derivatives include net financial income and charges relating to derivatives used to hedge against the risk of fluctuating interest rates for medium/long term financial liabilities, and those used to hedge against fluctuating exchange rates.

Other financial income/(expenses) include the revenues relating to the time discounting of employee leaving indemnities and interest relating to the time discounting of provisions for risks expiring after 12 months.

12.8 Result from equity investments

This item includes the portion of net result of companies accounted using equity method including any impairment or recoveries, write-downs of financial receivables relating to equity investments recognised under other non-current financial assets, allocations to the provision for risks on equity investments, and income from the collection of dividends and capital gains and losses.

	2018	2017

Result of equity investments valued with the equity method	4.4	8.4
Gain/(losses) from the sale of equity investments	—	0.1
Other (expenses)/income	5.0	0.3

Total income/(expenses) from equity investments	9.5	8.8

The result from equity investments measured at equity mainly includes costs and income related to the pro-rata recognition of profit from equity investments in associates and joint ventures. In particular:

•                  income totalling EUR 3.6 million related to the sale of the equity investment held in Pegaso Televisión Inc., measured using the equity method;

•                  the equity investment held in Bulldog Tv Spain generated a gain of EUR 0.9 million;

•                  the equity investment in La Fábrica de la Tele generated income totalling EUR 1.3 million;

•                  income totalling EUR 0.7 million related to the equity investment in Tivù S.r.l.;

•                  income totalling EUR 0.5 million related to the equity investment in Titanus Elios S.p.A.;

•                  expenses totalling EUR 3.6 million related to the equity investment held in 2iTower Holding, which reflects the EITowers Group’s fourth quarter gains and the costs and financial expenses connected with the OPA for acquiring control of EITowers;

•                  expenses totalling EUR 0.6 million related to the equity investment in Studio 71 Italia S.r.l.;

Other (expenses)/income refers to income of EUR 4.5 million from the price adjustment paid to Mediaset España by Telefonica under the agreements for the sale of a 22% stake in Digital Plus-DTS of 4 July 2014, due to the achievement of pre-established DTS subscriber thresholds in the years after the transaction.

12.10 Taxes for the period

	2018	2017

Irap tax	4.9	6.0
Ires tax	1.4	1.0
Previous year tax	(0.1)	(0.2)
Current tax expenses (foreign companies)	35.3	32.9

Total current tax	41.5	39.8

Income from tax asset	(71.0)	(64.9)
reversal from tax asset	51.2	86.9

Total deferred tax asset	(19.9)	22.0

reversal from deferred tax liabilities	0.3	1.0
Total deferred tax liabilities	(2.7)	(2.2)

Total deferred tax liabilities	(2.3)	(1.3)

Total income tax	19.3	60.5

Current tax payables (IRAP and IRES tax) include income tax accruing to the year for Italian Group companies not scoped into the tax consolidation arrangement.

Prior year tax mainly includes expense generated as a result of the recalculation of taxes upon submission of the income tax return with respect to the amount recognised in the financial statements for previous years.

The tax expenses (foreign companies) mainly relate to the taxes for the year posted by the Spanish subsidiary company Mediaset España.

The items deferred tax assets and liabilities mainly show the financial movements for the year for the allocations and/or uses generated as a result of changes in the temporary differences between the values for tax and accounting purposes. Deferred tax assets also include income generated by the negative IRES tax base due to tax losses of companies scoped into the Italian tax consolidated arrangement, as the companies did not generate taxable income in the reporting year.

The table below shows a reconciliation between the standard tax rate in force in Italy on the income tax for companies for the tax years 2018 and 2017, and the effective tax rate of the Group.

	2018	2017

Current tax rate	27.90%	27.90%
IRAP tax non deductible expenses	1.32%	3.74%
Effects of companies with different tax rate	-13.69%	-8.84%
Non deductible expenses and consolidation adjustment with
no tax effect	13.32%	4.73%

Actual tax rate	28.85%	27.53%

12.11 Net profit from discontinued operations

In accordance with IFRS 5, the Net profit from discontinued operations includes the net profit/loss of the EI Towers Group for both the 2018 (for the period prior to the deconsolidation date, which occurred at the start of the fourth quarter) and 2017 financial years.

This item also includes capital gains, net of costs and direct taxes of EUR 498.2 million, calculated as the difference between the consideration received from the sale of the controlling interest held in EI Towers (EUR 644.4 million) and the consolidated net carrying amount of assets relating to the Group at that date.

Net revenues and operating costs are shown net of intercompany eliminations.

Discontinued Operations
Income Statement	2018	2017
Total consolidated net revenues(*)	65.0	83.0
Operating costs(*)	(38.8)	(48.4)
EBITDA	103.8	131.4
Amortization and
depreciation	28.9	41.3
EBIT	74.9	90.1
Financial income/(losses)	(2.1)	(13.4)
EBT	72.8	76.7
Income taxes	(21.0)	(22.2)
Net capital gain from discontinued operations	498.2	—

Net Profit from Discontinued Operations	550.0	54.5

12.12 Net profit/(loss) for the period

The Group consolidated net result at 31 December 2018 improved to a net profit of EUR 471.3 million, compared with a net profit of EUR 90.5 million the previous year.

12.13 Earnings/(loss) per share

The calculation of basic and diluted earnings per share is based on the following data:

	2018	2017

Net result for the period (millions of euro)	471.3	90.5
Weighted average number of ordinary shares (without own shares)	1,137,142,325	1,136,402,064

Basic EPS	0.41	0.08
Weighted average number of ordinary shares for the diluted EPS computation	1,137,927,495	1,137,090,970

Diluted EPS	0.41	0.08

The figure for earnings per share is calculated using the ratio of the Group’s net profit to the weighted average number of shares in circulation during the period, net of treasury shares. The figure for diluted earnings per share is calculated using the number of shares in circulation and the potential diluting effect from the allocation of treasury shares to the beneficiaries of vested incentive plans.

The Basic earnings/(loss) per share for continuing operations were EUR -0.04 per share (diluted earnings/(loss) were EUR -0.04 per share), whereas the equivalent figure for discontinued operations was EUR 0.46 per share (diluted earnings/(loss) were EUR 0.46 per share).

CASH FLOW STATEMENT

The cash flows generated/absorbed by the EI Towers Group for the 2018 and 2017 financial years are shown separately for each type of operations (management operations, investment operations and financing operations). For the 2018 financial year, the impacts of the sale of the EITowers Group on cash and cash equivalents are shown in the item Changes in stakes in subsidiaries/Changes in scope of consolidation

13.1 Equity investments

This item refers to the acquisition of a 40% equity interest in the company F2i Holding S.p.A..

13.2 Change in payables for investments

For the two reference periods, the change in payables to Lega Calcio following the assignment of the Serie A league championship broadcasting rights is shown net of receivables for the amount arising from the sub-licensing of such broadcasting rights to Sky Italia.

13.3 Business combinations net of cash and cash equivalents acquired

This item shows the impact of the acquisition of RMC Italia for the 2018 financial year, whereas in the previous year this item showed the impact of the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l. on cash and cash equivalents.

13.4 Changes in stakes in subsidiaries/Changes in scope of consolidation

This item refers to the proceeds from the sale of the EI Towers Group, net of the cash and cash equivalents deconsolidated following its sale for EUR 625.5 million, as well as the proceeds from the disposal of the company R2 S.r.l. for EUR 22.9 million. In the previous year, this item related to the buyback of 11.11% of the subsidiary Mediaset Premium S.p.A.

13.5 Changes in financial liabilities

The table below as required by IAS 7 shows the changes in financial liabilities

			Fair value	Discontinued	Other non cash
Change in fianncial liabilities	2017	Cash in (*)	adjustment	operations	movements (**)	2018

Financial liabilities on hedging derivaties	(0.5)	—	1.1	—	—	0.6
Loans	18.1	—	—	(11.4)	—	6.7
Credit lines	203.2	(174.5)	—	(28.7)	—	0.0
Due to other financial istitutions	34.9	(21.4)	—	—	—	13.5
Corporate bond	391.9	—	—	—	1.0	392.9
Due to banks	949.5	80.0	—	(285.4)	—	744.1

Total financial labilities	1,597.1	(115.9)	1.1	(325.5)	1.0	1,157.8

(*) includes cash flow from interests paid

(**) includes amortised costs

OTHER INFORMATION

14. DISCLOSURES ON FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

The tables below provide, separately for the two years being compared, the disclosures required by IFRS 7, for the purpose evaluating the significance of the financial instruments with reference to the balance sheet, cash flow and the income statement result of the Group.

Categories of financial assets and liabilities

Below is a breakdown of the book value of the financial assets and liabilities, as required by accounting standard IFRS 9.

IFRS 9 CATEGORIES

FINANCIAL ASSETS AS AT 31st DECEMBER 2018	Financial assets FVTPL	Amortized cost	Financial assets FVOCI	BOOK VALUE	EXPLANATORY NOTES

OTHER FINANCIALS ASSETS:
equity investments	—	—	61.4	61.4

hedging derivatives (non current stake)	4.2	—	—	4.2	7.7
other financials assets	—	3.5	—	3.5
financials receivables (due after 12 months)	—	6.0	—	6.0
TRADE RECEIVABLES:

receivables from customers	—	809.1	—	809.1	8.2
receivables from related parties	—	82.1	—	82.1
OTHER RECEIVABLES/CURRENT ASSETS:

Other receivables	—	1.3	—	1.3	8.3
receivables from factoring companies	—	56.8	—	56.8
CURRENT FINANCIALS ASSETS:

financials receivables (due within 12 months)	—	20.8	—	20.8	8.4
securities and financial receivables	—	—	—	—
hedging derivatives	2.9	—	—	2.9
derivatives with no hedging purpose	2.3	—	—	2.3

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	389.7	—	389.7	8.5

TOTAL FINANCIALS ASSETS	9.4	1,369.4	61.4	1,440.2	—

IFRS 9 CATEGORIES

FINANCIAL LIABILITIES AS AT 31 DECEMBER 2018	Liabilities at FVTPL	Liabilities at amortizated cost	BOOK VALUE	EXPLANATORY NOTES
NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:

due to banks	—	743.1	743.1	10.2
corporate bond	—	—	—
hedging derivatives (non current stake)	1.3	—	1.3
other financial liabilities	—	1.2	1.2
CURRENT LIABILITIES:

due to banks	—	6.7	6.7	11.1
due to suppliers	—	641.7	641.7	11.2
due to related parties	—	78.7	78.7
OTHER FINANCIAL LIABILITIES:

due to factoring company	—	3.9	3.9	11.4
corporate bond	—	392.9	392.9
other financial liabilities	—	3.1	3.1
hedging derivatives	0.9	—	0.9
derivatives with no hedging purpose	0.6	—	0.6
financial liabilities to related parties	—	5.5	5.5

TOTAL FINANCIAL LIABILITIES	2.9	1,876.7	1,879.5	—

IFRS 9 CATEGORIES

FINANCIAL ASSETS	Financial assets		Financial		EXPLANATORY
AS AT 31st DECEMBER 2017	FVTPL	Amortized cost	assets FVOCI	BOOK VALUE	NOTES

OTHER FINANCIALS ASSETS:					7.7

equity investments	—	—	61.4	61.4

hedging derivatives (non current stake)	0.4	—	—	0.4
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	15.0	—	15.0
TRADE RECEIVABLES:

receivables from customers	—	1,081.0	—	1,081.0	8.2
receivables from related parties	—	57.0	—	57.0
OTHER RECEIVABLES/CURRENT ASSETS:	—	—	—	—	—

Other receivables	—	1.3	—	1.3	8.3
receivables from factoring companies	—	19.6	—	19.6
CURRENT FINANCIALS ASSETS:					—

financials receivables (due within 12 months)	—	20.0	—	20.0	8.4
securities and financial receivables	—	—	—	—
hedging derivatives	0.2	—	—	0.2
derivatives with no hedging purpose	0.1	—	—	0.1

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	172.6	—	172.6	8.5

TOTAL FINANCIALS ASSETS	0.7	1,366.6	61.4	1,428.5	—

IFRS 9 CATEGORIES

FINANCIAL LIABILITIES	Liabilities at	Liabilities at		EXPLANATORY
AS AT 31 DECEMBER 2017	FVTPL	amortizated cost	BOOK VALUE	NOTES

NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:

due to banks	—	949.6	949.6	10.2
corporate bond	—	372.7	372.7
hedging derivatives (non current stake)	15.3	—	15.3
other financial liabilities	—	1.6	1.6
CURRENT LIABILITIES:

due to banks	—	221.3	221.3	11.1
due to suppliers	—	1,084.1	1,084.1	11.2
due to related parties	—	54.4	54.4
OTHER FINANCIAL LIABILITIES:

due to factoring company	—	0.2	0.2	11.4
corporate bond	—	19.2	19.2
other financial liabilities	—	5.4	5.4
hedging derivatives	14.9	—	14.9
derivatives with no hedging purpose	4.1	—	4.1
financial liabilities to related parties	—	28.1	28.1

TOTAL FINANCIAL LIABILITIES	34.2	2,736.4	2,770.6	—

Fair value of financial assets and liabilities, calculation models and input data used

Below is an analysis of the amounts corresponding to the fair value of assets and liabilities broken down based on the methodologies and the calculation models used to calculate them.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the infoprovider Bloomberg, were as follows:

•      Euro curves for the estimation of forward rates and discount factors;

•      Spot exchange rates of the ECB;

•      Forward exchange rates calculated by Bloomberg;

•      The fixing of the Euribor rate;

•      The “mid” credit default swap (CDS) spread listed by various counterparties (if available);

•      Credit spread of Mediaset S.p.A. and Mediaset España S.A.

Mark to Model

BALANCE SHEET ITEMS AT 31st		Mark to				TOTAL FAIR
DECEMBER 2018	BOOK VALUE	Market	Black&Scholes	Binomial model	DCF Model	VALUE	Notes

Other receivables and financial assets	3.5	3.5			—	3.5	8.4
Trade receivables	11.9				12.5	12.5	8.2
Due to banks	(749.6)				765.5	765.5	10.2
Corporate Bond	(392.6)	394.0			—	394.0	10.2
Due to supplier (over 12 months)	(84.8)				(84.5)	(84.5)	11.2
Non-cash flow hedging derivatives:							—
- Forward	1.7				1.7	1.7	8.4;11.4
Cash flow hedging derivatives:	—				—	—	—
- Forward	4.9				4.9	4.9	7.7;8.4;
- IRS	(0.6)				(0.6)	(0.6)	10.2;11.4

Mark to Model

BALANCE SHEET ITEMS AT 31st		Mark to				TOTAL FAIR
DECEMBER 2017	BOOK VALUE	Market	Black&Scholes	Binomial model	DCF Model	VALUE	Notes

Other receivables and financial assets	4.9				4.9	4.9	8.4
Trade receivables	6.8				7.1	7.1	8.2
Due to banks	(967.8)				(992.1)	(992.1)	10.2
Corporate Bond	(391.5)	(413.4)				(413.4)	10.2
Due to suppliers (over 12 months)	(88.1)				(88.0)	(88.0)	11.2
Non-cash flow hedging derivatives:	—
- Forward	(4.0)				(4.0)	(4.0)	8.4;11.4
Cash flow hedging derivatives:	—
- Forward	(29.5)				(29.5)	(29.5)	7.7;8.4;
- IRS	0.2				0.2	0.2	10.2;11.4

The fair value of securities listed on an active market is based on market prices at the reporting date. The fair value of securities not listed in an active market and trading derivatives is determined by employing the most commonly used valuation models and techniques on the market or using the price provided by several independent counterparties, with reference to comparable listed securities prices.

The fair value of non-current bank payables was calculated considering the credit spread of Mediaset S.p.A., including the short-term component of the medium/long term loans.

Regarding the bonds issued by the Group, listed on the Luxembourg stock exchange, the following market values as of 31 December 2018 were used to determine fair value:

				MARKET PRICE
ISSUER	Issuing date	BOOK VALUE	DURATION	(*)

Mediaset S.p.A.	24th October 2013	375.0	5 years	105.1

(*) inclusive of the interest accrual

For the trade receivables and payables expiring before year-end, the fair value was not calculated as their book value is an approximation. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A. and Mediaset España S.A..

It should also be noted that the fair value of derivatives refers to valuation techniques already described in the section Summary of accounting standards and valuation criteria which use variables observable in the market, for example the rates curve and exchange rates.

The financial assets and liabilities valued at fair value are classified in the following table, based on the nature of financial parameters used in determining the fair value, on the basis of the fair value hierarchy envisaged by the standard:

•      Level I: listed prices on active markets for identical instruments;

•                  Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

•                  Level III: variables that are not based on observable market values.

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2018	BOOK VALUE	level I	level II	level III	VALUE	Notes

Equity investments			61.4			7.7
Non-cash flow hedging derivatives
- forward	1.7		1.7		1.7	8.4;11.4
Cash flow hedging derivatives						—
- forward	4.9		4.9		4.9	7.7;8.4;
- IRS	(0.6)		(0.6)		(0.6)	10.2;11.4

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2017	BOOK VALUE	level I	level II	level III	VALUE	Notes

Equity investments			61.4			7,7

Non-cash flow hedging derivatives
- forward	(4.0)	—	(4.0)	—	(4.0)	8.4;11.4
Cash flow hedging derivatives	—	—	—	—		—
- forward	(29.5)	—	(29.5)	—	(29.5)	7.7;8.4;
- IRS	0.2	—	0.2	—	0.2	10.2;11.4

Financial charges and income recognised in compliance with IFRS 9

Below is an analysis of the net financial charges and income generated from financial assets and liabilities, broken down according to the categories laid down by IFRS 9 (as shown in Note 11.8) and illustrating, for each category, the nature of these charges and income.

				Foreign
IFRS 9 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2018	From interests	in fair value	reserve	gains/losses	gains/losses

Financial instruments FVTPL	—	0.8	(0.7)	22.9	23.0
Liabilities at amortizated cost	(28.3)	—	—	(10.0)	(38.3)
Finacial activities at amortized cost	0.9	—	—	—	0.9
Financial instruments FVOCI	—	—	—	—	—

Total IFRS 9 Category	(27.5)	0.8	(0.7)	12.9	(14.5)

				Foreign
IFRS 9 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2016	From interests	in fair value	reserve	gains/losses	gains/losses

Financials instrument FVTPL	0.1	0.7	(0.3)	(1.7)	(1.3)
Liabilities at amortizated cost	(42.0)	—	—	16.1	(25.8)
Finacial activities at amortized cost	(0.2)	—	—	—	(0.2)
Financials instruments FVOCI	—	—	—	—	—

Total IFRS 9 Category	(42.0)	0.7	(0.3)	14.4	(27.2)

Capital management

The Group’s objectives regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and relating hedging

Mediaset has defined specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks. To optimise the structure of operating costs and resources, this activity is centralised within the group parent Mediaset S.p.A., which has been entrusted with the task of collecting the information regarding the positions exposed to risk and hedging them.

Mediaset S.p.A. and Mediaset España directly operate in their own specific markets, controlling and managing financial risk for their subsidiaries. The selection of the financial counterparts focuses on those with a high credit standing while, at the same time, ensuring a limited concentration of exposures towards them.

Foreign exchange risk

The Group’s exposure to exchange rate risk mainly stems from the acquisition of television and movie broadcasting rights in currencies other than the Euro, mainly in US dollars, carried out in their respective areas of operation by RTI S.p.A. and Mediaset España Comunicación S.A.

In compliance with the Group’s policies, the companies adopt an approach to exchange rate risk management aimed at eliminating the effect of exchange rate fluctuations while setting in advance the book value at which the rights will be posted once they are acquired.

Exchange rate risk emerges from the early stages of negotiations for entering into any contract and continues up to payment of the amount due for the acquisition of the broadcasting rights. From an accounting standpoint, from the date the derivatives contract is entered into until the date the asset is posted, the Mediaset Group applies the hedge accounting methodology documenting by way of the hedging relationship, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

During the period between the date on which the purchase commitments were agreed and the date on which the hedged television rights were recognised, the “cash flow hedge” method is used in accordance with IAS 39. Based on this method, as more detailed in the section “Summary of accounting standards and valuation criteria”, the effective portion of the change in the value of the derivative is accounted for in a reserve in Shareholders’ Equity, which is used to adjust the carrying amount of the right in the Financial Statements (basis adjustment), generating an impact on profit and loss when the hedged item, i.e. the right, is amortised.

At the same time as the posting of the right, in the period from the time the payable arises until it is paid in full, following the termination of the formal cash flow hedge, the subsequent accounting is performed by implementing the “natural hedge” due to which both the adjustment of the exchange rates on the payable and the adjustment of the exchange rate derivative to fair value are posted “naturally” to the Income Statement, which takes in their opposite impacts.

The types of derivatives mainly used are forward purchases and purchases of option contracts. The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date adjusted for creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged risk (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

Sensitivity analysis

Financial instruments exposed to EURO/USD exchange rate risk, mainly comprising payables for the acquisition of broadcasting rights and exchange rate derivatives, were the subject of a sensitivity analysis at the reporting date. The carrying amount of the financial instruments was adjusted by applying a symmetrical percentage change to the period-end exchange rate, equal to the 1-year implicit volatility of the reference currency published by Bloomberg, equal to 7.69% (7.45% for 2017).

This sensitivity analysis of the derivatives under cash flow hedge accounting had an impact on the changes in spot values posted to the Shareholders’ Equity Reserve, while the change resulting from the forward points impacts the Income Statement Result, in compliance with the method defined by the hedging relationship.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

	EUR/USD
	exchange as		rectified	through		Total
	at 31		EUR/USD	Profit and	through	Shareholders’
	december	% change	exchange rate	Loss	Equity	Equity

		7.69%	1.2330	1.3	(21.3)	(19.9)
2018	1.1450
		-7.69%	1.0570	(1.7)	24.8	23.1

		7.45%	1.2886	0.7	(21.5)	(20.7)
2017	1.1993
		-7.45%	1.1100	(1.0)	24.9	24.0

Interest rate risk

The management of the financial resources of the Mediaset Group involves the centralised cash-pooling with the group parent Mediaset S.p.A. and with Mediaset España Comunicación S.A. for its subsidiaries. These companies are tasked with obtaining funding from the market by entering into medium/long term loans and opening committed and uncommitted credit lines.

Interest rate risk mainly originates from variable rate financial payables, which expose the Group to cash flow risk. The management objective is to limit the fluctuation of financial charges that impact the financial result, limiting the risk of a potential rise in interest rates.

Within this context, the Group pursues its objectives using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing, the change in cash flows due to the market change in interest rates on medium/long-term debt. The timeframe considered significant for managing interest rate risk is defined as a minimum term of 18 months of residual duration of the operation.

Hedge accounting is put in place from the date the derivatives contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

Specifically, the cash flow hedge methodology set out by IAS 39 is used. According to this method, the method, the lower, in absolute terms, of the changes in the clean fair value of derivatives, that is, the fair value less accruals of interest, or the fair value of the underlying is charged to an equity reserve. The difference between that value and the total fair value is then charged to the income statement at each reporting date. Both the fair value and the clean fair value are adjusted to take account of creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The fair value of the interest rate swaps (IRS) is calculated based on the current value of expected future cash flows.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

The Group has collar derivatives in place to hedge variable rate medium/long term loans.

The main features about derivatives instruments regarding Mediaset S.p.A. are shown below.

		Variable
	Fixed rate	rate	Floor	Validity	Expire date
Interest Rate Swap - BANCA INTESA - notional amount € 150 million	-0.02%	Euribor	-1.10%
		3M/365

				04/07/2016	30/06/2020

Interest rate Swap- UNICREDIT - notional amount € 50 million	-0.15%	Euribor	-1.10%
		3M/365

				31/01/2017	29/09/2021

Interest rate Swap- UNICREDIT - notional amount € 25 million	-0,21%	Euribor	-1.10%
		3M/365

				31/01/2017	29/09/2021

Sensitivity analysis

A sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•                  Medium-to-long term payables were subject to a change of 50 bps upwards and 20 bps downwards at the date of re-fixing the internal rate of return posted during the year.

•                  Short and medium/long revolving payables and other current financial items were subject to a recalculation of the amount of financial charges by applying a change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•                 The fair value of interest rate swaps (IRS) was recalculated applying a non-symmetrical shift (+50 bps; -20 bps) to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

It was not possible to apply a symmetrical change of 50 bps as the very short-term interest rate curve at the reporting date was negative.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

				Total
		through Profit and		Shareholders’
	changes	Loss	through Equity	Equity

	+50 b.p.	(1.1)	0.5	(0.7)
2018
	-20 b.p.	(0.2)	-2.5	(2.8)

	+50 b.p.	(0.7)	2.8	2.1
2017
	-20 b.p.	0.2	(3.4)	(3.3)

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case upon sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

Through careful and prudent financial management, which is reflected in the policy adopted, and the constant monitoring of the relationship between granted credit lines and their use, as well as the balance between short-term debt and medium/long term debt, the Mediaset Group has put in place sufficient credit lines, both in terms of quantity and quality, to face the current crisis.

As already mentioned, the Group’s treasury activities are centralised within Mediaset S.p.A. and Mediaset España, operating in their respective domestic markets as well as internationally, through the use of automatic cash pooling movements used by almost all the group companies.

The management of the liquidity risk involves:

•                  maintaining an essential balance between the committed and uncommitted credit lines to avoid a strain on liquidity if creditors request repayment;

•      keeping the average financial exposure during the year to no more than 80% of the total value granted by the lenders;

•                  The availability of financial assets that can be readily liquidated to meet any cash requirements. In order to optimise the management of liquidity, the Group concentrates the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

The table below shows the company’s financial obligations, based on the contractual expiry date and considering the worst case scenario at undiscounted values. Depending on the type of finance, it shows the nearest date when the Group may be asked to make payment and explanatory notes are provided for each class.

At 31 December 2018 “current financial payables” due within 3 months did not include credit facilities for very short term advances, with a due date set formally at one year and renewable (EUR 202.0 million at 31 December 2017). Lastly, current financial payables include the interest expense on term loans due within one year.

Corporate bonds also include the current amount due within 12 months for the interest and principal that will be paid during the course of 2019, posted under the item Other financial liabilities.

		Time Band
ITEM OF BALANCE		from 0 to 3	from 4 to 6	from 7 to 12	from 1 to 5		Total cash	Explanatory
as at 31 DECEMBER 2018	Book value	months	months	months	years	after 5 years	flows	Notes

FINANCIAL LIABILITIES:

Non current due to bank	743.1	—	—	—	763.2	—	763.2	10.2
Corporate bond	392.9	394.2	—	—	—	—	394.2	10.2;11.4
Current due to bank	6.7	1.9	1.7	3.5	—	—	7.1	11.1
Financial due to related parties	5.5	5.5	—	—	—	—	5.5	11.4
Due to suppliers for television and movie rights	249.3	187.9	18.7	24.4	18.3	—	249.3	11.2
Due to other suppliers	392.5	384.2	5.9	2.4	—	—	392.5	11.2
Due to related parties	78.8	78.8	—	—	—	—	78.8	11.2
Due to factoring companies	3.9	3.9	—	—	—	—	3.9	11.4
Due to leasing companies	0.2	—	0.2	—	—	—	0.2	11.4
Other debt and financial liabilities	4.2	3.6	—	0.6	—	—	4.2	11.4

Total	1,877.0	1,060.0	26.5	30.9	781.5	—	1,898.8

DERIVATIVES:
hedging derivatives (buying currency)
								7.7;8.4;
(value to the contractual exchange)	(5.5)	173.9	0.1	—	205.3	—	379.4	10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(177.5)	(0.1)	—	(219.2)	—	(396.8)

derivatives with no hedging purpose (buying currency)

(value to the contractual exchange)	(1.7)	141.1	—	—	—	—	141.1	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(132.0)	—	—	(0.0)	—	(132.0)
								7.7;8.4;10.
hedging derivatives (rate risk)	0.6	0.3	0.1	0.3	0.4	—	1.1	2;11.4

Total	(6.6)	5.8	0.1	0.3	(13.4)	—	(7.2)

		Time Band
ITEM OF BALANCE		from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	Total cash	Explanatory
as at 31 DECEMBER 2017	Book value	months	months	months	months	months	flows	Notes
FINANCIAL LIABILITIES:

Non current due to bank	949.6	—	—	—	979.9	—	979.9	10.2
Corporate bond	391.8	19.2	—	0.0	394.2	—	413.4	10.2;11.4
Current due to bank	221.3	204.7	8.1	9.9	—	—	222.5	11.1
Financial due to related parties	28.1	28.1	—	—	—	—	28.1	11.4
Due to suppliers for television and movie rights	625.7	464.6	115.9	15.4	29.9	—	625.7	11.2
Due to other suppliers	458.4	452.9	3.8	2.5	—	—	459.2	11.2
Due to related parties	54.4	54.3	0.1	—	—	—	54.4	11.2
Due to factoring companies	0.2	0.2	—	—	—	—	0.2	11.4
Due to leasing companies	0.4	0.1	—	—	0.3	—	0.4	11.4
Other debt and financial liabilities	6.8	2.1	—	4.7	—	—	6.8	11.4

Total	2,736.5	1,225.9	127.8	32.5	1,404.4	—	2,790.5

DERIVATIVES:
hedging derivatives (buying currency)
								7.7;8.4;
(value to the contractual exchange)	29.7	217.9	—	—	216.2	—	434.1	10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(204.2)	—	—	(209.8)	—	(414.0)
derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	3.0	129.3	—	—	—	—	129.3	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(126.7)	—	—	—	—	(126.7)
								7.7;8.4;10.
hedging derivatives (rate risk)	(0.2)	0.1	0.1	0.3	1.1	—	1.7	2;11.4

Total	32.5	16.5	0.1	0.3	7.5	—	24.4

The Group expects to meet these obligations through the realisation of its financial assets and, specifically, through the collection of receivables connected to its various commercial activities.

The difference between the book values and the total of the financial flows is mainly due to the calculation of interest on the contractual duration of the amounts due to banks. In addition, with reference to loans valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to financial derivatives, in the scenario of settlement of gross flows, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract, while the year end rate means the spot rate at the reporting date.

Credit risk

The credit risk mainly originates from the advertising sales on the Mediaset Group’s Italian and Spanish television networks and on assets resulting from the sale of Mediaset Premium cards and subscriptions.

The Group, based on a specific policy, manages the credit risk relative to the advertising sales through a comprehensive customer credit rating procedure, with an analysis of their economic and financial situations both at the time of setting the initial credit limit and through the ongoing and continuous monitoring of observance of payment terms, updating, when necessary, the previously assigned credit limit.

Based on the above-mentioned credit rating procedure and its subsequent updates, it is possible to break down customer exposure into the following three classes of risk, which represent the summary of a wider and more complex subdivision:

Low risk

Customers with a standard risk index and a financial position that adequately supports their assigned credit limit.

Medium risk

Customers who have not regularly fulfilled their contractual commitments or have current economic/financial situations that are critical compared to those relative to their original credit limit. Based on these specifications of credit positions, a write-down is calculated based on the percentage impact of historically observed losses.

High risk

Customers with whom there are ongoing default situations, or there is objective insolvency regarding their receivables, for which specific write-downs are made and, in some cases, recovery plans agreed, or extended payment terms which, in any case, do not exceed 12 months.

Below is a table summarising the net balances and the provision for write-downs divided into the above classes.

RISK CLASSES		Net matured				Total net	Provision for	Net
as at 31 DECEMBER 2018	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables

ITALY ADVERTISING RECEIVABLES:

low	405.5	27.9	10.9	3.7	10.9	53.5	0.2	405.3
medium	34.9	4.4	1.7	0.3	2.5	8.9	1.6	33.3
high	28.5	2.2	0.7	1.6	10.1	14.7	13.3	15.2
FOREIGN ADVERTISING RECEIVABLES :

low	212.3	30.3	2.1	0.4	0.1	32.9	2.0	210.3
medium	11.7	0.9	0.1	0.4	0.0	1.4	0.1	11.6
high	7.6	0.2	—	0.0	0.1	0.3	6.4	1.2

OTHER RECEIVABLES :

Distributors	1.1	—	0.0	0.0	—	0.0	—	1.1
Phone and television operator	53.8	0.7	0.1	0.1	2.3	3.1	1.5	52.3
Phone and television operator - Towers	—	—	—	—	—	—	—	—
Film area	26.8	13.3	0.8	0.3	6.3	20.7	8.8	18.0
Other customers	105.7	5.0	3.8	1.0	36.4	46.2	44.9	60.8
RECEIVABLES FROM RELATED PARTIES:

low	82.1	0.9	—	—	—	0.9	0.0	82.1
TOTAL TRADE RECEIVABLES	970.0	85.7	20.2	7.9	68.9	182.6	78.8	891.2

RISK CLASSES		Net matured				Total net	Provision for	Net
as at 31 DECEMBER 2017	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables

ITALY ADVERTISING RECEIVABLES:

low	450.1	27.8	12.4	1.7	18.6	60.5	—	450.1
medium	76.3	15.3	3.8	0.3	3.6	23.1	3.0	73.3
high	29.9	3.1	1.1	1.1	11.3	16.6	12.1	17.8
FOREIGN ADVERTISING RECEIVABLES :

low	229.6	21.8	18.3	5.3	6.9	52.2	1.3	228.3
medium	8.2	1.3	1.5	1.4	0.2	4.3	0.2	8.1
high	11.8	0.2	—	0.1	8.8	9.1	8.6	3.2

OTHER RECEIVABLES :

Distributors	2.2	0.3	0.2	0.3	0.2	1.0	—	2.2
Phone and television operator	155.1	0.6	1.8	0.1	16.7	19.3	1.5	153.6
Phone and television operator - Towers	56.1	4.6	4.8	2.7	28.1	40.2	9.2	46.9
Film area	35.7	4.7	0.2	0.3	17.1	22.2	9.8	25.9
Other customers	120.5	2.4	1.1	0.4	9.5	13.4	48.8	71.7
RECEIVABLES FROM RELATED PARTIES:

low	57.0	0.6	—	—	—	0.6	—	57.0
TOTAL TRADE RECEIVABLES	1,232.2	82.7	45.3	13.5	121.0	262.6	94.5	1,137.8

The item Distributors mainly comprises receivables from the distribution of Mediaset Premium cards.

The item Telephone/television operators mainly comprises receivables from the sale of content activities. It includes the receivable due from Sky Italia arising from sub-licensing the television broadcasting rights relating to the Serie A league championship for the seasons 2015-2018.

The item Telephone/television operators - Towers mainly comprises receivables related to the EI Towers Group.

The item Other customers includes receivables relative to Mediaset Premium’s customers.

The overall amount of guarantees received, mainly bank guarantees, for the receivables balances of third parties totals EUR 17.4 million (EUR 20.8 million at 31 December 2017) of which EUR 9.5 million relating to the Mediaset España Group (EUR 15.2 million at 31 December 2016).

In addition, bank guarantees in favour of associates and third party companies have been issued for a total amount of EUR 108.7 million (EUR 109.7 million at 31 December 2017). Of this amount, EUR 104.6 million were issued by the Mediaset España Group (EUR 98.0 million at 31 December 2017).

Regarding the main type of trade payables generated by the advertising business in Italy, in terms of concentration, 19.9% of revenues were made with the top 10 customers.

The changes in the bad debts provision are shown below.

		Provisions		Changes in the
		made during	Employment	consolidation	Balance at
	Balance at 1/1	the period	of the period	area	31/12
2018	94.5	19.8	(26.3)	(9.2)	78.8
2017	100.8	15.5	(22.3)	0.4	94.5

In addition, below is a table showing a detailed analysis of other financial assets, whose maximum credit risk exposure corresponds to the book value.

	2018	2017

Financial receivables	30.7	35.0
Hedging derivatives	7.1	0.6
Derivatives with no hedging purpose	2.3	0.1
Receivables from factor companies	56.8	19.5
Bank and postal deposits	389.7	172.6

Total financial asset	486.7	227.8

15. GOVERNMENT FUNDING

Pursuant to Act No. 124/2017, the grants, subsidies and economic benefits of any kind received from Italian government authorities during the financial year amounted to EUR 13.6 million.

16. SHARE-BASED PAYMENTS

At 31 December 2018, medium/long-term incentive plans allocated for the years 2016, 2017 and 2018 were recognised in the financial statements for the purposes of IFRS 2.

In June 2018, a medium/long-term incentive plan was allocated for the period 2018-2019. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that can be exercised and which, at the reporting date, have not yet been concluded, or those that have vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market. Options and the free allocation rights granted to the employee beneficiaries are linked to the company’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The details of incentive plans with free granting of shares to the beneficiaries can be summarised as follows:

	incentive plan 2015	incentive plan 2016	incentive plan 2017	incentive plan 2018

Grant date	01/07/2015	21/06/2016	27/06/2017	11/09/2018

Vesting Period	from 01/07/2015 to 31/12/2017	from 21/06/2016 to 31/12/2018	from 27/06/2017 to 31/12/2019	from 11/09/2018 to 31/12/2020

Exercise period	from 01/08/2018	from 01/07/2019	from 01/07/2020	from 01/10/2021

Fair Value	4,312 euro	3,771 euro	3,447 euro	2,508 euro

For the medium/long-term incentive plan allocated in 2018, a total of 1,622,110 rights were assigned on Mediaset S.p.A. ordinary shares, whose grant period will commence from 1 October 2021. In 2018, a total of 154,433 rights lapsed due to the termination of employment of the beneficiaries.

Below is a summary of the changes to stock option plans and the medium/long-term incentive plans:

	Incentive plan 2015	Incentive plan 2016	Incentive plan 2017	Incentive plan 2018	Total

Options outstanding at 1/1/2017	816,756	870,544	—	—	1,687,300

Options issued during the year		—	1,304,534	—	1,304,534
Options exercised during the year		—	—	—	—
Options not-exercised during the year		—	—	—	—
Options expired/cancelled during the year	(127,850)	(33,632)	—	—	(161,482)
Options outstanding at 31/12/2017	688,906	836,912	1,304,534	—	2,830,352

Options outstanding at 1/1/2018	688,906	836,912	1,304,534	—	2,830,352

Options issued during the year	—	—	—	1,622,110	1,622,110
Options exercised during the year	(643,244)	—	—	—	(643,244)
Options not-exercised during the year	—	—	—	—	—
Options expired/cancelled during the year	(45,662)	(51,742)	(57,029)	—	(154,433)
Options outstanding at 31/12/2018	—	785,170	1,247,505	1,622,110	3,654,785

The incentive plans are recognised in the financial statements at their fair value:

•      Stock Option Plan 2016: EUR 3.771 per share;

•      Stock Option Plan 2017: EUR 3.447 per share.

•      Stock Option Plan 2018: EUR 2.508 per share.

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

The subsidiary Mediaset España also has medium/long-term incentive plans in place, allocated in 2016, 2017 and 2018.

The plans provide for the allocation of free rights for the granting of Mediaset España shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the continuing employment of the beneficiary at the end of the vesting period. All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market.

The details of the incentive plans can be summarised as follows:

	incentive plan 2016	incentive plan 2017	incentive plan 2017

Grant date	13/4/2016	27/04/2017	18/04/2018

Vesting Period	from 13/04/2016 to 31/12/2018	from 01/01/2017 to 31/12/2019	from 01/01/2018 to 31/12/2020

Exercise period	60 days after the Shareholders’ meeting 2019	60 days after the Shareholders’ meeting 2020	60 days after the Shareholders’ meeting 2021

Fair Value	8.76	11.29	9.24

During the year a total of 114.239 rights to ordinary Mediaset España shares were allocated, for which the 60-day grant period will commence as of the date of the Shareholders’ Meeting called in 2021.

Below is a summary of the changes to medium/long-term incentive plans:

	incentive plan 2016	incentive plan 2017	incentive plan 2018	Total

Options outstanding at 1/1/2017	112,015	—	—	112,015

Options issued during the year	—	92,570	—	92,570
Options exercised during the year	—	—	—	—
Options not-exercised during the year	—	—	—	—
Options expired/cancelled during the year	—	—	—	—
Options outstanding at 31/12/2017	112,015	92,570	—	204,585
				—
Options outstanding at 1/1/2018	112,015	92,570	—	204,585

Options issued during the year	—	—	114,239	114,239
Options exercised during the year	—	—	—	—
Options not-exercised during the year	—	—	—	—
Options expired/cancelled during the year	—	(4,587)	(5,605)	(10,192)
Options outstanding at 31/12/2018	112,015	87,983	108,634	308,632

The incentive plans are recognised in the financial statements at their fair value:

•      Stock Option Plan 2016: EUR 8.76 per share.

•      Stock Option Plan 2017: EUR 11.29 per share.

•      Stock Option Plan 2018: EUR 9.24 per share.

The fair value of the incentive plans is based on the arithmetic mean of the official stock market prices over the 30 days prior to the grant date.

17. RELATED-PARTY TRANSACTIONS

The following summary table shows, for the main income statement and balance sheet groupings, the details of the companies that are the counterparts of these transactions.

The total values of the related-party positions/transactions and their impact on the relative types of financial statement are shown in the specific Balance Sheet and Income Statement schedules drafted in accordance with CONSOB Decision no.15519 of 27 July 2006, which are reported at the beginning of these Financial Statements.

	Revenues	Operating costs	Financial Income / (Charge)	Trade receivables	Trade payables	other receivables/ (payables)
CONTROLLING ENTITY

Fininvest S.p.A.	0.1	4.9	—	0.1	0.0	0.0
AFFILIATED ENTITIES

Alba Servizi Aerotrasporti S.p.A.	0.0	0.2	—	0.3	0.2	—
Arnoldo Mondadori Editore S.p.A.*	7.5	1.3	—	3.4	1.5	0.0
Fininvest Gestione Servizi S.p.A.	0.0	0.0	—	0.0	—	—
Isim S.p.A.	—	—	—	—	—	—
Mediobanca S.p.A.	—	0.0	(1.6)	0.0	—	(99.7)
Mediolanum S.p.A.*	4.9	0.0	—	0.3	—	—
Trefinance S.A.*	—	0.0	—	—	—	—
Other affiliated	0.0	0.6	—	0.0	0.3	—
Total Affiliated	12.5	2.1	(1.6)	4.0	2.1	(99.7)
JOINT CONTROLLED AND ASSOCIATES ENTITIES
Furia de Titanes II A.I.E.	—	—	—	—	—	—
Alea Media	(0.0)	0.5	0.0	—	0.5	2.7
ALMA PRODUCTORA AUDIOVISUAL, S.L.	—	1.6	—	0.0	1.0	—
Auditel S.p.A.	—	7.0	—	—	0.2	—
Aunia Publicidad Interactiva SLU	0.2	0.1	—	0.2	0.1	—
Blasteem S.r.l.	—	0.5	—	—	(0.1)	—
Boing S.p.A.	10.1	35.0	0.1	4.0	21.5	0.9
Bulldog TV Spain, SL	0.0	20.9	—	0.0	1.1	0.4
2i Towers Holding S.p.A. **	0.6	44.2	0.1	22.7	2.2	0.0
En Melodia Producciones SL	—	0.9	0.0	—	—	—
European Broadcaster Excange (EBX) Limited	—	—	—	—	—	—
Fascino Produzione Gestione Teatro S.r.l.	(0.0)	61.4	—	0.2	32.0	(1.1)
La Fabbrica De la Tele SL	0.1	24.4	—	—	4.6	—
Mediamond S.p.A.	96.6	3.3	0.0	50.0	3.0	(4.4)
MegaMedia Televisión SL	0.4	10.3	—	0.1	3.9	0.0
Nessma Lux S.A.**	—	—	0.0	—	—	3.0
Pagoeta Media SL	—	—	—	—	—	—
Produciones Mandarina SL	0.1	3.1	—	0.0	1.7	—
Studio 71 Italia S.r.L.	—	0.2	—	—	0.0	—
SUPERGUIDATV S.r.l.	0.2	0.3	—	—	0.1	—
Supersport Televisión SL	0.5	10.1	—	0.1	1.0	—
Titanus Elios S.p.A.	—	4.7	—	—	0.0	3.7
Tivù S.r.l.	1.9	1.3	—	0.4	0.5	—
Unicorn Content SL	—	1.6	—	0.0	3.2	—
Total Joint controlled and affiliates entities	110.7	231.2	0.2	77.9	76.5	5.1

KEY STRATEGIC MANAGERS (***)	—	10.0	—	—	0.1	(9.0)

PENSION FUND (Mediafonf)	—	—	—	—	—	(0.7)

OTHER RELATED PARTIES****	—	0.2	—	0.0	0.0	(0.1)

TOTAL RELATED PARTIES	123.3	248.4	(1.4)	82.1	78.8	(104.3)

* The figure includes the company and its subsidiaries, associates or jointly controlled companies

** the figure includes the company and the companies it controls

*** the figure includes the directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and companies over which these persons exercise control, joint control or have a considerable influence, or hold a significant share either directly or indirectly, of at least 20% of the voting rights

**** the figure includes relations with consortiums principally engaged in the management of television signal transmission.

The revenues and the related trade receivables to affiliates mainly refer to the sale of television advertising space; the costs and related trade payables mainly refer to purchases of television productions and broadcasting rights and to the fees paid to associates for the sale of advertising space managed through exclusive concessions by Group companies.

The item other receivables/(payables) mainly refers to payables for loans and credit facilities due to affiliate companies, intercompany current accounts and loans given to associates.

Payables for loans and credit facilities due to affiliate companies, amounting to EUR 99.7 million, relate to draw downs of the 8-year revolving facility granted by Mediobanca in November 2016.

For more information as required by IAS 24 on the compensation of key strategic managers, please see the Remuneration Report annexed to the financial statements.

The item Other related parties includes the transactions of the Mediaset Group with several consortia mainly for the management of television signal transmission operations.

During the year, dividends were also collected from affiliates and jointly controlled entities, for a total of EUR 6.5 million.

18. COMMITMENTS

The main commitments of the Mediaset Group can be summarised as follows:

•                 commitments to purchase television and film rights (free and paid) totalling EUR 884.1 million (EUR 954.8 million on 31 December 2017). These future commitments relate mainly to volume deal contracts of the Mediaset Group with some of the leading American TV producers.

•                 commitments related to content and sporting event acquisitions and rental contracts, totalling EUR 24.0 million, of which 22.0 to associates (EUR 180.1 million at 31 December 2017).

•                 commitments for artistic projects, television productions and press agency contracts of approximately EUR 222.9 million (EUR 192.8 million at 31 December 2017), of which EUR 25.4 million due to Related Parties;

•                 commitments for digital broadcasting capacity services of EUR 111.4 million (EUR 184.5 million at 31 December 2017);

•                 commitments to the EITowers Group of approximately EUR 1,051 million relating to the long-term contract for hospitality, support and maintenance services (full service), beginning 1 July 2018 and ending 30 June 2025.

•                 commitments for the purchase of new equipment, multi-year rents and leases, the supply of EDP services and commitments to trade associations for the use of intellectual property rights totalling EUR 161.1 million.

19. SUBSEQUENT EVENTS

For subsequent events, reference should be made to the section entitled Events occurring after 31 December 2018 in the Directors’ Report on Operations.

for the Board of Directors
the Chairman

LIST OF EQUITY INVESTMENTS INCLUDED IN THE GROUP’S

CONSOLIDATED FINANCIAL STATEMENTS

AT 31 DECEMBER 2018

(values in EUR million)

			Share	% held by the
Companies consolidated on a line-by-line basis	Registered Office	Currency	Capital	Group (*)
Mediaset S.p.A.		EUR	614.2	0.00%
Publitalia ‘80 S.p.A.	Milan	EUR	52.0	100.00%
Digitalia ‘08 S.r.l.	Milan	EUR	10.3	100.00%
Publieurope Ltd.	London	GBP	5.0	100.00%
Adtech Ventures S.p.A.	Milan	EUR	0.1	75.82%
R.T.I. S.p.A.	Rome	EUR	500.0	100.00%
Blu Ocean S.r.l. (in liquidazione)	Milan	EUR	0.0	100.00%
Elettronica Industriale S.p.A.	Lissone (MB)	EUR	363.2	100.00%
Medusa Film S.p.A.	Rome	EUR	120.0	100.00%
Monradio S.r.l.	Milan	EUR	3.0	80.00%
Taodue S.r.l.	Rome	EUR	0.1	100.00%
Medset Film S.a.s.	Parigi	EUR	0.1	100.00%
Mediaset Premium S.p.A.	Milan	EUR	141.0	100.00%
Mediaset Investment N.V.	Amsterdam	EUR	0.0	100.00%
Radio Mediaset S.p.A.	Milan	EUR	7.4	100.00%
Radio Studio 105 S.p.A.	Milan	EUR	0.8	100.00%
Radio 105 USA Corp	Miami (Florida)	USD	0.0	100.00%
Radio Aut S.r.l.	Loc.Colle Bensi PG)	EUR	0.0	100.00%
Radio Engineering CO S.r.l.	Milan	EUR	0.1	100.00%
Radio Subasio S.r.l.	Assisi (PG)	EUR	0.3	100.00%
RMC Italia S.p.A.	Milan	EUR	1.1	100.00%
MC Productions S.r.l.	Milan	EUR	0.0	100.00%
Virgin Radio Italy S.p.A.	Milan	EUR	10.1	99.99%
Mediaset España Comunicaciòn S.A.	Madrid	EUR	168.4	51.63%
Advertisement 4 Adventure, SLU	Madrid	EUR	0.0	51.63%
Publiespaña S.A.U	Madrid	EUR	0.6	51.63%
Publimedia Gestion S.A.U.	Madrid	EUR	0.1	51.63%
Netsonic S.L	Barcelona	EUR	0.0	51.63%
Netsonic S.A.C.	Lima	SOL	0.0	51.58%
Grupo Editorial Tele 5 S.A.U.	Madrid	EUR	0.1	51.63%
Telecinco Cinema S.A.U.	Madrid	EUR	0.2	51.63%
Conecta 5 Telecinco S.A.U.	Madrid	EUR	0.1	51.63%
Mediacinco Cartera S.L.	Madrid	EUR	0.1	51.63%
Concursos Multiplataforma S.A.	Madrid	EUR	0.6	51.63%
Produccion y Distribucio de Contenidos
Audiovisuales Mediterraneo SLU (ex	Madrid	EUR	0.3	51.63%

(*) The Group’s stakes have been calculated without taking into account treasury shares hold by subsidiaries

			Share	% held by the
Associates and joint ventures	Registered Office	Currency	Capital	Group (*)
2i Towers Holding S.p.A.	Milan	EUR	0.1	40.00%
Agrupacion de interés Economico
Furia de Titanes II A.I.E.	Santa Cruz de Tenerife	EUR	0.0	17.55%
Alea Media SA	Madrid	EUR	0.1	20.65%
Auditel S.r.l.	Milan	EUR	0.3	26.67%
Aunia Publicitad Interactiva SLU	Madrid	EUR	0.0	25.82%
Blasteem S.r.l.	Turin	EUR	0.0	40.00%
Boing S.p.A.	Milan	EUR	10.0	51.00%
Bulldog TV Spain SL	Madrid	EUR	0.0	15.49%
European Broadcaster Exchange (EBX) Limited	London	GBP	1.5	18.95%
Fascino Produzione Gestione Teatro S.r.l.	Rome	EUR	0.0	50.00%
La Fabrica De La Tele S.L.	Madrid	EUR	0.0	15.49%
Melodia Producciones SL	Madrid	EUR	0.0	20.65%
Mediamond S.p.A.	Milan	EUR	2.4	50.00%
Megamedia Television S.L.	Madrid	EUR	0.1	15.49%
Nessma S.A.	Luxembourg	EUR	11.3	34.12%
Nessma Broadcast S.a.r.l.	Tunis	DINARO	1.0	32.30%
Producciones Mandarina S.L.	Madrid	EUR	0.0	15.49%
Titanus Elios S.p.A.	Rome	EUR	5.0	30.00%
Tivù S.r.l.	Rome	EUR	1.0	48.16%
Studio 71 Italia S.r.l.	Cologno Monzese (MI)	EUR	0.1	49.00%
Superguidatv S.r.l.	Napoli	EUR	1.4	20.24%
Supersport Television S.L.	Madrid	EUR	0.1	15.49%
Unicorn Content SL	Madrid	EUR	0.0	15.49%

			Share	% held by the
Equity investments held as “Available for sale”	Registered Office	Currency	Capital	Group (*)
21 Buttons App SL	Barcelona	EUR	0.0	4.30%
Aranova Freedom S.C.aR.L	Bologna	EUR	0.0	13.33%
Ares Film S.r.l.	Rome	EUR	0.1	5.00%
Audiradio S.r.l. (in liquidazione)	Milan	EUR	0.0	9.50%
Blooming Experience SL	Valencia	EUR	0.0	3.06%
ByHours Travel S.L.	Madrid	EUR	0.0	2.74%
Check Bonus S.r.l.	Milan	EUR	0.8	15.90%
Class CNBC S.p.A.	Milan	EUR	0.6	10.90%
Club Dab Italia Società Consortile per Azioni	Milan	EUR	0.2	10.00%
Deporvillage S.L.	Barcelona	EUR	0.2	13.46%
Hundredrooms S.L.	Palma de Mallorca	EUR	0.6	4.91%
Innovacon y Desarrollo Nuevos	Madrid	EUR	0.0	3.60%
Job Digital Networks SL	Barcelona	EUR	0.0	12.19%
Kirch Media GmbH & Co.
Kommanditgesellschaft auf Aktien	Unterföhring (Germania)	EUR	55.3	2.28%
Midnight Call S.r.l.	Reggio Emila	EUR	0.0	9.35%
Playspace SL	Palma di Maiorca	EUR	0.0	4.69%
Radio e Reti S.r.l.	Milan	EUR	1.0	10.00%
Romaintv S.p.A. (in liquidazione)	Rome	EUR	0.8	13.64%
ProSiebenSat.I Digital Content GP Ltd	London	GBP	0.0	5.62%
ProSiebenSat.I Digital Content LP	London	GBP	0.0	5.62%
Spotted GmbH	Mannheim (Germania)	EUR	0.1	16.67%
Springlane Gmbh	Dusseldorf	EUR	0.1	8.09%
StyleRemains GmbH	Hamburg	EUR	0.0	5.65%
Tavolo Editori Radio S.r.l.	Milan	EUR	0.0	16.04%
Westwing Group Gmbh (già Jade 1290 Gmbh)	Munich	EUR	0.1	1.93%

(*) The Group’s stakes have been calculated without taking into account treasury shares hold by subsidiaries

Consolidated Annual Report 2018

MEDIASET

MEDIASET GROUP

Attestation of the Consolidated Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

•                  to the adequacy relative to the characteristics of the Group and

•                  the effective application

of the administrative and accounting procedures for building up the Consolidated Financial Statements, during the financial year 2018.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Consolidated Financial Statements at 31st December 2018 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Consolidated Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             Reflect the balances in the books and the accounting postings;

c)              Are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer and of the group of companies included within the consolidation;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer and of the group of companies included within the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

12th March 2019

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

Consolidated Annual Report 2018

Indipendent Auditors' Report

MEDIASET

MEDIASET GROUP

Deloitte & Touche S.p A.
Via Tortona, 25
20144 Milano
Italia

Tel:+39 02 83322111
Fax. +39 02 83322112
www.deloitte.it

INDEPENDENT AUDITOR’S REPORT

PURSUANT TO ARTICLE 14 OF LEGISLATIVE DECREE No. 39 OF JANUARY 27, 2010

AND ARTICLE 10 OF THE EU REGULATION 537/2014

To the Shareholders of

Mediaset S.p.A.

REPORT ON THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

Opinion

We have audited the consolidated financial statements of Mediaset S.p.A. and its subsidiaries (the “Group” or the “Mediaset Group”), which comprise the consolidated statement of financial position as at December 31, 2018, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of changes in shareholders’ equity for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at December 31, 2018, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISA Italia). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of Mediaset S.p.A. (the “Company”) in accordance with the ethical requirements applicable under Italian law to the audit of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Parma Roma Torino Treviso Udine Verona

Sede Legale: Via Tortona, 25 - 20144 Milano | Capitale Sociale: Euro 10.328.220,00 i.v.

Codice Fiscale/Registro delle Imprese di Milano Monza Brianza Lodi n. 03049560166 - R.E.A. n. MI-1720239 | Partita IVA: IT 03049560166

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© Deloitte &Touche S.p.A.

Revenue Recognition - Television Advertising Revenues

Description of the key audit matter

The Group’s 2018 consolidated income statement includes Television Advertising Revenues amounting to Euro 2.587,6 million. As reported in the explanatory notes, Television Advertising Revenues are recognized at the time of the appearance of the advertisement or of the advertising spot. As reported by the Directors, such accounting treatment has not been modified by the introduction of IFRS 15 starting from January 1, 2018.

We concluded that this area constitutes a key audit matter for the Mediaset Group financial statements at December 31, 2018 considering the significance of the amount, the high number and variety of contractual conditions applied to the customers and the complexity of IT Systems related to the billing and advertising tracking processes.

Note 12.1 “Revenues from sales of goods and services” includes the Group’s revenues disclosure, while the related accounting policies are included in the “Revenue recognition” paragraph included in Note 3 “Summary of the accounting standards and measurement criteria”.

Audit procedures performed	In order to evaluate the correct recognition of Television Advertising Revenues, the main procedures we performed are:

• Obtaining a sufficient understanding of the relevant controls adopted by Mediaset Group on television advertising revenues recognition;

• Verification of the operating effectiveness of relevant controls related to the billing and advertising tracking process, also with the assistance of our internal IT specialists;

•                  Reconciliation of total advertising spots broadcasted during 2018, extracted from the advertising tracking IT system, with the total revenues accounted and billed/to be billed to customers in order to verify recognition in the correct reporting period;

• Test of details, on a sample basis, of sales transactions by verifying supporting documentation (for example, agreements, orders, invoices and collections, if occurred);

• Trend analysis on the main components (volume and discounts) for television advertising revenues accounted for in 2018 and in the first two months of 2019;

• Assessment of compliance of the revenue recognition disclosure compared to the accounting standards requirements.

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Impairment Test

Description of the key audit matter

The Mediaset Group’s Consolidated Financial Statements include goodwill amounting to Euro 794,1 million and other intangible assets with indefinite useful life amounting to Euro 85,2 million. These assets, in accordance with IAS 36, are not systematically depreciated but are subject to an Impairment Test at least annually. The Impairment Test is performed by comparing the cash generating unit’s (“CGU”) recoverable amount, determined according to either the Value in Use or Fair Value methodology, and its carrying amount, inclusive of goodwill and other assets allocated to the CGU tested.

In particular, the Value in Use method, has been used for the Free TV Italia, Radio and Pay TV CGUs, while the Fair Value method has been used for the Mediaset España CGU.

The Impairment Test on the Free TV Italia, Radio and Pay TV CGUs, carried out by management determining their Value in Use, is based on assumptions that include, among others, the cash flows derived from the five-year plans (2019-2023) drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on February 19, 2019, the determination of an appropriate discount rate (WACC) and an estimate of the long-term growth (g-rate) for the cash flows beyond the explicit period. The determination of the recoverable value is also based on assumptions influenced by future expectations and external variables including the evolution of the industry markets. With reference to the Impairment Test carried out through the Fair Value method on the Mediaset España CGU (listed subsidiary), management considered the market capitalization value at the reporting date.

As a result of the Impairment Tests performed, management confirmed the recoverability of the carrying amounts related to Mediaset España and Free TV Italia CGUs while recording an impairment loss on the entire value of goodwill allocated to the Radio CGU (Euro 7,2 million) and write-downs in addition to provisions, totaling Euro 162,7 million, on the Pay TV CGU related to pay/SvoD cinema and series rights and to the connected existing commitments for future investments.

In particular, with reference to the valuations performed by management for the Pay TV CGU, in light of Mediaset’s strategic decisions on such business, the abovementioned pay/SvoD cinema and series rights (representing the entire Pay Library and amounting to Euro 235 million), have also been evaluated by taking into account the constraints to their use in determining an impairment loss on such assets of Euro 128,3 million, and the accrual, in accordance with IAS 37, of a provision of Euro 34,4 million in relation to the existing commitments for future investments. The assessments performed by Management in relation to the Pay TV CGU have also been supported by a Fairness Opinion released by an independent expert confirming the reasonableness and adequacy of the methodology adopted.

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Given the significance of the goodwill and of the other assets allocated to the CGUs, the subjectivity and uncertainty inherent in the estimates of expected cash flows and of the key variables of the impairment model used in the estimation of the Value in Use and of the Fair Value, we considered the Impairment Test a key audit matter of the Mediaset Group’s Consolidated Financial Statements.

Note 7.4 “Assessment of recoverability of goodwill and other intangible assets (Impairment testing)” includes the disclosure on the Impairment Test, including a “sensitivity analysis,” which illustrates the effects from changes in the key variables used in the Impairment Test.

Audit procedures performed

In order to assess the recoverability of the assets subject to the Impairment Test, we have preliminarily analyzed the process used by Management to determine the recoverable value of the various CGUs, analyzing the methods and assumptions used for the development of the Impairment Test and, after having understood the relevant controls in place on the impairment process, we have carried out, with the support of our valuation specialists, the following procedures:

• Assessment of compliance of the methodology adopted by Management for the Impairment Test with the applicable accounting standards;

•                  Analysis of the reasonableness of the main assumptions used to develop the cash flow forecasts related to Free TV Italia, Radio and Pay TV CGUs, also through a sector data analysis (reports on the Italian advertising market) as well as through the attainment of supporting information from Management;

• Analysis of the budget versus actual results in order to assess the nature of the deviations and the reliability of the planning process;

• Evaluation of the reasonableness of the discount rate (WACC) and long-term growth (g-rate);

• Verification of the mathematical accuracy of the model used to determine the Value in Use of the different CGUs;

• Attainment and analysis of the Fairness Opinion drawn up by the independent expert with reference to the Pay TV CGU;

• Analysis of the accuracy of the methodology adopted in order to determine the Fair Value for the Mediaset España CGU;

• Verification of the correct determination of the carrying amount of the CGUs;

• Verification of the sensitivity analysis prepared by the Management;

• Assessment of the adequacy of the disclosure reported in the notes to the consolidated financial statements according to applicable accounting standards.

4

Valuation of Deferred Tax Assets

Descrixption of the key audit matter

The Mediaset Group consolidated financial statements present deferred tax assets amounting to Euro 520,1 million, of which, approximately Euro 380,3 million are recorded in the Italian tax consolidation perimeter to which some Group entities adhere. Deferred Tax Assets relate for Euro 228,2 million to the entire amount of tax losses carried forward (IRES) generated in the Italian tax consolidation perimeter.

As reported by the Directors in the explanatory notes, the Group recognizes deferred tax assets by having verified the recoverability of the amounts considering the estimation of the future taxable income on the basis of the five-year plans (2019-2023) for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods.

Given the existence of tax losses generated in recent years, the subjectivity and uncertainty inherent in the estimates of future taxable income, with particular reference to those beyond the explicit period covered by the multi-year plans, we considered the valuation of deferred tax assets as a key audit matter of the consolidated financial statements of the Mediaset Group.

Note 7.8 “Deferred Tax Assets and Liabilities” includes the disclosure on the Group’s deferred tax assets

Audit procedures performed

In order to assess the recoverability of the Deferred Tax Assets, we have preliminarily examined the methods used by Management to verify the recoverability of such assets. We have, among others, performed the following procedures:

•                  Analysis of the reasonableness of the main assumptions used for the development of the taxable income forecasted, with particular reference to the forecasts included in the Italian tax consolidation perimeter, verification of the adequacy of these expectations with the multi-year plans prepared by the Directors for the explicit periods and verification of the consistency with the trends forecasted by the plan and with other information available from the Directors for the subsequent periods;

• Analysis of the correctness of the tax rates applied, of the existing temporary differences and of the mathematical calculation of the deferred tax assets;

• Verification of the adequacy of the disclosure reported by the Directors with the IFRS accounting principles requirements.

5

Accounting and Valuation of EI Towers Operation

Description of the key audit matter

On July 16, 2018, Mediaset Group signed a partnership agreement with the infrastructure fund F2i SGR in relation to the investment in EI Towers S.p.A. (at that date, controlled by the Group at 40,001% and Listed at Italian Market Stock Exchange).

The partnership agreement resulted in Mediaset S.p.A. taking an associate interest of 40% in 2iTowers Holding S.p.A., an indirect subsidiary of F2i SGR that, at the same date, launched a voluntary take-over bid through an SPV (2i Towers S.p.A.) on the entire share capital of EI Towers S.p.A.

The take-over bid process has been completed with the payment of the considerations on October 12, 2018, while on October 19, 2018, EI Towers S.p.A shares were delisted. As a consequence of the described operation, Mediaset Group lost the control over EI Towers S.p.A., leading to the recognition of a net capital gain of Euro 498,2 million calculated as the difference between the consideration received (Euro 644,4 million) and the carrying amount of the net assets.

The economic effects of this operation, together with the net result of the EI Towers Group (belonging to EI Towers S.p.A.) for the period prior to the loss of control, are recorded in the section of the consolidated income statement “Net profit from discontinued operations”, while the associate investment corresponding to 40% of the shares of 2i Towers Holding S.p.A. totaling Euro 465,3 million has been recognized into the caption “Investments in associates and joint ventures”.

Considering the complexity of the operation (“EI Towers Operation”) and the significance of the amounts involved, we considered this operation a key audit matter of the consolidated financial statements of the Mediaset Group.

Notes 4 “Key information relating to the scope of consolidation”, 7.6 “Investments in associates and joint ventures” and 12.11 “Net profit from discontinued operations”, report the information relating to the EI Towers Operation, including the related effects on the financial statements, as well as the Management’s conclusions about the associate investment in 2i Towers Holding S.p.A. valuation.

Audit procedures performed	In performing our activities we, among others, carried out the following procedures:

• Obtaining a sufficient understanding of the EI Towers Operation through, among other procedures, meetings with the Management;

• Obtaining and analyzing the related documentation (shareholders agreements, take-over bid document, bank receipts, Fairness Opinions);

• Verification of the correctness of the effects on the financial statements of EI Towers Operation;

• Verification of absence of impairment indicators on the associate investment in 2i Towers Holding S.p.A.;

• Verification of the adequacy of the disclosure reported by the Directors with respect to IFRS accounting principles requirements.

6

Responsibilities of the Directors and the Board of Statutory Auditors for the Consolidated Financial Statements

The Directors are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05, and, within the terms established by law, for such internal control as the Directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they have identified the existence of the conditions for the liquidation of the Company or the termination of the business or have no realistic alternatives to such choices.

The Board of Statutory Auditors is responsible for overseeing, within the terms established by law, the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISA Italia) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with International Standards on Auditing (ISA Italia), we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•             Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•             Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•             Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Directors.

•             Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

7

•             Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•             Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance, identified at an appropriate level as required by ISA Italia, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence applicable in Italy, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report.

Other information communicated pursuant to art. 10 of the EU Regulation 537/2014

The Shareholders’ Meeting of Mediaset S.p.A. has appointed us on June 28, 2017 as auditors of the Group for the years from January 1, 2017 to December 31, 2025.

We declare that we have not provided prohibited non-audit services referred to in art. 5 (1) of EU Regulation 537/2014 and that we have remained independent of the Company in conducting the audit.

We confirm that the opinion on the financial statements expressed in this report is consistent with the additional report to the Board of Statutory Auditors, in its role of Audit Committee, referred to in art. 11 of the said Regulation.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Opinion pursuant to art. 14 paragraph 2 (e) of Legislative Decree 39/10 and art. 123-bis, paragraph 4, of Legislative Decree 58/98

The Directors of Mediaset S.p.A. are responsible for the preparation of the report on operations and the report on corporate governance and the ownership structure of Mediaset Group as at December 31, 2018, including their consistency with the related consolidated financial statements and their compliance with the law.

We have carried out the procedures set forth in the Auditing Standard (SA Italia) n. 720B in order to express an opinion on the consistency of the report on operations and some specific information contained in the report on corporate governance and the ownership structure set forth in art. 123-bis, n. 4 of Legislative Decree 58/98, with the consolidated financial statements of Mediaset Group as at December 31, 2018 and on their compliance with the law, as well as to make a statement about any material misstatement.

In our opinion, the above-mentioned report on operations and some specific information contained in the report on corporate governance and the ownership structure are consistent with the consolidated financial statements of Mediaset Group as at December 31, 2018 and are prepared in accordance with the law.

8

With reference to the statement referred to in art. 14, paragraph 2 (e), of Legislative Decree 39/10, made on the basis of the knowledge and understanding of the Group and of the related context acquired during the audit, we have nothing to report.

Statement pursuant to art. 4 of the Consob Regulation for the implementation of Legislative Decree 30 December 2016, no. 254

The Directors of Mediaset S.p.A. are responsible for the preparation of the non-financial statement pursuant to Legislative Decree 30 December 2016, no. 254.

We verified the approval by the Directors of the non-financial statement.

Pursuant to art. 3, paragraph 10 of Legislative Decree 30 December 2016, no. 254, this statement is subject of a separate attestation issued by us.

DELOITTE & TOUCHE S.p.A.

Signed by

Patrizia Arienti

Partner

Milan, Italy

March 27, 2019

This report has been translated into the English language solely for the convenience of international readers.

9

SUMMARY

Financial Statements and Explanatory Notes	1

Statement of Financial Position	2

Statement of Income	4

Statement of Comprehensive Income	5

Statement of Cash Flows	6

Statement of Changes in Shareholders’ Equity	7

Statement of Financial Position in accordance with Consob Resolution no. 15519 of 27 July 2006	8

Income Statement in accordance with Consob Resolution no. 15519 of 27 July 2006	10

General information	12

Adoption of international accounting standards	12

Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria	12

Other information	26

Notes on main asset items	34

Notes on main shareholders’ equity and liability items	46

Notes on main items in the income statement	63

Investment commitments and guarantees	75

Disclosures on financial instruments and risk management policies	76

Events after 31 December 2018	88

Draft Resolution	89

Attachments	90

Report of the Statutory Auditors and the External Auditors	95

Certification on the Annual Financial Statements pursuant art. 154-bis of Legislative Decree 58/98	119

Summary Tables of main economic and financial data of Companies Included in the Consolidation Area	123

Extract from the Resolutions adopted by the Shareholders’ Meeting	135

Compensation Report

Report on Corporate Governance and the Company’s Ownership Structure